Form 10-K405, Exhibit 13
period 1995-12-31
FRONTIER CORP /NY/
filed 1996-03-27
CIK 84567

                                                                    Exhibit 13.1

Management's Discussion of Results of Operations and Analysis of Financial Condition

THE INFORMATION PRESENTED IN THIS MANAGEMENT'S DISCUSSION OF RESULTS OF OPERATIONS AND ANALYSIS OF FINANCIAL CONDITION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND ACCOMPANYING NOTES OF FRONTIER CORPORATION ("THE COMPANY" OR "FRONTIER") FOR THE THREE YEARS ENDED DECEMBER 31, 1995. ALL HISTORICAL FINANCIAL DATA PRESENTED HAVE BEEN RESTATED FOR 1995 POOLING OF INTERESTS TRANSACTIONS.

Major Events

The Company merged with ALC Communications Corporation (ALC) on August 16, 1995. ALC provided national long distance telecommunications services primarily to commercial users. Its revenues in 1994 exceeded $567 million. The merger with ALC gives the combined Company a nationwide presence in terms of size, strength and opportunities. Under the terms of the merger agreement, the Company exchanged two shares of its common stock for each of ALC's common shares. The Company issued 69.2 million shares to effect the merger. The merger was accounted for using the pooling of interests method of accounting.

The Company completed several other acquisitions during 1995:

 . On March 1, 1995, prior to the merger with Frontier, ALC acquired ConferTech
  International, Inc. (ConferTech), a telecommunications company specializing in teleconferencing services and audio bridge equipment. ALC paid approximately $66 million in cash for ConferTech.

 . On March 17, 1995, the Company acquired American Sharecom, Inc. (ASI), a long distance company headquartered in Minneapolis, Minnesota. ASI had been one of the largest privately owned long distance companies in the country. ASI's sales operations are concentrated in the Midwest, Northwest and California. The Company acquired all of the outstanding shares of ASI in exchange for approximately 8.7 million shares of Frontier common stock. The transaction has been accounted for as a pooling of interests.

 . On March 29, 1995, the Company acquired Minnesota Southern Cellular Telephone
  Company (MSCTC). A total of 867,000 shares of Frontier common stock were reissued from treasury in exchange for all of the shares of MSCTC. The treasury shares were acquired from the sale of Ontonagon County Telephone Company and open market purchases. MSCTC is the non-wireline provider of cellular service in Minnesota Rural Service Area #10 and serves a population of 227,000 in an area south of Minneapolis.

 . On May 18, 1995, the Company purchased WCT Communications, Inc. for approximately $80 million in cash. WCT is a facilities-based long distance carrier providing service in 45 states primarily to carrier customers.

 . On July 11, 1995, the Company completed its purchase of Enhanced
  TeleManagement, Inc. (ETI), a privately-held telecommunications company specializing in the integration and resale of local, long distance, and ancillary telephone services to small and medium-sized business customers. ETI provides service in the Midwest and Northwest states. Frontier paid approximately $29 million in cash for ETI.

 . On August 8, 1995, Frontier acquired Schneider Communications, Inc. (SCI) and
  SCI's 80.8% interest in LinkUSA Corporation (LinkUSA) for $130 million in cash. SCI provides telecommunications services in the Midwest. LinkUSA develops software applications for telecommunications firms. On February 2, 1996, the Company acquired the remaining 19.2% interest in LinkUSA for $2.3 million.

 . On November 22, 1995, the Company completed its acquisition of Link-VTC, Inc.
  (Link-VTC), a Boulder, Colorado based telecommunications company specializing in videoconferencing services. The Company will pay a total cash purchase price in the range of approximately $12.4 million to $17.9 million, depending on the 1996 financial performance of Link-VTC.

  Revenues from the date of purchase for purchase acquisitions totaled $182 million in 1995. The Company expects to expand selectively through domestic and international acquisitions in the future. See Notes 2 and 3 to the Consolidated Financial Statements for additional information on all acquisitions.

Consolidated Results of Operations

Revenues were $2.1 billion in 1995, a $476.1 million, or 28.6%, increase over 1994. Revenues in 1994 increased $230.1 million or 16.0% over 1993. Increases in both years were led by Frontier's long distance communications services segment, which has reported higher sales through both internal growth and acquisitions. Costs and expenses were $1.9 billion, $1.3 billion, and $1.2 billion in 1995, 1994 and 1993, respectively. This resulted in operating margins of 18.6%, 19.5 % and 17.7% during 1995, 1994 and 1993, respectively, normalized for certain one time events. The reduction in 1995 operating margin results from the shift of the Company to a primarily long distance provider. The operating margin percent increase in 1994 over 1993 was driven by long distance revenue increases from billable minutes and improved operating efficiencies in the Local Communications Services segment. The Company has targeted operating synergies from the restructuring of the long distance operations, a process started in 1995, of $40 million in 1996 and $50 million per year thereafter.

Earnings per share were $.13, $1.12 and $.78 for the years ended 1995, 1994, and 1993, respectively. Excluding the impact of the nonrecurring adjustments discussed below, net income amounted to $218.7 million, $180.1 million and $127.5 million in 1995, 1994 and 1993 respectively. Earnings per share, excluding these adjustments, were $1.35, $1.12 and $.82 for the three years, increases of 20.5% and 36.6%, respectively.

Nonrecurring Adjustments

The consolidated results for the years 1993 through 1995 include a number of nonrecurring adjustments as summarized in the chart below and succeeding narrative.

------------------------------------------------------------------------
(All dollars, except per share
amounts, are in thousands)        1995           1994            1993
------------------------------------------------------------------------
Earnings available for common   $  20,892       $178,870        $119,514
------------------------------------------------------------------------
Adjustments, net of taxes:
Acquisition related and other      78,764              -           2,145
Gain on sale of assets             (4,826)        (7,109)         (3,293)
Early debt retirement               9,060              -           7,490
Regulatory accounting change      112,148              -               -
New accounting standards            1,477          7,197               -
------------------------------------------------------------------------
    Total adjustments             196,623             88           6,342
------------------------------------------------------------------------
Normalized earnings              $217,515       $178,958        $125,856
========================================================================
Earnings per share               $    .13       $   1.12        $    .78
------------------------------------------------------------------------
Adjustments:
Acquisition related and other         .49              -             .01
Gain on sale of assets               (.03)          (.04)           (.02)
Early debt retirement                 .06              -             .05
Regulatory accounting change          .69              -               -
New accounting standards              .01            .04               -
------------------------------------------------------------------------
    Total adjustments                1.22              -             .04
------------------------------------------------------------------------
Earnings per share,
   after adjustments             $   1.35       $   1.12        $    .82
========================================================================

1. Acquisition Related and Other

During 1995, in conjunction with the ALC merger and other acquisitions, the Company recorded an acquisition related charge of $78.8 million, net of an income tax benefit of $35.4 million. The acquisition related charge is associated with the integration of the Company's recent acquisitions as well as the ALC merger related transaction costs. The acquisition related charge consists of an asset writedown of $71.5 million, transaction costs of $19.0 million, severance costs of $11.8 million and other acquisition related items of $11.9 million. The remaining liability at December 31, 1995 was $83.1 million. The Company believes that this balance is adequate for the completion of these activities during 1996. See Note 4 to the Consolidated Financial Statements for further detail.

  During 1993, as part of the Rochester, New York operating company's Settlement Agreement with the New York State Public Service Commission, the Company agreed to write off one-half of the costs ($3.3 million, $2.1 million after tax) previously deferred as part of a project to redesign customer account records, order flow and customer billing records.

2. Gain on Sale of Assets

Gain on sale of assets includes the sale of Ontonagon County Telephone
Company during 1995 ($4.8 million non-taxable gain), Minot Telephone Company during 1994 ($11.3 million pre-tax gain, $7.1 million after taxes) and the sales of S&A Telephone Company and a substantial portion of an investment in a Canadian long distance company during 1993 ($4.4 million pre-tax gain, $3.2 million after taxes).

3. Early Debt Retirement

In 1995, the Company acquired, through a tender offer, $76.8 million of ALC's 9% Senior Subordinated Notes for $83.5 million plus accrued interest. The early retirement resulted in an extraordinary loss of $5.8 million, net of applicable income taxes of $3.7 million, including other costs of $2.8 million. In 1995, the Company also retired early its outstanding 9% debentures scheduled to mature in 2020. The Company recorded an extraordinary loss of $3.2 million, net of applicable income taxes of $1.7 million.

  In 1993, ALC retired early $72.4 million of its 11-7/8% Senior Subordinated Notes. The early retirement resulted in an extraordinary loss of $7.5 million, net of applicable income taxes of $4.0 million.

4. Regulatory Accounting Change

As a result of changes in regulation and increasing competition in the telecommunications industry, the Company discontinued the use of regulatory accounting, Statement of Financial Accounting Standards No. 71 (FAS 71), "Accounting for the Effects of Certain Types of Regulation" as of September 30, 1995 for its local communications companies. This non-cash, extraordinary write-off totaled $112.1 million, net of applicable income taxes of $68.4 million. The write-off was primarily related to the reduction in the recorded values of long lived telephone plant assets. Subsequent to September 30, 1995, the Company began using asset lives that are based on market forces and technological changes and not on regulatory requirements to depreciate its telephone plant assets. The impact of discontinuing FAS 71 will not be significant to the results of operations in the future. See Note 5 to the Consolidated Financial Statements for further detail.

5. New Accounting Standards

Frontier adopted FAS 116, "Accounting for Contributions Received and Made" effective September 30, 1995. FAS 116 requires that the Company reflect in current expenses an accrual for the cost of multi-year charitable contributions. The cumulative effect of adopting FAS 116 was a charge of $1.5 million, net of applicable income taxes of $0.8 million.

  As of January 1, 1994, the Company adopted FAS 112, "Employers' Accounting for Postemployment Benefits," related to the accounting for certain employee benefits costs. The cumulative effect of adopting FAS 112 was an after-tax charge of $7.2 million, net of applicable income taxes of $3.9 million.

Open Market Plan

At its public meeting on October 13, 1994, the New York State Public
Service Commission (PSC) unanimously approved the Rochester, New York subsidiary operation's (Rochester Telephone) Open Market Plan and Corporate Restructuring (Open Market Plan). Rochester Telephone generated 20.3% of the Company's 1995 normalized operating income. The PSC subsequently issued a written Order in November 1994. The Open Market Plan was approved by shareowners in December 1994 and became operational on January 1, 1995. During the seven year period of the Open Market Plan Agreement, rate reductions of $21 million, $11.5 million of which occurred in 1995, will be implemented for Rochester area consumers and rates charged for basic residential and business telephone service may not be increased. Under the Open Market Plan Agreement, Rochester Telephone is no longer subject to rate of return regulation and thus the company is able to retain any expense savings as well as additional revenue generated from the sale of new products and services.

  The Open Market Plan promotes telecommunications competition in the Rochester, New York market by providing for (1) interconnection of competing local networks including reciprocal compensation for terminating traffic, (2) equal access to network databases, (3) access to local telephone numbers and (4) service provider telephone number portability. The inherent risk associated with opening the Rochester market to competition is that some customers are able to purchase services from competitors, which reduces the number of retail customers and potentially causes a decrease in the revenues and profitability for Rochester Telephone. However, results in 1995 indicate that a stimulation of demand in the use of the network and new product revenue can offset the losses from customer migration. Increased competition may also lead to additional price decreases for services, adversely impacting Rochester Telephone's margins. However, the Open Market Plan does not require Rochester Telephone to rebate any additional earnings achieved through operating efficiencies that previously would have been shared with customers.

  AT&T Communications of New York filed a complaint with the PSC for reconsideration of the Open Market Plan on October 3, 1995. A petition by AT&T to the same effect was dismissed earlier in 1995 as premature. The current complaint seeks numerous changes in light of AT&T's experience, including change in the minutes of use surcharge and a number of operational and support activities. Some of these issues also are being considered in other states in other unrelated local competition proceedings. The PSC has directed that the companies seek to resolve this complaint through negotiation before the PSC would act. Such discussions are continuing and the Company cannot predict the outcome of this matter.

  Although Rochester Telephone is a wholly-owned subsidiary of Frontier Corporation, the Company's ability to control the management and operations of Rochester Telephone is somewhat restricted by various provisions of the Open Market Plan. The Company has made certain commitments under the Open Market Plan that impact the operations of Rochester Telephone. These include certain financial covenants that are intended to insure that Rochester Telephone will continue to possess the financial strength to provide quality service, including covenants relating to dividends that may be paid to the parent company and the level of debt that may be maintained at the subsidiary company. Rochester Telephone is in compliance with all of the covenants as of December 31, 1995.

Strategic Developments

During 1995, Frontier began the transformation from a provider of local and long distance service in specific parts of the country to becoming a nationwide provider of integrated communications services. The Company's goal is to continue to develop its product and customer base and build larger customer clusters in target segments and geographic markets, with the objective of becoming a telecommunications company that operates across line-of-business boundaries. The Company will continue to look for partners to supplement and complement skills not available internally.

  The Company believes that the Federal telecommunications legislative reform approved by Congress on February 1, 1996 and subsequently signed by President Clinton, is favorable and will provide Frontier with additional competitive opportunities. It will allow the Company to more easily enter previously restricted markets and to provide integrated services to customers. The Company is one of few telecommunications companies today that can jointly market and sell local, long distance and wireless services as one company and one brand. The Company's success will be measured by its ability to outperform the competition, not by whether legislative rules are changed to reflect market forces. The Company believes that its experience in providing integrated services and the Open Market Plan competition it faced in 1995 are an advantage. The Company anticipates that the government, specifically the United States Department of Justice, will continue to play a meaningful role in any decision to approve or disapprove entry by the Regional Bell Operating Companies into the long distance market, including their compliance with provisions that mandate local service resale opportunities for competitors.

  With expanded competition, Frontier is exposed to an increased level of business risks. Frontier has formidable competitors of greater size and expects more entrants into the long distance business and its local markets. The Company also has larger customers than it had as a predominantly local exchange company, the loss of which could significantly reduce revenue, at least on a temporary basis. The Company believes that its strategies outlined above will mitigate the risks and uncertainties it faces.

Results of Operations

Frontier redefined its business segments in the beginning of 1995 to better distinguish its primary lines of business. The Company is now reporting its operating results in four segments: Long Distance Communications Services, Local Communications Services, Wireless Communications Services, and Corporate

Operations and Other. This classification replaces the previous manner of reporting which reflected only two groups, Telephone Operations and Telecommunications Services.

  Each of Frontier's segment results are reviewed below.

Long Distance Communications Services

Long Distance Communications Services is the Company's largest segment in terms of size and growth. It accounted for over 72% of the Company's 1995 fourth quarter revenue versus 27% in 1992 as reported. The Company expects to complete the integration of its long distance business with ALC and the other acquisitions during 1996. See Note 2 and Note 3 to the Consolidated Financial Statements for further details on the merger and other acquisitions. This restructuring process will minimize redundant facilities and staffing. These redundancies had a negative impact on the Company's gross margin during 1995.

  Revenues were $1.5 billion, $1.0 billion, and $.8 billion in 1995, 1994 and 1993, respectively, representing a 46.5% increase in 1995 and a 27.9% increase in 1994. Excluding the impact of 1995 purchase acquisitions, revenues grew 28.7% in 1995. In 1995, the Company introduced a unified product set to all of its customers called Clear Value, offering options for service that would ultimately include long distance, local and cellular services in all markets. Clear Value did not have a significant impact on 1995 revenues. It is expected to be the product set that is marketed across the Frontier organization in 1996.

  Carrier revenue growth was positively impacted by a major carrier customer whose revenue has increased substantially for the year and represents 14.2% of long distance revenues for 1995. It is the Company's understanding that this customer may be installing long distance switching capacity which, as completed, could result in a portion of this traffic gradually moving to the customer's network. However, the customer has entered into a three year agreement with the Company effective April 1, 1995 and amended October 27, 1995. The Company will retain significant traffic volumes and has obtained provisions under the agreement regarding exclusivity and minimums that it views as favorable.

  Minutes of use continue to grow as the Company expands its customer base. Minutes of use for 1995 exceeded 10.1 billion, representing a 114.9% increase since 1993. Revenue per minute, a common industry measure, has decreased 12.8% during the three years reported. The decrease in revenue per minute is due to an increasing percent of carrier traffic and price decreases that the Company believes are occurring across the industry as a result of increased competition. Although carrier revenue is at a lower rate than business and residential, the increased traffic has a positive impact on operating income due to lower selling, general and administrative expenses.

  Costs and expenses for the long distance operation were $1.3 billion, $.9 billion and $.7 billion in 1995, 1994 and 1993 respectively, excluding nonrecurring charges. This increase is primarily the result of increased traffic volumes due to internal growth and purchase acquisitions. Operating costs excluding purchase acquisitions increased by 27.7% in 1995 and 24.0% in 1994. Cost of access as a percentage of revenues was 58% in 1995 and 56% in 1994 and 1993. The 1995 cost of access percentage was higher than prior years primarily due to the acquisitions, which resulted in instances of redundant network and higher carrier traffic levels, which produces a lower revenue per minute rate than business and consumer segment traffic. The Company's network integration and reconfiguration is expected to be completed during 1996 and will result in network cost reductions. Other costs, which consist primarily of selling, marketing, customer service, administrative costs and depreciation and amortization decreased to 27.3% of revenues in 1995. This represents a 2.2% decrease from 1994 and a 9.1% decrease from 1993. These reductions as a percentage of revenues are due to increases in revenues without corresponding cost increases, partially offset by increased depreciation and amortization. Depreciation and amortization increased by $21.8 million over the prior year due to increased goodwill amortization of $10.8 million caused by the 1995 purchase acquisitions. The Company expects further decreases in other costs, mostly administrative, as integration efforts are realized in 1996.

  Operating income, excluding nonrecurring charges, rose 30.6% and 53.4% over 1994 and 1993, respectively. Operating margin as a percent of revenue decreased from 15.9% in the prior year to 14.2% in 1995. The reduction in 1995 operating margin percent was caused by: (1) the assimilation of the Company's long distance acquisitions, (2) an increased percent of lower margin carrier traffic and (3) aggressive product pricing designed to maximize operating income. As the network integration is completed, the Company expects that greater efficiencies will lead to improved operating margin. However, this cannot be assured given competitive conditions.

Local Communications Services

Local Communications Services is comprised of Frontier's local telephone operations in Rochester, New York and the regional operations, which are made up of 33 telephone subsidiaries in 13 states. In addition, the local service revenues and associated expenses generated from the efforts of Frontier Communications of Rochester, the newly formed competitive telecommunications company that provides an array of services on a retail basis in the Rochester marketplace, are included with the Rochester, New York segment.

  In addition to providing strong cash flow and overall financial returns, the local communications companies have been successful in marketing and selling integrated services to their customers.

  Revenues for 1995 were $621.7 million, an increase of $12.0 million or 2.0%. Revenues for 1994 increased 2.7% over the prior year. Excluding the sales of Ontonagon County Telephone Company in March 1995, and Minot Telephone Company in

May 1994, revenues increased 3.5% in 1995 and 4.1% in 1994. These revenues were driven by a 7.3% increase in access lines from 1993 to 1995, a 13.5% increase in minutes of use during the same period, and ongoing sales of enhanced features and services, offset by continued decreases in long distance access prices charged. In 1995, revenues in the Rochester market increased 3.1% over the prior year. Access line growth was 4.5% in 1995, more than double the 1994 growth rate of 1.9%. Higher demand for enhanced services in the environment of the Open Market also contributed to 1995 revenue increase. The 1994 revenue growth in the Rochester market compares favorably with a growth rate of 1.4% in 1993. In general, prices being charged both to customers and long distance companies for access service usage have declined over the past three years due to regulatory requirements and to increased competition in the Company's largest markets. The Company expects retail and wholesale prices to decline as competition increases and regulatory controls are relaxed.

  Costs and expenses, excluding acquisition related charges, were $423.4 million in 1995, a decrease of $6.0 million, or 1.4% from 1994. Prior year costs and expenses decreased $1.6 million. The 1995 decrease was due to the telephone company dispositions in Regional Operations ($6.2 million) and ongoing cost controls, offset by increased selling and marketing costs. The 1994 decrease was primarily caused by telephone company dispositions ($5.9 million), combining certain administrative operations, lower employee benefit costs and an early retirement program. Employees per 10,000 access lines, a common measure of efficiency for telephone companies, was 31 for 1995, 34 for 1994 and 38 for 1993 representing a decrease of 18.4% over this three year period.

  The Local Communications Services segment's operating margins continue to increase. Operating margins, excluding nonrecurring items, were 31.9% in 1995, 29.6% in 1994 and 27.4% in 1993.

Wireless Communications Services

Wireless Communications Services is comprised of the Company's ownership interests in Alabama Rural Service Area's (RSA) #4 and #6, in which the Company has a 70 percent interest, and Minnesota RSA #10, in which the Company acquired a 100 percent interest in late March 1995. This latter acquisition was accounted for as a purchase transaction.

  Revenues were $12.3 million for 1995, down $11.5 million, or 48.3%, from the comparable period in 1994. While the 1995 results reflect the operations of the Alabama and Minnesota cellular properties, the 1994 results reflect the operations associated with the Alabama cellular properties as well as the upstate New York wireless properties that are no longer consolidated as a result of a joint venture formed with NYNEX Corporation in July 1994. The Company's New York wireless properties 1994 revenues prior to July were $17.6 million. After July 1994, the Company's share of the joint venture earnings are reported below operating income. The joint venture was formed to operate a unified cellular network in upstate New York. Revenues from 1993 include a full year of the New York wireless properties contributed to the joint venture. During 1995, NYNEX Corporation contributed its cellular interests partnership into a new partnership it formed with Bell Atlantic Corporation.

Corporate Operations and Other

Corporate Operations comprise the expenses traditionally associated with a holding company, including executive and board of directors expenses, corporate finance and treasury, investor relations, corporate communications, corporate planning, legal services and business development. The Other category is comprised primarily of Frontier Network Systems ("FNS") and the Company's information technologies operation (Frontier Information Technologies). FNS markets and installs telecommunications systems and equipment.

  Costs and expenses, before nonrecurring charges, were relatively consistent for all years. During 1995, FNS operating costs were higher due to increased sales, but this was offset by lower Corporate operating expenses. Corporate costs were higher in 1994 and 1993 because of the Open Market Plan formation costs and the holding company organization costs.

Other Income Statement Items

Interest Expense

Interest expense was $54.7 million in 1995, an increase of 6.5% over 1994. During 1995, the Company used excess cash generated in 1994 and borrowed against its line of credit to complete its long distance cash purchase acquisitions. The line of credit borrowings caused interest expense to increase. During the third and fourth quarters of 1995, the Company refinanced $76.8 million of the ALC 9% Senior Subordinated Notes and $62.8 million of the outstanding 9% Debentures scheduled for payment in 2020, which will lower interest charges in the future.

  Interest expense was lower in 1994 than in 1993 due to lower debt levels. In December 1994, as a part of the Open Market Plan implementation, Rochester Telephone Corp. issued $120 million of debt in the form of a Revolving Credit Agreement. The Company also repurchased $30 million of outstanding debentures. These December transactions did not have a significant impact on 1994 interest expense.

  During 1993, the Company recalled $160.4 million of debt, including the 11-7/8% ALC Subordinated Notes which had an effective interest rate of 13.6%. In addition, line of credit borrowings decreased in 1994 and 1993 due to improved cash from operations.

Equity Earnings from Unconsolidated Wireless Interests

Equity earnings from the Company's interests in wireless partnerships were $3.7 million in 1995, $3.2 million in 1994 and $1.3 million in 1993. Equity earnings from 1995 include a full year of the 50/50 joint venture formed with NYNEX Corporation, versus six months operations in 1994. Prior to 1994, the Company's revenues and expenses associated with its Rochester and Utica-Rome cellular partnerships in New York State had been fully consolidated. Equity earnings from the joint venture in 1995 were lower than expected because of significant customer acquisition costs and higher than expected toll fraud roaming charges.

Income Taxes

The effective tax rate in 1995 was 41.1%, versus 36.8% in 1994 and 36.4% in 1993. The effective tax rate increased in 1995 primarily due to additional amounts of nondeductible goodwill amortization and nondeductible transaction costs from the Company's long distance merger and other acquisitions.

Financial Condition

Review of Cash Flow Activity

Despite the Company's merger and acquisitions, Frontier was able to focus attention on translating financial results into a cash return on its investments. Cash provided from operations in 1995, normalized for $31.1 million of cash paid for acquisition related charges, amounted to $357.1 million. This compares favorably with cash from operations of $305.5 million in 1994 and $292.2 million in 1993. Cash from operations for 1995 was driven by the Company's expanded revenue base in long distance and the strong operating returns produced by the local communications services segment. The 1995 accounts receivable balance increased primarily because of the significant revenue growth in long distance. The Company was negatively impacted in 1995 by one time payments of accounts payable related to purchase acquisitions of $29.3 million. In 1994, cash from operations was offset in part by increased working capital requirements and the taxes associated with the gain on the sale of the Minot property in North Dakota in May 1994.

  Earnings before interest, taxes, depreciation and amortization (EBITDA) is a common measurement in the long distance industry of the ability to generate cash flow from operations. EBITDA should be used as a supplement to, not in place of, cash from operating activities. The Company's EBITDA was $568.2 million, $478.9 million and $403.7 million, excluding unusual items, in 1995, 1994 and 1993, respectively, representing a 40.7% increase over this time period.

  Cash used for investing activities was $519.3 million, $89.7 million and $151.2 million in 1995, 1994, and 1993, respectively. The Company's cash purchase acquisitions of $349.5 million were the largest use of investing activities in 1995. Cash used for investing activities in 1994 was offset by the excess cash generated from the sale of Minot Telephone of $55.7 million.

  Net expenditures for property, plant and equipment amounted to $163.7 million, $112.2 million and $120.5 million in 1995, 1994 and 1993, respectively. During this three year period, the Company has made significant investments in its long distance, local and wireless networks to upgrade the functionality, optimization and capacity required to meet its customers needs.

  Cash flows from financing activities amounted to net outflows of $134.5 million in 1995, compared with net inflows of $109.6 million in 1994 and net outflows of $177.4 million in 1993. During 1995, the Company made $4.9 million of scheduled debt repayments and also refinanced $274.4 million of its long term debt instruments. The refinancings included repayment of ALC's 9% Senior Subordinated Debt for $83.5 million plus accrued interest and the retirement of $69.8 million of 9% debentures due in 2020. These early retirements were financed with excess cash and commercial paper borrowings. Dividend payments in 1995 increased to $82.8 million because of the increase in common shares outstanding, which was primarily caused by the 69.2 million shares issued in connection with the ALC merger. The annualized fourth quarter dividends declared amount to $134.3 million. The increased annual dividend requirement is expected to be funded through increased operating cash flow. The increase in 1994 financing activities resulted from $104 million in proceeds from the Company's equity offering in February 1994 and the net proceeds of $70.9 million of debt as a part of the Company's Open Market Plan reorganization, offset in part by the payment of dividends to shareowners and the retirement of certain high cost debt earlier in the year. In 1993, the Company retired early $88 million of its First Mortgage Bonds and $72.4 million of ALC's 11-7/8% Senior Subordinated Notes. The Company used cash from operations and of other lower cost debt instruments to refinance these early retirements.

Liquidity and Capital Resources

The Company has the liquidity and capital to adequately meet its forecasted financing needs. In March 1995, Rochester Telephone Corp. issued $40 million of Medium Term Notes and used the proceeds to pay down a portion of its outstanding Revolving Credit Agreement balance. In addition, it amended the Rochester Telephone Corp. Revolving Credit Agreement to reduce the maximum line of credit from $160 million to $100 million and release the security interest on its assets. In August 1995, the Company consolidated its $125 million line of credit and increased the amount available to $250 million through the establishment of a Revolving Credit Agreement with eleven banks. The total borrowings and amounts available under these lines of credit were $187.6 million and $162.4 million, respectively, at December 31, 1995. On November 15, 1995, the Company filed a $500 million universal shelf registration with the Securities and Exchange Commission which became effective on January 30, 1996. The shelf registration will allow the Company to issue and register a combination of debt securities, common stock, preferred stock or warrant securities.

Proceeds will be used for general corporate purposes including, but not limited to financing and growth activities. Additionally, in 1994, shareowners gave their approval to authorize 4 million shares of a new class of preferred stock which has been designated as Class A Preferred Stock. The Company's working capital was $18.9 million, $368.1 million and $11.7 million at December 31, 1995, 1994 and 1993. The changes in the 1995 and 1994 working capital are due to the Company's acquisition program. Frontier's working capital program generates cash for operating needs and growth.

  At December 31, 1995, aggregate debt maturities amounted to $14.9 million for 1996, $8.1 million for 1997 and $6.2 million for 1998. Despite the Company's recent acquisition program, the debt to total capital ratio at December 31, 1995 remained strong at 41.0%, as compared to 41.2% in the prior year and 44.6% in 1993. Pretax interest coverage, which measures the Company's ability to adequately cover its financing costs was 7.6 times in 1995, versus 6.8 times in 1994 and 4.5 times in 1993, excluding nonrecurring charges for all years.

  As a result of Frontier's merger with ALC in August 1995, Standard & Poor's, Moody's and Fitch downgraded the Company's long-term credit ratings to "A", "A3" and "A", respectively. The remaining rating agency, Duff & Phelps, affirmed the Company's "A" rating following the announcement of the merger. In spite of the combined entity's strengthened financial position, the rating agencies cited concern with the dramatic shift in the Company's business risk associated with an increasing dependence on the more competitive long distance business. In addition, despite expected near term improvements in the Company's debt protection measures, Moody's also downgraded the Company's commercial paper rating from "P-1" to "P-2". Moody's is the only rating agency to have downgraded the Company's short-term credit rating as the three other agencies maintained their "P-1" rating. These ratings remained in effect at December 31, 1995.

  The financing requirements associated with the Company's network modernization programs have remained relatively stable. Frontier has a switching network that is over 99% digital. Total gross expenditures for property, plant and equipment in 1996 are currently anticipated to be about $175 million. The anticipated increase is largely due to capital requirements for capacity growth and the Company's networks. Frontier expects to generate sufficient operating cash to finance its capital program.

  In December 1995, the Board of Directors increased the quarterly dividend paid on common stock to $0.2125 cents per share, payable February 1, 1996, to shareowners of record on January 15, 1995. This 2.4% increase raises the annualized common stock dividend to $0.85 per share. This represents the 36th consecutive annual increase in the Frontier dividend.


New Accounting Pronouncements

The Financial Accounting Standards Board (FASB) issued FAS 121, "Accounting for the Impairment of Long-Lived Assets to Be Disposed Of," effective for fiscal years beginning after December 15, 1995, which establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, goodwill related to those assets to be held and used, and for long lived assets and certain intangibles to be disposed of. The Statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. FAS 121 requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. The Company has not yet quantified the impact of adopting FAS 121, but it is not expected to significantly impact future operating activity. FAS 121 is required to be adopted in 1996.

  The FASB issued FAS 123, "Accounting for Stock-Based Compensation," effective for fiscal years beginning after December 15, 1995, which establishes accounting and reporting for stock-based employee compensation plans. Those plans include all arrangements by which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of the employer's stock. This statement defines a fair value based method of accounting for an employee stock option or similar equity instrument, but also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25 (APB 25) "Accounting for Stock Issued to Employees". Entities electing to continue to measure compensation cost following the provisions of APB 25 are required to make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting as defined by this statement had been applied. The Company will adopt the provisions of FAS 123, effective January 1, 1996, and will elect to continue to follow the provisions of APB 25 and provide the pro forma fair value disclosures required by the new pronouncement.

Report of Independent
Accountants
                                                  [LOGO OF PRICE WATERHOUSE LLP]

To the Shareowners of Frontier Corporation

In our opinion, based upon our audits and the report of other auditors, the accompanying consolidated balance sheets and the related consolidated statements of income, shareowners' equity and cash flows present fairly, in all material respects, the financial position of Frontier Corporation and its subsidiaries at December 31, 1995, 1994 and 1993, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of ALC Communications Corporation, a wholly owned subsidiary, which statements reflect total assets of $432,146,000, $284,725,000 and $193,541,000 at December 31, 1995, 1994 and 1993, respectively, and total revenues of $852,057,000, $567,824,000 and $436,432,000 for the years ended
December 31, 1995, 1994 and 1993, respectively. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for ALC Communications Corporation, is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for the opinion expressed above.

  As discussed in Note 14 to the financial statements, during the third quarter of 1995 the Company adopted the provisions of Statement of Financial Accounting Standards No. 116, "Accounting for Contributions Received and Contributions Made."

  As discussed in Note 5 to the financial statements, during the third quarter of 1995 the Company discontinued accounting for the operations of its local communications subsidiaries in accordance with Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation."

  As discussed in Note 14 to the financial statements, during the first quarter of 1994 the Company adopted the provisions of Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits."

/s/ Price Waterhouse LLP

Price Waterhouse LLP
January 22, 1996
Rochester, NY

Report of Management

The integrity and objectivity of the accompanying financial information is the responsibility of the management of Frontier Corporation.

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

/s/ Marvin C. Moses

Marvin C. Moses
Vice Chairman and Chief Financial Officer


Report of Audit Committee

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

/s/ Douglas H. McCorkindale

Douglas H. McCorkindale
Chairman, Audit Committee

Business Segment Information

-------------------------------------------------------------------------------------------------------------------
In thousands of dollars         Years Ended December 31,                      1995            1994             1993
-------------------------------------------------------------------------------------------------------------------
Long Distance Communications Services
Revenues                                                                $1,480,313      $1,010,425       $  790,139
Operating Income:
  Operating Income Before Acquisition Related Charges                      210,462         161,107          105,048
  Acquisition Related Charges                                              (91,448)             --              --
-------------------------------------------------------------------------------------------------------------------
    Total Operating Income                                              $  119,014      $  161,107       $  105,048
Depreciation and Amortization                                           $   61,070      $   39,290       $   32,480
Capital Expenditures                                                    $   68,265      $   41,668       $   30,884
Identifiable Assets/(1)/                                                $  995,712      $  482,890       $  377,538
===================================================================================================================
Local Communications Services
Revenues:
  Rochester, NY Operations                                              $  315,273      $  305,734       $  301,447
  Regional Operations                                                      306,452         303,944          292,424
-------------------------------------------------------------------------------------------------------------------
    Total Revenues                                                      $  621,725      $  609,678       $  593,871
Operating Income:
  Operating Income Before Acquisition Related and Other Charges:
    Rochester, NY Operations                                            $   80,991      $   76,655       $   72,046
    Regional Operations                                                    117,290         103,595           90,801
  Acquisition Related and Other Charges:
    Rochester, NY Operations                                                (1,589)             --           (3,300)
    Regional Operations                                                     (8,660)             --               --
-------------------------------------------------------------------------------------------------------------------
    Total Operating Income                                              $  188,032      $  180,250       $  159,547
Depreciation and Amortization:
  Rochester, NY Operations                                              $   55,003      $   59,098       $   60,982
  Regional Operations                                                       47,886          49,490           51,541
-------------------------------------------------------------------------------------------------------------------
    Total Depreciation and Amortization                                 $  102,889      $  108,588       $  112,523
Capital Expenditures                                                    $   73,766      $   60,711       $   89,823
Identifiable Assets/(1)/                                                $1,153,069      $1,250,798       $1,264,994
===================================================================================================================
Wireless Communications Services
Revenues                                                                $   12,314      $   23,840       $   29,119
Operating Income                                                        $    1,164      $    1,142       $    3,125
Depreciation and Amortization                                           $    2,418      $    4,522       $    3,205
Capital Expenditures                                                    $    3,308      $    2,982       $    3,003
Identifiable Assets/(1)/                                                $  102,647      $   67,166       $   65,474
===================================================================================================================
Corporate Operations and Other
Revenues                                                                $   29,339      $   23,602       $   24,319
Operating Loss:
   Operating Loss Before Acquisition Related Charges                    $  (11,438)     $  (16,873)      $  (16,083)
   Acquisition Related Charges                                             (12,542)             --               --
-------------------------------------------------------------------------------------------------------------------
     Total Operating Loss                                               $  (23,980)     $  (16,873)      $  (16,083)
Depreciation and Amortization                                           $    3,332      $      923       $      558
Capital Expenditures                                                    $   17,236      $    8,374       $      132
Identifiable Assets/(1)/                                                $  200,895      $  526,491       $  283,219
===================================================================================================================
Consolidated
Revenues                                                                $2,143,691      $1,667,545       $1,437,448
Operating Income:
   Operating Income Before Acquisition Related and Other Charges        $  398,469      $  325,626       $  254,937
   Acquisition Related and Other Charges                                  (114,239)             --           (3,300)
-------------------------------------------------------------------------------------------------------------------
     Total Operating Income                                             $  284,230      $  325,626       $  251,637
Depreciation and Amortization                                           $  169,709      $  153,323       $  148,766
Capital Expenditures                                                    $  162,575      $  113,735       $  123,842
Identifiable Assets                                                     $2,108,592      $2,060,794       $1,721,545
===================================================================================================================

(1) Includes intercompany accounts that are eliminated in consolidation of $343,731, $266,551, and $269,680, in 1995, 1994 and 1993, respectively.

See accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Income

----------------------------------------------------------------------------------------------------------------------------
In thousands of dollars, except per share data     Years Ended December 31,           1995             1994             1993
----------------------------------------------------------------------------------------------------------------------------
Revenues                                                                        $2,143,691       $1,667,545       $1,437,448
----------------------------------------------------------------------------------------------------------------------------
Costs and Expenses
Operating expenses                                                               1,527,050        1,139,587          982,996
Depreciation and amortization                                                      169,709          153,323          148,766
Taxes other than income taxes                                                       48,463           49,009           50,749
Acquisition related and other charges                                              114,239               --            3,300
----------------------------------------------------------------------------------------------------------------------------
   Total Costs and Expenses                                                      1,859,461        1,341,919        1,185,811
----------------------------------------------------------------------------------------------------------------------------
Operating Income                                                                   284,230          325,626          251,637
Interest expense                                                                    54,660           51,312           58,022
Other income and expense:
   Gain on sale of assets                                                            4,826           10,063            4,449
   Equity earnings from unconsolidated wireless interests                            3,676            3,185            1,296
   Interest income                                                                   9,673            8,364            1,867
   Other (expense) income, net                                                      (2,081)             406              926
----------------------------------------------------------------------------------------------------------------------------
Income Before Taxes, Extraordinary Items and
   Cumulative Effect of Changes in Accounting Principles                           245,664          296,332          202,153
Income taxes                                                                       100,896          109,078           73,509
----------------------------------------------------------------------------------------------------------------------------
Income Before Extraordinary Items and
   Cumulative Effect of Changes in Accounting Principles                           144,768          187,254          128,644
Extraordinary items                                                               (121,208)              --           (7,490)
Cumulative effect of changes in accounting principles                               (1,477)          (7,197)              --
----------------------------------------------------------------------------------------------------------------------------
Consolidated Net Income                                                             22,083          180,057          121,154
Dividends on preferred stock                                                         1,191            1,187            1,640
----------------------------------------------------------------------------------------------------------------------------
Income Applicable to Common Stock                                               $   20,892       $  178,870       $  119,514
============================================================================================================================
Earnings Per Common Share
Income before extraordinary items and cumulative
  effect of changes in accounting principles                                    $      .89       $     1.16       $      .83
Extraordinary items                                                                   (.75)              --             (.05)
Cumulative effect of changes in accounting principles                                 (.01)            (.04)              --
----------------------------------------------------------------------------------------------------------------------------
Earnings Per Common Share                                                       $      .13       $     1.12       $      .78
============================================================================================================================
Average Common Shares Outstanding (in thousands)                                   161,669          160,353          153,230
============================================================================================================================

See accompanying Notes to Consolidated Financial Statements.

Consolidated Balance Sheets

----------------------------------------------------------------------------------------------------------------------------
In thousands of dollars, except per share data                 December 31,           1995             1994             1993
----------------------------------------------------------------------------------------------------------------------------
ASSETS
Current Assets
Cash and cash equivalents                                                       $   31,449       $  359,309       $   33,970
Short-term investments                                                                  --            9,047              349
Accounts receivable, (less allowance for uncollectibles of
  $28,515, $11,407 and $9,832, respectively)                                       404,081          263,815          229,984
Materials and supplies                                                              12,928            8,586           11,208
Deferred income taxes                                                               43,588            5,712            3,329
Prepayments and other                                                               31,089           27,357           24,594
----------------------------------------------------------------------------------------------------------------------------
  Total Current Assets                                                             523,135          673,826          303,434
Property, plant and equipment, net                                                 881,309        1,034,442        1,080,135
Goodwill and customer base                                                         550,081          222,442          215,962
Deferred and other assets                                                          154,067          130,084          122,014
----------------------------------------------------------------------------------------------------------------------------
  Total Assets                                                                  $2,108,592       $2,060,794       $1,721,545
============================================================================================================================
LIABILITIES AND SHAREOWNERS' EQUITY
Current Liabilities
Accounts payable                                                                $  373,022       $  230,702       $  211,532
Advance billings                                                                     8,658           12,719           12,573
Dividends payable                                                                   33,247           15,487           14,057
Debt due within one year                                                            14,871            4,966            4,962
Taxes accrued                                                                       26,842           28,070           30,170
Other liabilities                                                                   47,561           13,754           18,466
----------------------------------------------------------------------------------------------------------------------------
  Total Current Liabilities                                                        504,201          305,698          291,760
Long-Term debt                                                                     618,867          661,549          581,707
Deferred income taxes                                                               15,644           98,217          104,232
Deferred employee benefits obligation                                               58,385           46,001           16,121
----------------------------------------------------------------------------------------------------------------------------
  Total Liabilities                                                              1,197,097        1,111,465          993,820
----------------------------------------------------------------------------------------------------------------------------
Shareowners' Equity
Preferred stock                                                                     22,769           22,777           22,785
Common stock, par value $1.00, authorized 300,000,000 shares;
  158,063,387 shares, 149,294,195 shares and 108,630,517 shares
  issued in 1995, 1994, and 1993                                                   158,063          149,294          108,630
Capital in excess of par value                                                     420,172          379,404          308,649
Retained earnings                                                                  317,149          397,854          289,852
----------------------------------------------------------------------------------------------------------------------------
                                                                                   918,153          949,329          729,916
Less--
  Treasury stock, 6,375 shares in 1995 and 56,413 shares in 1993, at cost              147               --            2,191
  Unearned compensation-restricted stock plan                                        6,511               --               --
----------------------------------------------------------------------------------------------------------------------------
  Total Shareowners' Equity                                                        911,495          949,329          727,725
----------------------------------------------------------------------------------------------------------------------------
    Total Liabilities and Shareowners' Equity                                   $2,108,592       $2,060,794       $1,721,545
============================================================================================================================

See accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Cash Flows

----------------------------------------------------------------------------------------------------------------------------
In thousands of dollars                     Years Ended December 31,                  1995             1994             1993
----------------------------------------------------------------------------------------------------------------------------
Operating Activities
Net income                                                                      $   22,083       $  180,057       $  121,154
----------------------------------------------------------------------------------------------------------------------------
Adjustments to reconcile net income to net cash
  provided by operating activities:
    Extraordinary items                                                            194,932               --           11,490
    Cumulative effect of changes in accounting principles                            2,272           11,072               --
    Acquisition related and other charges                                          114,239               --               --
    Depreciation and amortization                                                  169,709          153,323          148,766
    Gain on sale of assets                                                          (4,826)         (10,063)          (4,449)
    Equity earnings from unconsolidated wireless interests                          (3,676)          (3,185)          (1,296)
    Other, net                                                                       1,326              511              399
    Changes in operating assets and liabilities, exclusive
     of impacts of purchase acquisitions:
       Increase in accounts receivable                                             (99,127)         (37,691)         (28,831)
       (Increase) decrease in materials and supplies                                (1,470)           1,824            4,728
       Decrease (increase) in prepayments and other current assets                   6,480           (2,434)             (61)
       Increase in deferred and other assets                                       (32,482)         (17,478)          (1,168)
       Increase in accounts payable and advance billings                            30,585           32,544           21,514
       Increase (decrease) in taxes accrued and other current liabilities            8,663             (746)           4,422
       Increase in deferred employee benefits obligation                             9,947            6,958           14,302
       (Decrease) increase in deferred income taxes                                (92,631)          (9,227)           1,263
----------------------------------------------------------------------------------------------------------------------------
  Total adjustments                                                                303,941          125,408          171,079
----------------------------------------------------------------------------------------------------------------------------
  Net cash provided by operating activities                                        326,024          305,465          292,233
----------------------------------------------------------------------------------------------------------------------------
Investing Activities
Expenditures for property, plant and equipment                                    (163,740)        (112,162)        (120,497)
Decrease (increase) in short-term investments                                        6,225          (11,386)           8,610
Investment in cellular partnerships                                                (12,090)          (3,939)          (4,342)
Proceeds from asset sales                                                               --            1,009            1,033
Purchase of companies, net of cash acquired                                       (349,536)         (18,546)         (35,072)
Proceeds from sale of company                                                           --           55,689               --
Other investing activities                                                            (196)            (370)            (897)
----------------------------------------------------------------------------------------------------------------------------
  Net cash used in investing activities                                           (519,337)         (89,705)        (151,165)
----------------------------------------------------------------------------------------------------------------------------
Financing Activities
Proceeds from issuance of long-term debt                                           207,962          135,412          151,296
Repayments of debt                                                                (279,329)         (64,747)        (275,786)
Dividends paid                                                                     (82,801)         (59,388)         (57,849)
Treasury stock, net                                                                (10,041)           2,302           (2,744)
Issuance of common stock                                                            31,957          107,244           13,175
Distribution to shareowners of pooled company                                       (2,287)         (11,236)              --
Preferred stock conversions                                                             --               --           (7,119)
Other financing activities                                                              (8)              (8)           1,626
----------------------------------------------------------------------------------------------------------------------------
  Net cash (used in) provided by financing activities                             (134,547)         109,579         (177,401)
----------------------------------------------------------------------------------------------------------------------------
Net (Decrease) Increase in Cash and Cash Equivalents                              (327,860)         325,339          (36,333)
Cash and Cash Equivalents at Beginning of Year                                     359,309           33,970           70,303
----------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                                        $   31,449       $  359,309       $   33,970
============================================================================================================================

See accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Shareowners' Equity

----------------------------------------------------------------------------------------------------------------------------
In thousands of dollars                    Years Ended December 31,                   1995             1994             1993
----------------------------------------------------------------------------------------------------------------------------
Preferred Stock
Balance, January 1                                                              $   22,777       $   22,785       $   22,813
Redemptions                                                                             (8)              (8)             (28)
----------------------------------------------------------------------------------------------------------------------------
Balance, December 31                                                                22,769           22,777           22,785
----------------------------------------------------------------------------------------------------------------------------
Common Stock
Balance, January 1                                                                 149,294          108,630           89,616
Equity Offering                                                                         --            2,549               --
Stock Split                                                                             --           36,574               --
Retirements                                                                           (117)              --               --
Acquisitions                                                                            --               --              698
Exercise of stock options                                                            2,434              713            1,512
Exercise of warrants                                                                 6,252              828            9,205
Restricted stock plan                                                                  200               --               --
Preferred stock and convertible debenture conversions                                   --               --            7,599
----------------------------------------------------------------------------------------------------------------------------
Balance, December 31                                                               158,063          149,294          108,630
----------------------------------------------------------------------------------------------------------------------------
Capital in Excess of Par Value
Balance, January 1                                                                 379,404          308,649          279,710
Equity offering                                                                         --          101,565               --
Stock split                                                                             --          (36,574)              --
Retirements                                                                         (3,142)              --               --
Acquisitions                                                                            --               --           27,259
Exercise of stock options                                                           15,780              894            1,328
Exercise of warrants                                                                 8,095            1,242              766
Restricted stock plan                                                                7,000               --               --
Tax benefit from exercise of stock options                                          15,252            4,062            5,452
Preferred stock and convertible debenture conversions                                   --               --           (7,500)
Other                                                                               (2,217)            (434)           1,634
----------------------------------------------------------------------------------------------------------------------------
Balance, December 31,                                                              420,172          379,404          308,649
----------------------------------------------------------------------------------------------------------------------------
Retained Earnings
Balance, January 1                                                                 397,854          289,852          224,238
Net Income                                                                          22,083          180,057          121,154
Distribution to shareowners of pooled company                                       (2,287)         (11,236)              --
Common and preferred dividends                                                    (100,501)         (60,819)         (55,540)
----------------------------------------------------------------------------------------------------------------------------
Balance, December 31,                                                              317,149          397,854          289,852
----------------------------------------------------------------------------------------------------------------------------
Treasury Stock, at Cost
Balance, January 1                                                                      --           (2,191)              --
Purchases for acquisitions                                                         (20,041)              --          (12,572)
Issuances                                                                           19,894            2,191           10,381
----------------------------------------------------------------------------------------------------------------------------
Balance, December 31                                                                  (147)              --           (2,191)
----------------------------------------------------------------------------------------------------------------------------
Unearned Compensation-Restricted Stock Plan                                         (6,511)              --               --
----------------------------------------------------------------------------------------------------------------------------
  Total Shareowners' Equity                                                     $  911,495       $  949,329       $  727,725
============================================================================================================================

See accompanying Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies

Consolidation--The consolidated financial information includes the accounts of Frontier Corporation and its majority-owned subsidiaries (the "Company" or "Frontier") after elimination of all significant intercompany transactions. Preparation of financial statements in conformity with generally accepted accounting principles requires the use of management estimates.

  Materials and Supplies--Materials and supplies are stated at the lower of cost or market, based on weighted average unit cost.

  Property, Plant and Equipment--The investment in property, plant and equipment is recorded at cost. Improvements that significantly add to productive capacity or extend useful life are capitalized, while maintenance and repairs are expensed as incurred. The Company's provision for depreciation of property, plant and equipment is based on the straight-line method using estimated service lives of the various classes of plant. The range of service lives for furniture and fixtures is 5 to 20 years, network equipment is 7 to 17 years, local and toll service lines is 12 to 25 years and for station equipment is 8 to 13 years.

  The cost of depreciable telephone property units retired, plus removal costs, less salvage is charged to accumulated depreciation. When non-telephone property, plant and equipment is retired or sold, the resulting gain or loss is recognized currently as an element of other income.

  Goodwill and Customer Base--The excess of the cost of companies purchased over the net assets acquired is being amortized on a straight-line basis over 20 to 40 years. The purchase price of customer bases and other intangible assets acquired is being amortized on a straight-line basis over principally 5 to 7 years. Accumulated amortization is $64.0 million, $47.9 million and $37.2 million at the end of 1995, 1994, and 1993, respectively. Management continually reviews the appropriateness of the carrying value of the excess acquisition cost of its subsidiaries and the related amortization periods.

  Accounts Payable--The Company estimates an accrual for long distance cost of access. Subsequently, the accrual is adjusted based on invoices received from local exchange carriers and others.

  Fair Value of Financial Instruments--Cash and cash equivalents are valued at their carrying amounts, which are reasonable estimates of fair value. The fair value of long-term debt is estimated using rates currently available to the Company for debt with similar terms and maturities. The fair value of all other financial instruments approximates cost as stated.

  Federal Income Taxes--Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when those differences are expected to reverse. Income tax benefits of tax deductions related to common stock transactions with the Company's stock option plans are recorded directly to capital in excess of par value.

  The Company provides a valuation allowance for its deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

  Stock Split--In November 1993, the Board of Directors approved a 2-for-1 split of the common stock of the Company effected in the form of a 100 percent stock dividend with no change in the $1.00 per share par value. The New York State Public Service Commission (PSC) approved the stock split in March 1994 and distribution of certificates began on April 29, 1994. Historical share and per share data have been retroactively adjusted to reflect the split where appropriate.

  Revenue Recognition--Customers are billed as of monthly cycle dates. Revenue is recognized as service is provided and unbilled usage is accrued.

  Earnings Per Share--Earnings applicable to each share of common stock and common stock equivalent are based on the weighted average number of shares outstanding during each year. Common stock equivalents are primarily stock options assumed to be exercised for the purposes of the computation.

  Cash Flows--For purposes of the Statement of Cash Flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

  Actual interest paid was $57.9 million in 1995, $56.1 million in 1994 and $59.3 million in 1993. Actual income taxes paid were $108.6 million in 1995, $107.9 million in 1994 and $57.9 million in 1993.

  Reclassifications--Certain prior year amounts have been reclassified to conform to current year presentation.

2. Pooling of Interest Transactions

On August 16, 1995, the shareowners of the Company and ALC Communications Corporation (ALC) approved a merger of the two companies. ALC, through its subsidiary Allnet Communication Services, Inc. (renamed Frontier Communications Services, Inc.), provides long distance products and services primarily to small and medium-sized business customers and carrier customers nationwide. Under the terms of the merger agreement, the Company exchanged two shares of its common stock for each of ALC's common shares. The total shares issued by the Company to effect the merger were 69.2 million. At the time of the merger, ALC had 3.9 million stock options and 3.3 million stock warrants outstanding providing on exercise, for the purchase of an equal number of its shares. As a result of the merger, each of these options and warrants was converted into an option or warrant for two shares of the Company's stock. The transaction has been accounted for as a pooling of interests and the consolidated financial statements have been restated for all periods prior to the merger to include the accounts and operations of ALC.

  On March 17, 1995, the Company acquired American Sharecom, Inc. (ASI), a long distance company headquartered in Minneapolis, Minnesota. ASI's sales operations are concentrated in the Midwest, Northwest and California. The Company acquired all of the outstanding shares of ASI in exchange for approximately 8.7 million shares of Frontier common stock. Subsequent to the acquisition, 117,336 shares of Frontier common stock were returned to the Company in settlement of a pre-acquisition liability and retired. The transaction has been accounted for as a pooling of interests and the consolidated financial statements have been restated for all periods prior to the acquisition to include the accounts and operations of ASI.

  Combined and separate results of Frontier Corporation, ALC and ASI during the periods preceding the mergers were as follows:

-----------------------------------------------------------------------------------------
                                        Frontier         FAS 109
In millions                          Corporation       ALC    ASI  Adjustment   Combined
-----------------------------------------------------------------------------------------
Seven months ended July 31, 1995:
(unaudited)
Net revenues                              $678.4    $443.8  $ 20.2               $1,142.4
Net income                                $ 71.2    $ 46.7  $  2.1               $  120.0
=========================================================================================
December 31, 1994:
Net revenues                              $977.1    $567.8  $122.6               $1,667.5
Net income                                $102.7    $ 64.3  $ 13.1               $  180.1
=========================================================================================
December 31, 1993:
Net revenues                              $900.1    $436.4  $100.9               $1,437.4
Extraordinary item                            --    $  7.5      --               $    7.5
Net income                                $ 82.7    $ 45.4  $  6.6      ($13.5)  $  121.2
=========================================================================================

  The adjustment impacting 1993 net income reflects the restatement of ALC's provision for income taxes from the accounting methods prescribed by APB 11 to the accounting methods prescribed by Statement of Financial Accounting Standards No. 109 (FAS 109), "Accounting for Income Taxes," which was implemented by the Company in 1992.

3. Purchase Acquisitions and Divestitures

Purchase Acquisitions

In November 1995, the Company acquired Link-VTC, Inc. (Link-VTC), a Boulder, Colorado based telecommunications company specializing in videoconferencing services. The Company will pay a total cash purchase price in the range of approximately $12.4 million to $17.9 million, depending on the 1996 financial performance of Link-VTC.

  In August 1995, Frontier acquired Schneider Communications, Inc. (SCI) and SCI's 80.8% interest in LinkUSA Corporation (LinkUSA) for $130 million in cash. SCI provides telecommunications services in the Midwest. LinkUSA develops software applications for telecommunications firms.

  In July 1995, the Company acquired Enhanced TeleManagement, Inc. (ETI), a privately-held telecommunications company specializing in the integration and resale of local, long distance, and ancillary telephone services to small and medium-sized business customers. ETI provides service in the Midwest and Northwest states. Frontier paid approximately $29 million in cash for ETI.

  In May 1995, the Company purchased WCT Communications, Inc. WCT is a facilities-based long distance carrier providing commercial and residential services in 45 states. The Company paid approximately $80 million in cash for all of the outstanding shares of WCT.

  In March 1995, the Company, through ALC, acquired ConferTech International, Inc. (ConferTech), a telecommunications company specializing in teleconferencing services and audio bridge equipment. ALC paid approximately $66 million in cash for ConferTech.

  In March 1995, the Company acquired Minnesota Southern Cellular Telephone Company (MSCTC) for 867,000 shares of Frontier common stock which were reissued from treasury in exchange for all of the shares of MSCTC. MSCTC is the non-wireline provider of cellular service in Minnesota Rural Service Area #10, an area south of Minneapolis.

  In April 1993, the Company acquired a 70 percent interest in the Utica-Rome Cellular Partnership for approximately 703,000 shares of the Company's common stock (prior to the April 1994 stock split). The transaction was accounted for as a purchase acquisition. In addition, the Company acquired Budget Call Long Distance, Inc. in June 1993 for $7.5 million in cash and acquired Mid Atlantic Telecom, Inc. in September 1993 using 143,587 shares of treasury stock (prior to the April 1994 stock split). Both transactions were accounted for as purchase acquisitions.

  The following unaudited pro forma results of operations for the twelve month periods ended December 31, 1995 and 1994 present information as if the purchase acquisitions had occurred at the beginning of the periods presented. The pro forma results of operations are provided for information purposes only. They are based upon historical information which has been restated to reflect the pooling of interests with ALC and ASI, and do not necessarily reflect the actual results that would have occurred nor are they necessarily indicative of future results of operations of the combined companies.

Pro Forma (unaudited)
---------------------------------------------------------------------------------
In thousands of dollars, except per share data                   1995        1994
---------------------------------------------------------------------------------
Revenues                                                   $2,273,348  $1,949,551
Income before extraordinary items and cumulative effect
   of changes in accounting principles                     $  130,388  $  157,756
Net Income                                                 $    7,703  $  150,559
Earnings Per Common Share:
   Earnings before extraordinary items and cumulative
     effect of changes in accounting principles            $      .81  $      .98
   Earnings Per Common Share                               $      .05  $      .93
=================================================================================

Divestitures

In March 1995, the Company sold Ontonagon County Telephone Company in Michigan and its subsidiary, Midway Telephone Company. The sale resulted from the Company's plans to expand in areas other than Michigan's Upper Peninsula. The sale resulted in a non-taxable gain of $4.8 million, or $.03 per share.

  In May 1994, the Company completed the sale of Minot Telephone Company in Minot, North Dakota. Minot Telephone was the Company's only holding in North Dakota and the Company had reassessed its prospects for expansion in North Dakota. The sale resulted in a $7.1 million after tax gain, or $.04 per share.

4. Acquisition Related and Other Charges

The Company's current year operating results reflect acquisition related charges of $114.2 million associated with the integration of a number of companies over the last year, including the August 1995 merger with ALC. The integration of the acquired companies with the existing Frontier businesses has resulted in instances of redundant facilities, equipment and staffing. The acquisition related charges includes investment banker, legal fees and other direct costs resulting from the merger with ALC and the ASI transaction. Following is a schedule of the costs included in the acquisition related charges:

-------------------------------------------------------
In millions
-------------------------------------------------------
Asset write-downs                                $ 71.5
Transaction costs                                  19.0
Severance                                          11.8
Other                                              11.9
-------------------------------------------------------
                                                 $114.2
=======================================================

  The acquisition related charges were reported as a separate component of operating expenses for the 1995 results. The Company estimates that approximately 300 employees will be terminated as a result of the integration. As of December 31, 1995, 43 employees have actually been terminated and were paid severance benefits of $1.2 million. The Company believes that the balance of reserves of $83.1 million at December 31, 1995, is adequate for the completion of those activities. The accrual for acquisition related charges is included in "Other liabilities" and "Property, plant and equipment" on the consolidated balance sheets. The Company anticipates that the integration of the companies acquired will be completed during 1996.

  As part of the Rochester, New York operating company's Settlement Agreement with the New York State Public Service Commission finalized in the third quarter of 1993, the Company agreed to write off one-half of the costs ($3.3 million) previously deferred as part of a project to redesign customer account records, order flow and customer billing systems. The costs were incurred from January 1990 to December 1992 and the project was abandoned after it was determined that the cost to complete it was substantially greater than initially estimated. This charge is reflected as a separate component of 1993 operating expenses.

5. Discontinuance of Regulatory Accounting Principles

The Company determined in 1995 that FAS 71, "Accounting for the Effects of Certain Types of Regulation," was no longer applicable based upon changes in regulation, increasingly rapid advancements in telecommunications technology and other factors creating competitive markets. The Company does not believe with any certainty that prices can be maintained at levels that will recover its costs.

  As a result of the discontinuance of FAS 71, the Company recorded a non-cash extraordinary charge of $112.1 million, net of an income tax benefit of $68.4 million as of September 30, 1995. The components of the extraordinary charge follow:

----------------------------------------------------------------
In millions                                 Pre-Tax    After-Tax
----------------------------------------------------------------
Increase to the accumulated
  depreciation balance                      $(185.6)     $(115.4)
Elimination of other net
  regulatory liabilities                        5.1          3.3
----------------------------------------------------------------
                                            $(180.5)     $(112.1)
================================================================

  The adjustment of $185.6 million to net telephone plant was necessary because estimated useful lives and depreciation methods historically prescribed by regulators did not keep up with the rapid pace of technological changes in the Company and differed significantly from those used by unregulated enterprises. The increase to the accumulated depreciation balance was determined by a depreciation reserve study that identified inadequate accumulated depreciation levels by individual asset categories. The Company believes these levels developed over the years as a result of the systematic underdepreciation of assets resulting from the regulatory process.

  When adjusting its net telephone plant, the Company gave effect to shorter, more economically realistic lives. The following is a summary of average lives before and after the discontinuation of FAS 71.

-----------------------------------------------------
Asset Category                      Before      After
-----------------------------------------------------
Central Office Equipment
   Digital Switching                  20.0       13.5
   Analog Switching                   12.0        8.0
   Circuit Equipment                  12.0        8.0
Cable & Wire Facilities
   Aerial Metallic                    27.0       19.0
   Underground Metallic               35.0       12.0
   Buried Metallic                    24.0       18.0
   Fiber Optic                        35.0       25.0
=====================================================

  The discontinuance of FAS 71 also required the Company to eliminate for financial reporting the effects of any actions of regulators that had been recognized as regulatory assets and liabilities pursuant to FAS 71. These net regulatory liabilities primarily consist of pension credits, interest on unfunded OPEB liability, deferred software costs and other assets being recognized over time for regulatory reporting.

  Tax-related adjustments were required to adjust excess deferred tax levels to the currently enacted statutory rates and to eliminate tax-related regulatory assets and liabilities. Prior to the discontinuance of FAS 71, the Company had recorded deferred income taxes on the cumulative amount of tax benefits previously flowed through to ratepayers and recorded a regulatory asset for the same amount. Also, the Company had recorded a regulatory liability for the difference between deferred taxes at higher historical tax rates than with those currently enacted. At the time the Company discontinued the application of FAS 71, the above tax-related regulatory assets and liabilities were eliminated and deferred tax balances adjusted to reflect the application of FAS 109 consistent with unregulated enterprises. In addition to these tax impacts, the Company, prior to the discontinuance of FAS 71, used the deferral method of accounting for investment tax credits. This method provided for the amortization of the credits as a reduction to tax expense over the life of the assets that gave rise to the tax credit.

  The impact of discontinuing FAS 71 will not be significant to the results of operations in the future.

6. Upstate Cellular Network

In July 1994, Frontier Corporation and NYNEX Corporation combined certain of their respective cellular interests to form a cellular Supersystem joint venture in upstate and western New York State. The Supersystem includes the cellular markets in Buffalo, Rochester, Syracuse, Utica-Rome and New York Rural Service Area #1, which includes Jefferson, St. Lawrence and Lewis counties. The structure of the transaction is a 50/50 joint venture partnership, with Frontier as the managing partner. Financial results for the joint venture have been reported on the equity method of accounting, reflecting Frontier's proportionate share of the joint venture's earnings in the "Other income and expense" section of the Consolidated Statement of Income. Previously, revenues and expenses for these New York State wireless properties had been consolidated. During 1995, NYNEX Corporation contributed its cellular interests partnership into a new partnership it formed with Bell Atlantic Corporation.

7. Property, Plant and Equipment

Major classes of property, plant and equipment are summarized below:

--------------------------------------------------------------------------
In thousands of dollars                       1995        1994        1993
--------------------------------------------------------------------------
Land and Buildings                      $  106,745  $  103,235  $  107,165
Local and Toll Service Lines               761,044     752,366     743,028
Central Office Equipment                   587,814     584,434     583,928
Station Equipment                           32,183      33,926      34,740
Switching and Network Facilities           330,567     234,433     207,952
Office Equipment, Vehicles and Tools       201,718     170,094     172,094
Plant Under Construction                    77,091      36,130      33,048
Less: Accumulated Depreciation           1,215,853     880,176     801,820
--------------------------------------------------------------------------
                                        $  881,309  $1,034,442  $1,080,135
==========================================================================

  Depreciation expense was $139.8 million, $130.7 million and $126.3 million for the years ending December 31, 1995, 1994 and 1993, respectively.

8. Long-Term Debt

-------------------------------------------------------------------------------------
In thousands of dollars                                1995         1994         1993
-------------------------------------------------------------------------------------
Frontier Communications of Minnesota, Inc.
   Senior Notes, 7.61%, due February 1, 2003       $ 35,000     $ 35,000     $ 35,000
Rural Utilities Service
   debt, 2%-9% due 1994 to 2026                      69,878       77,045       80,667
-------------------------------------------------------------------------------------
                                                    104,878/(a)/ 112,045      115,667
-------------------------------------------------------------------------------------
Debentures
   10.46% Convertible,
     due October 27, 2008                             5,300/(b)/   5,300        5,300
   9%, due January 1, 2020                               --/(c)/  69,785/(c)/ 100,000
   9%, due August 15, 2021                          100,000      100,000      100,000
-------------------------------------------------------------------------------------
                                                    105,300      175,085      205,300
-------------------------------------------------------------------------------------
9% Senior Subordinated Notes, due 2003                3,233/(d)/  80,000/(d)/  85,000
Medium-Term Notes, 7.51%--9.3%,
   due 2000 to 2004                                 219,000/(e)/ 179,000      179,000
Revolving Credit and Term Loan Agreements           187,601/(f)/ 120,000           --
Capitalized Lease Obligations and Other Debt         17,376        3,971        5,817
-------------------------------------------------------------------------------------
Sub-total                                           637,388/(g)/ 670,101      590,784
Less-Discount on long-term debt, net of premium       3,650        3,586        4,115
   Current portion of long-term debt                 14,871        4,966        4,962
-------------------------------------------------------------------------------------
Total Long-Term Debt                               $618,867     $661,549     $581,707
=====================================================================================

(a) Certain assets of Local Communications Operations are pledged as security for Mortgage Bonds, Rural Utilities Service debt and other debt.

(b) The debenture is convertible into common stock at any time after October 26, 1998 for $10.5375 per share. A total of 502,966 shares of common stock are reserved for such conversion.

(c) In December 1994, the Company redeemed $30.2 million of its 9% debentures due January 1, 2020. This redemption was consummated through an open market purchase at a price of 99% of face value.

    In 1995, the Company redeemed the remaining $69.8 million of its 9% debentures due January 1, 2020. This redemption was accomplished through an open market purchase at a price of 106% of face value. As a result of the transaction, the Company recorded an extraordinary loss of $3.2 million, net of applicable income taxes of $1.7 million.

(d) In May 1993, the Company completed an offering of $85.0 million 9% Senior Subordinated Notes. The Notes, which will mature on May 15, 2003 are redeemable in whole or in part on or after May 15, 1998. The net proceeds of $84.3 million were used to repay the outstanding 11.875% Senior Subordinated Notes and to reduce the amount outstanding under the short term Revolving Credit Facility. The early retirement of the 11.875% Notes resulted in an extraordinary loss of $7.5 million, net of the related taxes of $4.0 million.

  In April 1994, the Company acquired $5.0 million of the 9% Senior Subordinated Notes at the Company's approximate book value.

  On September 26, 1995, the Company completed a tender offer for the $80.0 million of outstanding 9% Senior Subordinated Notes due May 15, 2003. Approximately $76.8 million was tendered by the bondholders at a price of 109% of face value. The early retirement resulted in an extraordinary loss of $5.8 million, net of applicable income taxes of $3.7 million.

(e) In March 1995, the Company completed an offering of $40.0 million 7.51% Medium-Term Notes. The Notes, which will mature on March 27, 2002 are not redeemable prior to maturity. The net proceeds of $39.8 million were used to repay a portion of the loans outstanding under the Revolving Credit Agreement.

(f) The Company has a $250.0 million commercial paper program which is fully backed by a committed Revolving Credit Agreement. The Revolving Credit Agreement was entered into in August 1995 with a group of 11 commercial banks and expires August 2000. The agreement is unsecured and has commitment fees of .08% per year on the entire commitment. Interest on amounts drawn down is based upon the London Interbank Offered Rate (LIBOR) plus .17%. At December 31, 1995, the Company had outstanding $167.3 million in commercial paper issuances. Commercial paper is classified as long term debt as the Company intends to refinance the debt on a short term basis either through continued short-term borrowing or available credit facilities with unused commitments extending beyond one year.

  In December 1994, Rochester Telephone Corporation (Rochester Telephone) entered into a Revolving Credit Agreement with seven commercial banks as part of the implementation of the Open Market Plan. The agreement established a secured $160.0 million line of credit. The Revolving Credit Agreement was amended at the end of the first quarter 1995, reducing the available line of credit to $100 million and removing the security interest on the assets of Rochester Telephone. The agreement carries commitment fees of .07% annually on the entire commitment. Interest on amounts drawn down are based on either the prime rate, LIBOR plus
 .13%, or a competitive bid rate. On December 31, 1995, Rochester Telephone had drawn down $20.3 million under this facility at 6.11%. Borrowings under the Revolving Credit Agreement are classified as long term debt as Rochester Telephone intends to refinance the debt on a short term basis either through continued short term borrowing or available credit facilities with unused commitments extending beyond one year.

(g) In accordance with FAS 107, "Disclosures about Fair Value of Financial Instruments," the Company estimates that the fair value of the debt, based on rates currently available to the Company for debt with similar terms and remaining maturities, is $689.9 million, as compared to the carrying value of $637.4 million.

  At December 31, 1995, aggregate debt maturities were:

-------------------------------------------------------------------------------------------------------------
In thousands of dollars                                          1996       1997      1998     1999      2000
-------------------------------------------------------------------------------------------------------------
                                                             $ 14,871   $  8,128   $ 6,181  $26,086  $276,932
-------------------------------------------------------------------------------------------------------------


9. Income Taxes

The provision for income taxes consists of the following:

------------------------------------------------------------------------------------------------------
In thousands of dollars                                          1995             1994            1993
------------------------------------------------------------------------------------------------------
Federal:
   Current                                                   $103,689         $105,189         $64,939
   Deferred                                                   (17,721)          (9,120)            398
------------------------------------------------------------------------------------------------------
                                                               85,968           96,069          65,337
------------------------------------------------------------------------------------------------------
State:
   Current                                                     16,498           13,116           7,307
   Deferred                                                    (1,570)            (107)            865
------------------------------------------------------------------------------------------------------
                                                               14,928           13,009           8,172
------------------------------------------------------------------------------------------------------
Total income taxes                                           $100,896         $109,078         $73,509
======================================================================================================






  The reconciliation of the federal statutory income tax rate with the effective income tax rate reflected in the financial statements is as follows:

------------------------------------------------------------------------------------------------------------------------------------
In thousands of dollars                                                     1995                  1994                   1993
------------------------------------------------------------------------------------------------------------------------------------
Federal income tax expense at statutory rate                      $  85,982     35.0%     $ 103,716     35.0%     $ 70,754     35.0%
State income tax (net of federal benefit)                             9,703      4.0          8,456      2.9         5,312      2.6
Accelerated depreciation                                              2,725      1.1          2,699       .9         2,656      1.3
Investment tax credit                                                (1,430)     (.6)        (1,964)     (.7)       (2,044)    (1.0)
Utilization of net operating loss carryforward                       (3,431)    (1.4)        (3,431)    (1.2)       (3,431)    (1.7)
Acquisition related charges                                           5,789      2.4             --       --            --       --
Goodwill amortization                                                 3,698      1.5          2,346       .8         2,770      1.4
Miscellaneous                                                        (2,140)     (.9)        (2,744)     (.9)       (2,508)    (1.2)
------------------------------------------------------------------------------------------------------------------------------------
Total income taxes                                                $ 100,896     41.1%     $ 109,078     36.8%     $ 73,509     36.4%

Deferred tax (assets) liabilities are comprised of the following at December 31:

----------------------------------------------------------------------------------------------------------------------------
In thousands of dollars                                                               1995             1994             1993
----------------------------------------------------------------------------------------------------------------------------
Accelerated depreciation                                                         $  81,687        $ 151,069        $ 153,910
Investment tax credit                                                                   --            5,354            6,828
Other                                                                               18,297           11,799           10,533
----------------------------------------------------------------------------------------------------------------------------
Gross deferred tax liabilities                                                      99,984          168,222          171,271
----------------------------------------------------------------------------------------------------------------------------
Basis adjustment-purchased telephone companies                                     (29,232)         (31,851)         (42,741)
Employee benefits obligation                                                        (4,562)         (12,955)          (5,415)
Deferred compensation                                                               (2,903)          (2,864)          (2,548)
Net operating loss carryforward                                                    (42,312)         (42,000)         (44,700)
Acquisition related charges                                                        (29,213)              --               --
Bad debt expense                                                                   (11,801)          (4,657)          (3,557)
Other                                                                              (28,235)          (9,890)          (6,307)
----------------------------------------------------------------------------------------------------------------------------
Gross deferred tax assets                                                         (148,258)        (104,217)        (105,268)
Valuation allowance for deferred tax assets                                         20,330           28,500           34,900
----------------------------------------------------------------------------------------------------------------------------
Total deferred tax assets                                                         (127,928)         (75,717)         (70,368)
----------------------------------------------------------------------------------------------------------------------------
Net Deferred Tax (Assets) Liabilities                                            $ (27,944)       $  92,505        $ 100,903
============================================================================================================================

  Certain of the Company's acquired subsidiaries have tax net operating losses, alternative tax net operating losses and investment tax credit ("ITC") carryforwards which can be utilized annually to offset stand alone future taxable income. Under the provisions of Internal Revenue Code Section 382, the utilization of carryforwards is presently limited to approximately $15.0 million per year through 2002. This annual limitation, coupled with the 15 year carryforward limitation, results in a maximum cumulative NOL and ITC carryforward which may be utilized of approximately $113.0 million as of December 31, 1995. The Company has established valuation allowances primarily for net operating loss carryforwards. Because it is difficult to predict the realization of the NOL benefit beyond a period of three years, the Company has established valuation allowances of $20.3 million, $28.5 million, and $34.9 million, as of December 31, 1995, 1994 and 1993, respectively.

10. Service Pensions and Benefits

The Company has contributory and noncontributory plans providing for service pensions and certain death benefits for a substantial number of employees. The Company's provisions for service pensions and certain death benefits are remitted, at least annually, to the trustees.

  The majority of the Company's pension plans have plan assets that exceed accumulated benefit obligations. There are certain plans, however, with accumulated benefit obligations which exceed plan assets. The following tables summarize the funded status of the Company's pension plans and the related amounts that are recognized in the Consolidated Balance Sheets.

----------------------------------------------------------------------------------------------------------------------------
                                                                                 Plans for        Plans for
                                                                              which assets            which
                                                                                    exceed      accumulated
December 31, 1995                                                              accumulated         benefits
In thousands of dollars                                                           benefits    exceed assets            Total
----------------------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
Vested benefit obligation                                                        $ 367,765         $ 19,984        $ 387,749
Accumulated benefit obligation                                                   $ 381,528         $ 22,335        $ 403,863
============================================================================================================================
Plan assets at fair value, primarily fixed
  income securities and common stock                                             $ 437,151         $  8,234        $ 445,385
Projected benefit obligation                                                      (384,199)         (25,364)        (409,563)
----------------------------------------------------------------------------------------------------------------------------
Funded status                                                                       52,952          (17,130)          35,822
Unrecognized net (gain) loss                                                       (19,194)           4,337          (14,857)
Unrecognized net transition (asset) obligation                                      (3,909)              36           (3,873)
Unrecognized prior service cost                                                     12,533            3,783           16,316
Adjustment required to recognize minimum liability                                      --           (5,246)          (5,246)
----------------------------------------------------------------------------------------------------------------------------
Pension asset (liability) reflected in Consolidated Balance Sheet                $  42,382         $(14,220)       $  28,162
============================================================================================================================

----------------------------------------------------------------------------------------------------------------------------
                                                                                 Plans for        Plans for
                                                                              which assets            which
                                                                                    exceed      accumulated
December 31, 1994                                                              accumulated         benefits
In thousands of dollars                                                           benefits    exceed assets            Total
----------------------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
Vested benefit obligation                                                        $ 294,140         $ 15,494        $ 309,634
Accumulated benefit obligation                                                   $ 308,432         $ 17,223        $ 325,655
============================================================================================================================
Plan assets at fair value, primarily fixed
  income securities and common stock                                             $ 373,446         $  6,641        $ 380,087
Projected benefit obligation                                                      (326,858)         (20,774)        (347,632)
----------------------------------------------------------------------------------------------------------------------------
Funded status                                                                       46,588          (14,133)          32,455
Unrecognized net (gain) loss                                                       (23,244)           2,980          (20,264)
Unrecognized net transition (asset) obligation                                      (3,935)              18           (3,917)
Unrecognized prior service cost                                                      6,563            5,240           11,803
Adjustment required to recognize minimum liability                                      --           (4,728)          (4,728)
----------------------------------------------------------------------------------------------------------------------------
Pension asset (liability) reflected in Consolidated Balance Sheet                $  25,972         $(10,623)       $  15,349
============================================================================================================================

----------------------------------------------------------------------------------------------------------------------------
                                                                                 Plans for        Plans for
                                                                              which assets            which
                                                                                    exceed      accumulated
December 31, 1993                                                              accumulated         benefits
In thousands of dollars                                                           benefits    exceed assets            Total
----------------------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
Vested benefit obligation                                                        $ 280,941         $  2,626        $ 283,567
Accumulated benefit obligation                                                   $ 304,359         $  2,657        $ 307,016
============================================================================================================================
Plan assets at fair value, primarily fixed
  income securities and common stock                                             $ 395,698         $  2,143        $ 397,841
Projected benefit obligation                                                      (350,946)          (3,119)        (354,065)
----------------------------------------------------------------------------------------------------------------------------
Funded status                                                                       44,752             (976)          43,776
Unrecognized net (gain) loss                                                       (29,311)             582          (28,729)
Unrecognized net transition asset                                                   (5,291)            (151)          (5,442)
Unrecognized prior service cost                                                      9,018              209            9,227
----------------------------------------------------------------------------------------------------------------------------
Pension asset (liability) reflected in Consolidated Balance Sheet                $  19,168         $   (336)       $  18,832
============================================================================================================================

The net periodic pension cost consists of the following:

----------------------------------------------------------------------------------------------------------------------------
Years Ended December 31,
In thousands of dollars                                                               1995             1994             1993
----------------------------------------------------------------------------------------------------------------------------
Service cost                                                                     $   5,616         $  7,934        $   7,758
Interest cost on projected benefit obligation                                       28,868           25,565           23,932
Actual (return) loss on plan assets                                                (89,195)           2,229          (40,484)
Net amortization and deferral                                                       52,744          (37,863)           7,623
----------------------------------------------------------------------------------------------------------------------------
Net periodic pension benefit                                                        (1,967)          (2,135)          (1,171)
Benefit due to regulatory agency actions                                            (1,307)          (1,743)          (1,537)
Amount expensed due to curtailment                                                   2,907               --               --
----------------------------------------------------------------------------------------------------------------------------
Net periodic pension benefit                                                     $    (367)        $ (3,878)       $  (2,708)
============================================================================================================================

  The projected benefit obligation at December 31, 1995, 1994 and 1993 was determined using an assumed weighted average discount rate of 7.5%, 8.5% and 7.25%, respectively, and an assumed weighted average rate of increase in future compensation levels of 5.0%, 5.5% and 5.0%, respectively. The weighted average expected long-term rate of return on plan assets was assumed to be 9.0% at December 31, 1995 and 1994 and 8.75% at December 31, 1993. The unrecognized net transition asset as of January 1, 1987 is being amortized over the estimated remaining service lives of employees, ranging from 12 to 26 years.

  The Company's funding policy is to make contributions for pension benefits based on actuarial computations which reflect the long-term nature of the pension plan. However, under FAS 87, "Employers' Accounting for Pensions," the development of the projected benefit obligation essentially is computed for financial reporting purposes and may differ from the actuarial determination for funding due to varying assumptions and methods of computation.

  During 1995, 1994 and 1993, the Company funded $3.0 million, $1.0 million and $.2 million, respectively, for employees' service pensions and certain death benefits. In addition to the net pension expense in 1995, the Company recognized a net curtailment loss of $2.6 million reflecting the freezing of defined benefit plans sponsored by Frontier Corporation for non-bargaining unit employees as of December 31, 1996.

  The Company has established a rabbi trust separate from the pension plan assets to provide funding for the benefits payable under its Supplemental Management Pension Plan ("SMPP"). The SMPP is a defined benefit plan under which the Company will pay supplemental pension benefits to key executives in addition to amounts received under the Company's retirement plan. The trust is irrevocable and assets contributed to the trust can only be used to pay such benefits with certain exceptions. The assets held in trust at December 31, 1995, 1994 and 1993 amounted to $10.3 million, $7.1 million and $4.4 million, respectively, and consist primarily of fixed income securities and common stock. During 1995, 1994 and 1993, the Company's total cost for this plan was $1.9 million, $1.3 million and $1.0, respectively. The 1995 cost includes an additional $.3 million curtailment loss resulting from the freezing of the SMPP benefit plan effective December 31, 1996.

  The Company also sponsors a number of defined contribution plans. The most significant plan covers non-union employees, who make contributions through payroll deduction. The Company matches up to 75 percent of that contribution up to 6 percent of gross compensation. The total cost recognized for all defined contribution plans was $6.8 million for 1995, $5.6 million for 1994, and $4.7 million for 1993.

11. Postretirement Benefits Other Than Pensions

The Company provides health care, life insurance, and certain other retirement benefits for a substantial number of employees. Plan assets consist principally of life insurance policies and money market instruments. In adopting FAS 106, the Company elected to defer the recognition of the accrued obligation of $125 million over a period of twenty years. During the fourth quarter of 1995, the Company amended its health benefits plan to cap the cost absorbed by the Company for health care and life insurance costs for its non-bargaining unit employees who retire after December 31, 1996. All other benefits are discontinued. The effect of this amendment was to reduce the December 31, 1995 accumulated postretirement obligation by $8.1 million.

  The status of the plans is as follows:

----------------------------------------------------------------------------------------------------------------------------
In thousands of dollars                                                               1995             1994             1993
----------------------------------------------------------------------------------------------------------------------------
Accumulated postretirement benefit obligation (APBO) attributable to:
  Retirees                                                                        $ 73,032         $ 79,935        $  63,749
  Fully eligible plan participants                                                  17,235           22,812           44,399
  Other active plan participants                                                    20,127           28,877           34,892
----------------------------------------------------------------------------------------------------------------------------
  Total APBO                                                                       110,394          131,624          143,040
Plan assets at fair value                                                            5,716            5,545            3,944
----------------------------------------------------------------------------------------------------------------------------
APBO in excess of plan assets                                                      104,678          126,079          139,096
Unrecognized transition obligation                                                 (99,836)        (109,730)        (117,706)
Unrecognized net prior service cost                                                 (1,790)          (6,003)          (1,458)
Unrecognized net gain (loss)                                                        30,110           15,502           (3,811)
----------------------------------------------------------------------------------------------------------------------------
Accrued postretirement benefit obligation                                         $ 33,162        $  25,848        $  16,121
============================================================================================================================

  The components of the estimated postretirement benefit cost are as follows:

----------------------------------------------------------------------------------------------------------------------------
In thousands of dollars                December 31,                                   1995             1994             1993
----------------------------------------------------------------------------------------------------------------------------
Service cost                                                                      $    947         $  1,323        $   2,746
Interest on APBO                                                                     8,614            9,666           10,046
Amortization of transition obligation                                                6,045            6,094            6,241
Return on plan assets                                                                 (462)            (385)            (290)
Amortization of prior service cost                                                     392              383               --
Amortization of gains and losses                                                    (2,758)            (704)              --
----------------------------------------------------------------------------------------------------------------------------
Net postretirement benefit cost                                                   $ 12,778         $ 16,377        $  18,743
============================================================================================================================

  To estimate these costs, health care costs were assumed to increase 10.5%, 11.2% and 12.0% in 1996, 1995 and 1994 respectively, with the rate of increase declining consistently to 5.0% by 2006 and thereafter. The weighted discount rate was assumed to be 7.5%, 8.5% and 7.25% and the rate of salary increase was assumed to be 5.0%, 5.5% and 5.0% at December 31, 1995, 1994 and 1993,
respectively. The expected long-term rate of return on plan assets was 9.0% at December 31, 1995 and 1994 and 7.4% at December 31, 1993. If the health care cost trend rates were increased by one percentage point, the accumulated postretirement benefit health care obligation as of December 31, 1995 would increase by $10.2 million while the sum of the service and interest cost components of the net postretirement benefit health care cost for 1995 would increase by $1.0 million.

12. Stock Option Plans and Other Common Stock Transactions

The Company has a stock option plan for its directors, executives and certain employees. The exercise price for all plans is the fair market value of the stock on the date of the grant of the stock option. The options expire ten years from the date of the grant. Options previously issued to ALC employees are vested in their entirety as of the August 16, 1995 merger date. The remaining options vest over a period from one to three years. The total number of shares which may be granted under the executive and employee plans is limited to one percent of the number of issued shares, including treasury shares, of the Company's common stock during any calendar year. The maximum number of shares which may be granted under the directors plan is 1,000,000 shares.

  Information with respect to options under the above plans follows:

--------------------------------------------------------------------------------
                                                                    Option Price
                                                    Shares             Per Share
--------------------------------------------------------------------------------
Outstanding at January 1, 1993                   7,370,456         $ 1.75-$15.69
Granted in 1993                                  3,519,038         $13.03-$19.75
Cancelled in 1993                                  (45,634)        $ 1.75-$19.06
Exercised in 1993                               (1,512,748)        $ 1.75-$15.75
--------------------------------------------------------------------------------
Outstanding at December 31, 1993                 9,331,112         $ 1.75-$19.75
Granted in 1994                                    507,900         $14.82-$22.69
Cancelled in 1994                                 (150,464)        $ 1.75-$22.69
Exercised in 1994                                 (713,025)        $ 1.75-$19.75
--------------------------------------------------------------------------------
Outstanding at December 31, 1994                 8,975,523         $ 1.75-$22.69
Granted in 1995                                  2,020,315         $15.53-$27.13
Cancelled in 1995                                 (195,716)        $ 2.25-$27.13
Exercised in 1995                               (2,433,623)        $ 1.75-$26.75
--------------------------------------------------------------------------------
Outstanding at December 31, 1995                 8,366,499         $ 1.75-$27.13
================================================================================
Exercisable at December 31, 1995                 6,231,994         $ 1.75-$27.13
================================================================================

  At December 31, 1995, 2,468,007 shares were available for future grant.

Restricted Stock Plan

During 1995, the Company issued restricted stock to certain key employees under its Management Stock Incentive Plan. The stock vests over a period of three years based upon performance of the Company's stock price and continued employment. During 1995, 200,000 shares were issued and outstanding under the plan. Shareowners' equity reflects unearned compensation for the unvested stock awarded. This amount is reduced and charged against operations, along with any changes in market prices, as the stock awards vest.

Common Stock Warrants

As of December 31, 1995, warrants for the purchase of 131,169 shares of common stock at $2.50 per share were outstanding. The warrants expire in June 1997. As of December 31, 1995, 1994 and 1993, 6,252,000, 828,000 and 9,205,000 warrants were exercised. The warrants were issued in connection with ALC's refinancings and the difference between the exercise price and the fair value of the warrants at the time of issuance was recorded as a discount on the related notes and an increase to capital in excess of par value.

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


13. Preferred Stock

----------------------------------------------------------------------------------------------------------------------------
In thousands of dollars, except share data                                            1995             1994             1993
----------------------------------------------------------------------------------------------------------------------------
Frontier Corporation--850,000 shares authorized; par value $100
  5.00% Series--redeemable at $101 per share
    Shares Outstanding                                                             100,000          100,000          100,000
    Amount Outstanding                                                            $ 10,000         $ 10,000         $ 10,000
  5.65% Series--redeemable at $101 per share
    Shares Outstanding                                                              50,000           50,000           50,000
    Amount Outstanding                                                            $  5,000         $  5,000         $  5,000
  4.60% Series--redeemable at $101 per share
    Shares Outstanding                                                              50,000           50,000           50,000
    Amount Outstanding                                                            $  5,000         $  5,000         $  5,000
Frontier Communications of New York, Inc.
  40,000 shares authorized; par value $100
  5.875% Series A--redeemable at par
    Shares Outstanding                                                              18,694           18,694           18,694
    Amount Outstanding                                                            $  1,869         $  1,869         $  1,869
  7.80% Series B--redeemable at $100.80-$105.00 per share
    Shares Outstanding                                                               6,240            6,320            6,400
    Amount Outstanding                                                            $    624         $    632         $    640
Frontier Communications of AuSable Valley, Inc.
  4,000 shares authorized; par value $100
  5.50% Series--redeemable at par
    Shares Outstanding                                                               2,754            2,754            2,754
    Amount Outstanding                                                            $    276         $    276         $    276
----------------------------------------------------------------------------------------------------------------------------
Total Shares Outstanding                                                           227,688          227,768          227,848
============================================================================================================================
Total Amount Outstanding                                                          $ 22,769         $ 22,777         $ 22,785
============================================================================================================================

  At the special meeting in December 1994, Frontier shareowners authorized 4 million shares of a new class of preferred stock, having a value of $100.00 per share and designated as Class A Preferred Stock. This class of stock will rank junior to the cumulative preferred stock as to dividends and distributions, and upon the liquidation, dissolution or winding up of the Company. As of December 31, 1995, no shares of this class have been issued.

  On April 9, 1995, the Board of Directors adopted a Shareowners Rights Plan (the "Plan"). This Plan provides for a dividend distribution on each outstanding common share of a right to purchase one one-hundredth of a share of Series A Junior Participating Class A Preferred Stock. The rights are designed to protect shareowners in the event of an unsolicited attempt to acquire Frontier which the Board does not believe is fair to the shareowners interest. The rights become exercisable under certain circumstances to purchase Frontier common stock, or securities of an acquiring entity, at one-half market value.

14. Accounting Pronouncements Adopted

The Company adopted FAS 116, "Accounting for Contributions Received and Contributions Made" for all of its consolidated subsidiaries effective September 30, 1995. FAS 116 requires that the Company reflect in current expenses an accrual for the cost of multi-year charitable contributions. The net impact of adopting FAS 116 resulted in a post tax charge of $1.5 million, net of taxes of $0.8 million.

  In 1992, the Financial Accounting Standards Board released FAS 112, "Employers' Accounting for Postemployment Benefits" which the Company implemented on January 1, 1994. FAS 112 requires that the projected future costs of providing postemployment (but preretirement) benefits, such as disability, prepension leave (salary continuation) and severance pay, be recognized as an expense as employees render service rather than when the benefits are paid. The Company recognized the obligation for postemployment benefits through a cumulative effect charge to net income of $7.2 million, net of taxes of $3.9 million.

15. Commitments and Contingencies

Operating Environment--During 1995, the Company evolved from a provider of local and long distance services in certain areas of the country to a nationwide provider of integrated communications services. As a result, the Company has formidable competitors of greater size and expects that there will be more entrants into the long distance business and its local markets. The Company also has larger customers than it had as a predominantly local exchange company.

  Legal Matters--The Company and a number of its subsidiaries are party to a number of judicial and administrative proceedings involving matters incidental to their business. The Company's management does not believe that any material liability will be imposed as a result of these matters.

  Leases and License Agreements--The Company leases buildings, land, office space, fiber optic network, computer hardware and other equipment, and has license agreements for rights-of-way for the construction and operation of a fiber optic communications system. Total rental expense amounted to $77.8 million in 1995, $68.7 million in 1994 and $66.2 million in 1993.

  Minimum annual rental commitments under noncancellable operating leases and license agreements in effect on December 31, 1995 were as follows:

-------------------------------------------------------------------------
In thousands of dollars             NonCancellable Leases   Transmission/
                               --------------------------         License
Years                          Buildings        Equipment      Agreements
-------------------------------------------------------------------------

1996                             $16,589          $10,675         $34,644
1997                              15,524            5,843          25,429
1998                              11,935            1,790          17,682
1999                               7,124               58           5,187
2000                               6,389               15           2,996
2001 and thereafter               15,645               --          11,451
-------------------------------------------------------------------------
  Total                          $73,206          $18,381         $97,389
=========================================================================

  Other Matters--It is anticipated that the Company will expend approximately $175.0 million for additions to property, plant and equipment during 1996. In connection with this construction program, the Company has made certain commitments for the purchase of materials and equipment.

16. Business Segment Information

As of January 1995, the Company reports its operations in four segments: Long Distance Communications Services, Local Communications Services, Wireless Communications Services and Corporate Operations and Other. Prior to January 1995, the Company reported its operations in only two segments, Telephone Operations and Telecommunications Services. The change in the definition of the Company's segments has been made to better reflect the changing scope of the businesses in which the Company operates. All historical data have been restated accordingly to conform with the new presentation.

  Revenues, operating income, depreciation, construction and identifiable assets by business segment are set forth in the Business Segment Information on page 26.

17. Selected Quarterly Data (Unaudited)

------------------------------------------------------------------------------------------------------------------------------------
                                 Revenues                 Income                                           Per Share
                             -------------------------------------------------------------------------------------------------------
                                                                                Earnings Before
(In thousands of dollars,                     Operating               Net         Extraordinary                         Market Price
except per share data)       Consolidated        Income            Income             Items and                        -------------
                                 Revenues        (Loss)            (Loss)     Cumulative Effect         Earnings        High     Low
------------------------------------------------------------------------------------------------------------------------------------

1995  First Quarter/(1)/       $  459,040       $ 87,281/(2)/  $  51,650/(2)/             $ .32          $ .32        $23.38  $19.25

      Second Quarter/(1)/         506,920         96,314          53,069                    .33            .33        $24.13  $19.63

      Third Quarter               571,386         (7,681)/(3)/  (137,912)/(3)/             (.12)/(5)/     (.90)/(5)/  $28.63  $23.75

      Fourth Quarter              606,345        108,316          55,276/(4)/               .36            .34        $30.00  $25.50
                               -----------------------------------------
      Full Year                $2,143,691       $284,230       $  22,083                  $ .89          $ .13
                               =========================================
------------------------------------------------------------------------------------------------------------------------------------
1994  First Quarter            $  399,454       $ 75,967       $  32,962/(6)/             $ .25          $ .21        $22.44  $20.25

      Second Quarter              416,767         79,686          52,909                    .33            .33        $25.25  $20.81

      Third Quarter               421,503         84,557          47,407                    .29            .29        $24.75  $21.63

      Fourth Quarter              429,821         85,416          46,779                    .29            .29        $24.63  $20.50
                               -----------------------------------------
      Full Year                $1,667,545       $325,626       $ 180,057                  $1.16          $1.12
                               =========================================
------------------------------------------------------------------------------------------------------------------------------------
1993  First Quarter            $  333,939       $ 57,351       $  27,432                  $ .18          $ .18        $19.44  $17.32

      Second Quarter              349,617         60,840          22,016/(7)/               .19            .14        $21.75  $18.25

      Third Quarter               369,011         63,866          32,850                    .21            .21        $24.38  $20.50

      Fourth Quarter              384,881         69,580          38,856                    .25            .25        $25.13  $21.69
                               -----------------------------------------
      Full Year                $1,437,448       $251,637       $ 121,154                  $ .83          $ .78
                               =========================================
------------------------------------------------------------------------------------------------------------------------------------

(1) First and second quarter results for 1995 as previously reported did not include the pooling of interests with ALC Communications, Inc. Consolidated revenues for ALC were $177.8 million and $197.2 million for the first and second quarters, respectively. ALC's operating income and net income were $33.1 million and $20.0 million at March 31, 1995 and $33.9 million and $20.2 million at June 30, 1995.

(2) Includes a pre-tax acquisition related charge of $4.8 million (post-tax charge of $3.1 million.)

(3) Includes a pre-tax acquisition related charge of $109.5 million (post-tax charge of $75.7 million.) Includes post-tax extraordinary charges of $112.1 million resulting from the discontinuance of regulatory accounting, a post-tax extraordinary loss on retirement of debt of $5.8 million and a post-tax cumulative effect charge related to change in accounting principle of $1.5 million.

(4) Includes a post-tax extraordinary loss on retirement of debt of $3.2 million.

(5) Due to the net loss incurred, the earnings per share calculation excludes common stock equivalents.

(6) Includes a post-tax cumulative effect charge related to change in accounting principle of $7.2 million.

(7) Includes a post-tax extraordinary loss on retirement of debt of $7.5 million.

Condensed Six-Year Financial Statements

----------------------------------------------------------------------------------------------------------------------------------
In thousands of dollars, except per
 share data
Years Ended December 31,                           1995           1994           1993           1992           1991           1990
----------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF INCOME
Revenues                                     $2,143,691     $1,667,545     $1,437,448     $1,252,244     $1,120,375     $  978,805
Costs and expenses                            1,859,461      1,341,919      1,185,811      1,047,393        952,165        867,857
----------------------------------------------------------------------------------------------------------------------------------
Operating Income                                284,230        325,626        251,637        204,851        168,210        110,948
Interest expense                                 54,660         51,312         58,022         68,243         64,722         57,324
Other income                                     16,094         22,018          8,538          3,511         29,473         12,048
Income taxes                                    100,896        109,078         73,509         33,094         52,774         32,585
----------------------------------------------------------------------------------------------------------------------------------
Income Before Extraordinary Items
  and Cumulative Effect of Changes
  in Accounting Principles                      144,768        187,254        128,644        107,025         80,187         33,087
Extraordinary items                            (121,208)            --         (7,490)        (1,072)         6,387             --
Cumulative effect of changes
  in accounting principles                       (1,477)        (7,197)            --             --             --             --
----------------------------------------------------------------------------------------------------------------------------------
Consolidated Net Income                          22,083        180,057        121,154        105,953         86,574         33,087
Dividends on preferred stock                      1,191          1,187          1,640          4,442          5,189          5,192
----------------------------------------------------------------------------------------------------------------------------------
Income Applicable to Common Stock            $   20,892     $  178,870     $  119,514     $  101,511     $   81,385     $   27,895
==================================================================================================================================
Earnings Per Common Share:
Primary                                      $      .13     $     1.12     $      .78     $      .74     $      .64     $      .27
Fully Diluted                                $      .13     $     1.12     $      .78     $      .74     $      .64     $      .27
==================================================================================================================================

CONSOLIDATED BALANCE SHEET
Current Assets                               $  523,135     $  673,826     $  303,434     $  302,122     $  270,122     $  235,523
Property, plant and equipment, net              881,309      1,034,442      1,080,135      1,085,760      1,075,584        916,018
Goodwill and customer base                      550,081        222,442        215,962        187,278        197,201        113,399
Deferred and other assets                       154,067        130,084        122,014        104,583        118,112        208,156
----------------------------------------------------------------------------------------------------------------------------------
Total Assets                                 $2,108,592     $2,060,794     $1,721,545     $1,679,743     $1,661,019     $1,473,096
==================================================================================================================================
Current Liabilities                          $  504,201     $  305,698     $  291,760     $  344,962     $  344,974     $  281,413
Long-term debt                                  618,867        661,549        581,707        604,157        636,099        486,853
Deferred income taxes                            15,644         98,217        104,232        104,588        113,973        148,491
Deferred employee benefits obligation            58,385         46,001         16,121             --             --             --
Redeemable preferred stock                           --             --             --          9,659         62,434         57,766
Shareowners' Equity                             911,495        949,329        727,725        616,377        503,539        385,174
----------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareowners' Equity    $2,108,592     $2,060,794     $1,721,545     $1,679,743     $1,661,019     $1,359,697
==================================================================================================================================

CONSOLIDATED STATEMENTS OF CASH FLOWS
Operating activities                         $  326,024     $  305,465     $  292,233     $  249,763     $  186,771     $  121,871
Investing activities                           (519,337)       (89,705)      (151,165)      (137,540)      (283,607)      (130,533)
Financing activities                           (134,547)       109,579       (177,401)       (87,396)       116,579        (37,595)
----------------------------------------------------------------------------------------------------------------------------------
Net (Decrease) Increase in Cash and
  Cash Equivalents                           $ (327,860)    $  325,339     $  (36,333)    $   24,827     $   19,743     $  (46,257)
==================================================================================================================================

Financial and Operating Statistics for Six Years

----------------------------------------------------------------------------------------------------------------------------------
In thousands of dollars, except per
 share data
Years Ended December 31,                           1995           1994           1993           1992           1991           1990
----------------------------------------------------------------------------------------------------------------------------------
Current ratio                                      1.04           2.20           1.04            .88            .79            .84
Pretax interest coverage                           1.9x           6.6x           4.3x           3.0x           3.2x           2.1x
Total debt                                   $  633,738     $  666,515     $  586,669     $  694,803     $  737,629     $  566,699
Debt ratio                                        41.0%          41.2%          44.6%          52.6%          56.6%          56.1%
Common shareowners' equity                   $  888,726     $  926,552     $  704,940     $  593,564     $  480,716     $  362,343
Rate of return on average common equity/(1)/      24.0%          21.9%          19.4%          18.9%          19.3%           7.8%
==================================================================================================================================
Construction                                 $  162,575     $  113,735     $  123,842        137,066        119,082        114,840
Percent of funds generated internally              150%           216%           189%           145%           117%            67%
==================================================================================================================================
Common shares outstanding end of year*          158,057        149,294        142,542        122,935        109,798        103,675
Average common shares outstanding*              161,669        160,353        153,230        136,180        127,627        104,310
Total number of common shareowners               26,637         24,608         22,840         22,520         21,376         19,640
Market price per common share:
  High                                       $    30.00     $    25.25     $    25.13     $    17.88     $    17.00     $    20.75
  Low                                        $    19.25     $    20.25     $    17.32     $    14.57     $    13.00     $    12.32
  End of year                                $    30.00     $    21.13     $    22.57     $    17.82     $    16.07     $    14.63
==================================================================================================================================
Dividends declared per common share          $     .835     $     .815     $     .795     $     .775     $     .755     $     .735
Dividends paid per common share              $     .830     $     .810     $     .790     $     .770     $     .750     $     .730
Dividend yield-end of year                         2.8%           3.9%           3.6%           4.4%           4.8%           5.1%
==================================================================================================================================
Percent to total revenues:
Net Revenues:
  Long Distance Communications Services             69%            61%            55%            51%            51%            52%
  Local Communications Services                     29%            37%            41%            45%            44%            43%
  Wireless Communications Services                   1%             1%             2%             2%             2%             1%
  Other                                              1%             1%             2%             2%             3%             4%
Operating Margin:
  Long Distance Communications Services              8%            16%            13%            10%             7%             1%
  Local Communications Services                     30%            30%            27%            25%            26%            26%
  Wireless Communications Services                  10%             5%            11%            19%            20%            16%
  Consolidated                                      13%            20%            18%            16%            15%            11%
==================================================================================================================================
Access lines in service-Rochester               524,630        501,811        492,512        488,986        473,391        461,551
Access lines in service-Regionals               426,245        416,327        425,128        407,415        394,513        227,138
----------------------------------------------------------------------------------------------------------------------------------
  Total access lines in service                 950,875        918,138        917,640        896,401        867,904        688,689
==================================================================================================================================
Employees:
  Long Distance Communications Services           4,203          2,647          2,378          2,280          2,141          1,811
  Local Communications Services                   2,959          3,156          3,444          3,885          3,915          3,251
  Other                                             675            369            259            296            316            543
----------------------------------------------------------------------------------------------------------------------------------
  Total employees                                 7,837          6,172          6,081          6,461          6,372          5,605
==================================================================================================================================
Local Communications Services minutes of use:
  Carrier access minutes-interstate*          2,272,294      2,079,328      2,015,602      1,912,531      1,569,309      1,233,045
  Carrier access minutes-intrastate*          1,759,425      1,763,871      1,664,262      1,439,983      1,173,685        901,376
----------------------------------------------------------------------------------------------------------------------------------
  Total carrier access minutes*               4,031,719      3,843,199      3,679,864      3,352,514      2,742,994      2,134,421
==================================================================================================================================
Long Distance minutes of use                 10,066,777      6,286,912      4,684,981      3,909,616      2,868,545      2,640,667
==================================================================================================================================

*In thousands

(1) Excluding nonrecurring charges.