Form 10-K405, Exhibit 13
period 1995-12-31
FRONTIER CORP /NY/
filed 1996-03-27
CIK 84567

                       Exhibit 13.2


               REPORT OF INDEPENDENT AUDITORS


Board of Directors and Stockholders
ALC Communications Corporation



We have audited the consolidated balance sheets of ALC Communications Corporation and subsidiaries as of December 31, 1995, 1994 and 1993, and the related consolidated statements of operations, cash flows, and preferred stock and stockholders' equity for each of the three years in the period ended December 31, 1995 (not included herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ALC Communications
Corporation and subsidiaries at December 31, 1995, 1994 and
1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.


/s/ Ernst & Young LLP


ERNST & YOUNG LLP
January 17, 1996