Form 10-K405, Exhibit 13
period 1996-12-31
FRONTIER CORP /NY/
filed 1997-03-28
CIK 84567

                                                                    Exhibit 13.1

Contents

Management's Discussion of
Results of Operations and Analysis
of Financial Condition                        14
Report of Independent Accountants             21
Report of Management                          21
Report of Audit Committee                     21
Business Segment Information                  22
Consolidated Statements of Income             23
Consolidated Balance Sheets                   24
Consolidated Statements of Cash Flows         25
Consolidated Statements of
Shareowners' Equity                           26
Notes to Consolidated Financial
Statements                                    27
Condensed Six-Year Financial
Statements                                    38
Financial and Operating Statistics
For Six Years                                 39




Financial Review

Frontier Corporation accomplished a great deal in 1996. Revenue grew over 20 percent, to nearly $2.6 billion. Earnings per share, excluding nonrecurring charges, increased more than 11 percent over the prior year, and operating income improved over 10 percent.

    For the 37th consecutive year, the company raised the dividend on its common stock. Frontier's financial condition as of December 31, 1996, was excellent and leaves Frontier well-positioned to grow and to meet the challenges of increased competition.

            [GRAPH OF DIVIDENDS PAID PER COMMON SHARE APPEARS HERE]

             [GRAPH OF CONSOLIDATED OPERATING INCOME APPEARS HERE]

                      [GRAPH OF DEBT RATIO APPEARS HERE]

                [GRAPH OF SOURCES OF 1996 REVENUE APPEARS HERE]

Management's Discussion of Results of Operations and Analysis of Financial Condition

THE INFORMATION PRESENTED IN THIS MANAGEMENT'S DISCUSSION OF RESULTS OF OPERATIONS AND ANALYSIS OF FINANCIAL CONDITION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND ACCOMPANYING NOTES OF FRONTIER CORPORATION ("THE COMPANY" OR "FRONTIER") FOR THE THREE YEARS ENDED DECEMBER 31, 1996. ALL HISTORICAL FINANCIAL DATA PRESENTED HAVE BEEN RESTATED FOR 1995 POOLING OF INTERESTS TRANSACTIONS. THE MATTERS DISCUSSED THROUGHOUT THIS
ANNUAL REPORT, EXCEPT FOR HISTORICAL FINANCIAL RESULTS CONTAINED HEREIN, MAY BE FORWARD LOOKING IN NATURE OR "FORWARD LOOKING STATEMENTS." ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE FORECASTS OR PROJECTIONS PRESENTED. FORWARD LOOKING STATEMENTS ARE IDENTIFIED BY SUCH WORDS AS "EXPECTS," "ANTICIPATES," "BELIEVES," "INTENDS," "PLANS" AND VARIATIONS OF SUCH WORDS AND SIMILAR EXPRESSIONS. THE COMPANY BELIEVES ITS PRIMARY RISK FACTORS INCLUDE, BUT ARE NOT LIMITED TO:
CHANGES IN THE OVERALL ECONOMY, THE NATURE AND PACE OF TECHNOLOGICAL CHANGE, THE NUMBER AND SIZE OF COMPETITORS IN FRONTIER'S MARKETS, CHANGES IN LAW AND REGULATORY POLICY, AND THE MIX OF PRODUCTS AND SERVICES OFFERED IN THE COMPANY'S TARGET MARKETS. ANY FORWARD LOOKING STATEMENTS IN THE 1996 ANNUAL REPORT SHOULD BE EVALUATED IN LIGHT OF THESE IMPORTANT RISK FACTORS.

Strategic Developments

This year was a period of transition and positioning for Frontier. The Company continues to make the transformation from a provider of local and long distance services to a nationwide provider of integrated communications services. The Federal Telecommunications Act of 1996 (the "Act") will accelerate the deregulation of the telecommunications industry and will also allow and encourage additional competitors to enter Frontier's businesses. The Act provides the Company greater flexibility and speed to enter into new markets and expand its customer base with bundled telecommunications products that few of Frontier's larger competitors offer or currently have the regulatory freedom to pursue. Throughout 1996, the Company commenced strategic initiatives to better position itself in an increasingly competitive marketplace. A few of the most notable initiatives follow:

    The strategic purchases of and mergers with long distance companies that occurred during 1995, were largely integrated in 1996. The anticipated operating synergies resulting from the restructuring of the long distance operations have been achieved and are reflected in the results of operations for the year.

    Frontier announced in October 1996 that it had joined Qwest Communications as a partner in the construction of a $2 billion nationwide fiber optic network, which when complete, will be the largest single fiber build in United States history. The Company will invest almost $500 million through 1998 to complete the project. Construction began in October 1996. The multi-ring Synchronous Optical Network ("SONET") architecture increases speed and reliability and is expected to reduce the Company's network transmission costs beginning in mid-year 1997. When complete in 1998, it is planned that Frontier's network will interconnect nearly 100 cities, encompass more than 13,000 route miles and provide coast-to-coast SONET connectivity. The Company expects to finance the project primarily with cash from operations and short to medium-term debt.

    The Company began its first offering of competitive local telephone service as an Alternative Local Exchange Carrier (A-LEC) in the fourth quarter of 1996. As an A-LEC, Frontier is providing local service, combined with a complete range of long distance and wireless products, in the New York City area. The Company is utilizing its own switch in conjunction with a local resale agreement with Nynex. Providing local telephone services as an A-LEC is an efficient method of entering large markets and capitalizes on the Company's experience as a provider of bundled telecommunication services. The Company plans to enter other new markets either as a facilities based local carrier or as a reseller of local telecommunications services in 1997.

    The Rochester, New York local telephone operation successfully completed its second year under the Open Market Plan. The Open Market Plan promotes telecommunications competition and preceded the Telecommunications Act of 1996. The Company's retail and wholesale market share remained stable versus the prior year, despite the increased discount rates offered to resellers during 1996. The Company believes it will continue to succeed in this market and other competitive markets providing a bundled telecommunication product on one bill.

    The Company's goal is to continue to develop its products and customer base and build larger customer clusters in target segments and geographic markets, with the overall objective of expanding its operations across line-of-business boundaries.

Consolidated Results of Operations

Consolidated revenues were $2.6 billion in 1996, a $431.9 million, or 20.1%, increase over 1995. Revenues in 1995 increased $476.1 million or 28.6% over 1994. Normalized for purchase acquisitions, revenues increased 11.8% and 17.2% in 1996 and 1995, respectively. The 1996 revenue increase is attributed to growth in traffic, increased sales and marketing efforts and the promotion of new products and features in the long distance and local telephone segments. The decline in the normalized revenue growth rate in 1996 as compared to 1995 is principally due to the migration of the 1-plus basic long distance service of the Company's major carrier customer from the Frontier network in the fourth quarter of 1996 and lower traffic growth in other sales channels. The normalized revenue growth rate of 17.2% for 1995 is positively impacted by the major carrier customer's business doubling in size over 1994. Normalized for certain nonrecurring events, costs and expenses were $2.1 billion, $1.7 billion, and $1.3 billion in 1996, 1995 and 1994, respectively. This resulted in operating income increases of 10.3% and 22.3% in 1996 and 1995, respectively. Operating margins were 17.1%, 18.6% and 19.5% during 1996, 1995 and 1994, respectively. The decline in operating income growth and the level of margins for 1994 through 1996 is primarily a result of the increasing share of the Company's total business represented by long distance, which operates at a lower margin than the local communications segment. The decline was also influenced by the impact of the high growth through the fourth quarter of 1996 of the Company's major long distance carrier customer, which occurred at comparatively lower margins than the rest of the Company's business. Pursuant to contract, the Company provided this customer with volume discounts as its traffic grew at an accelerated pace over the past two years. A full discussion of the impact of this customer on the Company's performance is on page 17. Additionally, selling, general and administrative costs ("SG&A") increased in the long distance segment in the last quarter of 1996 primarily as the result of an increase in sales distribution channels and a brand advertising program that was implemented. These costs are expected to positively impact revenue and operating income in 1997.

    The Company recorded a $16 million charge in the fourth quarter of 1996 to reflect the resolution of an international traffic dispute with connecting carriers. This charge, which is not material to each of the other quarterly results reported in 1996, reduced reported EPS in the fourth quarter by approximately $.06. International long distance service is a part of the Company's overall product set. Frontier primarily resells the international long distance services of other long distance carriers. The Company is exploring alternatives to resale which could result in the lowering of its cost structure for international traffic in the future.

    Earnings per share were $1.27, $.13 and $1.12 for the years ended 1996, 1995 and 1994, respectively. Excluding the impact of the nonrecurring adjustments discussed below, net income amounted to $247.1 million, $218.7 million and $180.1 million in 1996, 1995 and 1994, respectively. Earnings per share, excluding these adjustments, were $1.50, $1.35 and $1.12 for the three years, increases of 11.1% and 20.5%, respectively.

Nonrecurring Adjustments

Consolidated operating results for the years 1994 through 1996 were impacted by a number of nonrecurring adjustments. Net income for these years, normalized for nonrecurring adjustments, is summarized in the chart below and succeeding narrative.

-------------------------------------------------  ---------------  ------------
(All dollars, except per share
amounts, are in thousands)                  1996             1995           1994
-------------------------------------------------  ---------------  ------------
Income applicable to
    common stock                     $   208,744      $    20,892      $178,870
-------------------------------------------------  ---------------  ------------
Adjustments, net of taxes:
Acquisition related and other             30,363           78,764            --
Gain on sale of assets                    (3,029)          (4,826)       (7,109)
Loss on early retirement of debt              --            9,060            --
Discontinuance of regulatory
    accounting                                --          112,148            --
Adoption of new accounting
    standards                              8,018            1,477         7,197
Work stoppage preparation costs            1,861               --            --
-------------------------------------------------  ---------------  ------------
    Total adjustments                     37,213          196,623            88
-------------------------------------------------  ---------------  ------------
Income applicable to common
    stock, after adjustments         $   245,957      $   217,515      $178,958
=================================================  ===============  ============
Earnings per share                   $      1.27      $       .13      $   1.12
-------------------------------------------------  ---------------  ------------
Adjustments:
Acquisition related and other                .19              .49            --
Gain on sale of assets                      (.02)            (.03)         (.04)
Loss on early retirement of debt              --              .06            --
Discontinuance of regulatory
    accounting                                --              .69            --
Adoption of new accounting
    standards                                .05              .01           .04
Work stoppage preparation costs              .01               --            --
-------------------------------------------------  ---------------  ------------
       Total adjustments                     .23             1.22            --
-------------------------------------------------  ---------------  ------------
Earnings per share,
    after adjustments                $      1.50      $      1.35      $   1.12
=================================================  ===============  ============

1.  Acquisition Related and Other
Frontier's operating results for 1996 include a $30.4 million charge, net of a tax benefit of $18.4 million, resulting from the curtailment of certain company pension plans and a one-time charge associated with the Company's conference calling product line. The pension curtailment comprises $17.3 million of the total post-tax charge and is a result of the Company's efforts to standardize pension benefits. The one-time charge associated with the Company's conference calling product line ($13.1 million, after tax) primarily reflects an adjustment to write-off nonrecoverable product development costs relating to proprietary software.

    The Company's 1995 operating results reflect an acquisition related charge of $78.8 million, net of an income tax benefit of $35.4 million, that is associated with the integration of the Company's 1995 acquisitions as well as the ALC Communications Corporation ("ALC") merger related transaction costs. The remaining reserve balance at December 31, 1996 of $28.2 million is primarily for redundant facilities currently being decommissioned.

2. Gain on Sale of Assets
Gain on sale of assets reflects the sales of the Company's minority investment in a Canadian long distance company in 1996 ($5.0 million pre-tax gain, $3.0 million after taxes), the sale of Ontonagon County Telephone Company in 1995 ($4.8 million non-taxable gain) and Minot Telephone in 1994 ($11.3 million pre-tax gain, $7.1 million after taxes).

3. Early Retirement of Debt
In 1995, the Company redeemed, through a tender offer, $76.8 million of ALC's 9% Senior Subordinated Notes for $83.5 million. The early retirement resulted in an extraordinary loss including issuance costs, of $5.8 million, net of applicable income taxes of $3.7 million. In 1995, the Company redeemed its outstanding 9% debentures scheduled to mature in 2020. The Company recorded an extraordinary loss of $3.2 million, net of applicable income taxes of $1.7 million.

4. Discontinuance of Regulatory Accounting
As a result of changes in regulation and increasing competition in the telecommunications industry, the Company discontinued the use of Statement of Financial Accounting Standards ("FAS") No. 71, "Accounting for the Effects of Certain Types of Regulation" as of September 30, 1995 for its local communications companies. This non-cash, extraordinary write-off totaled $112.1 million, net of applicable income taxes of $68.4 million. The write-off was primarily related to the reduction in the recorded values of long lived telephone plant assets.

5. Adoption of New Accounting Standards
Results in 1996 reflect a $12.4 million pre-tax charge for the adoption of FAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The assets held for disposal consist principally of telephone switching equipment in the Local Communications segment as a result of the central office switch consolidation project.

    Frontier adopted FAS 116, "Accounting for Contributions Received and Made," in September of 1995. FAS 116 requires that companies reflect an accrual in current expenses for the cost of multi-year charitable contributions. The cumulative effect of adopting FAS 116 in 1995 was a charge of $1.5 million, net of applicable income taxes of $0.8 million.

    As of January 1, 1994, the Company adopted FAS 112, "Employers' Accounting for Postemployment Benefits," related to the accounting for certain employee benefits costs. The cumulative effect of adopting FAS 112 was an after-tax charge of $7.2 million, net of applicable income taxes of $3.9 million.

6. Work Stoppage Preparation Costs
During the first quarter of 1996, operating costs increased $2.8 million (pre-tax) at the Company's largest telephone subsidiary due to higher labor and related expenses in connection with a union contract negotiation. See page 18 for further discussion of the status of contract negotiations with this union and the impact on the Company's reported results.

Telecommunications Act of 1996

The Telecommunications Act of 1996 was enacted on February 8, 1996. This landmark legislation establishes a framework for increased competition in the local and long distance segments of the Company's business. The Company views this legislation as favorable to its operations. Currently, Frontier companies are providing local service, or negotiating with carriers for interconnection and resale agreements to permit entry into new markets. The Telecommunications Act incorporates many aspects of the Open Market Plan initiated by the Company in Rochester, New York in 1993 and implemented in 1995. The Company believes its experience in providing integrated services and its background with the Rochester, New York Open Market Plan provides it with a competitive advantage.

    On August 8, 1996, the Federal Communications Commission ("FCC") released a First Report and Order (the "First Report and Order") in a core rulemaking proceeding to implement the Telecommunications Act of 1996. That First Report and Order established guidelines to promote local competition affecting the Company and all other competitors in local telecommunications markets. The FCC's action is subject to reconsideration and to appellate review. On September 27, 1996, the U.S. Court of Appeals for the Eighth Circuit granted a stay of a significant portion of the First Report and Order, and an appeal of that stay to the Supreme Court was denied. A decision by the appeals court is pending. The Act also requires the FCC to restructure the manner in which universal service operates, and the Commission is currently considering the recommendation of a Federal-State Joint Board released on November 8, 1996. On December 24, 1996, the FCC released a Notice of Proposed Rulemaking requesting comment on how the FCC should change the manner in which it regulates interstate access charges. The Company is considering its options in light of these proceedings.

Competitive Response to the Telecommunications
Act of 1996

In the short time since the enactment of the Telecommunications Act of 1996, a number of fundamental changes in the business have occurred or are likely to take place. During 1996, many companies in the industry have announced or completed corporate consolidations or other transactions. As a result, a number of these competitors may be larger in size and may possess financial resources substantially greater than Frontier's. Notwithstanding these business transactions, much of the first year of implementation of the Act has related to activities that have not yet caused significant marketplace impacts. These activities include regulatory activity on both the federal and state levels to implement the new law, and to put in place mechanisms to govern and to deal with new business relationships. They also include governmental activities designed to open new areas of the radio spectrum, and to permit technological development of new services and improvements in established services.

    As new technological and business opportunities emerge, the pace of innovation and business activity will accelerate. New business relationships are developing and can be expected to continue. They are partially the result of provisions in the law that require new forms of pricing agreements between facilities-based carriers and resellers, new interconnection agreements, and arrangements that replace long-standing tariff filing mechanisms. They are also the result of strategic activities designed to address the evolving marketplace. The new law promotes broader competition among incumbent companies in traditional telecommunications lines of business and across such lines of business.

    As a result of these events, the way in which individual companies do business is changing. Companies that have operated in traditionally independent lines of business must evaluate methods to build integrated products that incorporate services and capabilities that come from other areas. In the long distance line of business, Frontier anticipated that public policy would continue to evolve in favor of greater competition. As a result, the Company has been positioning itself to confront a marketplace with numerous new competitors in each of its business channels, requiring the development of capabilities necessary to compete aggressively and successfully against all of the competitors in its target channels.

    Part of this activity has involved an analysis of the merits of owning additional amounts of facilities in the long distance area. Ownership of facilities can provide a number of benefits, including the advantages of lower unit costs, new strategic pricing opportunities, opportunities to deploy new services, and the ability to offer services that are unique. Another part of this activity is improved marketing. Frontier expects that brand awareness and product development will be an important part of successful marketing in the future telecommunications marketplace. Frontier committed significant resources in 1996 to diversifying its product line and increasing its brand awareness, as well as develop and strengthen its sales force.

    Frontier anticipates that, in a few years, a majority of small and medium sized businesses will buy their telecommunications services in "bundles." Markets will be fundamentally open, and many of today's most fundamental structural boundaries and subsidies will be eliminated. As the nature of the business evolves due to technology and changing regulation, Frontier is positioned to take advantage of these trends.

Rochester, New York Open Market Plan

The Rochester, New York local communications' subsidiary completed its second full year of operations under the Open Market Plan in 1996. The Open Market Plan promotes telecommunications competition in the Rochester, New York marketplace by providing for (1) interconnection of competing local networks including reciprocal compensation for terminating traffic, (2) equal access to network databases, (3) access to local telephone numbers, (4) service provider telephone number portability, and (5) certain wholesale discounts to resellers of local services. The inherent risk associated with opening the Rochester market to competition is that some customers are able to purchase services from competitors, which may reduce the number of retail customers and potentially cause a decrease in the revenues and profitability for Rochester Telephone. However, results since implementation of the Open Market Plan indicate that a stimulation of demand in the use of the network and new product revenue may offset the losses from customer migration. Increased competition may also lead to additional price decreases for services, adversely impacting Rochester Telephone's margins. An additional positive feature of the Open Market Plan provides that Rochester Telephone can retain additional earnings achieved through operating efficiencies. Previously these earnings would have been shared with customers.

    During the seven year period of the Open Market Plan, rate reductions of $21 million will be implemented for Rochester area consumers, including $11.5 million of which occurred in 1995 and an additional $2.5 million which commenced in January 1996. Rate reductions of $1.5 million will occur in 1997. Rates charged for basic residential and business telephone service may not be increased during the seven year period of the Plan. The Company is allowed to raise prices on certain enhanced products such as caller ID and call forwarding. Price increases on enhanced products partially offset the rate reductions required under the Plan during 1996.

    AT&T Communications of New York filed a complaint with the New York State Public Service Commission ("NYSPSC") for reconsideration of the Open Market Plan on October 3, 1995. The complaint sought a change in the wholesale discount, a change in the minutes of use surcharge and also changes in a number of operational and support activities. Some of these issues are also being considered in other states in other unrelated local competition proceedings. On July 18, 1996, the NYSPSC issued an order establishing a temporary wholesale discount of 13.5% for services and eliminating the minutes of use surcharge. On November 27, 1996, the NYSPSC set permanent wholesale discounts retroactive to July 24, 1996, of 17.0% for resellers that use the Company's operator services and 19.6% for resellers that provide their own operator services. The Company believes that, currently, all resellers in this market use the Company's operator services.

    Under the Telecommunications Act of 1996 and a statewide proceeding, the NYSPSC is also considering the prices that local exchange companies in New York may charge for "unbundled" service elements such as links (the wire from the switch to the customers premises), ports (the portion of the switch that terminates the link) and switch usage features. The Company is actively participating in this proceeding and expects the NYSPSC to issue a decision on service elements in 1997.

Results of Segment Operations

Frontier simplified its business segment reporting at the beginning of 1996 to reflect the predominance of its two major operating segments, long distance and local communications services. The Company currently reports its operating results in three segments: Long Distance Communications Services, Local Communications Services and Corporate Operations and Other. The Company's majority interests in two wireless properties, which were previously reported as a Wireless Communications Services segment, have been consolidated under Corporate Operations and Other.

    Each of Frontier's segment results are reviewed below.

Long Distance Communications Services
During 1996 the Company substantially completed the integration of the assets and operations of ALC and its six additional long distance acquisitions of 1995. The restructuring process resulted in the elimination of redundant facilities and staffing. Results for the segment partially reflect operating efficiencies gained as a result of the assimilation of the long distance companies acquired and the consolidation of the long distance switch network. These operating efficiencies were offset by increased SG&A charges during the fourth quarter associated with advertising campaigns and sales and marketing support for new revenue initiatives.

    Revenues were $1.9 billion, $1.5 billion, and $1.0 billion in 1996, 1995 and 1994, respectively, representing a 27.6% increase in 1996 and a 46.5% increase in 1995. Revenues increased 17.9% and 25.5% in 1996 and 1995, respectively, when normalized for purchase acquisitions. Traffic growth, increased sales and marketing efforts and increased sales of enhanced services were the primary drivers of the revenue growth for 1996 as compared to 1995. The decrease in the normalized revenue growth rate percentage from 1995 to 1996 is largely due to the migration of the 1-plus basic long distance service of the Company's major carrier customer from the Frontier network in the fourth quarter of 1996 and lower traffic growth in other sales channels. The increase in revenue from 1994 to 1995 was caused by increased traffic volumes due to internal growth, the growth of the Company's major carrier customer and purchase acquisitions.

             [GRAPH OF LONG DISTANCE MINUTES OF USE APPEARS HERE]

    Revenue for all years includes the major carrier customer whose revenue represented 21% and 14% of long distance revenues in 1996 and 1995, respectively. Pursuant to contact, this customer had been provided volume discounts by the Company as its 1-plus traffic grew at an accelerated pace over the past two years. During 1995, the Company was notified that this customer would be installing its own long distance switching capacity and diversifying its traffic distribution to one or more additional carriers. Effective June 1996, this customer entered into a revised three year agreement with the Company, eliminating the customer's existing minimum monthly commitment for 1-plus service in exchange for an extension of the exclusivity for the Company to carry the customer's higher margin enhanced service traffic. The migration of the major carrier customer's 1-plus traffic was substantially complete as of December 31, 1996. As a result of the loss of this customer's 1-plus traffic from Frontier, revenue from this carrier comprised approximately 10% of Frontier's long distance revenue in the fourth quarter of 1996 as compared to 23% in the third quarter. The loss of this customer's 1-plus traffic contributed to a decrease in operating income in the fourth quarter as lower overall traffic levels resulted in a higher level of fixed network costs than required by the remaining volume of business carried by the Company during the quarter.

    Costs and expenses for the long distance operation were $1.7 billion, $1.3 billion and $.9 billion in 1996, 1995 and 1994, respectively, excluding nonrecurring charges. The increase in costs and expenses in 1996 as compared to 1995 is primarily due to increased traffic resulting in higher cost of access. In addition, SG&A expenses increased in the last half of 1996 as the Company began to position itself for new revenue opportunities in 1997 and beyond. The increase in costs from 1994 to 1995 was caused by increased traffic volumes due to internal growth, the Company's major carrier customer and purchase acquisitions.

    Cost of access as a percentage of revenues was 63% in 1996, 58% in 1995 and 56% in 1994. The higher cost of access percentages reported for all periods is primarily due to the increased discounts provided to the Company's major carrier customer pursuant to contract as traffic levels grew at an accelerated rate. Also, as this customer removed its traffic in the fourth quarter of 1996, there was a higher proportion of fixed network costs than would have been required for the volume of minutes actually carried by the Company's network during that period. The Company has implemented actions designed to lower its cost of access and improve the cost efficiency of its network.

    SG&A as a percentage of revenues was 20.7% in 1996, 23.1% in 1995 and 24.0% in 1994. These reductions as a percentage of revenues are principally due to increasing revenues without corresponding cost increases from 1994 through the first half of 1996. Total headcount increased in the sales and marketing areas in the last half of 1996. The increase is intended to accelerate revenue growth in 1997 from the Company's small business customers, to permit the Company to move "up market" by selling Frontier services to larger customers and to generate sales of newer services, such as prepaid calling cards and facilities based local services. Depreciation and amortization increased by $21.7 million and $20.2 million due primarily to the impact of the purchase acquisitions in 1996 and 1995, respectively.

    Operating income, excluding nonrecurring charges, rose 9.6% and 30.6% in 1996 and 1995, respectively. Operating margin was 12.2% in 1996, 14.2% in 1995 and 15.9% in 1994. The timing of the additional expenses to support 1997 revenue growth and the increases in cost of access as a percentage of revenue had a negative impact on 1996 operating margin. The Company anticipates improved operating margins during 1997 as higher revenue levels are achieved, excess fixed costs are removed from its network and additional operating efficiencies are introduced. Additionally, construction of the national fiber optic network is expected to reduce the Company's cost structure. Frontier anticipates that savings will be realized as the various segments of the network are completed during 1997 and 1998.

Local Communications Services
Local Communications Services includes Frontier's local telephone operations in Rochester, New York and the Regional Operations, which are comprised of 33 telephone subsidiaries in 13 states. Also included with the Rochester, New York operation are the local service revenues and associated expenses generated by Frontier Communications of Rochester, a competitive telecommunications company formed on January 1, 1995, that provides an array of services on a retail basis in the Rochester marketplace. Consequently, the Local Communications Services segment includes both wholesale and retail local service associated with the Rochester, New York market.

           [GRAPH OF LOCAL OPERATIONS OPERATING MARGIN APPEARS HERE]

    In addition to consistent profitability and strong cash flows, the local communications companies have been successful in marketing and selling integrated services to their customers. Revenues for 1996 were $643.0 million, an increase of $21.3 million or 3.4%. Revenues for 1995 increased 2.0% over the prior year, or 3.5% adjusting for the sales of Ontonagon County Telephone Company in March 1995, and Minot Telephone Company in May 1994. Revenue growth in 1996 was driven in part by the introduction of new products and features and a higher demand for services in the open market environment. See a discussion of the Open Market Plan for the Rochester, New York market on pages 16-17. Total access lines increased 2.8% and minutes of use increased 6.7% in 1996 over the prior year. Revenue growth in 1996 in the Rochester, New York market was 3.1%, consistent with the rate of growth in 1995. In general, prices being charged both to customers and to long distance companies for access service usage have declined over the past three years. This is due not only to regulatory requirements, but also to increased competition in the Company's largest markets. Prices charged to customers and access prices charged to long distance companies may continue to decline as competition increases and regulatory controls are relaxed.

    Costs and expenses for the local communications segment, excluding nonrecurring charges, were $424.5 million in 1996, an increase of $1.1 million, which was relatively flat as compared to 1995. The Company continued the centralization of certain administrative functions in 1996, resulting in lower operating costs. Lower administrative costs were offset by increased costs for the Rochester, New York telephone operation as a result of higher expenses associated with union contract negotiations. These costs, which were incurred in connection with contract negotiations with Communications Workers of America, Local 1170, were necessary to ensure continued high standards of customer service in the event of a work stoppage. The contract negotiations are currently at an impasse and the Rochester company implemented the terms of its final offer as of April 9, 1996. The Union filed unfair labor practice complaints with the National Labor Relations Board (the "NLRB"). In June, Frontier received a favorable determination after review within the agency which rejects all unfair labor practice claims that could have impacted the declaration of impasse. The Union appealed these decisions within the NLRB and on December 2, 1996, the agency remanded the matter back to its regional office to hold a hearing on the declaration of impasse, while upholding the other actions and dismissing those other unfair labor practice charges. The remanded matter will go back to hearing in mid-1997.

    Costs and expenses decreased $6.0 million in 1995 as compared to 1994. This decrease was due to the sales of Ontonagon County Telephone in 1995 and Minot Telephone in 1994, ongoing cost controls, and was partially offset by increased selling and marketing costs.

    Operating margins for the Local Communications segment continue to improve. Operating margins, excluding nonrecurring items, were 34.0% in 1996, 31.9% in 1995 and 29.6% in 1994. This improvement is reflective of the continuing improvement in operating efficiencies coupled with consistent revenue growth.

    During late 1995, management committed to a major switch consolidation plan at its Rochester Telephone Corp. and Frontier Communications of New York subsidiaries. The three-year plan to consolidate host switches and reduce the number by over 60% is projected to improve network efficiency and reduce the cost of maintenance and software upgrades. As of December 1996, the project is progressing as scheduled and two host switches have been consolidated. The Company anticipates that the project will be substantially complete by July 1998.

Corporate Operations and Other
Corporate Operations comprise the expenses traditionally associated with a holding company, including executive expenses, corporate finance and treasury, investor relations, corporate communications, corporate planning, legal services and business development. The Other category includes the Company's majority ownership interest in certain wireless operations and Frontier Network Systems ("FNS"). FNS markets and installs telecommunications systems and equipment. Wireless operations include the Alabama RSAs No. 4 and No. 6, in which the Company has a 69.5% interest and Minnesota RSA No. 10, in which the Company acquired a 100% interest in March 1995. This later acquisition was accounted for as a purchase transaction. Results for all years, before nonrecurring charges, were relatively consistent.

    In October 1996, the Company signed a definitive agreement to sell its 69.5% interest in the Alabama RSAs No. 4 and No. 6. The Company expects to recognize a gain on the sale of its interest in this partnership during the first quarter of 1997.

Other Income Statement Items

Interest Expense
Interest expense was $43.2 million in 1996, a decrease of $10.4 million or 19.4% from 1995. The Company realized reduced interest expense in 1996 primarily as a result of refinancing approximately $140 million of long term debt during the third and fourth quarters of 1995. The Company also utilized excess cash to pay down debt throughout the year, resulting in a lower average outstanding debt balance in 1996 than in 1995. Interest expense was higher in 1995 than 1994 due to increased borrowings required to complete the Company's long distance purchase acquisitions.

Equity Earnings from Unconsolidated Wireless Interests
Frontier Cellular is a 50% interest in a joint venture with Bell Atlantic/Nynex Mobile in upstate New York and Penn-sylvania that is managed by the Company and is accounted for using the equity method of accounting. This method of accounting results in the Company's proportionate share of earnings being reflected in a single line item below operating income. Frontier Cellular is the Company's largest unconsolidated wireless interest.

    Equity earnings from the Company's interests in wireless partnerships were $9.0 million in 1996, $3.7 million in 1995 and $3.2 million in 1994. The increase in equity earnings during 1996 is attributable to growth in customer base, increased usage and long distance revenue generated from the wireless partnerships' offering of long distance services as a reseller. In addition, a portion of the growth is attributable to the expansion of Frontier Cellular into other areas of New York and Pennsylvania. The customer base grew approximately 46% and revenues increased 61% over 1995. Equity earnings from Frontier Cellular in 1995 were lower than expected because of significant customer acquisition costs. Prior to July 1994, the Company's revenues and expenses associated with its Rochester and Utica-Rome cellular partnerships in New York State, which were contributed to Frontier Cellular, had been fully consolidated.

Income Taxes
The effective tax rate in 1996 was 39.6%, versus 41.1% in 1995 and 36.8% in 1994. The effective tax rate in 1996 is lower than 1995 due to the nondeductible transaction costs from the Company's 1995 long distance merger and acquisitions. The 1995 effective tax rate increase over 1994 is due to additional amounts of nondeductible goodwill amortization and nondeductible transaction costs from the Company's long distance merger and other acquisitions.

Financial Condition

Review of Cash Flow Activity
Cash provided from operations in 1996 amounted to $395.7 million as compared to $357.1 million in 1995, normalized for $31.1 million of cash paid for acquisition related charges, and $305.5 million in 1994. Cash from operations is driven by the Company's expanded revenue base in long distance and the strong operating returns produced by the local communications services segment. In 1996, the accounts receivable and accounts payable balances were less than the prior year due to lower traffic levels in the fourth quarter caused by the loss of 1-plus service provided to the Company's major carrier customer. In addition, the Company launched several marketing programs in the second half of the year designed to stimulate revenue growth in 1997. The 1995 accounts receivable balance increased over the prior year primarily because of the significant revenue growth in long distance. The Company was negatively impacted in 1995 by one time payments of accounts payable related to purchase acquisitions of $29.3 million. In 1994, cash from operations was offset in part by increased working capital requirements and the taxes associated with the gain on the sale of the Minot property in North Dakota in May 1994. The gross cash proceeds from this sale appear in the "Cash Flows from Investing Activities" section of the Consolidated Statements of Cash Flows.

    Earnings before interest, taxes, depreciation and amortization ("EBITDA") is a common measurement of a company's ability to generate operating cash flow. EBITDA should be used as a supplement to, not in place of, cash from operating activities. The Company's EBITDA was $629.5 million, $568.2 million and $478.9 million, excluding unusual items, in 1996, 1995 and 1994, respectively.

    Cash used for investing activities was $333.9 million, $519.3 million and $89.7 million in 1996, 1995 and 1994, respectively. Capital expenditures continue to be the largest recurring use of the Company's investing funds. Capital spending amounted to $309.2 million, $163.7 million and $112.2 million in 1996, 1995 and 1994, respectively. The increase in the 1996 capital program was due to the long distance network expansion required to meet customer traffic demands, continued product enhancements and initial construction costs for the fiber optic network build. The Company's cash purchase acquisitions of $349.5 million were the largest use of investing activities in 1995. Cash used for investing activities in 1994 was offset by the excess cash generated from the sale of Minot Telephone of $55.7 million.

    Cash flows from financing activities amounted to an outflow of $62.2 million in 1996, compared with outflows of $134.5 million in 1995 and inflows of $109.6 million in 1994. The Company's largest recurring financing activities are the common and preferred dividend payments which totaled $138.7 million, $82.8 million and $59.3 million in 1996, 1995 and 1994, respectively. The large increase in the 1996 dividend payments was caused by an increase in the number of shares outstanding as a result of the issuance of 69.2 million common shares on August 16, 1995 for the ALC merger. The Company's commercial paper borrowings increased at the end of 1996 due to the capital program and an outlay of over $60 million for the fiber optic network build, causing a net debt increase of $48 million. During 1995, the Company made $4.9 million of scheduled debt repayments and also refinanced $274.4 million of its long- term debt instruments. The refinancings included repayment of $76.8 million of ALC's 9% Senior subordinated debt, the retirement of $69.8 million of 9% debentures due in 2020, the repayment of Rochester Telephone Corp.'s revolver of $100.0 million in conjunction with this subsidiary's medium term note offering and the repayment of $27.8 million of debt from the long distance acquisitions. These early retirements were financed with excess cash and commercial paper borrowings. The 1994 financing activities included $104.0 million in proceeds from the Company's equity offering in February 1994 and the net proceeds of $70.9 million of debt as a part of the Company's Open Market Plan reorganization and the retirement of certain high cost debt earlier in the year.

               [GRAPH OF EARNINGS BEFORE INTEREST APPEARS HERE]

Liquidity and Capital Resources
The Company has a number of financing vehicles in place to ensure adequate liquidity in meeting its anticipated cash needs. The Company has commercial paper programs totaling $450 million which are fully backed by committed revolving credit agreements. In May 1996, Frontier Corporation's $250 million revolving credit agreement was amended to increase the available line of credit to $350 million. The Company, through its subsidiary, Rochester Telephone Corp., also has a $100 million revolving line of credit. At December 31, 1996, total borrowings and amounts available under these lines of credit were $248.6 million and $201.4 million, respectively. In addition, the Company has a $500 million universal shelf registration statement, filed with the SEC in November 1995, which allows for the issuance of a combination of debt, common, preferred stock or warrant securities. Proceeds may be used for general corporate purposes including, but not limited to, financing and growth activities. As of December 31, 1996, no securities have been issued pursuant to this registration. The Company's working capital was $51.1 million, $18.9 million and $368.1 million at December 31, 1996, 1995 and 1994, respectively. The changes in the 1995 and 1994 working capital are due to the Company's acquisition program.

    At December 31, 1996, aggregate debt maturities amounted to $6.3 million for 1997, $8.8 million for 1998 and $30.3 million for 1999. Despite the Company's 1995 acquisition program, the debt to total capital ratio at December 31, 1996 improved to 39.1%, as compared to 41.0% in the prior year and 41.2% in 1994. Pre-tax interest coverage, which measures the Company's ability to adequately cover its financing costs, was 9.1 times in 1996 versus 7.6 times in 1995 and
6.7 times in 1994 (excluding nonrecurring charges for all years).

    The Company continues to carry long-term credit ratings of "A" from Standard & Poor's, Duff and Phelps and Fitch, and "A3" from Moody's. The rating agencies downgraded the Company as a result of its merger with ALC in August 1995. In spite of the combined entity's strengthened financial position, the rating agencies cited concern with the shift in the Company's business risk associated with an increasing dependence on the more competitive long distance business. These ratings remained in effect at December 31, 1996.

    Total gross expenditures for property, plant and equipment in 1997 are anticipated to be approximately $590 million, which includes over $250 million for the Company's fiber optic network. Absent the expenditures associated with the fiber optic network, the 1997 capital program represents an increase of approximately $90 million over 1996, largely due to international network investments over high density routes to lower transport costs, system development costs to enhance the billing platform, network growth and the switching costs associated with the Company's Alternative Local Exchange Carrier (A-LEC) integrated product offering. The Company anticipates financing its capital program with a combination of internally generated cash from operations and external financing.

    In November 1996, the Company's Board of Directors increased the quarterly dividend paid on common stock to $0.2175 cents per share, payable February 3, 1997, to shareowners of record on January 15, 1997. This 2.4% increase raises the annualized common stock dividend to $0.87 per share. This represents the 37th consecutive annual increase in the Frontier dividend.

New Accounting Pronouncements

Effective January 1, 1996, the Company adopted FAS 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of." FAS 121 requires that certain long-lived assets and identifiable intangibles be written down to fair value whenever an impairment review indicates that the carrying value cannot be recovered on an undiscounted cash flow basis. The statement also requires that certain long-lived assets and identifiable intangibles to be disposed of be reported at fair value less selling costs. The Company's adoption of this standard resulted in a non-cash charge of $8.0 million (net of a tax benefit of $4.4 million) and is reported as a cumulative effect of a change in accounting principle. The charge represents the cumulative adjustment required by FAS 121 to remeasure the carrying amount of certain assets held for disposal as of January 1, 1996. These assets held for disposal consist principally of telephone switching equipment in the Company's Local Communications Services segment as a result of management's commitment, in late 1995, to a central office switch consolidation project primarily at the Rochester Telephone Corp. and Frontier Communications of New York subsidiaries.

    Effective January 1, 1996, the Company adopted the provisions of FAS 123, "Accounting for Stock-Based Compensation." FAS 123 establishes accounting and reporting for stock-based employee compensation plans. Those plans include all arrangements by which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of the employer's stock. This statement defines a fair value based method of accounting for an employee stock option or similar equity instrument, but also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25 ("APB 25") "Accounting for Stock Issued to Employees." The Company elected to continue to follow the provisions of APB 25 and has provided the pro forma disclosures required by FAS 123.

Report of Independent                     [LOGO APPEARS HERE]
Accountants


To the Board of Directors and Shareowners of Frontier Corporation

In our opinion, based upon our audits and the report of other auditors, the accompanying consolidated balance sheets and the related consolidated statements of income, shareowners' equity and cash flows present fairly, in all material respects, the financial position of Frontier Corporation and its subsidiaries at December 31, 1996, 1995 and 1994, and the results of their operations and their cash flows for the years then ended in confor- mity with generally accepted accounting principles. These financial statements are the responsibility of the Company's manage- ment; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of ALC Communications Corporation, a wholly owned subsidiary, which statements reflect total assets of $432,146,000 and $284,725,000 at December 31, 1995 and 1994, respectively, and total revenues of $852,057,000 and $567,824,000 for the years ended December 31, 1995 and 1994, respectively. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for ALC Communications Corporation for the years ended December 31, 1995 and 1994, is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for the opinion expressed above.

    As discussed in Note 13 to the financial statements, during the first quarter of 1996 the Company adopted the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of."

    As discussed in Note 13 to the financial statements, during the third quarter of 1995 the Company adopted the provisions of Statement of Financial Accounting Standards No. 116, "Accounting for Contributions Received and Contributions Made."

    As discussed in Note 5 to the financial statements, during the third quarter of 1995 the Company discontinued accounting for the operations of its local communications subsidiaries in accordance with Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation."

    As discussed in Note 13 to the financial statements, during the first quarter of 1994 the Company adopted the provisions of Statement of Financial Accounting Standards No. 112 "Employers' Accounting for Postemployment Benefits."


/s/ Price Waterhouse LLP

Price Waterhouse LLP
January 27, 1997
Rochester, New York



Report of Management

The integrity and objectivity of the accompanying financial information is the responsibility of the management of Frontier Corporation.

    The financial statements report on management's accountability for corporate operations and assets. To this end manage- ment maintains a highly developed system of internal controls and procedures designed to provide reasonable assurance that the Company's assets are protected and that all transactions are accounted for in conformity with generally accepted accounting principles. The system includes documented policies and guidelines, augmented by a comprehensive program of internal and independent audits conducted to monitor overall accuracy of financial information and compliance with established procedures.

    Price Waterhouse LLP, an independent accounting firm, provides an objective assessment of the degree to which manage- ment meets its responsibility for financial reporting. They regularly evaluate the system of internal accounting controls and perform such tests and other procedures they consider necessary to express an opinion that the financial statements present fairly the financial position of the Company.

/s/ Louis L. Massaro

Louis L. Massaro
Executive Vice President and Chief Financial Officer
Frontier Corporation


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

/s/ Jairo A. Estrada

Jairo A. Estrada
Chairman, Audit Committee
Frontier Corporation Board of Directors

Business Segment Information


------------------------------------------------------------------------------------------------------------------------------
 In thousands of dollars              Years Ended December 31,                   1996               1995               1994
------------------------------------------------------------------------------------------------------------------------------
Long Distance Communications Services Revenues                            $ 1,888,259        $ 1,480,313         $ 1,010,425
Operating Income:
Operating Income Before Acquisition Related and Other Charges             $   230,658        $   210,462         $   161,107
    Acquisition Related and Other Charges                                     (20,823)           (91,448)               --
-------------------------------------------------------------------------------------        -----------         -----------
       Total Operating Income                                             $   209,835        $   119,014         $   161,107
Depreciation and Amortization                                             $    83,322        $    61,593         $    39,290
Capital Expenditures                                                      $   186,906        $    68,265         $    41,668
Identifiable Assets                                                       $ 1,044,173        $   934,318         $   465,335
=====================================================================================        ===========         ===========
Local Communications Services
Revenues:
    Rochester, New York Operations                                        $   325,166        $   315,273         $   305,734
    Regional Operations                                                       317,847            306,452             303,944
-------------------------------------------------------------------------------------        -----------         -----------
       Total Revenues                                                     $   643,013        $   621,725         $   609,678
Operating Income:
    Operating Income Before Acquisition Related and Other Charges:
       Rochester, New York Operations                                     $    81,604        $    80,991         $    76,655
       Regional Operations                                                    134,034            117,290             103,595
    Acquisition Related and Other Charges:
       Rochester, New York Operations                                         (17,340)            (1,589)               --
       Regional Operations                                                     (5,760)            (8,660)               --
-------------------------------------------------------------------------------------        -----------         -----------
       Total Operating Income                                             $   192,538        $   188,032         $   180,250
Depreciation and Amortization:
    Rochester, New York Operations                                        $    54,771        $    55,698         $    59,098
    Regional Operations                                                        47,579             48,721              49,490
-------------------------------------------------------------------------------------        -----------         -----------
       Total Depreciation and Amortization                                $   102,350        $   104,419         $   108,588
Capital Expenditures                                                      $   101,342        $    73,766         $    60,711
Identifiable Assets                                                       $   941,629        $   964,154         $ 1,183,982
=====================================================================================        ===========         ===========
Corporate Operations and Other
Revenues                                                                  $    44,297        $    41,653         $    47,442
Operating Loss:
    Operating Loss Before Acquisition Related and Other Charges           $    (9,589)       $   (10,274)        $   (15,731)
    Acquisition Related and Other Charges                                      (4,900)           (12,542)               --
-------------------------------------------------------------------------------------        -----------         -----------
       Total Operating Loss                                               $   (14,489)       $   (22,816)        $   (15,731)
Depreciation and Amortization                                             $     4,274        $     3,697         $     5,445
Capital Expenditures                                                      $    22,554        $    20,544         $    11,356
Identifiable Assets                                                       $   235,718        $   210,120         $   411,477
=====================================================================================        ===========         ===========
Consolidated
Revenues                                                                  $ 2,575,569        $ 2,143,691         $ 1,667,545
Operating Income:
    Operating Income Before Acquisition Related and Other Charges         $   436,707        $   398,469         $   325,626
    Acquisition Related and Other Charges                                     (48,823)          (114,239)               --
-------------------------------------------------------------------------------------        -----------         -----------
       Total Operating Income                                             $   387,884        $   284,230         $   325,626
Depreciation and Amortization                                             $   189,946        $   169,709         $   153,323
Capital Expenditures                                                      $   310,802        $   162,575         $   113,735
Identifiable Assets                                                       $ 2,221,520        $ 2,108,592         $ 2,060,794
=====================================================================================        ===========         ===========

See accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Income


------------------------------------------------------------------------------------------  -----------------  ------------------
In thousands of dollars, except per share data        Years Ended December 31,        1996               1995                1994
------------------------------------------------------------------------------------------  -----------------  ------------------
Revenues                                                                       $ 2,575,569        $ 2,143,691         $ 1,667,545
------------------------------------------------------------------------------------------  -----------------  ------------------
Costs and Expenses
Operating expenses                                                               1,898,889          1,527,050           1,139,587
Depreciation and amortization                                                      189,946            169,709             153,323
Taxes other than income taxes                                                       50,027             48,463              49,009
Acquisition related and other charges                                               48,823            114,239                  --
------------------------------------------------------------------------------------------  -----------------  ------------------
   Total Costs and Expenses                                                      2,187,685          1,859,461           1,341,919
------------------------------------------------------------------------------------------  -----------------  ------------------
Operating Income                                                                   387,884            284,230             325,626
Interest expense                                                                    43,175             53,557              50,216
Other income and expense:
    Gain on sale of assets                                                           4,976              4,826              10,063
    Equity earnings from unconsolidated wireless interests                           9,011              3,676               3,185
    Interest income                                                                  2,344              9,673               8,364
    Other expense                                                                      500              3,184                 690
------------------------------------------------------------------------------------------  -----------------  ------------------
Income Before Taxes, Extraordinary Items and
    Cumulative Effect of Changes in Accounting Principles                          360,540            245,664             296,332
Income taxes                                                                       142,596            100,896             109,078
------------------------------------------------------------------------------------------  -----------------  ------------------
Income Before Extraordinary Items and Cumulative
    Effect of Changes in Accounting Principles                                     217,944            144,768             187,254
Extraordinary items                                                                   --             (121,208)                 --
Cumulative effect of changes in accounting principles                               (8,018)            (1,477)             (7,197)
------------------------------------------------------------------------------------------  -----------------  ------------------
Consolidated Net Income                                                            209,926             22,083             180,057
Dividends on preferred stock                                                         1,182              1,191               1,187
------------------------------------------------------------------------------------------  -----------------  ------------------
Income Applicable to Common Stock                                              $   208,744        $    20,892         $   178,870
==========================================================================================  =================  ==================
Earnings Per Common Share
Income before extraordinary items and cumulative
    effect of changes in accounting principles                                 $      1.32        $       .89         $      1.16
Extraordinary items                                                                     --               (.75)                 --
Cumulative effect of changes in accounting principles                                 (.05)              (.01)               (.04)
------------------------------------------------------------------------------------------  -----------------  ------------------
Earnings Per Common Share                                                      $      1.27        $       .13         $      1.12
==========================================================================================  =================  ==================
Average Common Shares Outstanding (in thousands)                                   164,013            161,669             160,353
==========================================================================================  =================  ==================

See accompanying Notes to Consolidated Financial Statements.

Consolidated Balance Sheets


------------------------------------------------------------------------------------------  -----------------  ------------------
In thousands of dollars, except share data            December 31,                    1996               1995                1994
------------------------------------------------------------------------------------------  -----------------  ------------------
ASSETS
Current Assets
Cash and cash equivalents                                                       $   30,948         $   31,449          $  359,309
Short-term investments                                                                  --                 --               9,047
Accounts receivable, (less allowance for uncollectibles
    of $30,911, $28,515 and $11,407, respectively)                                 364,256            404,081             263,815
Materials and supplies                                                              13,198             12,928               8,586
Deferred income taxes                                                               30,349             43,588               5,712
Prepayments and other                                                               30,483             31,089              27,357
------------------------------------------------------------------------------------------  -----------------  ------------------
    Total Current Assets                                                           469,234            523,135             673,826
Property, plant and equipment, net                                                 971,259            881,309           1,034,442
Goodwill and customer base                                                         535,979            550,081             222,442
Deferred and other assets                                                          245,048            154,067             130,084
------------------------------------------------------------------------------------------  -----------------  ------------------
    Total Assets                                                                $2,221,520        $ 2,108,592         $ 2,060,794
==========================================================================================  =================  ==================
LIABILITIES AND SHAREOWNERS' EQUITY
Current Liabilities
Accounts payable                                                                $  322,325        $   381,680         $   243,421
Dividends payable                                                                   35,966             33,247              15,487
Debt due within one year                                                             6,253             14,871               4,966
Taxes accrued                                                                       34,963             26,842              28,070
Other liabilities                                                                   18,596             47,561              13,754
------------------------------------------------------------------------------------------  -----------------  ------------------
    Total Current Liabilities                                                      418,103            504,201             305,698
Long-term debt                                                                     675,043            618,867             661,549
Deferred income taxes                                                                2,542             15,644              98,217
Deferred employee benefits obligation                                               65,479             58,385              46,001
------------------------------------------------------------------------------------------  -----------------  ------------------
    Total Liabilities                                                            1,161,167          1,197,097           1,111,465
------------------------------------------------------------------------------------------  -----------------  ------------------
Shareowners' Equity
Preferred stock                                                                     22,611             22,769              22,777
Common stock, par value $1.00, authorized 300,000,000 shares;
    163,731,733 shares, 158,063,387 shares and 149,294,195 shares
    issued in 1996, 1995, and 1994                                                 163,732            158,063             149,294
Capital in excess of par value                                                     500,196            420,172             379,404
Retained earnings                                                                  385,350            317,149             397,854
------------------------------------------------------------------------------------------  -----------------  ------------------
                                                                                 1,071,889            918,153             949,329
Less--
    Treasury stock, 6,375 shares in 1996 and 1995, at cost                             147                147                  --
    Unearned compensation-restricted stock plan                                     11,389              6,511                  --
------------------------------------------------------------------------------------------  -----------------  ------------------
    Total Shareowners' Equity                                                    1,060,353            911,495             949,329
------------------------------------------------------------------------------------------  -----------------  ------------------
       Total Liabilities and Shareowners' Equity                                $2,221,520        $ 2,108,592         $ 2,060,794
==========================================================================================  =================  ==================

See accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Cash Flows


---------------------------------------------------------------------------------------------------------------------------------
In thousands of dollars                   Years Ended December 31,                    1996               1995                1994
---------------------------------------------------------------------------------------------------------------------------------
Operating Activities
Net income                                                                       $ 209,926        $    22,083         $   180,057
------------------------------------------------------------------------------------------  -----------------  ------------------
Adjustments to reconcile net income to net cash
    provided by operating activities:
       Extraordinary items                                                              --            194,932                  --
       Cumulative effect of changes in accounting principles                        12,396              2,272              11,072
       Acquisition related and other charges                                        48,823            114,239                  --
       Depreciation and amortization                                               189,946            169,709             153,323
       Gain on sale of assets                                                       (4,976)            (4,826)            (10,063)
       Equity earnings from unconsolidated wireless interests                       (9,011)            (3,676)             (3,185)
       Other, net                                                                       92              1,326                 511
       Changes in operating assets and liabilities, exclusive
         of impacts of purchase acquisitions:
           Decrease (increase) in accounts receivable                               36,549            (99,127)            (37,691)
           (Increase) decrease in material and supplies                             (1,302)            (1,470)              1,824
           (Increase) decrease in prepayments and other current assets              (2,077)             6,480              (2,434)
           Increase in deferred and other assets                                   (20,903)           (32,482)            (17,478)
           (Decrease) increase in accounts payable                                 (79,134)            30,585              32,544
           Increase (decrease) in taxes accrued and other current liabilities        1,042              8,663                (746)
           Increase in deferred employee benefits obligation                         6,608              9,947               6,958
           Increase (decrease) in deferred income taxes                              7,682            (92,631)             (9,227)
------------------------------------------------------------------------------------------  -----------------  ------------------
    Total adjustments                                                              185,735            303,941             125,408
------------------------------------------------------------------------------------------  -----------------  ------------------
    Net cash provided by operating activities                                      395,661            326,024             305,465
------------------------------------------------------------------------------------------  -----------------  ------------------
Investing Activities
Expenditures for property, plant and equipment                                    (246,533)          (163,740)           (112,162)
Deposit for capital projects                                                       (62,694)                --                  --
Decrease (increase) in short-term investments                                           --              6,225             (11,386)
Investment in cellular partnerships                                                (29,422)           (12,090)             (3,939)
Proceeds from asset sales                                                           13,841                 --              56,698
Purchase of companies, net of cash acquired                                         (9,118)          (349,536)            (18,546)
Other investing activities                                                              --               (196)               (370)
------------------------------------------------------------------------------------------  -----------------  ------------------
    Net cash used in investing activities                                         (333,926)          (519,337)            (89,705)
------------------------------------------------------------------------------------------  -----------------  ------------------
Financing Activities
Proceeds from issuance of long-term debt                                            58,037            207,962             135,412
Repayments of debt                                                                 (14,878)          (279,329)            (64,747)
Dividends paid                                                                    (138,697)           (82,801)            (59,388)
Treasury stock, net                                                                     --            (10,041)              2,302
Issuance of common stock                                                            33,407             31,957             107,244
Distribution to shareowners of pooled company                                           --             (2,287)            (11,236)
Other financing activities                                                            (105)                (8)                 (8)
------------------------------------------------------------------------------------------  -----------------  ------------------
    Net cash (used in) provided by financing activities                            (62,236)          (134,547)            109,579
------------------------------------------------------------------------------------------  -----------------  ------------------
Net (Decrease) Increase in Cash and Cash Equivalents                                  (501)          (327,860)            325,339
Cash and Cash Equivalents at Beginning of Year                                      31,449            359,309              33,970
------------------------------------------------------------------------------------------  -----------------  ------------------
Cash and Cash Equivalents at End of Year                                         $  30,948        $    31,449         $   359,309
==========================================================================================  =================  ==================

See accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Shareowners' Equity


-------------------------------------------------    ----------    ----------    ----------    ----------    --------   ----------
In thousands of dollars
-------------------------------------------------    ----------    ----------    ----------    ----------    --------   ----------
                                                                    Capital In
                                        Preferred       Common       Excess of     Retained     Treasury     Unearned
                                          Stock         Stock          Par         Earnings      Stock     Compensation    Total
-------------------------------------------------    ----------    ----------    ----------    ---------     --------   ----------
Balance, January 1, 1994                $  22,785    $  108,630    $  308,649    $  289,852    $  (2,191)                $ 727,725
    Net income                                                                      180,057                                180,057
    Redemptions                                (8)                                                                              (8)

    Equity offering                                       2,549       101,565                                              104,114
    Stock split                                          36,574       (36,574)                                                   0
    Exercise of stock options                               713           894                                                1,607
    Exercise of warrants                                    828         1,242                                                2,070
    Tax benefit from exercise
       of stock options                                                 4,062                                                4,062
    Distribution to shareowners
       of pooled company                                                            (11,236)                               (11,236)
    Common and preferred
       dividends                                                                    (60,819)                               (60,819)
    Other                                                                (434)                     2,191                     1,757
-------------------------------------------------    ----------    ----------    ----------    ---------     --------   ----------
Balance, December 31, 1994              $  22,777    $  149,294    $  379,404    $  397,854    $       0                 $ 949,329
    Net income                                                                       22,083                                 22,083
    Redemptions                                (8)                                                                              (8)
    Retirements                                            (117)       (3,142)                                              (3,259)
    Exercise of stock options                             2,434        15,780                                               18,214
    Exercise of warrants                                  6,252         8,095                                               14,347
    Restricted stock plan activity, net                     200         7,000                                $ (6,511)         689
    Tax benefit from exercise
       of stock options                                                15,252                                               15,252
    Distribution to shareowners
       of pooled company                                                             (2,287)                                (2,287)
    Common and preferred
       dividends                                                                   (100,501)                              (100,501)
    Purchases for acquisitions                                                                   (20,041)                  (20,041)
    Issuances                                                                                     19,894
    Other                                                              (2,217)                                              (2,217)
-------------------------------------------------    ----------    ----------    ----------    ---------     --------   ----------
Balance, December 31, 1995              $  22,769    $  158,063    $  420,172    $  317,149    $    (147)    $ (6,511)   $ 911,495
    Net income                                                                      209,926                                209,926
    Redemptions                              (158)                         53                                                 (105)
    Exercise of stock options                             5,482        27,355                                               32,837
    Exercise of warrants                                     87           131                                                  218
    Restricted stock plan activity, net                     100         4,089                                  (4,878)        (689)
    Tax benefit from exercise
       of stock options                                                48,531                                               48,531
    Common and preferred
       dividends                                                                   (141,416)                              (141,416)
    Other                                                                (135)         (309)                                  (444)
-------------------------------------------------    ----------    ----------    ----------    ---------     --------   ----------
Balance, December 31, 1996              $  22,611    $  163,732    $  500,196    $  385,350    $    (147)    $(11,389)  $1,060,353
=================================================    ==========    ==========    ==========    =========     ========   ==========




See accompanying Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements

1.  Summary of Significant Accounting Policies
Consolidation--The consolidated financial information includes the accounts of Frontier Corporation and its majority-owned subsidiaries (the "Company" or "Frontier") after elimination of all significant intercompany transactions. Investments in entities in which the Company does not have a controlling interest are accounted for using the equity method.

    Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Materials and Supplies--Materials and supplies are stated at the lower of cost or market, based on weighted average unit cost.

    Property, Plant and Equipment--The investment in property, plant and equipment is recorded at cost. Improvements that significantly add to productive capacity or extend useful life are capitalized, while maintenance and repairs are expensed as incurred. The Company's provision for depreciation of property, plant and equipment is based on the straight-line method using estimated service lives of the various classes of plant. The range of service lives for furniture and fixtures is 5 to 20 years, network equipment is 3 to 20 years, local and toll service lines is 12 to 25 years and for station equipment is 10 to 21 years.

    The cost of depreciable telephone property units retired, plus removal costs, less salvage is charged to accumulated depreciation. When non-telephone property, plant and equipment is retired or sold, the resulting gain or loss is recognized currently as an element of other income.

    Goodwill and Customer Base--The excess of the cost of companies purchased over the net assets acquired is being amortized on a straight-line basis over 20 to 40 years. The purchase price of customer bases acquired is being amortized on a straight-line basis over principally 5 to 7 years. Accumulated amortization is $106.5 million, $64.0 million and $47.9 million at the end of 1996, 1995 and 1994, respectively.

    Impairment of Long-Lived Assets--In the event that facts and circumstances indicate that the carrying amount of a long-lived asset may be impaired an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset is compared to the assets' carrying amount to determine if a write-down to market value or discounted cash flow is required.

    Accounts Payable--Accounts payable includes trade accounts payable and an estimated accrual for long distance cost of access. Subsequently, the cost of access accrual is adjusted based on invoices received from local exchange carriers and others.

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

    Stock Split--In November 1993, the Board of Directors approved a 2-for-1 split of the common stock of the Company effected in the form of a 100 percent stock dividend with no change in the par value. The split was approved by the New York State Public Service Commission ("NYSPSC") and common shares were distributed in 1994. Historical share and per share data have been retroactively adjusted to reflect the split.

    Revenue Recognition--Customers are billed as of monthly cycle dates. Revenue is recognized as service is provided net of an estimate for uncollectible accounts.

    Earnings Per Share--Earnings applicable to each share of common stock and common stock equivalent are based on the weighted average number of shares outstanding during each year. Common stock equivalents are primarily stock options assumed to be exercised for the purposes of the computation.

    Cash Flows--For purposes of the Statements of Cash Flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

    Cash flows from financing activities include $33.4 million of cash proceeds from stock options and warrants exercised during 1996. The resultant tax benefit realized from the exercise of stock options of $48.5 million is reflected as an adjustment to capital in excess of par value and taxes accrued.

    Actual interest paid was $49.6 million in 1996, $57.9 million in 1995 and $56.1 million in 1994. Actual income taxes paid were $69.7 million in 1996, $108.6 million in 1995 and $107.9 million in 1994. Interest costs associated with the construction of capital assets, including the nationwide fiber optic network project, are capitalized. Total amounts capitalized during 1996, 1995 and 1994 were $6.2 million, $1.2 million and $1.3 million, respectively.

    Reclassifications--Certain prior year amounts have been reclassified to conform to current year presentation.

2.  Pooling of Interests Transactions
On August 16, 1995, the shareowners of the Company and ALC Communications Corporation ("ALC") approved a merger of the two companies. ALC, through its subsidiary Allnet Communication Services, Inc. (renamed Frontier Communications Services, Inc.), provided long distance products and services primarily to small and medium-sized business customers and carrier customers nationwide. Under the terms of the merger agreement, the Company exchanged two shares of its common stock for each of ALC's common shares. The total shares issued by the Company to effect the merger were 69.2 million. At the time of the merger, ALC had 3.9 million stock options and 3.3 million stock warrants outstanding providing on exercise for the purchase of an equal number of its shares. After the merger, each of these options and warrants, consistent with the 2 for 1 exchange ratio at the time of the merger, continues to be exercisable for two shares of the Company's stock. The transaction has been accounted for as a pooling of interests and the consolidated financial statements have been restated for all periods prior to the merger to include the accounts and operations of ALC.

    On March 17, 1995, the Company acquired American Sharecom, Inc. ("ASI"), a long distance company headquartered in Minneapolis, Minnesota. ASI's sales operations are concentrated in the Midwest, Northwest and California. The Company acquired all of the outstanding shares of ASI in exchange for approximately 8.7 million shares of Frontier common stock. Subsequent to the acquisition, 117,336 shares of Frontier common stock were returned to the Company in settlement of a pre-acquisition liability and retired. The transaction has been accounted for as a pooling of interests and the consolidated financial statements have been restated for all periods prior to the acquisition to include the accounts and operations of ASI.

    Combined and separate results of Forntier Corporation, ALC and ASI during the periods preceding the merger were as follows:

-----------------------------------------------------------------------------------------------
                                       Frontier
In millions                         Corporation            ALC            ASI        Combined
-----------------------------------------------------------------------------------------------
Seven months ended July 31, 1995:
(unaudited)
Revenues                                 $678.4         $443.8        $  20.2        $1,142.4
Net income                               $ 71.2         $ 46.7        $   2.1        $  120.0
===============================================================================================
December 31, 1994:
Revenues                                 $977.1         $567.8         $122.6        $1,667.5
Net income                               $102.7         $ 64.3         $ 13.1        $  180.1
===============================================================================================

3.  Purchase Acquisitions and Divestitures

Purchase Acquisitions
In March 1996, the Company acquired a 55 percent interest in the New York RSA No. 3 Cellular Partnership ("RSA No. 3"). RSA No. 3 is a provider of cellular mobile telephone service in the New York State Rural Service Area No. 3. RSA No. 3 encompasses much of the Southern Tier Area of New York State. The Company contributed its interest in RSA No. 3 to its joint venture with Bell Atlantic/Nynex Mobile which is managed by Frontier Cellular (Note 14). The operating results are reported using the equity method of accounting. The Company paid $25.3 million in cash for its interest in RSA No. 3.

    In November 1995, the Company acquired Link-VTC, Inc. ("Link-VTC"), a Boulder, Colorado based telecommunications company specializing in videoconferencing services. The Company paid $13.4 million in cash for Link-VTC, including a payment of $4.3 million made in June 1996 as a settlement of the original earn-out agreement.

    In August 1995, Frontier acquired Schneider Communications, Inc. ("SCI") and SCI's 80.8 percent interest in LinkUSA Corporation ("LinkUSA") for $130 million in cash. SCI provides telecommunications services in the Midwest. LinkUSA develops software applications for telecommunications companies.

On February 2, 1996, the Company acquired the remaining 19.2 percent interest in LinkUSA for $2.3 million in cash.

    In May 1995, the Company purchased WCT Communications, Inc. WCT is a facilities-based long distance carrier providing commercial and residential services in 45 states. The Company paid approximately $80 million in cash for all of the outstanding shares of WCT.

    The Company paid $95 million in cash for several other purchase acquisitions which were completed in 1995 and are included in the unaudited pro forma results. These purchase acquisitions were Minnesota Southern Cellular Telephone Company (March 1995), ConferTech International, Inc. (March 1995) and Enhanced TeleManagement, Inc. (July 1995).

    The following unaudited pro forma results of operations for the twelve month periods ended December 31, 1995 and 1994, present information as if the purchase acquisitions had occurred at the beginning of the periods presented. The pro forma results of operations are provided for information purposes only. They are based upon historical information which has been restated to reflect the pooling of interests with ALC and ASI, and do not necessarily reflect the actual results that would have occurred nor are they necessarily indicative of future results of operations of the combined companies.

----------------------------------------------------------------------------------------------------------------------
In thousands of dollars, except per share data (unaudited)                            1995                    1994
----------------------------------------------------------------------------------------------------------------------
Revenues                                                                        $2,273,348              $1,949,551
Income before extraordinary items and cumulative effect
    of changes in accounting principles                                         $  130,388              $  157,756
Net Income                                                                      $    7,703              $  150,559
Earnings Per Common Share:
    Earnings before extraordinary items and cumulative effect
      of changes in accounting principles                                       $      .81              $      .98
    Earnings Per Common Share                                                   $      .05              $      .93
======================================================================================================================

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

4. Acquisition Related and Other Charges
In November 1996, the Company recorded a $48.8 million pre-tax charge. This charge included $28.0 million for the curtailment of certain company pension plans and a $20.8 million charge to write-off unrecoverable product development costs for its conference calling product line.

    The Company's 1995 operating results reflect acquisition related charges of $114.2 million associated with the integration of a number of long distance companies acquired during the year, including the August 1995 merger with ALC. The integration of the acquired companies with the existing Frontier businesses resulted in instances of redundant facilities, equipment and staffing. The acquisition related charges include investment banker, legal fees and other direct costs resulting from the merger with ALC and the ASI transaction. Through a combination of attrition and force reductions, the Company has reduced its number of employees in the long distance and administrative areas. As of December 31, 1996, 433 employees have been paid $14.8 million in severance benefits which were charged to the reserve. The remaining reserve balance of $28.2 million is primarily for redundant facilities currently being decommissioned.

5.  Discontinuance of Regulatory Accounting Principles
The Company determined in 1995 that Financial Accounting Standards Board Statement No. 71 ("FAS 71"), "Accounting for the Effects of Certain Types of Regulation," was no longer applicable based upon changes in regulation, increasingly rapid advancements in telecommunications technology and other factors creating competitive markets.

    As a result of the discontinuance of FAS 71, the Company recorded a non-cash extraordinary charge of $112.1 million, net of an income tax benefit of $68.4 million as of September 30, 1995. The components of the extraordinary charge follow:

------------------------------------------------------------------------------
In millions of dollars                            Pre-Tax       After-Tax
------------------------------------------------------------------------------
Increase to the accumulated
    depreciation balance                          $(185.6)        $(115.4)
Elimination of other net
    regulatory liabilities                            5.1             3.3
------------------------------------------------------------------------------
                                                  $(180.5)        $(112.1)
==============================================================================

The adjustment of $185.6 million to net telephone plant was necessary because estimated useful lives and depreciation methods historically prescribed by regulators did not keep pace with the technological changes in the Company and differed significantly from those used by unregulated entities. The discon-tinuance of FAS 71 also required the Company to eliminate for financial reporting the effects of any actions of regulators that had been recognized as regulatory assets and liabilities pursuant to FAS 71.


6.  Property, Plant and Equipment
Major classes of property, plant, and equipment are summarized below:

-----------------------------------------------------------------------------------------------------
In thousands of dollars                                         1996           1995            1994
-----------------------------------------------------------------------------------------------------
Land and buildings                                        $  115,485     $  106,745     $   103,235
Local and toll services lines                                795,855        761,044         752,366
Central office equipment                                     580,217        587,814         584,434
Station equipment                                             38,770         32,183          33,926
Switching and network facilities                             386,293        330,567         234,433
Office equipment, vehicles and tools                         233,601        201,718         170,094
Plant under construction                                     126,140         77,091          36,130
    Less: Accumulated depreciation                         1,305,102      1,215,853         880,176
-----------------------------------------------------------------------------------------------------
                                                          $  971,259     $  881,309      $1,034,442
=====================================================================================================

    Depreciation expense was $146.6 million, $139.2 million and $132.9 million for the years ending December 31, 1996, 1995 and 1994, respectively.


7.  Long-Term Debt

--------------------------------------------------------------------------------------------------------------------------------
In thousands of dollars                   At December 31,                                  1996           1995            1994
--------------------------------------------------------------------------------------------------------------------------------
Frontier Communications of Minnesota, Inc.
    Senior Notes, 7.61%, due February 1, 2003                                         $  35,000      $  35,000       $  35,000
Rural Utilities Service Debt,
     2%-9% due 1994 to 2026                                                              64,654         69,878          77,045
--------------------------------------------------------------------------------------------------------------------------------
                                                                                         99,654(a)     104,878         112,045
--------------------------------------------------------------------------------------------------------------------------------
Debentures

    10.46% convertible, due October 27, 2008                                              5,300(b)       5,300           5,300
    9%, due January 1, 2020                                                                --            -- (c)         69,785
    9%, due August 15, 2021                                                             100,000        100,000         100,000
--------------------------------------------------------------------------------------------------------------------------------
                                                                                        105,300        105,300         175,085
--------------------------------------------------------------------------------------------------------------------------------
9% Senior Subordinated Notes, due 2003    3,180                                           3,233(d)      80,000
Medium term notes, 7.51%-9.3%, due 2000 to 2004                                         219,000        219,000(e)      179,000
Revolving Credit Agreements                                                             248,570(f)     187,601         120,000
Capitalized lease obligations and other debt                                              8,444         17,376           3,971
--------------------------------------------------------------------------------------------------------------------------------
Subtotal                                                                                684,148(g)     637,388         670,101
Less: Discount on long-term debt                                                          2,852          3,650           3,586
    Current portion of long-term debt     6,253                                          14,871          4,966
--------------------------------------------------------------------------------------------------------------------------------
Total long-term debt                                                                   $675,043       $618,867        $661,549
================================================================================================================================

(a) Certain assets of Local Communications Services segment are pledged as security.

(b) The debenture is convertible into common stock at any time after October 26, 1998 at $10.5375 per share. A total of 502,966 shares of common stock are reserved for such conversion.

footnotes continued from page 29

(c) The Company redeemed the debentures in November 1995 in a transaction that resulted in an extraordinary loss of $3.2 million, net of applicable taxes of $1.7 million in 1995.

(d) The Company completed a tender offer for the $80.0 million of outstanding notes in September 1995 and redeemed approximately $76.8 million. This redemption resulted in an extraordinary loss of $5.8 million, net of applicable taxes of $3.7 million in 1995.

(e) In March 1995 in conjunction with the implementation of the Open Market Plan, the Company, through its Rochester Telephone Corp. subsidiary, completed an offering of $40.0 million of 7.51% Medium-Term Notes, maturing March 2002.

(f) The Company has credit facilities totaling $450.0 million which are available through commercial paper borrowings or through draws under Revolving Credit Agreements. At December 31, 1996, the Company had outstanding $248.6 million in commercial paper issuances. Commercial paper is classified as long-term debt as the Company intends to refinance the debt through continued short-term borrowing or available credit facilities with unused commitments extending beyond one year.

    Frontier Corporation's Revolving Credit Agreement was entered into in August 1995 with a group of 10 commercial banks and expires August 2000. The Agreement was amended in May 1996 to increase the available line of credit from $250.0 million to $350.0 million. The Agreement is unsecured and has commitment fees of
 .08 percent per year on the entire commitment, with interest on amounts drawn down based upon the London Interbank Offered Rate ("LIBOR") plus .17 percent.

    The Company, through its subsidiary Rochester Telephone Corp., entered into a Revolving Credit Agreement with six commercial banks in December 1994. The Agreement established a secured $160.0 million line of credit which was amended in 1995 to remove the security interest on the assets of Rochester Telephone Corp. and reduce the available line of credit to $100.0 million. The agreement carries commitment fees of .07 percent per year on the entire commitment, with interest on amounts drawn down based on either the prime rate, LIBOR plus .13 percent, or a competitive bid rate.

    The Company also has a $500.0 million universal shelf which was filed with the Securities Exchange Commission in November 1995. This filing allows for the issuance of a combination of debt, common, preferred stock or warrant securities. No securities have been issued as of December 31, 1996.

(g) In accordance with FAS 107, "Disclosures about Fair Value of Financial Instruments," the Company estimates that the fair value of the debt, based on rates currently available to the Company for debt with similar terms and remaining maturities, is $718.2 million, as compared to the carrying value of $684.1 million.

    At December 31, 1996, aggregate debt maturities were:

-----------------------------------------------------------------------------------------------------------------------
In thousands of dollars              1997               1998               1999               2000               2001
-----------------------------------------------------------------------------------------------------------------------
                                   $6,253             $8,770            $30,262           $319,927            $74,734
=======================================================================================================================

8. Income Taxes

The provision for income taxes consists of the following:

--------------------------------------------------------------------------------------------------
In thousands of dollars                                       1996           1995          1994
--------------------------------------------------------------------------------------------------
Federal:
    Current                                               $114,302       $103,689      $105,189
    Deferred                                                 6,136        (17,721)       (9,120)
--------------------------------------------------------------------------------------------------
                                                           120,438         85,968        96,069
--------------------------------------------------------------------------------------------------

State:
    Current                                                 19,757         16,498        13,116
    Deferred                                                 2,401         (1,570)         (107)
--------------------------------------------------------------------------------------------------
                                                            22,158         14,928        13,009
--------------------------------------------------------------------------------------------------
Total income taxes                                        $142,596       $100,896      $109,078
==================================================================================================

    The reconciliation of the federal statutory income tax rate with the effective income tax rate reflected in the financial statements is as follows:

-------------------------------------------------------------------------------------------------------------------------
In thousands of dollars                                                              1996           1995          1994
-------------------------------------------------------------------------------------------------------------------------
Federal income tax expense at statutory rate                                         35.0%          35.0%          35.0%
State income tax (net of federal benefit)                                             4.0            4.0            2.9
Accelerated depreciation                                                               --            1.1             .9
Investment tax credit                                                                  --            (.6)           (.7)
Utilization of net operating loss carryforward                                        (.9)          (1.4)          (1.2)
Acquisition related charges                                                            --            2.4             --
Goodwill amortization                                                                 1.2            1.5             .8
Other                                                                                  .3            (.9)           (.9)
------------------------------------------------------------------------------------------------------------------------
Total income tax                                                                     39.6%          41.1%          36.8%
========================================================================================================================

  Deferred tax (assets) liabilities are comprised of the following at December
31:

------------------------------------------------------------------------- ------------------- -------------------
  In thousands of dollars                                            1996                1995                1994
------------------------------------------------------------------------- ------------------- -------------------
  Accelerated depreciation                                      $  87,768           $  81,687           $ 151,069
  Other                                                            22,915              18,297              17,153
------------------------------------------------------------------------- ------------------- -------------------
  Gross deferred tax liabilities                                  110,683              99,984             168,222
------------------------------------------------------------------------- ------------------- -------------------
  Basis adjustment-purchased telephone companies(25,477)          (25,477)            (29,232)            (31,851)
  Employee benefits obligation                                    (11,136)             (4,562)            (12,955)
  Net operating loss carryforwards                                (44,906)            (45,844)            (42,000)
  Acquisition related charges                                     (27,630)            (29,213)                 --
  Bad debt expense                                                (10,970)            (11,801)             (4,657)
  Other                                                           (37,832)            (31,163)            (12,754)
------------------------------------------------------------------------- ------------------- -------------------
  Gross deferred tax assets                                      (157,951)           (151,815)           (104,217)
  Valuation allowance                                              19,461              23,887              28,500
------------------------------------------------------------------------- ------------------- -------------------
  Total deferred tax assets                                      (138,490)           (127,928)            (75,717)
------------------------------------------------------------------------- ------------------- -------------------
  Net deferred tax (assets) liabilities                         $ (27,807)          $ (27,944)          $  92,505
========================================================================= =================== ===================

    Certain of the Company's acquired subsidiaries have tax net operating losses and alternative tax net operating loss carryforwards ("NOLs") which can be utilized annually to offset separate company future taxable income. Under the provisions of Internal Revenue Code Section 382, the utilization of carryforwards is presently limited. The Company's NOLs begin to expire in 2004. As a result of the annual limitation and the difficulty in predicting their utilization beyond a period of three years, the Company has established valuation allowances for the NOL carryforwards. Because certain of the NOL carryforwards were acquired in purchase acquisitions and the related valuation allowance was recorded using purchase accounting, $7.0 million of this valuation allowance, if subsequently recognized, would be allocated to reduce goodwill.

9. Service Pensions and Benefits
The Company has contributory and noncontributory plans providing for service pensions and certain death benefits for substantially all employees. The Company's provisions for service pensions and certain death benefits are remitted, at least annually, to the trustees.

    The majority of the Company's pension plans have plan assets that exceed accumulated benefit obligations. There are certain plans, however, with accumulated benefit obligations which exceed plan assets. The following tables summarize the funded status of the Company's pension plans and the related amounts that are primarily included in "Deferred and other assets" in the Consolidated Balance Sheets.

----------------------------------------------------------------------------------------- ----------------------- ---------------
                                                                          Plans for which         Plans for which
December 31, 1996                                                           assets exceed    accumulated benefits
In thousands of dollars                                              accumulated benefits           exceed assets           Total
----------------------------------------------------------------------------------------- ----------------------- ---------------
Actuarial present value of benefit obligations:
Vested benefit obligation                                                      $  403,077                $ 12,693        $415,770
Accumulated benefit obligation                                                 $  423,055                $ 13,758        $436,813
========================================================================================= ======================= ===============
Plan assets at fair value, primarily fixed income
    securities and common stock                                                $  493,894                $     --        $493,894
Projected benefit obligation                                                     (423,055)                (14,899)       (437,954)
----------------------------------------------------------------------------------------- ------------------------ --------------
Funded status                                                                      70,839                 (14,899)         55,940
Unrecognized net (gain) loss                                                      (55,604)                  3,250         (52,354)
Unrecognized net transition asset                                                  (2,837)                     --          (2,837)
Unrecognized prior service cost                                                    11,097                      --          11,097
Adjustment required to recognize minimum liability                                                         (2,109)         (2,109)
----------------------------------------------------------------------------------------- ----------------------- ---------------
Pension asset (liability) reflected in Consolidated Balance Sheet              $   23,495                $(13,758)       $  9,737
========================================================================================= ======================= ===============


-----------------------------------------------------------------------------------------  ----------------------  -----------------
                                                                          Plans for which        Plans for which
December 31, 1995                                                           assets exceed   accumulated benefits
In thousands of dollars                                              accumulated benefits          exceed assets           Total
-----------------------------------------------------------------------------------------  ----------------------  -----------------
Actuarial present value of benefit obligations:
Vested benefit obligation                                                        $367,765               $  19,984        $387,749
Accumulated benefit obligation                                                   $381,528               $  22,335        $403,863
=========================================================================================  ======================  =================
Plan assets at fair value, primarily fixed income
    securities and common stock                                                  $437,151               $   8,234        $445,385
Projected benefit obligation                                                     (384,199)                (25,364)       (409,563)
-----------------------------------------------------------------------------------------  ----------------------  -----------------
Funded status                                                                      52,952                 (17,130)         35,822
Unrecognized net (gain) loss                                                      (19,194)                  4,337         (14,857)
Unrecognized net transition (asset) obligation                                     (3,909)                     36          (3,873)
Unrecognized prior service cost                                                    12,533                   3,783          16,316
Adjustment required to recognize minimum liability                                     --                  (5,246)         (5,246)
-----------------------------------------------------------------------------------------  ----------------------  -----------------
Pension asset (liability) reflected in Consolidated Balance Sheet                $ 42,382               $ (14,220)       $ 28,162
=========================================================================================  ======================  =================


-----------------------------------------------------------------------------------------  ----------------------  --------------
                                                                          Plans for which         Plans for which
December 31, 1994                                                           assets exceed   accumulated benefits
In thousands of dollars                                              accumulated benefits           exceed assets         Total
-----------------------------------------------------------------------------------------  ----------------------  --------------
Actuarial present value of benefit obligations:
Vested benefit obligation                                                        $294,140               $  15,494        $309,634
Accumulated benefit obligation                                                   $308,432               $  17,223        $325,655
=========================================================================================  ======================  ================
Plan assets at fair value, primarily fixed income
    securities and common stock                                                  $373,446               $   6,641        $380,087
Projected benefit obligation                                                     (326,858)                (20,774)       (347,632)
-----------------------------------------------------------------------------------------  ----------------------  --------------
Funded status                                                                      46,588                 (14,133)         32,455
Unrecognized net (gain) loss                                                      (23,244)                  2,980         (20,264)
Unrecognized net transition (asset) obligation                                     (3,935)                     18          (3,917)
Unrecognized prior service cost                                                     6,563                   5,240          11,803
Adjustment required to recognize minimum liability                                     --                  (4,728)         (4,728)
-----------------------------------------------------------------------------------------  ----------------------  --------------
Pension asset (liability) reflected in Consolidated Balance Sheet                $ 25,972               $ (10,623)       $ 15,349
=========================================================================================  ======================  ================

The net periodic pension cost consists of the following:

-----------------------------------------------------------------------------------------  ----------------------  --------------
Years Ended December 31,                                                             1996                    1995            1994
In thousands of dollars
-----------------------------------------------------------------------------------------  ----------------------  --------------
Service cost                                                                     $  6,487               $   5,616        $  7,934
Interest cost on projected benefit obligation                                      30,100                  28,868          25,565
Actual (return) loss on plan assets                                               (63,807)                (89,195)          2,229
Net amortization and deferral                                                      25,723                  51,437         (39,606)
Amount expensed due to curtailment                                                 28,000                   2,907              --
-----------------------------------------------------------------------------------------  ----------------------  --------------
Net periodic pension cost (benefit)                                              $ 26,503               $    (367)       $ (3,878)
=========================================================================================  ======================  ================

    The following rates and assumptions were used to calculate the projected benefit obligation:

-----------------------------------------------------------------------------------------  ----------------------  --------------
Years Ended December 31,                                                             1996                    1995            1994
-----------------------------------------------------------------------------------------  ----------------------  --------------
Weighted average discount rate                                                       7.5%                    7.5%            8.5%
Rate of salary increase                                                              5.0%                    5.0%            5.5%
Expected return on plan assets                                                       9.0%                    9.0%            9.0%
=========================================================================================  ======================  ================

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

    In 1996, the Company recognized a curtailment loss of $28.0 million reflecting the enhancement and freezing of defined benefit plans sponsored by Frontier Corporation, primarily for certain bargaining unit employees. Pension expense in 1995 included a net curtailment loss of $2.9 million reflecting the enhancement and freezing of defined benefit plans sponsored by Frontier Corporation for non-bargaining unit employees as of December 31, 1996.

    The Company also sponsors a number of defined contribution plans. The most significant plan covers non-bargaining employees, who can elect to make contributions through payroll deduction. Effective January 1, 1996, the Company provides a contribution of .5 percent of gross compensation in common stock for every employee eligible to participate in the plan. The Company also provides 100% matching contributions in its common stock up to three percent of gross compensation, and may, at the discretion of the Management Benefit Committee, provide additional matching contributions based upon Frontier's financial results. In 1995 and 1994, the Company provided matching contributions in its common stock up to 75 percent of participants' contributions up to six percent of gross compensation. The total cost recognized for all defined contribution plans was $8.4 million for 1996, $6.8 million for 1995 and $5.6 million for 1994.

10. Postretirement Benefits Other Than Pensions
The Company provides health care and life insurance benefits to most employees. Plan assets consist principally of life insurance policies and money market instruments. In adopting FAS 106, the Company elected to defer the recognition of the accrued obligation of $125 million over a period of twenty years. During 1996, the Company amended its health benefits care plan to cap the cost absorbed by the Company for health care and life insurance for its bargaining unit employees who retire after December 31, 1996. The effect of this amendment was to reduce the December 31, 1996 accumulated postretirement obligation by $11.2 million. Additionally, during 1996, special termination benefits were offered to certain employees with 25 years of service or more who were already entitled to reduced or full retirement benefits and who voluntarily terminated their employment with the Company prior to December 31, 1996. During the fourth quarter of 1995, the Company amended its health benefits plan to cap the cost absorbed by the Company for health care and life insurance for its non-bargaining unit employees who retire after December 31, 1996. The effect of this amendment was to reduce the December 31, 1995 accumulated postretirement obligation by $8.1 million.

    The status of the plans is as follows:

--------------------------------------------------------------------------------------------------- --------------- ---------------
In thousands of dollars                                    December 31,                       1996            1995            1994
--------------------------------------------------------------------------------------------------- --------------- ---------------
Accumulated postretirement benefit obligation (APBO) attributable to:
    Retirees                                                                              $ 78,398        $ 73,032      $   79,935
    Fully eligible plan participants                                                        15,206          17,235          22,812
    Other active plan participants                                                          10,669          20,127          28,877
--------------------------------------------------------------------------------------------------- --------------- ---------------
    Total APBO                                                                            $104,273        $110,394      $  131,624
Plan assets at fair value                                                                    5,322           5,716           5,545
--------------------------------------------------------------------------------------------------- --------------- ---------------
APBO in excess of plan assets                                                               98,951         104,678         126,079
Unrecognized transition obligation                                                         (84,764)        (99,836)       (109,730)
Unrecognized net prior service cost                                                            (90)         (1,790)         (6,003)
Unrecognized net gain                                                                       24,235          30,110          15,502
--------------------------------------------------------------------------------------------------- --------------- ---------------
Accrued postretirement benefit obligation                                                 $ 38,332        $ 33,162      $   25,848
=================================================================================================== =============== ===============

    The components of the estimated postretirement benefit cost are as follows:

--------------------------------------------------------------------------------------------------- --------------- ---------------
In thousands of dollars                                    December 31,                       1996            1995            1994
--------------------------------------------------------------------------------------------------- --------------- ---------------
Service cost                                                                               $   642         $   947         $ 1,323
Interest on accumulated postretirement benefit obligation                                    7,735           8,614           9,666
Amortization of transition obligation                                                        5,512           6,045           6,094
Return on plan assets                                                                         (457)           (462)           (385)
Amortization of prior service cost                                                              69             392             383
Amortization of gains and losses                                                            (2,024)         (2,758)           (704)
Special termination benefit                                                                    360
--------------------------------------------------------------------------------------------------- --------------- ---------------
Net postretirement benefit cost                                                            $11,837         $12,778         $16,377
=================================================================================================== =============== ===============

    The following assumptions were used to value the postretirement benefit obligation:

-------------------------------------------------------------------------------------------------- --------------- ----------------
                                               Years Ended December 31,                       1996            1995            1994
-------------------------------------------------------------------------------------------------- --------------- ----------------
Weighted average discount rate                                                                7.5%            7.5%            8.5%
Expected return on plan assets                                                                9.0%            9.0%            9.0%
Rate of salary increase                                                                       5.0%            5.0%            5.5%
Assumed rate of increase in cost of covered health care benefits                              7.1%           10.5%           11.2%
================================================================================================== =============== ===============

    Health care costs were assumed to decline consistently to 5.0% by 2006 and thereafter. If the health care cost trend rates were increased by one percentage point, the accumulated postretirement benefit health care obligation as of December 31, 1996 would increase by $7.3 million while the sum of the service and interest cost components of the net postretirement benefit health care cost for 1996 would increase by $.7 million.

11. Stock Option Plans and Other Common Stock Transactions
The Company has stock option plans for its directors, executives and certain employees. The exercise price for all plans is the fair market value of the stock on the date of the grant. The options expire ten years from the date of the grant. The options vest over a period from one to three years. Options previously issued to ALC employees are vested in their entirety as of the August 16, 1995 merger date. The maximum number of shares which may be granted under the executive plan is limited to one percent of the number of issued shares, including treasury shares, of the Company's common stock during any calendar year. The maximum number of shares which may be granted under the employee plan is a total of 8,000,000 shares over a 10 year period. The maximum number of shares which may be granted under the directors plan is 1,000,000 shares.


    Information with respect to options under the above plans follows:

----------------------------------------------------------------------------------- ----------------------
                                                                                          Weighted Average
                                                                            Shares          Exercise Price
----------------------------------------------------------------------------------- ----------------------
Outstanding at January 1, 1994                                           9,331,112                 $  6.33
Granted in 1994                                                            507,900                 $ 20.42
Cancelled in 1994                                                         (150,464)                $ 11.35
Exercised in 1994                                                         (713,025)                $  2.25
----------------------------------------------------------------------------------- ----------------------
Outstanding at December 31, 1994                                         8,975,523                 $  7.37
Granted in 1995                                                          2,020,315                 $ 25.27
Cancelled in 1995                                                         (195,716)                $ 23.53
Exercised in 1995                                                       (2,433,623)                $  7.48
----------------------------------------------------------------------------------- ----------------------
Outstanding at December 31, 1995                                         8,366,499                 $ 11.28
Granted in 1996                                                          3,067,500                 $ 30.95
Cancelled in 1996                                                         (784,289)                $ 28.77
Exercised in 1996                                                       (5,481,681)                $  5.99
----------------------------------------------------------------------------------- ----------------------
Outstanding at December 31, 1996                                         5,168,029                 $ 25.91
=================================================================================== ======================

    At December 31, 1996, 9,194,770 shares were available for future grant.


    The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its plans. Accordingly, no compensation expense would be recognized for its stock-based compensation plans other than for restricted stock awards.

    During 1996 the Company adopted the disclosure requirements of FAS 123, "Accounting for Stock-Based Compensation." In accordance with FAS 123, the Company has elected not to recognize compensation cost related to stock options with exercise prices equal to the market price at the date of issuance. If the Company had elected to recognize compensation cost based on the fair value of the options at grant date as prescribed by FAS 123, net income and earnings per share would have been reduced by $5 million and $1 million, or $.03 and $.01 per share, for years ended December 31, 1996 and 1995, respectively. The weighted average fair value of options granted during 1996 and 1995 were $8.58 and $7.42 respectively, determined by the Black-Scholes option valuation model. The following assumptions were used in the model: expected volatility of 28.4 percent, expected dividend yield of 3.0 percent, and risk-free interest rates ranging from 5.5 percent to 7.0 percent. Due to the difference in vesting requirements in each of the plans, the expected lives of the options range from 5 to 7 years. Forfeitures are recognized as they occur.


Options Outstanding
----------------------- ----------------------- ----------------------- -----------------------
                                                               Weighted
               Range Of                  Number       Average Remaining        Weighted Average
        Exercise Prices             Outstanding       Contractual  Life          Exercise Price
----------------------- ----------------------- ----------------------- -----------------------
               $ 1--$ 3                 261,787                    4.89                  $ 2.29
               $12--$20                 561,036                    6.71                   16.22
               $21--$32               4,345,206                    8.94                   28.59
======================= ======================= ======================= =======================


Options Exercisable
----------------------- ----------------------- -----------------------
               Range Of                  Number        Weighted Average
        Exercise Prices             Exercisable          Exercise Price
----------------------- ----------------------- -----------------------
               $1--$  3                 261,787                  $ 2.29
               $12--$20                 504,700                   15.91
               $21--$32                 657,676                   24.16
======================= ======================= =======================

Restricted Stock Plan
The Company has 300,000 shares of common stock outstanding as of December 31, 1996 under its Management Stock Incentive Plan. The stock issued under this plan ("Restricted Stock") is subject to the achievement of certain performance goals, the passage of time and continued employment restrictions. Participants in the plan may earn, without cost to them, Frontier common stock over three years. Shareowners' equity reflects unearned compensation for the unvested stock awarded. During 1996, the Company did not recognize compensation expense for the restricted stock plan as the market price of the common stock at December 31, 1996 was significantly below the vesting prices.

Common Stock Warrants
As of December 31, 1996, warrants for the purchase of 44,000 shares of common stock at $2.50 per share were outstanding. The warrants expire in June 1997. As of December 31, 1996, 1995 and 1994, 87,000, 6,252,000 and 828,000 warrants were exercised. The warrants were issued in connection with ALC's refinancings and the difference between the exercise price and the fair value of the warrants at the time of issuance was recorded as a discount on the related notes and an increase to capital in excess of par value.

Stock Offering
In February 1994, the Company sold 5.4 million shares of its common stock at $42 per share in a public offering. As part of the offering, 2.5 million new primary shares were issued and sold directly by the Company and 2.9 million shares were sold by C FON Corporation, a subsidiary of Sprint Corporation. All share and per share data is prior to the 2-for-1 stock split which occurred in April 1994.


12. Preferred Stock

-------------------------------------------------------------------------------------- ---------------------- ----------------------
In thousands of dollars, except share data                                        1996                   1995                  1994
-------------------------------------------------------------------------------------- ---------------------- ----------------------
Frontier Corporation--850,000 shares authorized; par value $100
 5.00% Series--redeemable at $101 per share
    Shares outstanding                                                         100,000                100,000               100,000
    Amount outstanding                                                         $10,000                $10,000               $10,000
 5.65% Series--redeemable at $101 per share
    Shares outstanding                                                          50,000                 50,000                50,000
    Amount outstanding                                                         $ 5,000                $ 5,000               $ 5,000
 4.60% Series--redeemable at $101 per share
    Shares outstanding                                                          48,500                 50,000                50,000
    Amount outstanding                                                         $ 4,850                $ 5,000               $ 5,000
Frontier Communications of New York, Inc.
    40,000 shares authorized; par value $100
 5.875% Series A--redeemable at par
    Shares outstanding                                                          18,694                 18,694                18,694
    Amount outstanding                                                         $ 1,869                $ 1,869               $ 1,869
 7.80% Series B--redeemable at $100.80-$105.00 per share
    Shares outstanding                                                           6,160                  6,240                 6,320
    Amount outstanding                                                         $   616                $   624               $   632
Frontier Communications of AuSable Valley, Inc.
    4,000 shares authorized; par value $100
 5.50% Series--redeemable at par
    Shares outstanding                                                           2,754                  2,754                 2,754
    Amount outstanding                                                         $   276                $   276               $   276
-------------------------------------------------------------------------------------- ---------------------- ----------------------
Total shares outstanding                                                       226,108                227,688               227,768
====================================================================================== ====================== ======================
Total amount outstanding                                                       $22,611                $22,769               $22,777
====================================================================================== ====================== ======================


    At the special meeting in December 1994, Frontier shareowners authorized four million shares of a new class of preferred stock, having a value of $100.00 per share and designated as Class A Preferred Stock. This class of stock will rank junior to the cumulative preferred stock as to dividends and distributions, and upon the liquidation, dissolution or winding up of the Company. As of December 31, 1996, no shares of this class have been issued.

    On April 9, 1995, the Board of Directors adopted a Shareowners Rights Plan (the "Plan"). This Plan provides for a dividend distribution on each outstanding common share of a right to purchase one one-hundredth of a share of Series A Junior Participating Class A Preferred Stock. The rights are designed to protect shareowners in the event of an unsolicited attempt to acquire Frontier which the Board does not believe is fair to the shareowners interest. The rights become exercisable under certain circumstances to purchase Frontier common stock at one-half market value.

13. Accounting Pronouncements Adopted
Effective January 1, 1996, the Company adopted FAS 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," FAS 121 requires that certain long-lived assets and identifiable intangibles be written down to fair value whenever an impairment review indicates that the carrying value cannot be recovered on an undiscounted cash flow basis. The statement also requires that certain long-lived assets and identifiable intangibles to be disposed of be reported at fair value less selling costs. The Company's adoption of this standard resulted in a non-cash charge of $8.0 million (net of a tax benefit of $4.4 million) and is reported as a cumulative effect of a change in accounting principle. The charge represents the cumulative adjustment required by FAS 121 to remeasure the carrying amount of certain assets held for disposal as of January 1, 1996. These assets held for disposal consist principally of telephone switching equipment in the Company's Local Communications Services segment as a result of management's commitment, in late 1995, to a central office switch consolidation project primarily at the Rochester Telephone Corp. and Frontier Communications of New York subsidiaries.

    The Company adopted FAS 116, "Accounting for Contributions Received and Contributions Made" for all of its consolidated subsidiaries effective
September 30, 1995. FAS 116 requires that the Company reflect in current expenses an accrual for the cost of multi-year charitable contributions. The net impact of adopting FAS 116 resulted in a post-tax charge of $1.5 million, net of taxes of $0.8 million.

    The Company adopted FAS 112, "Employers' Accounting for Postemployment Benefits" effective January 1, 1994. FAS 112 requires that the projected future costs of providing postemployment, but pre-retirement, benefits, such as disability, pre- pension leave (salary continuation) and severance pay, be recognized as an expense as employees render service rather than when the benefits are paid. The Company recognized the obligation for postemployment benefits through a cumulative effect charge to net income of $7.2 million, net of taxes of $3.9 million.

14. Investment in Cellular Partnerships
In July 1994, Frontier Corporation and Nynex Corporation combined certain of their respective cellular interests to form Frontier Cellular, a cellular super system joint venture in upstate and western New York State. Currently, Frontier Cellular includes cellular markets throughout New York State and northern Pennsylvania. The structure of the transaction is a 50/50 joint venture partnership, with Frontier as the managing partner. Financial results for the joint venture have been reported on the equity method of accounting, reflecting Frontier's proportionate share of the joint venture's earnings in the "Other income and expense" section of the Consolidated Statements of Income. Previously, revenues and expenses for these New York State wireless properties had been consolidated. During 1995, Nynex Corporation contributed its cellular interests in the partnership into a combined partnership with Bell Atlantic Corporation. The partnership investment balances of $58.6 million in 1996, $33.8 million in 1995 and $23.5 million in 1994 are included in "Deferred and other assets" in the Consolidated Balance Sheets.

15. Major Customer
The Company's 1996 revenues include the impact of a major carrier customer whose revenues comprise approximately 16% of consolidated revenues for the year.

16. Commitments and Contingencies
Operating Environment--The Company has evolved from a provider of local and long distance services in certain areas of the country to a nationwide provider of integrated communications services. As a result, the Company has formidable competitors of greater size and expects that, over-time and due to the lifting of regulatory restrictions, there will be more entrants into the long distance business and its local markets.

    Legal Matters--The Company and a number of its subsidiaries in the normal course of business are party to a number of judicial, regulatory and administrative proceedings involving matters incidental to their business. The Company's management does not believe that any material liability will be imposed as a result of these matters.

    Leases and License Agreements--The Company leases buildings, land, office space, fiber optic network, computer hardware and other equipment, and has license agreements for rights-of-way for the construction and operation of a fiber optic communications system. Total rental expense amounted to $164.6 million in 1996, $77.8 million in 1995 and $68.7 million in 1994.

    Minimum annual rental commitments under non-cancellable operating leases and license agreements in effect on December 31, 1996 were as follows:


----------------------------------------------------------------------------
In thousands of dollars
----------------------------------------  ---------------  -----------------
                                                                    License
Years                          Buildings        Equipment        Agreements
----------------------------------------  ---------------  -----------------
1997                           $  21,062         $  9,623         $  83,859
1998                              17,745            4,786            71,536
1999                              13,701            2,355            37,818
2000                              11,832            1,489            20,892
2001                              10,259               47            13,392
2002 and thereafter               32,320               --             7,826
----------------------------------------  ---------------  -----------------
   Total                        $106,919          $18,300          $235,323
========================================  ===============  =================

    Sale of Cellular Interest--On October 23, 1996, the Company announced that a definitive agreement had been signed with Alltel to sell its 69.5% equity interest in the South Alabama Cellular Communications Partnership. The partnership provides cellular service to customers in Alabama RSA No. 4 and Alabama RSA No. 6. The Company anticipates that this transaction, which is subject to board of directors and regulatory approval, will be finalized in early 1997. The Company expects to recognize a gain as a result of this transaction.

    Other Matters--In connection with the Company's capital program, certain commitments have been made for the purchase of material and equipment. In October 1996, construction began on a nationwide fiber optic network. Frontier will be investing approximately $500 million in this project over the next two year period. At December 31, 1996, the Company made a $62 million deposit payment for this project that is included in the "Deferred and other" caption in the Consolidated Balance Sheets. The network expansion will increase 1997 capital expenditures by over $250 million to a combined level of approximately $590 million.

17. Business Segment Information
As of January 1996, Frontier simplified its business segment reporting to reflect the predominance of its two major operating segments, long distance and local communications services. The Company now reports its operating results in three segments: Long Distance Communications Services, Local Communications Services and Corporate Operations and Other. The Company's majority interest in two wireless properties, which were previously reported as a Wireless Communications Segment, have been consolidated under Corporate Operations and Other. The change in the definition of the Company's segments has been made to better reflect the changing scope of the businesses in which Frontier operates.

    Revenues and sales, operating income, depreciation, construction and identifiable assets by business segment are set forth in the Business Segment Information on page 22.


18.  Quarterly Data (Unaudited)
---------------------------------------- ---------------------------------- -------------------------------------------------------
                                Revenues               Income                                   Per Share
                          -------------- ---------------------------------- -------------------------------------------------------

(In thousands of dollars,                                                     Earnings Before
except per share data)                     Operating               Net          Extraordinary                       Market Price
                            Consolidated      Income            Income              Items and                    ------------------
                                Revenues      (Loss)            (Loss)      Cumulative Effect      Earnings        High       Low
---------------------------------------- ---------------------------------- -------------------------------------------------------
1996 First Quarter            $  655,149   $111,852          $ 57,123/(1)/              $ .40         $ .35       $33.25     $28.25
     Second Quarter              670,279    122,701            69,206                     .42           .42       $33.38     $27.75
     Third Quarter               669,069    129,218            73,777                     .45           .45       $31.25     $25.88
     Fourth Quarter              581,072     24,113/(2)/        9,820/(2)/                .06           .06       $31.88     $19.88
                            ------------ ---------------------------------- -------------------------------------------------------
     Full Year                $2,575,569   $387,884          $209,926                   $1.32/(3)/    $1.27/(3)/
                            ============ ================================== =======================================================
---------------------------------------- ---------------------------------- -------------------------------------------------------
1995 First Quarter/(1)/       $  459,040   $ 87,281/(4)/     $ 51,650/(4)/              $ .32         $ .32       $23.38     $19.25
     Second Quarter/(1)/         506,920     96,314            53,069                     .33           .33       $24.13     $19.63
     Third Quarter               571,386     (7,681)/(5)/     (37,912)/(5)/              (.12)/(6)/    (.90)/(6)/ $28.63     $23.75
     Fourth Quarter              606,345    108,316            55,276                     .36           .34       $30.00     $25.50
                            ------------ ---------------------------------- -------------------------------------------------------
     Full Year                $2,143,691   $284,230          $ 22,083                   $ .89         $ .13
                            ============ ================================== =======================================================
---------------------------------------- ---------------------------------- -------------------------------------------------------
1994 First Quarter            $  399,454   $ 75,967          $ 32,962/(7)/              $ .25         $ .21       $22.44     $20.25
     Second Quarter              416,767     79,686            52,909                     .33           .33       $25.25     $20.81
     Third Quarter               421,503     84,557            47,407                     .29           .29       $24.75     $21.63
     Fourth Quarter              429,821     85,416            46,779                     .29           .29       $24.63     $20.50
                            ------------ ---------------------------------- -------------------------------------------------------
     Full Year                $1,667,545   $325,626          $180,057                   $1.16         $1.12
                            ============ ================================== =======================================================

(1) Includes a post-tax cumulative effect charge related to change in accounting principle of $8.0 million.

(2) Includes a pre-tax charge of $65.2 million as a result of the following:
$28.0 million representing a one-time charge for the curtailment of certain company pension plans; $20.8 million is the result of a nonrecurring charge relating to the Company's conference calling product line and $16.4 million reflecting the resolution of billing disputes with connecting carriers. The $16.4 million charge relating to the carrier billing disputes recorded in the fourth quarter of 1996 does not result in the material misstatement of the earlier quarters of 1996.

(3) As a result of rounding, the total of the four quarters' earnings does not equal the earnings per share for the year.

(4) Includes a pre-tax acquisition related charge of $4.8 million (post-tax charge of $3.1 million).

(5) Includes pre-tax acquisition related charge of $109.5 million (post-tax charge of $75.7 million). Includes post-tax extraordinary charges of $112.1 million resulting from the discontinuance of regulatory accounting, a post-tax extraordinary loss on retirement of debt of $5.8 million and a post-tax cumulative effect charge related to change in accounting principle of $1.5 million.

(6) Due to the net loss incurred, the earnings per share calculation excludes common stock equivalents.

(7) Includes a post-tax cumulative effect charge related to change in accounting principle of $7.2 million.

Condensed Six-Year Financial Statements


-------------------------------------------------------- -------------- -------------- -------------- -------------- --------------
In thousands of dollars, except per share data
Years Ended December 31,                           1996           1995           1994           1993           1992           1991
-------------------------------------------------------- -------------- -------------- -------------- -------------- --------------
CONSOLIDATED STATEMENTS OF INCOME
Revenues                                     $2,575,569     $2,143,691     $1,667,545     $1,437,448     $1,252,244     $1,120,375
Costs and expenses                            2,187,685      1,859,461      1,341,919      1,185,811      1,047,393        952,165
-------------------------------------------------------- -------------- -------------- -------------- -------------- --------------
Operating Income                                387,884        284,230        325,626        251,637        204,851        168,210
Interest expense                                 43,175         53,557         50,216         56,691         66,933         63,154
Other income                                     15,831         14,991         20,922          7,207          2,201         27,905
Income taxes                                    142,596        100,896        109,078         73,509         33,094         52,774
-------------------------------------------------------- -------------- -------------- -------------- -------------- --------------
Income Before Extraordinary Items
  and Cumulative Effect of Changes
  in Accounting Principles                      217,944        144,768        187,254        128,644        107,025         80,187
Extraordinary items                                --         (121,208)          --           (7,490)        (1,072)         6,387
Cumulative effects of changes
  in accounting principles                       (8,018)        (1,477)        (7,197)          --             --             --
-------------------------------------------------------- -------------- -------------- -------------- -------------- --------------
Consolidated Net Income                         209,926         22,083        180,057        121,154        105,953         86,574
Dividends on preferred stock                      1,182          1,191          1,187          1,640          4,442          5,189
-------------------------------------------------------- -------------- -------------- -------------- -------------- --------------
Income Applicable to Common Stock            $  208,744     $   20,892     $  178,870     $  119,514     $  101,511     $   81,385
======================================================== ============== ============== ============== ============== =============
Earnings Per Common Share:
Primary                                      $     1.27     $      .13     $     1.12     $      .78     $      .74     $      .64
Fully Diluted                                $     1.27     $      .13     $     1.12     $      .78     $      .74     $      .64
-------------------------------------------------------- -------------- -------------- -------------- -------------- --------------
CONSOLIDATED BALANCE SHEETS
Current assets                               $  469,234     $  523,135     $  673,826     $  303,434     $  302,122     $  270,122
Property, plant and equipment, net              971,259        881,309      1,034,442      1,080,135      1,085,760      1,075,584
Goodwill and customer base                      535,979        550,081        222,442        215,962        187,278        197,201
Deferred and other assets                       245,048        154,067        130,084        122,014        104,583        118,112
-------------------------------------------------------- -------------- -------------- -------------- -------------- --------------
Total Assets                                 $2,221,520     $2,108,592     $2,060,794     $1,721,545     $1,679,743     $1,661,019
======================================================== ============== ============== ============== ============== =============
Current liabilities                          $  418,103     $  504,201     $  305,698     $  291,760     $  344,962     $  344,974
Long-term debt                                  675,043        618,867        661,549        581,707        604,157        636,099
Deferred income taxes                             2,542         15,644         98,217        104,232        104,588        113,973
Deferred employee benefits obligation            65,479         58,385         46,001         16,121           --             --
Redeemable preferred stock                         --             --             --             --            9,659         62,434
Shareowners' equity                           1,060,353        911,495        949,329        727,725        616,377        503,539
-------------------------------------------------------- -------------- -------------- -------------- -------------- --------------
Total Liabilities and Shareowners' Equity    $2,221,520     $2,108,592     $2,060,794     $1,721,545     $1,679,743     $1,661,019
======================================================== ============== ============== ============== ============== =============
CONSOLIDATED STATEMENTS
  OF CASH FLOWS
Operating activities                         $  395,661     $  326,024     $  305,465     $  292,233     $  249,763     $  186,771
Investing activities                           (333,926)      (519,337)       (89,705)      (151,165)      (137,540)      (283,607)
Financing activities                            (62,236)      (134,547)       109,579       (177,401)       (87,396)       116,579
-------------------------------------------------------- -------------- -------------- -------------- -------------- --------------
Net (Decrease) Increase in Cash and
  Cash Equivalents                           $     (501)    $ (327,860)    $  325,339     $  (36,333)    $   24,827     $   19,743
======================================================== ============== ============== ============== ============== =============

Financial and Operating Statistics for Six Years


----------------------------------------------------------- -------------- ------------- ------------- ------------- --------------
Dollars in thousands, except per share data
Years ended December 31,                               1996           1995          1994          1993          1992          1991
----------------------------------------------------------- -------------- ------------- ------------- ------------- --------------
Current ratio                                          1.12           1.04          2.20          1.04           .88           .79
Pre-tax interest coverage                              8.1x           1.9x          6.5x          4.3x          3.0x          3.2x
Total debt                                       $  681,296       $633,738      $666,515      $586,669      $694,803      $737,629
Debt ratio                                            39.1%          41.0%         41.2%         44.6%         52.6%         56.6%
Common shareowners' equity                       $1,037,742       $888,726      $926,552      $704,940      $593,564      $480,716
Rate of return on average common equity/(1)/          25.5%          24.0%         21.9%         19.4%         18.9%         19.3%
=========================================================== ============== ============= ============= ============= ==============
Construction                                     $  310,802       $162,575      $113,735      $123,842      $137,066      $119,082
Percent of funds generated internally                   83%           150%          216%          189%          145%          117%
=========================================================== ============== ============= ============= ============= ==============
Common shares outstanding end of year*              163,725        158,057       149,294       142,542       122,935       109,798
Average common shares outstanding*                  164,013        161,669       160,353       153,230       136,180       127,627
Total number of common shareowners                   30,206         26,637        24,608        22,840        22,520        21,376
Market price per common share:
  High                                           $    33.38       $  30.00      $  25.25      $  25.13      $  17.88      $  17.00
  Low                                            $    19.88       $  19.25      $  20.25      $  17.32      $  14.57      $  13.00
  End of year                                    $    22.63       $  30.00      $  21.13      $  22.57      $  17.82      $  16.07
=========================================================== ============== ============= ============= ============= ==============
Dividends declared per common share              $     .855       $   .835      $   .815      $   .795      $   .775      $   .755
Dividends paid per common share                  $     .850       $   .830      $   .810      $   .790      $   .770      $   .750
Dividend yield-end of year                             3.8%           2.8%          3.9%          3.6%          4.4%          4.8%
=========================================================== ============== ============= ============= ============= ==============
Percent to total revenues:
Net Revenues:
  Long Distance Communications Services                 73%            69%           61%           55%           51%           51%
  Local Communications Services                         25%            29%           37%           41%           45%           45%
  Other                                                  2%             2%            2%            4%            4%            4%
Operating Margin:/(1)/
  Long Distance Communications Services                 12%            14%           16%           13%           10%            7%
  Local Communications Services                         34%            32%           30%           27%           25%           26%
  Consolidated                                          17%            17%           20%           18%           16%           15%
=========================================================== ============== ============= ============= ============= ==============
Access lines in service--Rochester                  532,189        524,630       501,811       492,512       488,986       473,391
Access lines in service--Regionals                  443,453        426,245       416,327       425,128       407,415       394,513
----------------------------------------------------------- -------------- ------------- ------------- ------------- -------------
  Total access lines in service                     975,642        950,875       918,138       917,640       896,401       867,904
=========================================================== ============== ============= ============= ============= ==============
Employees:
  Long Distance Communications Services               4,376          4,203         2,647         2,378         2,280         2,141
  Local Communications Services                       2,701          2,959         3,156         3,444         3,885         3,915
  Other                                                 823            675           369           259           296           316
----------------------------------------------------------- -------------- ------------- ------------- ------------- --------------
  Total employees                                     7,900          7,837         6,172         6,081         6,461         6,372
=========================================================== ============== ============= ============= ============= ==============
Local Communications Services minutes of use:
  Carrier access minutes-interstate*              2,421,787      2,272,294     2,079,328     2,015,602     1,912,531     1,569,309
  Carrier access minutes-intrastate*              1,877,249      1,759,425     1,763,871     1,664,262     1,439,983     1,173,685
----------------------------------------------------------- -------------- ------------- ------------- ------------- -------------
  Total carrier access minutes*                   4,299,036      4,031,719     3,843,199     3,679,864     3,352,514     2,742,994
=========================================================== ============== ============= ============= ============= ==============
Long Distance minutes of use*                    13,695,536     10,066,777     6,286,912     4,684,981     3,909,616     2,868,545
=========================================================== ============== ============= ============= ============= ==============

*In thousands

(1) Excluding nonrecurring charges.