Form 10-K405, Exhibit 13
period 1996-12-31
FRONTIER CORP /NY/
filed 1997-03-28
CIK 84567

                                 Exhibit 13.2


                        REPORT OF INDEPENDENT AUDITORS



Board of Directors
ALC Communications Corporation

We have audited the consolidated balance sheets of ALC Communications Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, cash flows, and preferred stock and stockholders' equity for the years then ended (not included herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ALC Communications Corporation and subsidiaries at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.




ERNST & YOUNG LLP
Detroit, Michigan
January 17, 1996