Form 10-K405, Exhibit 13
period 1997-12-31
FRONTIER CORP /NY/
filed 1998-03-26
CIK 84567

                                                                      Exhibit 13

Management's Discussion of Results of Operations and Analysis of Financial Condition

The information presented in this Management's Discussion of Results of Operations and Analysis of Financial Condition should be read in conjunction with the consolidated financial statements and accompanying notes of Frontier Corporation (the "Company" or "Frontier") for the three years ended December 31, 1997. The matters discussed throughout this annual report, except for historical financial results contained herein, may be forward-looking in nature or "forward-looking statements." Actual results may differ materially from the forecasts or projections presented. Forward-looking statements are identified by such words as "expects," "anticipates," "believes," "intends," "plans" and variations of such words and similar expressions. The Company believes its primary risk factors include, but are not limited to: changes in the overall economy, the nature and pace of technological change, the number and size of competitors in Frontier's markets, changes in law and regulatory policy, and the mix of products and services offered in the Company's markets. Any forward-looking statements in the 1997 annual report should be evaluated in light of these important risk factors. For additional disclosure regarding risk factors refer to the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

Description of the Business

Frontier Corporation provides integrated communications services to business, carrier and targeted residential customers nationwide, in Canada and the United Kingdom. Following is a description of the Company's principal lines of business:

Long Distance Communications Services

Through its Long Distance Communications Services segment, the Company is the nation's fifth largest long distance company. This segment provides domestic and international voice, data and video communications service to primarily small to mid-size business customers, carrier customers and targeted consumer markets. Results for this segment also include competitive local exchange carrier ("CLEC") services, currently available in 15 states, providing Frontier with the ability to offer integrated local and long distance telephone service to approximately 40% of the United States population.

Local Communications Services

The Company's Local Communications Services operation is the eleventh largest local exchange service provider in the United States. This segment consists of 34 regulated telephone operating subsidiaries in 13 states, serving approximately one million access lines. The Rochester, New York local communications subsidiary, now called Frontier Telephone of Rochester, Inc., led the telecommunications industry by being the first to open its local market to competition in 1995 under the Open Market Plan. After three years of operating in a competitive marketplace, the Rochester local exchange carrier retains a market share of approximately 98% of wholesale, and approximately 95% of retail local service access lines in the Rochester, New York operating territory.

Corporate Operations and Other

Corporate Operations is comprised of expenses traditionally associated with a holding company, including executive and board of directors' expenses, corporate finance and treasury, investor relations, corporate planning, legal services and business development. The Other category includes Frontier Network Systems ("FNS"). FNS markets and installs telecommunications systems and equipment. This segment also includes wireless operations from Minnesota RSA No. 10 and the Company's 69.5% interest in Alabama RSA No. 4 and No. 6. The Alabama interest was sold in January 1997.

Telecommunications Law

The Telecommunications Act of 1996 was enacted on February 8, 1996. This landmark legislation significantly modified the Communications Act of 1934 and established a framework for increased competition in the local and long distance segments of the Company's business. The Company views this legislation as favorable to its operations because Frontier has been able to enter new markets to provide local service as a CLEC, as well as derive other benefits from the elimination of barriers to competition. In addition to its established local telephone and long distance base, Frontier companies have been authorized to provide competitive local services in 21 states as of December 31, 1997. The Telecommunications Act incorporated many aspects of the Open Market Plan initiated by the Company in Rochester, New York in 1993 and implemented in 1995. The Company believes its experience in providing integrated services and its experience with the Rochester, New York Open Market Plan provides it with a competitive advantage.

On August 8, 1996, the Federal Communications Commission ("FCC") released a First Report and Order (the "First Report and Order") in a core rulemaking proceeding to implement the Telecommunications Act of 1996. The First Report and Order established guidelines to promote local competition affecting the Company and all other competitors in local telecommunications markets. On July 18, 1997, the U.S. Circuit Court of Appeals for the Eighth Circuit reversed portions of the First Report and Order that provided for pricing based primarily on forward-looking, rather than historical costs, which would have provided the FCC with substantially more authority over the compliance by local telephone companies with provisions of the Telecommunications Act. On January 22, 1998, the same court issued a mandate compelling adherence to the decision. The FCC and court decisions are subject to reconsideration and to further appellate review. On January 23, 1998, the U.S. Supreme Court agreed to review this case. The case will be heard in late 1998 or early 1999.

The Act also requires the FCC to restructure the manner in which universal service support payments are established and distributed. On May 7, 1997, the Commission substantially adopted the recommendation of a Federal-State Joint Board released on November 8, 1996 with respect to universal service. The FCC's order increased the amount of support to be dedicated to universal service programs. The Commission has released numerous subsequent orders that have modified its original decisions, including one which slightly reduced the amount of support to be collected in 1998. These actions are subject to reconsideration and appeal. On May 16, 1997, the Commission adopted an order that substantially modified the structure by which local exchange carriers are compensated for access to and use of their networks. This order was implemented effective January 1, 1998. In general, this order encouraged the recovery of some costs that had previously been recovered in usage-based charges to be recovered in fixed charges. Competitors have reacted in different and widely varying ways to this order. The Company believes that its response is competitive and that it was not disadvantaged by the order. Both of these orders are subject to the possibility of Commission modification in light of market impacts and to pending judicial review proceedings.

On October 9, 1997, the FCC ordered carriers that receive "dial around" calls from payphones (certain calls sent without coins, such as 800 or other calls with special access codes) to compensate payphone owners at the rate of 28.4 cents per completed call. The per-call compensation rate became effective retroactive to October 7, 1997. The FCC is still considering how it will address the payphone operator compensation issue for a preceding eleven month period. The Company intends to pursue challenges to the FCC order with other selected carriers. However, the Company has also taken action to assess a surcharge to recover the amount of the compensation ordered and related costs. This is consistent with the action taken by most other long distance providers that handle similar calls through payphones. The Company cannot predict the ultimate outcome of any of these proceedings.

On December 31, 1997, a judge in the United States District Court for the Northern District of Texas issued an opinion that found certain sections of the Telecommunications Act that imposed conditions on entry by some of the Bell Operating Companies into certain lines of business, including the long distance business, to be unconstitutional. A number of additional parties have asked the Court to stay its decision pending further judicial review. On February 12, 1998, the court granted a stay of the December 31, 1997 ruling until an appeal is heard. The court's original decision, if upheld, will likely have significant impact on the domestic long distance business. However, the Company has evaluated issues related to the Bell Operating Companies' provision of long distance services, and believes that it is well-positioned to offer services to, as well as compete against them in the Company's target markets.

Competitive Response To Changes in Telecommunications Law

Since the enactment of the Telecommunications Act of 1996, a number of fundamental changes in the business have occurred. During 1996 and 1997, many companies in the industry announced or completed corporate consolidations or other acquisitions, partnerships or organizational transactions. As a result, a number of these competitors may be larger in size and may possess financial resources substantially greater than Frontier's. This trend toward consolidation is expected to continue. There is ongoing regulatory activity at both the federal and state levels to implement the Telecommunications Act, and to put in place mechanisms to govern and to deal with new business relationships. These activities include governmental efforts designed to open new areas of the radio spectrum and to permit technological development of new services and improvements in established services. Many of these decisions are now in the process of judicial review.

As new technological and business opportunities emerge, the pace of innovation and business activity will likely accelerate. New business relationships are developing and this can be expected to continue. These relationships are partially the result of provisions in the law that require new forms of pricing agreements between facilities based carriers and resellers, new interconnection agreements, and arrangements that replace long-standing tariff filing mechanisms. Many interconnection and resale agreements have been entered into between incumbent local exchange carriers and other firms. However, in the regions served by the Bell Operating Companies, there continue to be large segments of customers who cannot obtain basic local services from competitors of the incumbent Bell Operating Company. The new law promotes broader competition among incumbent companies in traditional telecommunications lines of business and across such lines of business. While such competition is growing, the local telephone market has not yet achieved the level of competition anticipated at the time of enactment of the Telecommunications Act.

Frontier anticipated that public policy would continue to evolve in favor of greater competition. As a result, the Company has been positioning itself to confront a marketplace with numerous new competitors in each of its targeted business segments requiring the development of sales, marketing, new products, provisioning, customer service, billing and information technology capabilities that are necessary to compete aggressively and successfully.

Part of this activity has involved an analysis of the merits of owning additional amounts of long distance facilities. Ownership of facilities can provide a number of benefits, including the advantages of lower unit costs, new strategic pricing opportunities, and the ability to offer new or unique services. Completion of the nationwide SONET network, which is anticipated within the next year, will provide the Company with the infrastructure necessary to meet the increasing demands for bandwidth and connectivity. The SONET network will also provide relatively unlimited capacity, reduced costs and unparalleled reliability. Frontier is also installing Nortel DMS-500 switching systems in strategic locations across the country that will connect to the SONET network. These switches will provide Frontier the ability to offer combined local and long distance telecommunications services to its customers through a single, cost-effective switching platform and will enable Frontier to accelerate offerings of its CLEC services. In the fourth quarter of 1997, Frontier introduced a nationwide frame relay product. This product will complement the Company's voice services business with a portfolio of additional data services products. In addition, the acquisition of GlobalCenter, Inc. ("GlobalCenter"), announced in January 1998, will further enhance Frontier's data product capability. The combined technology of the SONET network, DMS-500 switches, frame relay and enhanced data service comprises a substantial part of the infrastructure that will allow Frontier to become a nationwide, facilities based provider of local, long distance and data services.

The Company's customer base has been segmented to provide better focus for its sales efforts. Frontier is targeting four major customer segments: small to mid-size business customers, where Frontier will also offer customized products for vertical industry segments; carrier customers, which will include long distance resellers as well as Internet Service Providers ("ISPs"), CLECs and international telecommunications companies; and selected consumer segments. Marketing efforts have been centralized. Frontier anticipates that brand awareness and product development will be an important part of successful marketing in the future telecommunications marketplace. The Company has committed resources in 1998 to diversify and improve its product lines and increase brand awareness.

The Company's resources are being increasingly directed to strategic assets and operations, and additional management disciplines and performance measurements are being implemented to leverage the Company's strengths. As the nature and boundaries of telecommunications evolve as a result of technology and changing regulation, the Company believes it is well positioned to take advantage of these trends.

Strategic Developments

In the fourth quarter of 1997, the Company announced a restructuring plan designed to focus the Company on its core business. The restructuring plan included exiting certain non-strategic businesses; phasing out low margin, price-sensitive long distance consumer products; and targeted actions to reduce costs. In connection with these actions, a post-tax charge of $54.7 million was recorded in the fourth quarter of 1997, primarily associated with a workforce reduction, program cancellations, the exiting of certain product lines and miscellaneous asset and lease impairments. As of December 31, 1997, the Company has reduced its workforce by approximately 700 positions or 8.0%. These cost cutting measures are expected to be partially offset in the short-term by investments in sales and customer service, an acceleration of competitive local service expansion and increased product development costs. Frontier is redeploying its resources to respond more quickly to opportunities to provide superior product offerings and customer service in its core business.

The Company's strategy has been defined and actions have been taken to move toward the goal of becoming a market-driven business. During the fourth quarter of 1997, the Company began to divest certain nonstrategic assets, which when completed, will allow the redirection of resources into more strategic assets and operations. The sale of a portion of its retail prepaid calling card business to SmarTalk Teleservices Inc. was completed in December and a definitive agreement to sell the Minnesota facilities-based cellular business has been signed. This latter transaction is expected to close in the second quarter of 1998, and the Company expects to recognize a gain on the sale at that time.

Construction of the nationwide fiber optic network, which commenced in the fourth quarter of 1996, is progressing on schedule. The Company's service capacity and network reliability is increasing significantly as the fiber optic network is put into service. The Company's reliance on other carriers to complete customer calls is also changing. When essentially complete at the end of 1998, the fiber optic network will interconnect nearly 100 cities, encompass more than 13,000 route miles and provide coast-to-coast SONET connectivity. The Company is installing Nortel DMS-500 switches strategically across the fiber network. The DMS-500 switches provide the Company with the ability to offer combined local and long distance telecommunication services utilizing a single, cost effective switching platform. The combined technology of the fiber optic network and the DMS-500 switches will enable the Company to expand its ability to provide integrated local and long distance services nationwide. In the fourth quarter of 1997, the Company also introduced a nationwide frame relay product. This product will complement the Company's voice services business with a portfolio of additional data services products. This technology will make Frontier a nationwide facilities based provider of integrated local, long distance and data services.

On January 15, 1998, the Company announced a definitive agreement to acquire GlobalCenter, a provider of Internet, data and digital distribution services, located in Sunnyvale, California. Frontier will issue approximately 7.3 million shares of common stock in exchange for all of the outstanding equity of GlobalCenter. The acquisition of GlobalCenter will accelerate Frontier's ability to provide data products and result in synergies. The synergies will be achieved in part through network cost savings that will result as Frontier's fiber optic network will be able to cost effectively accommodate the bandwidth requirements of GlobalCenter's digital and data distribution services. Synergies will also result from leveraging GlobalCenter's data services product set across the Frontier sales and distribution organization. This transaction is expected to close in early 1998, and the Company anticipates that it will be accounted for as a pooling of interests.

Consolidated Results of Operations

Consolidated revenues were $2.4 billion in 1997, a $222.7 million, or 8.6%, decrease from 1996. Revenues in 1996 increased $431.9 million or 20.1% over 1995. The decrease in 1997 revenue is primarily attributed to the migration of the Company's largest long distance carrier customer's one-plus traffic from the Frontier network, a process that was essentially completed by the end of 1996. Normalized for certain nonrecurring adjustments, costs and expenses were $2.1 billion in 1997 and 1996 and $1.7 billion in 1995. This resulted in an operating income decrease of 33.6% in 1997 and an increase of 10.3% in 1996. Operating margins were 12.4%, 17.1% and 18.6% during 1997, 1996 and 1995, respectively. The negative trend in operating income and operating margins for 1995 through 1997 is attributable to the migration of the Company's largest long distance carrier customer discussed above as well as a higher level of primarily network expenses in the Long Distance segment. Expenses in the Long Distance segment were adversely affected by increased cost of access driven by the growth and mix of international traffic, increased costs related to the public payphone compensation order and operating losses attributed to the prepaid calling card business. Selling, General and Administrative ("SG&A") costs in the Long Distance segment have also increased as compared to prior years as a result of the costs associated with sales and marketing to support new revenue initiatives and distribution channels.

Diluted earnings per share were $.33, $1.27 and $.13 for the years ended 1997, 1996 and 1995, respectively. Excluding the impact of the nonrecurring adjustments discussed below, normalized net income amounted to $160.8 million, $247.1 million and $218.7 million in 1997, 1996 and 1995, respectively. Diluted earnings per share, normalized for nonrecurring adjustments, were $.97, $1.50 and $1.35 for the three years, representing a decrease of 35.3% and an increase of 11.1%, respectively.

Nonrecurring Adjustments

Consolidated operating results for the years 1995 through 1997 were impacted by a number of nonrecurring adjustments. Net income for these years, normalized for nonrecurring adjustments, is summarized in the chart below and succeeding narrative.

(In thousands of dollars, except per share data)      1997        1996       1995

Income applicable to common stock                   $ 53,543    $208,744   $ 20,892
Adjustments, net of taxes:
Other charges                                        117,464      30,363     78,764
Gain on sale of assets                               (11,243)     (3,029)    (4,826)
Loss on early retirement of debt                          --          --      9,060
Discontinuance of regulatory accounting                   --          --    112,148
Adoption of new accounting standards                      --       8,018      1,477
Work stoppage preparation costs                           --       1,861         --
        Total adjustments                           $106,221    $ 37,213   $196,623
Normalized income applicable
    to common stock                                 $159,764    $245,957   $217,515
Diluted earnings per share                          $   0.33    $   1.27   $   0.13
        Total adjustments                               0.64        0.23       1.22
Normalized earnings per share                       $   0.97    $   1.50   $   1.35

1.  Other Charges

During the first quarter of 1997, the Company recorded a $62.8 million charge, net of a tax benefit of $33.8 million, relating to the write-off of certain leased network facilities no longer required as a result of the migration of the Company's major carrier customer's one-plus traffic volume to other networks and the Company's overall network integration efforts.

In the fourth quarter of 1997, Frontier recorded a $54.7 million charge, net of a tax benefit of $32.1 million. This charge was primarily associated with a restructuring and refocusing of the business which included a workforce reduction, program cancellations, the exiting of certain product lines and miscellaneous asset and lease impairments.

Operating results for 1996 include a $30.4 million charge, net of a tax benefit of $18.4 million, resulting from the curtailment of certain company pension plans and a one-time charge associated with the Company's conference calling product line. The pension curtailment comprises $17.3 million of the total post-tax charge and is a result of the Company's efforts to standardize pension benefits. The one-time charge associated with the Company's conference calling product line ($13.1 million, post-tax) primarily reflects an adjustment to write-off nonrecoverable product development costs relating to proprietary software.

The Company's 1995 operating results reflect an acquisition related charge of $78.8 million, net of a tax benefit of $35.4 million, that is associated with the integration of the Company's 1995 acquisitions as well as the ALC Communications Corporation ("ALC") merger related transaction costs.

2.  Gain on Sale of Assets

Gain on sale of assets in 1997 reflects the sale of the Company's 69.5% equity interest in the South Alabama Cellular Communications Partnership which resulted in an post-tax gain of $11.2 million ($18.8 million pre-tax). In 1996, Frontier sold its minority investment in a Canadian long distance company ($5.0 million pre-tax gain, $3.0 million post-tax) and in 1995, the Company sold Ontonagon County Telephone Company ($4.8 million non-taxable gain). Each of these businesses was considered to be a nonstrategic asset at the time of the sale.

3.  Early Retirement of Debt

In 1995, the Company redeemed, through a tender offer, $76.8 million of ALC's 9.0% Senior Subordinated Notes for $83.5 million. The early retirement resulted in an extraordinary loss including issuance cost of $5.8 million, net of income taxes of $3.7 million. In 1995, the Company redeemed its outstanding 9.0% debentures scheduled to mature in 2020. The Company recorded an extraordinary loss of $3.2 million, net of applicable income taxes of $1.7 million.

4.  Discontinuance of Regulatory Accounting

As a result of changes in regulation and increasing competition in the telecommunications industry, the Company discontinued the use of Statement of Financial Accounting Standards ("FAS") No. 71, "Accounting for the Effects of Certain Types of Regulation" as of September 30, 1995 for its local communications companies. This non-cash, extraordinary write-off totaled $112.1 million, net of applicable income taxes of $68.4 million. The write-off was primarily related to the reduction in the recorded values of long-lived telephone plant assets.

5.  Adoption of New Accounting Standards

Results in 1996 reflect an $8.0 million charge, net of a tax benefit of $4.3 million, for the adoption of FAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The assets held for disposal consist principally of telephone switching equipment in the Local Communications segment as a result of a central office switch consolidation project in Frontier's New York markets.

Frontier adopted FAS 116, "Accounting for Contributions Received and Made," in September of 1995. FAS 116 requires that companies reflect an accrual in current expenses for the cost of multi-year charitable contributions. The cumulative effect of adopting FAS 116 in 1995 was a charge of $1.5 million, net of applicable income taxes of $0.8 million.

6.  Work Stoppage Preparation Costs

During the first quarter of 1996, operating costs increased $1.9 million, net of applicable income taxes of $.9 million, at the Company's largest telephone subsidiary due to higher labor and related expenses in connection with a union contract negotiation that was substantively settled during 1997.

[Graph Depicting the 1997 Long Distance Growth Rate]

Results of Segment Operations

Long Distance Communications Services

Revenues were $1.6 billion, $1.9 billion, and $1.5 billion in 1997, 1996 and 1995, respectively, representing a 12.9% decrease in 1997 and a 27.6% increase in 1996. The decrease in the revenue growth percentage from 1996 to 1997 is attributable primarily to the migration of the one-plus long distance traffic of the Company's largest carrier customer from the Frontier network. The migration was substantially completed in the fourth quarter of 1996. Normalized for the effect of this major carrier customer's one-plus traffic and the Company's 1995 purchase acquisitions, revenue grew approximately 4% in 1997 and 14% in 1996. Traffic, excluding the Company's major customer's one-plus traffic and the Company's 1995 purchase acquisitions, increased approximately 5% and 4%, respectively, in 1997 and 1996. Both the revenue and traffic normalized growth rates have shown sequential improvement throughout 1997. Revenue grew approximately 7% in the fourth quarter of 1997 as compared to nearly 2% in the first quarter. Traffic increased 9% and 3%, respectively for the same periods during 1997. The 1997 variance between revenue growth and traffic growth was primarily due to changes in the Company's carrier customer base and the transition to a higher mix of dedicated services versus switched services. Both carrier and dedicated traffic typically are at lower revenue per minute rates. In addition, the introduction of new products at promotional prices contributed to the variance. Increased sales and marketing efforts, growth in carrier market traffic, as well as higher levels of sales of enhanced services, were the primary drivers of the variance between revenue growth and traffic growth for 1996 as compared to 1995.

In 1996, the Company renegotiated its contract with its largest carrier customer as the customer was planning to install its own long distance switching capacity and diversify its traffic distribution to one or more additional carriers. Revenue from this carrier comprised approximately 6% of Frontier's long distance revenue in 1997 as contrasted with 21% and 14% in 1996 and 1995, respectively. The loss of this customer's one-plus traffic contributed to lower operating income in 1997 due to lower overall traffic levels resulting in a higher level of fixed network costs than required by the remaining volume of business carried by the Company. Due to the decline in long distance traffic, an evaluation of the existing network was performed and facilities deemed no longer necessary to support the Company's revenue and traffic levels were identified. In March 1997, the Company recorded a post-tax charge of $62.8 million or $0.38 per share, primarily related to the write-off of certain leased network costs no longer necessary to support long distance traffic volumes. The Company's fixed network cost structure is expected to be further reduced through the completion of the Company's new SONET based fiber optic network and through the further integration and consolidation of network facilities.

Costs and expenses for the long distance operation were $1.6 billion, $1.7 billion and $1.3 billion in 1997, 1996 and 1995, respectively, excluding nonrecurring charges. As a percentage of revenue, total costs and expenses increased 8.7% in 1997 and 2.0% in 1996. The increase in costs as a percentage of revenue in 1997 is driven by higher cost of access and increased SG&A expenses as a result of costs incurred for sales and marketing support associated with new revenue and marketing initiatives. The increase in costs and expenses in 1996 as compared to 1995 is primarily due to higher cost of access.

Cost of access as a percentage of revenues was 64.2% in 1997, 62.6% in 1996 and 58.5% in 1995. The higher cost of access percentages reported for 1997 and 1996 were driven by the growth and mix of international traffic and a higher proportion of fixed network costs than would have been required for the volume of minutes actually carried by the Company's network during these periods. Cost of access in 1997 was also impacted by increased costs related to the public payphone compensation order. In September 1996, an FCC ruling established a "per call compensation plan" that provides payphone service providers with compensation for calls completed using their payphones. The FCC substantially increased these charges in October 1997. The Company has begun assessing a surcharge to its payphone users in order to recover the amount of compensation and related costs ordered by the FCC. Construction of the fiber optic network and the continuing network integration efforts are expected to reduce future network costs as well as provide new revenue opportunities for Frontier. As of December 31, 1997, over 70% of the planned network segments are under construction. Frontier anticipates that the fiber optic network will be substantially complete by the end of 1998.

SG&A as a percentage of revenues was 26.7% in 1997, 20.7% in 1996 and 23.1% in 1995. The 1997 increase as a percentage of revenues is principally due to the decrease in revenues without corresponding proportional cost decreases. During the last half of 1996 and continuing through 1997, the Company has intensified its investment in the sales and marketing areas with the intent of providing the Company with the resources necessary to expand into new markets, attract and retain new customers and provide superior customer service. The investment strategy is designed to accelerate revenue growth in 1998 and beyond. Depreciation and amortization increased by $16.7 million and $20.2 million in 1997 and 1996, respectively, due primarily to the impact of the 1995 purchase acquisitions and the Company's capital program.

Operating income for long distance, excluding nonrecurring charges, decreased 75.0% in 1997 and increased 9.6% in 1996. Operating margin was 3.5% in 1997, 12.2% in 1996 and 14.2% in 1995. The Company anticipates improved operating margins during 1998 as higher revenue levels are achieved, excess fixed costs are removed from its network, the fiber optic network is completed and as additional operating efficiencies are introduced. The growth in revenue is expected to be driven by expanded sales in the Company's targeted markets and the introduction of new products and services, and maintained with superior customer service. During 1997, the Company introduced a new bundled services product, "Frontier Independence," which replaced the Company's "Clear Value" product. This new product is expected to enhance the Company's performance as a competitive, single-source provider of telecommunications services through a flexible pricing program that provides customers with additional discounts if they purchase value-added services. The Company's calling card services agreement with US West began contributing to operating results in the second quarter of 1997. Results included in the second half of the year demonstrate growth in revenue from this agreement. The agreement provides US West the ability to offer calling card services to its customers and is expected to generate in excess of $50 million in incremental revenue for the Company over the 30 month term of the agreement.

The expansion of the Company's competitive local service offerings continued aggressively throughout 1997. At year end 1997, Frontier was providing local service as a CLEC, combined with a complete range of long distance products, in 15 states across the country. As of the end of 1997, Frontier was serving in excess of 100,000 ANIs, or access lines, nationwide, predominantly through resale, in markets where it is not the incumbent local exchange carrier. Currently, the Company is authorized to offer local services in locations serving 40% of the population in the United States. The Company has switches in New York, Minneapolis and Boston and plans to install up to 10 additional switches in 1998. The switches are being placed in cities that are located on the Company's fiber optic network, which will provide Frontier with the opportunity to expand its offerings of facilities based local and long distance services into additional markets and insure maximum efficiency and cost effectiveness. Frontier's objective is to have the capability to offer local services in 30 to 35 states, covering 65% to 70% of the population in the United States by the end of 1998.

The Company's acquisition of GlobalCenter will accelerate the Company's data product capability. The Company will realize synergies from this transaction in the form of network cost savings, as the new fiber optic network will be able to accommodate the bandwidth requirements of data products. In addition, during the fourth quarter of 1997, Frontier introduced a nationwide frame relay product. These new product offerings, together with the other elements of the Company's network infrastructure, provide the framework for Frontier to become a nationwide facilities based provider of local, long distance and data services.

Local Communications Services

In addition to consistent profitability and strong cash flows, the local communications companies have been successful in marketing and selling integrated services to their customers. Local Communications' revenues were $667.1 million in 1997 and $643.0 million in 1996, representing increases of 3.7% and 3.4%, respectively over the prior years. Revenue growth in all years was driven by the introduction of new products and features and a higher demand for services. Revenue growth in 1997 was also influenced by increased demand for Internet services. The growth in revenue is partially offset by the elimination of the surcharge on wholesale, flat rate local measured service, as ordered by the New York State Public Service Commission ("NYSPSC") in 1996, an increase in the discount to wholesale providers from 5% to 17%, also ordered by the NYSPSC, and a $1.5 million annual rate reduction as stipulated by the Open Market Plan for the Company's subsidiary, Frontier Telephone of Rochester, Inc. ("FTR"). Total access lines increased 2.3% and 3.0% and minutes of use increased 5.3% and 6.7% in 1997 and 1996, respectively.

Costs and expenses for the local communications segment, excluding nonrecurring charges, were $424.6 million in 1997, relatively consistent with 1996 and 1995. Operating margins, excluding nonrecurring items, were 36.3% in 1997, 34.0% in 1996 and 31.9% in 1995. This positive trend is reflective of the continuing improvement in operating efficiencies coupled with consistent revenue growth. Contributing to the achievement of consistent year-over-year expense levels is the impact of continuing centralization of the administrative functions for all of the local telephone companies. During 1996, the Rochester telephone operation experienced increased costs and expenses related to higher labor expenses resulting from work stoppage preparation costs. These expenses, which were incurred in connection with contract negotiations with the Communications Workers of America ("CWA" or "Union"), were necessary to ensure continued high standards of customer service levels in the event of a work stoppage or slowdown. The contract negotiations reached an impasse and the Rochester company implemented the terms of its final offer as of April 9, 1996. Members of the CWA Local 1170 ratified a tentative agreement with Frontier Telephone of Rochester, Inc. (formerly Rochester Telephone Corp.) on April 29, 1997 which contained provisions that differed from the Company's final offer implemented at the time of impasse. The differences between the Company's final offer and the agreement that was subsequently reached and ratified by CWA membership are not material. The new agreement provides several operational improvements and will result in a more consistent alignment of benefits with the rest of the Corporation. The Union continues to appeal one issue related to the declaration of impasse with the National Labor Relations Board. Hearings on this issue were completed in June, and a decision is anticipated by the end of the first quarter 1998. This decision may be appealed by either the Union or the Company. At this time, the Company cannot predict the outcome of this matter. The agreement ratified on April 29, 1997 is scheduled to expire at the end of 1998.

             [GRAPH DEPICTING LOCAL OPERATIONS OPERATING MARGINS]

Local Operations Operating Margins
(excluding nonrecurring items)

1992                    25%
1993                    27%
1994                    30%
1995                    32%
1996                    34%
1997                    36%

During late 1995, management committed to a major switch consolidation plan at its Frontier Telephone of Rochester, Inc. and Frontier Communications of New York subsidiaries. The three-year plan to consolidate and reduce the number of host switches by over 60% is projected to improve network efficiency and reduce the cost of maintenance and software upgrades. As of December 1997, the project is progressing as scheduled and 10 host switches have been consolidated, representing nearly 80% of the total switches that will be consolidated. The Company anticipates that the project will be substantially complete by July 1998.

The Rochester, New York local communications subsidiary completed its third year of operations under the Open Market Plan in December 1997. The Open Market Plan promotes telecommunications competition in the Rochester, New York marketplace by providing for (1) interconnection of competing local networks including reciprocal compensation for terminating traffic, (2) equal access to network databases, (3) access to local telephone numbers, (4) service provider telephone number portability, and (5) certain wholesale discounts to resellers of local services. The Open Market Plan has undergone some modifications in light of the Telecommunications Act and other regulatory action of the NYSPSC. The Company believes that it has successfully maintained its competitiveness in the Rochester marketplace, as the Company's subsidiary still provides approximately 98% of the services in the wholesale market and approximately 95% of retail local services in the market.

Corporate Operations and Other

This segment includes the operations of Frontier Network Systems ("FNS"), the wireless operations from Minnesota RSA No. 10 and, through January 1997, the Company's 69.5% interest in the South Alabama Cellular Communications Partnership ("Alabama RSAs No. 4 and No. 6"). The sale of the Company's interest in Alabama RSAs No. 4 and No. 6 was finalized January 31, 1997.

In December 1997, the Company signed a definitive agreement to sell Minnesota RSA No. 10 (Minnesota Southern Cellular Telephone Company). The transaction is expected to close by the second quarter of 1998, and the Company expects to recognize a gain on the sale. The sale of wireless properties results from the Company's strategic decision to divest non-core assets. Wireless products, as a part of Frontier's integrated services, are to be offered to Frontier customers nationwide on a resale basis.

In February 1997, the Company completed its purchase of R.G. Data Incorporated (renamed "Frontier Network Systems Corp." or "FNSC"). FNSC was a privately held upstate New York based computer and data networking equipment and services company. A total of 110,526 shares of Frontier common stock held in treasury were reissued in exchange for all of the shares of FNSC. The treasury shares were acquired through open market purchases. This transaction was accounted for as a purchase. FNSC's operations are consolidated with FNS for reporting purposes.

  Results for this segment are relatively consistent for all years presented.

Other Income Statement Items

Interest Expense

Interest expense was $47.6 million in 1997, an increase of $4.4 million, or 10.2%, over 1996. The overall increase in interest expense is the result of higher levels of debt outstanding primarily attributable to the Company's capital program. The amount of interest expense capitalized increased $7.2 million and $5.0 million in 1997 and 1996, respectively, also as a result of increased capital spending. The Company realized reduced interest expense in 1996 as compared to 1995 primarily as a result of refinancing approximately $140.0 million of long term debt during the third and fourth quarters of 1995.

Equity Earnings from Unconsolidated Wireless Interests

The Company's minority interests in wireless operations and its 50% interest in the Frontier Cellular joint venture with Bell Atlantic are accounted for using the equity method. This method of accounting results in the Company's proportionate share of earnings being reflected in a single line item below operating income.

Equity earnings from the Company's interests in wireless partnerships were $12.0 million in 1997, $9.0 million in 1996, and $3.7 million in 1995. The increase in equity earnings during 1997 and 1996 is attributable to increased customers and usage as well as improved operating efficiencies as compared to 1996.

Income Taxes

The effective tax rate was 44.7% in 1997 versus 39.6% in 1996 and 41.1% in 1995. The increase in the effective tax rate for 1997 and in 1995 is attributable to the nonrecurring charges recorded by the Company. The effective tax rate normalized for these charges is consistent for all periods.

Financial Condition

Review of Cash Flow Activity

Cash provided from operations in 1997 amounted to $259.9 million as compared to $395.7 million in 1996 and $357.1 million in 1995, normalized for $31.1 million of cash paid for acquisition related charges. The decrease in cash flow from operations is largely attributable to the effect of the nonrecurring adjustments recorded during 1997 and by the lower revenues and higher operating expenses in the long distance segment.

Earnings before interest, taxes, depreciation and amortization ("EBITDA") is a common measurement of a company's ability to generate operating cash flow. EBITDA should be used as a supplement to, not in place of, cash from operating activities. The Company's EBITDA was $498.5 million, $629.5 million and $568.2 million, excluding nonrecurring items, in 1997, 1996 and 1995, respectively.

Cash used for investing activities was $282.4 million, $333.9 million and $519.3 million in 1997, 1996 and 1995, respectively. Capital expenditures continue to be the largest recurring use of the Company's investing funds. Capital spending amounted to $354.8 million, $309.2 million and $163.7 million in 1997, 1996 and 1995, respectively. The Company's total capital investment for 1997 was $445.0 million, including $92.9 million accrued for the Company's new fiber optic network. The $92.9 million obligation at December 31, 1997 is a non-cash transaction that is treated as debt in the Company's capital structure. The amount will be refinanced with long-term debt in 1998 when payment is made to the company constructing the network for Frontier. The increase in the 1997 capital program was due to long distance switch enhancements, continued product enhancements and construction costs for the fiber optic network build. Cash utilized in 1997 for investing activities was partially funded by the proceeds received from the sale of the Company's equity interest in the South Alabama Cellular Communications Partnership, which closed in the first quarter of 1997, and the sale of a portion of the Company's retail prepaid calling card business which closed in December 1997. The Company's cash purchase acquisitions of $349.5 million were the most significant investing activities in 1995.

Cash flows from financing activities amounted to an inflow of $16.3 million in 1997, compared with outflows of $62.2 million and $134.5 million in 1996 and 1995, respectively. The net inflow of cash is the result of increased borrowings during 1997 driven by the Company's capital program. The Company's largest recurring financing activities are the payment of common and preferred dividends which totaled $143.6 million, $138.7 million and $82.8 million in 1997, 1996 and 1995, respectively. The large increase in the 1996 dividend payments was caused by an increase in the number of shares outstanding as a result of the issuance of 69.2 million common shares on August 16, 1995 for the ALC merger. During 1995, the Company made $4.9 million of scheduled debt repayments and also refinanced $274.4 million of its long term debt instruments. The refinancings included repayment of $76.8 million of ALC's 9.0% Senior subordinated debt, the retirement of $69.8 million of 9.0% debentures due in 2020, the repayment of Frontier Telephone of Rochester, Inc.'s revolving line of credit facility of $100.0 million in conjunction with this subsidiary's medium-term note offering and the repayment of $27.8 million of debt from the long distance acquisitions. These early retirements were financed with excess cash and commercial paper borrowings.

          [GRAPH DEPICTING THE COMPANY'S 1997 CREDIT RATINGS REPORT]

1997 Credit Ratings Report

Standard & Poor's       A
Moody's                 A3
Fitch                   A
Duff & Phelps           A-

Liquidity and Capital Resources

The Company has a number of financing vehicles in place to ensure adequate liquidity in meeting its anticipated cash needs. The Company has commercial paper programs totaling $400.0 million which are fully backed by committed revolving credit agreements. In May 1996, Frontier Corporation's $250.0 million revolving credit agreement was amended to increase the available line of credit to $350.0 million. The Company, through its subsidiary, Frontier Telephone of Rochester, Inc., also has a $50.0 million revolving line of credit. At December 31, 1997, total borrowings and amounts available under these lines of credit were $21.7 million and $378.3 million, respectively. In addition, the Company has a $500.0 million universal shelf registration statement, filed with the Securities and Exchange Commission ("SEC") in November 1995, which allows for the issuance of a combination of debt, common stock, preferred stock or warrant securities. In May 1997, the Company completed a $300.0 million offering of 7.25% Notes which mature in 2004 under the shelf registration. In December 1997, the Company issued $100.0 million 6.25% Pass-Through Asset Trust Securities ("PATS") due in 1999. The PATS securities were sold pursuant to Rule 144A under the Securities Act and not under the shelf registration. Proceeds from these offerings were used to finance a portion of the nationwide fiber optic network and to pay down commercial paper borrowings. In December 1997, the Company entered into an interest rate hedge agreement that effectively converts $200.0 million of the 7.25% fixed-rate Notes due May 2004 into a floating rate based on an index rate plus 2.88%. The agreement expires in May 2004 and caps the floating rate the Company pays at 7.25% through November 1999 and 9.00% through May 2004.

At December 31, 1997, aggregate debt maturities amounted to $5.3 million for 1998, $105.4 million for 1999 and $208.1 million for 2000. The debt to total capital ratio at December 31, 1997 increased to 49.1%, as compared to 39.1% in the prior year and 41.0% in 1995. Pre-tax interest coverage, which measures the Company's ability to cover its financing costs, was 5.1 times in 1997 versus 9.2 times in 1996 and 7.5 times in 1995 (excluding nonrecurring charges for all years).

In May 1997, Duff and Phelps revised its rating on the Company's long-term debt from "A" to "A-", reflecting concern about the recent performance of the Company's long distance operations, increased capital spending levels and rising uncertainty in the long distance business. Standard & Poor's affirmed its "A" rating of the Company, although it revised its rating "outlook" from stable to negative. Rating outlooks serve as an assessment of long-term trends or risks, normally for periods covering one to three years, that have less certain credit implications, and are not necessarily a precursor to future rating changes. Moody's and Fitch affirmed their ratings of "A3" and "A", respectively. The Company does not anticipate that the revised rating or rating "outlook" will have a material impact on the future cost of borrowing.

Total gross expenditures for property, plant and equipment in 1998 are anticipated to be approximately $500 million, which includes over $170 million for the Company's fiber optic network. Absent the expenditures associated with the fiber optic network, the 1998 capital program represents an increase of approximately $80 million over 1997, largely due to network growth, switching platform consolidations, increased data facilities and the switching costs associated with the Company's CLEC integrated product offering. The Company anticipates financing its capital program through a combination of internally generated cash from operations and external borrowings.

The Company has and will continue to make certain investments in its software systems and applications to ensure the Company is Year 2000 compliant. The financial impact has not been and is not anticipated to be material to the financial position, results of operations, liquidity or capital resources in any given year.

In December 1997, the Company's Board of Directors increased the quarterly dividend paid on common stock to $0.2225 per share, payable February 2, 1998, to shareowners of record on January 15, 1998. This 2.3% increase raises the annualized common stock dividend to $0.89 per share. This represents the 38th consecutive annual increase in Frontier's common stock dividend.

             [PIE CHART DEPICTING PROPOSED 1998 CAPITAL SPENDING]

Proposed 1998 Capital Spending

35% SONET Network
26% Long Distance
26% Local Telephone
7%  CLEC
6%  Other

New Accounting Pronouncements

The Company adopted FAS 128, "Earnings Per Share," effective December 31, 1997. This statement simplifies the standards for computing earnings per share previously found in Accounting Principles Board Opinion No. 15, "Earnings Per Share", and makes them comparable to international earnings per share ("EPS") standards. FAS 128 requires dual presentation of basic and diluted EPS on the face of the income statement and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS calculation. Basic EPS excludes the effect of common stock equivalents and is computed by dividing income available to common shareowners by the weighted average of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could result if securities or other contracts to issue common stock were exercised or converted into common stock. The impact on EPS resulting from the adoption of FAS 128 was not material.

The Financial Accounting Standards Board ("FASB") issued FAS 130, "Reporting Comprehensive Income," effective for fiscal years beginning after December 15, 1997. This statement establishes standards for reporting and display of comprehensive income and its components in a full-set of general-purpose financial statements. Comprehensive income is defined as "the change in equity of a company during a period from transactions and other events and circumstances from nonowner sources." It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. The Company will adopt FAS 130 in the first quarter of 1998. Adoption of this standard is not expected to have a material impact on Frontier.

The FASB issued FAS 131, "Disclosures about Segments of an Enterprise and Related Information," effective for financial statements for periods beginning after December 15, 1997. This statement requires that public companies report certain information about operating segments in complete sets of financial statements of the company and in condensed financial statements of interim periods issued to shareholders. It also requires that public companies report certain information about their products and services, the geographic areas in which they operate, and their major customers. In the initial year of application, comparative information for earlier years is to be restated. The Company will adopt FAS 131 during 1998. The Company has not yet fully evaluated the disclosures that will be required by this statement.

Report of Independent
Accountants                            LOGO FRONTIER CORPORATION

To the Board of Directors and
Shareowners of Frontier Corporation

In our opinion, based upon our audits and the report of other auditors, the accompanying consolidated balance sheets and the related consolidated statements of income, shareowners' equity and cash flows present fairly, in all material respects, the financial position of Frontier Corporation and its subsidiaries at December 31, 1997, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of ALC Communications Corporation, a wholly owned subsidiary, which statements reflect total assets of $432,146,000 at December 31, 1995 and total revenues of $852,057,000 for the year ended December 31, 1995. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for ALC Communications Corporation for the year ended December 31, 1995, is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for the opinion expressed above.

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

  As discussed in Note 12 to the financial statements, during the third quarter of 1995 the Company discontinued accounting for the operations of its local communications subsidiaries in accordance with Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation."


/s/ Price Waterhouse LLP

Price Waterhouse LLP
January 26, 1998
Rochester, New York



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


/s/ Louis L. Massaro

Louis L. Massaro
Executive Vice President and Chief Financial Officer
Frontier Corporation
February 23, 1998


Report of Audit Committee

The Audit Committee of the Board of Directors is comprised of three independent directors who are not officers or employees of the corporation. The committee oversees the Company's financial reporting process on behalf of the Board of Directors. The Audit Committee recommends to the Board of Directors the independent accountants for election by the shareowners. The committee also meets regularly with management, the independent accountants and internal auditors to review accounting, auditing, internal accounting controls, pending litigation and financial reporting matters. As a matter of policy, the internal auditors and independent accountants have unrestricted access to the Audit Committee.


/s/ Jairo A. Estrada

Jairo A. Estrada
Chairman, Audit Committee
Frontier Corporation

Business Segment Information

---------------------------------------------------------------------------------------------------------
In thousands of dollars                  Years Ended December 31,        1997        1996         1995
---------------------------------------------------------------------------------------------------------
Long Distance Communications Services
Revenues                                                           $1,644,577   $1,888,259   $1,480,313
Costs and Expenses                                                  1,586,832    1,657,601    1,269,851
---------------------------------------------------------------------------------------------------------
Operating Income (Loss):
 Operating Income Before Other Charges                             $   57,745   $  230,658   $  210,462
 Other Charges                                                       (175,856)     (20,823)     (91,448)
---------------------------------------------------------------------------------------------------------
   Total Operating Income (Loss)                                   $ (118,111)  $  209,835   $  119,014
Depreciation and Amortization                                      $   92,973   $   83,322   $   61,593
Capital Expenditures                                               $  308,926   $  186,906   $   68,265
Identifiable Assets                                                $1,301,284   $1,044,173   $  934,318
---------------------------------------------------------------------------------------------------------
Local Communications Services
Revenues                                                           $  667,078   $  643,013   $  621,725
Costs and Expenses                                                    424,607      427,375      423,444
---------------------------------------------------------------------------------------------------------
Operating Income:
 Operating Income Before Other Charges                             $  242,471   $  215,638   $  198,281
 Other Charges                                                         (4,174)     (23,100)     (10,249)
---------------------------------------------------------------------------------------------------------
   Total Operating Income                                          $  238,297   $  192,538   $  188,032
Depreciation and Amortization                                      $  110,104   $  102,350   $  104,419
Capital Expenditures                                               $  108,782   $  101,342   $   73,766
Identifiable Assets                                                $  931,438   $  941,629   $  964,154
---------------------------------------------------------------------------------------------------------
Corporate Operations and Other
 Revenues                                                          $   41,231   $   44,297   $   41,653
Costs and Expenses                                                     49,595       53,886       51,927
---------------------------------------------------------------------------------------------------------
Operating Loss:
 Operating Loss Before Other Charges                               $   (8,364)  $   (9,589)  $  (10,274)
 Other Charges                                                         (3,354)      (4,900)     (12,542)
---------------------------------------------------------------------------------------------------------
   Total Operating Loss                                            $  (11,718)  $  (14,489)  $  (22,816)
Depreciation and Amortization                                      $    3,584   $    4,274   $    3,697
Capital Expenditures                                               $   27,305   $   22,554   $   20,544
Identifiable Assets                                                $  242,428   $  235,718   $  210,120
---------------------------------------------------------------------------------------------------------
Consolidated
Revenues                                                           $2,352,886   $2,575,569   $2,143,691
Costs and Expenses                                                  2,061,034    2,138,862    1,745,222
---------------------------------------------------------------------------------------------------------
Operating Income:
 Operating Income Before Other Charges                             $  291,852   $  436,707   $  398,469
 Other Charges                                                       (183,384)     (48,823)    (114,239)
---------------------------------------------------------------------------------------------------------
   Total Operating Income                                          $  108,468   $  387,884   $  284,230
Depreciation and Amortization                                      $  206,661   $  189,946   $  169,709
Capital Expenditures                                               $  445,013   $  310,802   $  162,575
Identifiable Assets                                                $2,475,150   $2,221,520   $2,108,592
---------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Income

-------------------------------------------------------------------------------------------------------------------
In thousands of dollars, except per share data      Years Ended December 31,        1997        1996         1995
-------------------------------------------------------------------------------------------------------------------
Revenues                                                                      $2,352,886  $2,575,569   $2,143,691
-------------------------------------------------------------------------------------------------------------------
Costs and Expenses
Operating expenses                                                             1,798,139   1,898,889    1,527,050
Depreciation and amortization                                                    206,661     189,946      169,709
Taxes other than income taxes                                                     56,234      50,027       48,463
Other charges                                                                    183,384      48,823      114,239
-------------------------------------------------------------------------------------------------------------------
 Total Costs and Expenses                                                      2,244,418   2,187,685    1,859,461
-------------------------------------------------------------------------------------------------------------------
Operating Income                                                                 108,468     387,884      284,230
Interest expense                                                                  47,576      43,175       53,557
Other income and expense:
 Gain on sale of assets                                                           18,765       4,976        4,826
 Equity earnings from unconsolidated wireless interests                           12,019       9,011        3,676
 Interest income                                                                   3,397       2,344        9,673
 Other income (expense)                                                            3,627        (500)      (3,184)
-------------------------------------------------------------------------------------------------------------------
Income Before Taxes, Extraordinary Items and
 Cumulative Effect of Changes in Accounting Principles                            98,700     360,540      245,664
Income taxes                                                                      44,138     142,596      100,896
-------------------------------------------------------------------------------------------------------------------
Income Before Extraordinary Items and Cumulative
 Effect of Changes in Accounting Principles                                       54,562     217,944      144,768
Extraordinary items                                                                   --          --     (121,208)
Cumulative effect of changes in accounting principles                                 --      (8,018)      (1,477)
-------------------------------------------------------------------------------------------------------------------
Consolidated Net Income                                                           54,562     209,926       22,083
Dividends on preferred stock                                                       1,019       1,182        1,191
-------------------------------------------------------------------------------------------------------------------
Income Applicable to Common Stock                                             $   53,543  $  208,744   $   20,892
-------------------------------------------------------------------------------------------------------------------
Basic Earnings Per Common Share
Income before extraordinary items and cumulative
 effect of changes in accounting principles                                   $      .33  $     1.34   $      .95
Extraordinary items                                                                   --          --         (.80)
Cumulative effect of changes in accounting principles                                 --        (.05)        (.01)
-------------------------------------------------------------------------------------------------------------------
Basic Earnings Per Common Share                                               $      .33  $     1.29   $      .14
-------------------------------------------------------------------------------------------------------------------
Diluted Earnings Per Common Share
Income before extraordinary items and cumulative
 effect of changes in accounting principles                                   $      .33  $     1.32   $      .89
Extraordinary items                                                                   --          --         (.75)
Cumulative effect of changes in accounting principles                                 --        (.05)        (.01)
-------------------------------------------------------------------------------------------------------------------
Diluted Earnings Per Common Share                                             $      .33  $     1.27   $      .13
-------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

Consolidated Balance Sheets

--------------------------------------------------------------------------------------------------------------------
 In thousands of dollars, except share data                        December 31,        1997        1996        1995
--------------------------------------------------------------------------------------------------------------------
ASSETS
Current Assets
Cash and cash equivalents                                                        $   24,735  $   30,948  $   31,449
Accounts receivable (less allowance for uncollectibles
 of $22,729, $30,911 and $28,515, respectively)                                     376,983     364,256     404,081
Materials and supplies                                                               11,883      13,198      12,928
Deferred income taxes                                                                33,948      30,349      43,588
Prepayments and other                                                                36,611      30,483      31,089
--------------------------------------------------------------------------------------------------------------------
 Total Current Assets                                                               484,160     469,234     523,135
Property, plant and equipment, net                                                1,037,808     971,259     881,309
Goodwill and customer base, net                                                     508,985     535,979     550,081
Deferred and other assets                                                           444,197     245,048     154,067
--------------------------------------------------------------------------------------------------------------------
 Total Assets                                                                    $2,475,150  $2,221,520  $2,108,592
--------------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREOWNERS' EQUITY
Current Liabilities
Accounts payable                                                                 $  328,109  $  322,325  $  381,680
Dividends payable                                                                    36,798      35,966      33,247
Debt due within one year                                                              5,334       6,253      14,871
Taxes accrued                                                                        14,486      34,963      26,842
Other liabilities                                                                    90,108      18,596      47,561
--------------------------------------------------------------------------------------------------------------------
 Total Current Liabilities                                                          474,835     418,103     504,201
Long-term debt                                                                      930,467     675,043     618,867
Deferred income taxes                                                                10,927       2,542      15,644
Deferred employee benefits obligation                                                88,562      65,479      58,385
--------------------------------------------------------------------------------------------------------------------
 Total Liabilities                                                                1,504,791   1,161,167   1,197,097
--------------------------------------------------------------------------------------------------------------------
Shareowners' Equity
Preferred stock                                                                      20,126      22,611      22,769
Common stock, par value $1.00, authorized 300,000,000 shares;
 164,106,330 shares, 163,731,733 shares and 158,063,387
 shares issued in 1997, 1996 and 1995                                               164,106     163,732     158,063
Capital in excess of par value                                                      504,674     500,196     420,172
Retained earnings                                                                   295,629     385,350     317,149
--------------------------------------------------------------------------------------------------------------------
                                                                                    984,535   1,071,889     918,153
Less-
 Treasury stock, 10,849 shares in 1997 and 6,375 shares in 1996
   and 1995, at cost                                                                    231         147         147
 Unearned compensation-restricted stock plan                                         13,945      11,389       6,511
--------------------------------------------------------------------------------------------------------------------
 Total Shareowners' Equity                                                          970,359   1,060,353     911,495
--------------------------------------------------------------------------------------------------------------------
   Total Liabilities and Shareowners' Equity                                     $2,475,150  $2,221,520  $2,108,592
--------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Cash Flows

-------------------------------------------------------------------------------------------------------------------------
In thousands of dollars                                      Years Ended December 31,       1997        1996       1995
-------------------------------------------------------------------------------------------------------------------------
Operating Activities
Net income                                                                             $  54,562   $ 209,926   $  22,083
-------------------------------------------------------------------------------------------------------------------------
Adjustments to reconcile net income to net cash
 provided by operating activities:
   Other charges                                                                         183,384      48,823     114,239
   Cumulative effect of changes in accounting principles                                      --      12,396       2,272
   Extraordinary items                                                                        --          --     194,932
   Depreciation and amortization                                                         206,661     189,946     169,709
   Gain on sale of assets                                                                (18,765)     (4,976)     (4,826)
   Equity earnings from unconsolidated wireless interests                                (12,019)     (9,011)     (3,676)
   Other, net                                                                              1,471          92       1,326
   Changes in operating assets and liabilities, exclusive
     of impacts of dispositions and acquisitions:
      (Increase) decrease in accounts receivable                                         (23,947)     36,549     (99,127)
      Increase in material and supplies                                                   (1,110)     (1,302)     (1,470)
      (Increase) decrease in prepayments and other
         current assets                                                                   (6,582)     (2,077)      6,480
      Increase in deferred and other assets                                              (21,710)    (20,903)    (32,482)
      (Decrease) increase in accounts payable                                             (7,074)    (79,134)     30,585
      (Decrease) increase in taxes accrued and other
         current liabilities                                                            (121,709)      1,042       8,663
      Increase in deferred employee benefits obligation                                   21,920       6,608       9,947
      Increase (decrease) in deferred income taxes                                         4,786       7,682     (92,631)
-------------------------------------------------------------------------------------------------------------------------
 Total adjustments                                                                       205,306     185,735     303,941
-------------------------------------------------------------------------------------------------------------------------
 Net cash provided by operating activities                                               259,868     395,661     326,024
-------------------------------------------------------------------------------------------------------------------------
Investing Activities
Expenditures for property, plant and equipment                                          (276,723)   (246,533)   (163,740)
Deposits for capital projects                                                            (78,109)    (62,694)         --
Proceeds from asset sales                                                                 67,889      13,841          --
Investment in cellular partnerships                                                        4,524     (29,422)    (12,090)
Purchase of companies, net of cash acquired                                                   --      (9,118)   (349,536)
Other investing activities                                                                    --          --       6,029
-------------------------------------------------------------------------------------------------------------------------
 Net cash used in investing activities                                                  (282,419)   (333,926)   (519,337)
-------------------------------------------------------------------------------------------------------------------------
Financing Activities
Proceeds from issuance of long-term debt                                                 399,815      58,037     207,962
Repayments of debt                                                                      (235,871)    (14,878)   (279,329)
Dividends paid                                                                          (143,638)   (138,697)    (82,801)
Treasury stock, net                                                                       (2,468)         --     (10,041)
Issuance of common stock                                                                     998      33,407      31,957
Other financing activities                                                                (2,498)       (105)     (2,295)
-------------------------------------------------------------------------------------------------------------------------
 Net cash provided by (used in) financing activities                                      16,338     (62,236)   (134,547)
-------------------------------------------------------------------------------------------------------------------------
Net Decrease in Cash and Cash Equivalents                                                 (6,213)       (501)   (327,860)
Cash and Cash Equivalents at Beginning of Year                                            30,948      31,449     359,309
-------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                                               $  24,735   $  30,948   $  31,449
-------------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Shareowners' Equity

--------------------------------------------------------------------------------------------------------------------------------
                                                                Capital In
                                        Preferred      Common    Excess of    Retained   Treasury        Unearned
In thousands of dollars                     Stock       Stock          Par    Earnings      Stock    Compensation        Total
--------------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1995                  $22,777    $149,294     $379,404   $ 397,854    $    --       $     --    $  949,329
 Net income                                                                     22,083                                  22,083
 Redemptions                                   (8)                                                                          (8)
 Retirements                                             (117)      (3,142)                                             (3,259)
 Exercise of stock options                              2,434       15,780                                              18,214
 Exercise of warrants                                   6,252        8,095                                              14,347
 Restricted stock plan activity, net                      200        7,000                                (6,511)          689
 Tax benefit from exercise of
   stock options                                                    15,252                                              15,252
 Common and preferred dividends                                               (100,501)                               (100,501)
 Other                                                              (2,217)     (2,287)      (147)                      (4,651)
--------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                $22,769    $158,063     $420,172   $ 317,149    $  (147)      $ (6,511)   $  911,495
 Net income                                                                    209,926                                 209,926
 Redemptions                                 (158)                      53                                                (105)
 Exercise of stock options                              5,482       27,355                                              32,837
 Exercise of warrants                                      87          131                                                 218
 Restricted stock plan activity, net                      100        4,089                                (4,878)         (689)
 Tax benefit from exercise of
   stock options                                                    48,531                                              48,531
 Common and preferred dividends                                               (141,416)                               (141,416)
 Other                                                                (135)       (309)                                   (444)
--------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                $22,611    $163,732     $500,196   $ 385,350    $  (147)      $(11,389)   $1,060,353
 Net income                                                                     54,562                                  54,562
 Redemptions                               (2,485)                     (13)                                             (2,498)
 Exercise of stock options                                119          756                                                 875
 Exercise of warrants                                      44           65                                                 109
 Restricted stock plan activity, net                      190        3,933                                (2,556)        1,567
 Tax benefit from exercise of
   stock options                                                       982                                                 982
 Common and preferred dividends                                               (144,470)                               (144,470)
 Purchases for acquisition                                                                 (2,468)                      (2,468)
 Issuances for acquisition                                                                  2,384                        2,384
 Other                                                     21       (1,245)        187                                  (1,037)
--------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997                $20,126    $164,106     $504,674   $ 295,629    $  (231)      $(13,945)   $  970,359
--------------------------------------------------------------------------------------------------------------------------------

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

  Property, Plant and Equipment--The investment in property, plant and equipment is recorded at cost. Improvements that significantly add to productive capacity or extend useful life are capitalized, while maintenance and repairs are expensed as incurred. The Company's provision for depreciation of property, plant and equipment is based on the straight-line method using estimated service lives of the various classes of plant. The range of service lives for local and fiber service lines is 12 to 25 years, central office equipment and switching facilities is 3 to 20 years, station equipment is 10 to 21 years and for office equipment and other is 5 to 20 years.

  The cost of depreciable telephone property units (assets of the Local Communications segment) retired, plus removal costs, less salvage is charged to accumulated depreciation. When non-telephone property, plant and equipment is retired or sold, the resulting gain or loss is recognized currently as an element of other income.

  Goodwill and Customer Base--The excess of the cost of companies purchased over the net assets acquired is amortized using a straight-line basis over 20 to 40 years. The purchase price of customer bases acquired is amortized using a straight-line basis over principally 5 to 7 years. Accumulated amortization is $131.6 million, $106.5 million and $64.0 million at the end of 1997, 1996, and 1995, respectively.

  Investment in Cellular Partnerships--Financial results for the Company's cellular joint venture with Bell Atlantic Corporation have been reported using the equity method of accounting. Accordingly, Frontier's 50% share of the joint venture's earnings is reflected in the "Other income and expense" section of the Consolidated Statements of Income. The partnership investment balances of $69.3 million in 1997, $58.6 million in 1996 and $33.8 million in 1995 are included in "Deferred and other assets" in the Consolidated Balance Sheets.

  Impairment of Long-Lived Assets--In the event that facts and circumstances indicate that the carrying amount of a long-lived asset may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow is required.

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

  Federal Income Taxes--Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that are anticipated to be in effect when those differences are expected to reverse. Income tax benefits of tax deductions related to common stock transactions with the Company's stock option plans are recorded directly to capital in excess of par value.

  The Company provides a valuation allowance for its deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

  Revenue Recognition--Customers are billed as of monthly cycle dates. Revenue is recognized as service is provided net of an estimate for uncollectible accounts.

  Earnings Per Share--Earnings applicable to each share of common stock and common stock equivalent are based on the weighted average number of shares outstanding during each year. Common stock equivalents are primarily stock options assumed to be exercised for the purposes of the computation. Effective December 31, 1997, earnings per share is calculated following the provisions of Financial Accounting Standards Board Statement No. 128, "Earnings Per Share" ("FAS 128"). Historical earnings per share have been restated to conform with the provisions of FAS 128.

  Cash Flows--For purposes of the Statements of Cash Flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

  Cash flows from financing activities include $1.0 million, $33.4 million and $32.0 million of cash proceeds from stock options and warrants exercised during 1997, 1996 and 1995, respectively. The resultant tax benefit realized from the exercise of stock options of $1.0 million, $48.5 million, and $15.3 million for 1997, 1996 and 1995 is reflected as an adjustment to capital in excess of par value and taxes accrued.

  Actual interest paid was $58.9 million in 1997, $49.6 million in 1996 and $57.9 million in 1995. Actual income taxes paid were $61.3 million in 1997, $69.7 million in 1996 and $108.6 million in 1995. Interest costs associated with the construction of capital assets, including the nationwide fiber optic network project, are capitalized. Total amounts capitalized during 1997, 1996 and 1995 were $13.4 million, $6.2 million, and $1.2 million, respectively.

2. Acquisitions, Merger and Divestitures

Acquisitions and Merger

In February 1997, the Company completed its purchase of R.G. Data Incorporated (renamed "Frontier Data Systems Corp." or "FNSC"), a privately held upstate New York based computer and data networking equipment and services company. A total of 110,526 shares of Frontier common stock held in treasury were reissued in exchange for all of the shares of FNSC. The treasury shares were acquired through open market purchases. This transaction was accounted for as a purchase.

  In March 1996, the Company acquired a 55 percent interest in the New York RSA No. 3 Cellular Partnership ("RSA No. 3"). RSA No. 3 is a provider of cellular mobile telephone service in the New York State Rural Service Area No. 3, which encompasses much of the Southern Tier area of New York State. The Company's interest in RSA No. 3 is managed by Frontier Cellular, a 50/50 owned joint venture with Bell Atlantic, and the operating results are reported using the equity method of accounting. The Company paid $25.3 million in cash for its interest in RSA No. 3.

  In August 1995, the Company merged with ALC Communications Corporation ("ALC"). Under the terms of the merger agreement, the Company exchanged two shares of its common stock for each of ALC's common shares. The total shares issued by the Company to effect the merger were 69.2 million. The transaction was accounted for as a pooling of interests, and the consolidated financial statements have been restated for all periods prior to the merger to include the accounts and operations of ALC.

  In March 1995, the Company acquired American Sharecom, Inc. ("ASI") in a transaction that was accounted for as a pooling of interests. The Company acquired all of the outstanding shares of ASI for approximately 8.7 million shares of Frontier common stock. The consolidated financial statements have been restated for all periods prior to the acquisition to include the accounts and operations of ASI.

  In 1995, the Company paid $318.4 million in cash for several acquisitions that were accounted for as purchases. These purchase acquisitions were Minnesota Southern Cellular Telephone Company, ConferTech International, Inc., WCT Communications, Inc., Enhanced Telemanagement, Schneider Communications, Inc. ("SCI") and SCI's 80.8 percent interest in LinkUSA Corporation and Link-VTC, Inc. In February 1996, the Company acquired the remaining 19.2 percent interest in LinkUSA Corporation for $2.3 million in cash and in June 1996 made a payment of $4.3 million to Link-VTC, Inc. in settlement of the original earnout agreement.

Divestitures

On December 9, 1997, the Company completed the sale of a portion of its retail prepaid calling card business to SmarTalk Teleservices Inc. ("SmarTalk") for $36.6 million ($35.0 in cash and $1.6 million in SmarTalk's common stock). The net proceeds from this sale will be offset by costs necessary to phase out the remainder of the Company's prepaid business.

  On January 31, 1997, the Company completed the sale of its 69.5% equity interest in the South Alabama Cellular Communications Partnership. The sale resulted in a pre-tax gain of $18.8 million.

 In March 1995, the Company sold Ontonagon County Telephone Company in Michigan and its subsidiary, Midway Telephone Company. The sale resulted from the Company's plans to expand in areas other than Michigan's Upper Peninsula. The sale resulted in a non-taxable gain of $4.8 million.

3. Other Charges

In October 1997, the Company recorded a pre-tax charge of $86.8 million consisting of a restructuring charge of $43.0 million and a provision for asset and lease impairments of $43.8 million. The restructuring charge is primarily associated with a workforce reduction, program cancellations and the exiting of certain product lines. The provision for the workforce reduction of approximately $16.5 million includes severance and related termination benefits for approximately 700 positions. As of December 31, 1997, substantially all of these positions have been eliminated. Severance and related termination benefits of $12.6 million were paid during the year. The remaining reserve of $3.9 million at year end represents termination benefits to be paid to these individuals during 1998. The remaining restructuring reserve balance of $16.2 million at December 31, 1997, which primarily relates to program and contract cancellation activities, is adequate to cover the exit activities. The provision for asset and lease impairments primarily relates to long term assets and certain lease obligations the Company is in the process of disposing of, or exiting.

  In March 1997, the Company recorded a $96.6 million pre-tax charge primarily related to the write-off of certain leased network facilities no longer required as a result of the migration of the Company's major carrier customer's one-plus traffic volume to other networks and the Company's overall network integration efforts. The Company is in the process of decommissioning these redundant facilities and the project is expected to be completed by the second quarter of 1998.

  In November 1996, the Company recorded a $48.8 million pre-tax charge. This charge included $28.0 million for the curtailment of certain company pension plans and a $20.8 million charge primarily to write-off unrecoverable product development costs for its conference calling product line.

  The Company's 1995 operating results reflect pre-tax acquisition related charges of $114.2 million associated with the integration of a number of long distance companies acquired during the year, including the August 1995 merger with ALC. The integration of the acquired companies with the existing Frontier businesses resulted in instances of redundant facilities, equipment and staffing. The acquisition related charges included investment banker, legal fees and other direct costs resulting from the merger with ALC and the ASI transaction. Through a combination of attrition and force reductions, the Company reduced its number of employees in the long distance and administrative areas by 433 employees. Substantially all of the employees were terminated in 1996 resulting in severance benefit payments of $14.8 million.

4. Property, Plant and Equipment

Major classes of property, plant, and equipment are summarized below:

----------------------------------------------------------------------------------------
 In thousands of dollars         December 31,              1997        1996        1995
----------------------------------------------------------------------------------------
Land and buildings                                   $  115,876  $  115,485  $  106,745
Local and fiber service lines                           817,393     795,855     761,044
Central office equipment                                614,021     580,217     587,814
Station equipment                                        40,608      38,770      32,183
Switching facilities                                    403,097     386,293     330,567
Office equipment and other                              263,873     233,601     201,718
Plant under construction                                171,756     126,140      77,091
 Less: Accumulated Depreciation                       1,388,816   1,305,102   1,215,853
----------------------------------------------------------------------------------------
                                                     $1,037,808  $  971,259  $  881,309
----------------------------------------------------------------------------------------

  Depreciation expense was $165.2 million, $146.6 million, and $139.2 million for the years ending December 31, 1997, 1996 and 1995, respectively.

5. Long-Term Debt

---------------------------------------------------------------------------------------------------
 In thousands of dollars                     December 31,         1997           1996      1995
---------------------------------------------------------------------------------------------------
Frontier Communications of Minnesota, Inc.
    Senior Notes, 7.61%, due 2003                             $ 35,000       $ 35,000  $ 35,000
Rural Utilities Service Debt,
     2.0%-9.0% due 1995 to 2026                                 53,239         64,654    69,878
---------------------------------------------------------------------------------------------------
                                                                88,239/(a)/    99,654   104,878
---------------------------------------------------------------------------------------------------
Debentures
    10.46% convertible, due 2008                                 5,300/(b)/     5,300     5,300
    9.0%, due 2020                                                  --             --        --/(c)/
    9.0%, due 2021                                             100,000        100,000   100,000
---------------------------------------------------------------------------------------------------
                                                               105,300        105,300   105,300
---------------------------------------------------------------------------------------------------
9.0% Senior Subordinated Notes, due 2003                         3,061          3,180     3,233/(d)/
Medium-Term Notes, 7.51% - 9.3%,
    due 2000 to 2004                                           219,000        219,000   219,000
7.25% Notes, due 2004                                          300,000/(e)/        --        --
6.25% Putable Notes,
    ("PATS"), due 1999                                         100,000/(f)/        --        --
Revolving Credit Agreements                                     21,705/(g)/   248,570   187,601
Capitalized lease obligations                                    5,697          8,444    17,376
Other debt                                                      92,888/(h)/        --        --
---------------------------------------------------------------------------------------------------
Sub-total                                                      935,890/(i)/   684,148   637,388
Less: Discount on long-term debt, net of premium                    89          2,852     3,650
        Current portion of long-term debt                        5,334          6,253    14,871
---------------------------------------------------------------------------------------------------
Total Long-Term Debt                                          $930,467       $675,043  $618,867
---------------------------------------------------------------------------------------------------

(a) Certain assets of the Local Communications Services segment are pledged as security.

(b) The debenture is convertible into common stock at any time after October 26, 1998 at $10.5375 per share. A total of 502,966 shares of common stock are reserved for such conversion.

(c) The Company redeemed the debentures in November 1995 in a transaction that resulted in an extraordinary loss of $3.2 million, net of applicable taxes of $1.7 million.

(d) The Company completed a tender offer for the $80.0 million of outstanding notes in September 1995 and redeemed approximately $76.8 million. This redemption resulted in an extraordinary loss of $5.8 million, net of applicable taxes of $3.7 million.

(e) In December 1997, the Company entered into an interest rate hedge agreement that effectively converts $200.0 million of the Company's 7.25% fixed-rate notes due May 2004 into a floating rate based on a "basket" London Interbank Offered Rate ("LIBOR") rate plus 2.88%. The agreement expires in May 2004 and caps the floating rate the Company pays at 7.25% through November 1999 and 9.0% through May 2004. Interest expense and the related cashflows under the agreement are accounted for on an accrual basis. The Company periodically enters into such agreements to balance its floating rate and fixed rate obligations to insulate against interest rate risk and maximize savings.

(f) The Company issued $100.0 million face value of Pass Through Asset Trust Securities ("PATS") in December, 1997. These notes have an initial maturity of two years, at which time the notes will be either put back to the Company for redemption or effectively remarketed by the trust as 10 year debt, depending on the interest rate environment at that time.

(g) The Company has credit facilities totaling $400.0 million which are available through commercial paper borrowings or through draws under Revolving Credit Agreements. At December 31, 1997, the Company had outstanding $21.7 million in commercial paper issuances. Commercial paper is classified as long-term debt as the Company intends to refinance the debt through continued short-term borrowing or available credit facilities with unused commitments extending beyond one year.

  Frontier Corporation's Revolving Credit Agreement was entered into in August 1995 with a group of ten commercial banks. The Agreement was amended in May 1996 to increase the available line of credit from $250.0 million to $350.0 million. The Agreement is unsecured, expires August 2000, and has commitment fees of .08 percent per year on the entire commitment, with interest on amounts drawn down based upon the LIBOR plus .17 percent.

  The Company, through its subsidiary, Frontier Telephone of Rochester, Inc. (formerly Rochester Telephone Corp.), entered into a Revolving Credit Agreement with six commercial banks in December 1994. The Agreement, amended in 1997, reduced the available line of credit to $50.0 million. The agreement is unsecured, expires December 1999, and carries commitment fees of .07 percent per year on the entire commitment, with interest on amounts drawn down based on either the prime rate, LIBOR plus .13 percent, or a competitive bid rate.

  The Company also had a $500.0 million universal shelf which was filed with the Securities Exchange Commission in November 1995. This filing allows for the issuance of a combination of debt, common stock, preferred stock or warrant securities. The $300.0 million, 7.25% Notes issued in 1997 were from the shelf registration.

(h) The Company is obligated to pay $92.9 million related to its fiber optic network build. This amount is classified as long-term as the Company intends to finance this obligation through available credit facilities and unused commitments extending beyond one year.

(i) In accordance with FAS 107, "Disclosures about Fair Value of Financial Instruments," the Company estimates that the fair value of the debt, based on rates currently available to the Company for debt with similar terms and remaining maturities, is $982.7 million, as compared to the carrying value of $935.9 million.

 At December 31, 1997, aggregate debt maturities were:

------------------------------------------------------------------------------------
 In thousands of dollars               1998      1999       2000     2001      2002
------------------------------------------------------------------------------------
                                     $5,334  $105,410   $208,113  $74,481  $ 43,202
------------------------------------------------------------------------------------

6. Income Taxes

The provision for income taxes consists of the following:

----------------------------------------------------------------------------------------
 In thousands of dollars     Years Ended December 31,       1997       1996       1995
----------------------------------------------------------------------------------------
Federal:
    Current                                             $ 24,139   $114,302   $103,689
    Deferred                                              11,101      6,136    (17,721)
----------------------------------------------------------------------------------------
                                                          35,240    120,438     85,968
----------------------------------------------------------------------------------------
State:
    Current                                               11,234     19,757     16,498
    Deferred                                              (2,336)     2,401     (1,570)
----------------------------------------------------------------------------------------
                                                           8,898     22,158     14,928
----------------------------------------------------------------------------------------
Total income taxes                                      $ 44,138   $142,596   $100,896
----------------------------------------------------------------------------------------

The reconciliation of the federal statutory income tax rate with the effective income tax rate reflected in the financial statements is as follows:


Years Ended December 31,                                                                    1997        1996        1995

Federal income tax expense at statutory rate                                                 35.0%       35.0%       35.0%
State income tax (net of federal benefit)                                                     5.9         4.0         4.0
Utilization of net operating loss carryforward                                               (3.5)        (.9)       (1.4)
Acquisition related and other charges                                                          --          --         2.4
Goodwill amortization                                                                         4.5         1.2         1.5
Other                                                                                         2.8          .3         (.4)
--------------------------------------------------------------------------------------------------------------------------
Total income tax                                                                             44.7%       39.6%       41.1%


    Deferred tax (assets) liabilities are comprised of the following at December 31:


  In thousands of dollars                                                                  1997        1996        1995
Accelerated depreciation                                                                $ 111,669   $  87,768   $  81,687
Other                                                                                      23,918      22,915      18,297
--------------------------------------------------------------------------------------------------------------------------
Gross deferred tax liabilities                                                            135,587     110,683      99,984
--------------------------------------------------------------------------------------------------------------------------
Basis adjustment--purchased telephone companies                                           (23,120)    (25,477)    (29,232)
Employee benefits obligation                                                              (13,509)    (11,136)     (4,562)
Net operating loss carryforwards                                                          (50,885)    (44,906)    (45,844)
Acquisition related and other charges                                                     (46,944)    (27,630)    (29,213)
Bad debt expense                                                                           (4,026)    (10,970)    (11,801)
Other                                                                                     (35,897)    (37,832)    (31,163)
--------------------------------------------------------------------------------------------------------------------------
Gross deferred tax assets                                                                (174,381)   (157,951)   (151,815)
Valuation allowance                                                                        15,773      19,461      23,887
--------------------------------------------------------------------------------------------------------------------------
Total deferred tax assets                                                                (158,608)   (138,490)   (127,928)
--------------------------------------------------------------------------------------------------------------------------
Net deferred tax assets                                                                 $ (23,021)  $ (27,807)  $ (27,944)

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

7. Service Pensions and Benefits

The Company has contributory and noncontributory plans providing for service pensions and certain death benefits for substantially all employees. In 1996 and 1995, defined benefit plans sponsored by the Company were frozen. On an annual basis, contributions are remitted to the trustees to ensure proper funding of the plans.

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


                                                      Plans for       Plans for
                                                   which assets           which
                                                        exceed      accumulated
December 31, 1997                                   accumulated        benefits
In thousands of dollars                               benefits    exceed assets     Total

Actuarial present value of benefit obligations:
Vested benefit obligation                             $ 442,647        $ 23,605   $ 466,252
Accumulated benefit obligation                        $ 463,059        $ 24,138   $ 487,197
-------------------------------------------------------------------------------------------
Plan assets at fair value, primarily fixed
    income securities and common stock                $ 550,866        $     --   $ 550,866
Projected benefit obligation                           (463,059)        (24,643)   (487,702)
-------------------------------------------------------------------------------------------
Funded status                                         $  87,807        $(24,643)  $  63,164
Unrecognized net (gain) loss                            (62,443)          4,827     (57,616)
Unrecognized net transition asset                        (1,801)             --      (1,801)
Unrecognized prior service cost                          10,290             266      10,556
Adjustment required to recognize
    minimum liability                                        --          (4,588)     (4,588)
-------------------------------------------------------------------------------------------
Pension asset (liability) reflected
    in Consolidated Balance Sheet                     $  33,853        $(24,138)  $   9,715


                                                      Plans for       Plans for
                                                   which assets           which
                                                         exceed     accumulated
   December 31, 1996                                accumulated        benefits
   In thousands of dollars                             benefits   exceed assets       Total

Actuarial present value of benefit obligations:
Vested benefit obligation                             $ 403,077        $ 12,693   $ 415,770
Accumulated benefit obligation                        $ 423,055        $ 13,758   $ 436,813
-------------------------------------------------------------------------------------------
Plan assets at fair value, primarily fixed
    income securities and common stock                $ 493,894        $     --   $ 493,894
Projected benefit obligation                           (423,055)        (14,899)   (437,954)
-------------------------------------------------------------------------------------------
Funded status                                         $  70,839        $(14,899)  $  55,940
Unrecognized net (gain) loss                            (55,604)          3,250     (52,354)
Unrecognized net transition asset                        (2,837)             --      (2,837)
Unrecognized prior service cost                          11,097              --      11,097
Adjustment required to recognize
    minimum liability                                        --          (2,109)     (2,109)
-------------------------------------------------------------------------------------------
Pension asset (liability) reflected
    in Consolidated Balance Sheet                     $  23,495        $(13,758)  $   9,737




                                                      Plans for       Plans for
                                                   which assets           which
                                                         exceed     accumulated
   December 31, 1995                                accumulated        benefits
   In thousands of dollars                             benefits   exceed assets       Total

Actuarial present value of benefit obligations:
Vested benefit obligation                             $ 367,765        $ 19,984   $ 387,749
Accumulated benefit obligation                        $ 381,528        $ 22,335   $ 403,863
-------------------------------------------------------------------------------------------
Plan assets at fair value, primarily fixed
    income securities and common stock                $ 437,151        $  8,234   $ 445,385
Projected benefit obligation                           (384,199)        (25,364)   (409,563)
-------------------------------------------------------------------------------------------
Funded status                                         $  52,952        $(17,130)  $  35,822
Unrecognized net (gain) loss                            (19,194)          4,337     (14,857)
Unrecognized net transition (asset) obligation           (3,909)             36      (3,873)
Unrecognized prior service cost                          12,533           3,783      16,316
Adjustment required to recognize
    minimum liability                                        --          (5,246)     (5,246)
-------------------------------------------------------------------------------------------
Pension asset (liability) reflected
    in Consolidated Balance Sheet                     $  42,382        $(14,220)  $  28,162

 The net periodic pension cost consists of the following:


In thousands of dollars              Years Ended December 31,      1997        1996          1995

Service cost                                                    $  1,551      $  6,487      $  5,616
Interest cost on projected benefit obligation                     32,983        30,100        28,868
Actual return on plan assets                                     (83,775)      (63,807)      (89,195)
Net amortization and deferral                                     40,715        25,723        51,437
Amount expensed due to curtailment                                 6,943        28,000         2,907
-----------------------------------------------------------------------------------------------------
Net periodic pension (benefit) cost                             $ (1,583)     $ 26,503      $   (367)


    The following rates and assumptions were used to calculate the projected benefit obligation:

  Years Ended December 31,                                          1997        1996         1995
Weighted average discount rate                                       7.0%       7.5%         7.5%
Rate of salary increase                                              5.0%       5.0%         5.0%
Expected return on plan assets                                       9.5%       9.0%         9.0%

  The Company's funding policy is to make contributions for pension benefits based on actuarial computations which reflect the long-term nature of the pension plan. However, under FAS 87, "Employers' Accounting for Pensions," the development of the projected benefit obligation essentially is computed for financial reporting purposes and may differ from the actuarial determination for funding due to varying assumptions and methods of computation. The Company changed its assumptions used in 1997 for the weighted average discount rate and the expected return on plan assets. These changes in assumptions did not have a material effect on the 1997 pension expense.

  In 1997, the Company recognized a curtailment loss of $6.9 million related to the restructuring of the workforce. In 1996, the Company recognized a curtailment loss of $28.0 million reflecting the enhancement and freezing of defined benefit plans sponsored by Frontier Corporation, primarily for certain bargaining unit employees. Pension expense in 1995 included a net curtailment loss of $2.9 million reflecting the enhancement and freezing of defined benefit plans sponsored by Frontier Corporation for non-bargaining unit employees as of December 31, 1996.

  The Company also sponsors a number of defined contribution plans. The most significant plan covers non-bargaining employees, who can elect to make contributions through payroll deduction. Effective January 1, 1996, the Company provides a contribution of .5 percent of gross compensation in common stock for every employee eligible to participate in the plan. The common stock used for matching contributions is purchased in the open market by the plans' trustee. The Company also provides 100% matching contributions in its common stock up to three percent of gross compensation, and may, at the discretion of the Management Benefit Committee, provide additional matching contributions based upon Frontier's financial results. In 1995, the Company provided matching contributions in its common stock up to 75 percent of participants' contributions up to six percent of gross compensation. The total cost recognized for all defined contribution plans was $8.8 million for 1997, $8.4 million for 1996 and $6.8 million for 1995.

8. Postretirement Benefits Other Than Pensions

The Company provides health care and life insurance benefits to most employees. Plan assets consist principally of life insurance policies and money market instruments. In adopting FAS 106, "Employers' Accounting for Postretirement Benefits other than Pensions," the Company elected to defer the recognition of the accrued obligation of $125.0 million over a period of twenty years. During 1996, the Company amended its health care benefits plan to cap the cost absorbed by the Company for health care and life insurance for its bargaining unit employees who retire after December 31, 1996.

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

 The status of the plans is as follows:


In thousands of dollars                      December 31,                 1997        1996        1995
Accumulated postretirement benefit
 obligation (APBO) attributable to:
   Retirees                                                             $ 97,591    $ 78,398    $ 73,032
   Fully eligible plan participants                                       11,117      15,206      17,235
   Other active plan participants                                          9,879      10,669      20,127
--------------------------------------------------------------------------------------------------------
   Total APBO                                                           $118,587    $104,273    $110,394
Plan assets at fair value                                                  5,039       5,322       5,716
--------------------------------------------------------------------------------------------------------
APBO in excess of plan assets                                           $113,548    $ 98,951    $104,678
Unrecognized transition obligation                                       (78,586)    (84,764)    (99,836)
Unrecognized net prior service cost                                       (1,262)        (90)     (1,790)
Unrecognized net gain                                                      8,958      24,235      30,110
--------------------------------------------------------------------------------------------------------
Accrued postretirement benefit obligation                               $ 42,658    $ 38,332    $ 33,162

 The components of the estimated postretirement benefit cost are as follows:

  In thousands of dollars                    Years Ended December 31,       1997        1996        1995
Service cost                                                            $    755    $    642    $    947
Interest on accumulated
 postretirement benefit obligation                                         7,734       7,735       8,614
Amortization of transition obligation                                      5,276       5,512       6,045
Return on plan assets                                                       (476)       (457)       (462)
Amortization of prior service cost                                           217          69         392
Amortization of gains and losses                                          (1,891)     (2,024)     (2,758)
Special termination benefit                                                              360          --
--------------------------------------------------------------------------------------------------------
Net postretirement benefit cost                                         $ 11,615    $ 11,837    $ 12,778


 The following assumptions were used to value the postretirement benefit obligation:

  Years Ended December 31,                                                  1997        1996        1995
Weighted average discount rate                                               7.0%        7.5%        7.5%
Expected return on plan assets                                               9.5%        9.0%        9.0%
Rate of salary increase                                                      5.0%        5.0%        5.0%
Assumed rate of increase in cost
 of covered health care benefits                                             6.6%        7.1%       10.5%

  Increases in health care costs were assumed to decline consistently to a rate of 5.0% by 2006 and remain at that level thereafter. If the health care cost trend rates were increased by one percentage point, the accumulated postretirement benefit health care obligation as of December 31, 1997 would increase by $8.6 million while the sum of the service and interest cost components of the net postretirement benefit health care cost for 1997 would increase by $.6 million.

  The Company changed its assumptions used in 1997 for the weighted average discount rate and the expected return on plan assets. These changes in assumptions did not have a material effect on the 1997 postretirement expense.

9. Earnings Per Share

The Company adopted the provisions of FAS 128, "Earnings Per Share" effective December 31, 1997. This statement simplifies the standards for computing earnings per share previously found in Accounting Principles Board ("APB") Opinion No. 15, "Earnings Per Share", and makes them comparable to international earnings per share ("EPS") standards. Basic EPS excludes the effect of common stock equivalents and is computed by dividing income available to common shareowners by the weighted average of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could result if securities or other contracts to issue common stock were exercised or converted into common stock. Historical earnings per share have been restated to conform with the provisions of FAS 128.


In thousands of dollars, except per share data
Years Ended December 31,                           1997     1996      1995
Basic Earnings Per Share
Income Applicable to Common Stock                $ 53,543  $208,744  $ 20,892
Average Common Shares Outstanding                 163,530   162,301   152,069
Basic Earnings Per Common Share                  $   0.33  $   1.29  $   0.14
-----------------------------------------------------------------------------
Diluted Earnings Per Share
Income Applicable to Common Stock                $ 53,543  $208,744  $ 20,892
Interest Expense on Convertible Debentures(1)          --       360        --
-----------------------------------------------------------------------------
                                                 $ 53,543  $209,104  $ 20,892
-----------------------------------------------------------------------------
Average Common Shares Outstanding                 163,530   162,301   152,069
Options and Warrants                                  446     1,712     9,592
Convertible Debentures(1)                              --       503        --
-----------------------------------------------------------------------------
                                                  163,976   164,516   161,661
-----------------------------------------------------------------------------
Diluted Earnings Per Common Share                $   0.33  $   1.27  $   0.13


(1) Convertible debentures are anti-dilutive in 1997 and 1995.

10. Stock Option Plans and Other Common Stock Transactions

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

 Information with respect to options under the above plans follows:


                                                 Weighted Average
                                      Shares      Exercise Price
Outstanding at January 1, 1995       8,975,523             $ 7.37
Granted in 1995                      2,020,315             $25.27
Cancelled in 1995                     (195,716)            $23.53
Exercised in 1995                   (2,433,623)            $ 7.48
-----------------------------------------------------------------
Outstanding at December 31, 1995     8,366,499             $11.28
Granted in 1996                      3,067,500             $30.95
Cancelled in 1996                     (784,289)            $28.77
Exercised in 1996                   (5,481,681)            $ 5.99
-----------------------------------------------------------------
Outstanding at December 31, 1996     5,168,029             $25.91
Granted in 1997                      3,581,900             $21.59
Cancelled in 1997                   (1,379,642)            $26.24
Exercised in 1997                     (118,907)            $ 7.31
-----------------------------------------------------------------
Outstanding at December 31, 1997     7,251,380             $24.02


At December 31, 1997, 7,567,247 shares were available for future grant.

  The Company applies APB 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its plans. Accordingly, no compensation expense would be recognized for its stock-based compensation plans other than for restricted stock awards.

  During 1996 the Company adopted the disclosure requirements of FAS 123, "Accounting for Stock-Based Compensation." In accordance with FAS 123, the Company has elected not to recognize compensation cost related to stock options with exercise prices equal to the market price at the date of issuance. If the Company had elected to recognize compensation cost based on the fair value of the options at grant date as prescribed by FAS 123, the following results would have occurred using the Black-Scholes option valuation model:


In thousands of dollars, except per share data
Years Ended December 31,                1997           1996         1995
Post-Tax Compensation Cost               $11,919      $  5,320       $ 1,086
Pro Forma Net Income                     $42,643      $204,606       $20,997
Pro Forma Basic EPS                      $  0.26      $   1.26       $  0.13
Pro Forma Diluted EPS                    $  0.26      $   1.24       $  0.12
Fair Value of Options Granted            $  6.23      $   8.58       $  7.42
Volatility                                  33.2%         28.4%         28.4%
Dividend Yield                               3.5%          3.0%          3.0%
Risk-Free Interest Rates             5.7% to 6.7%  5.5% to 7.0%  5.5% to 7.0%

  Due to the difference in vesting requirements in each of the plans, the expected lives of the options range from 5 to 7 years. Forfeitures are recognized as they occur.

Options Outstanding

                                             Weighted
                                              Average       Weighted
       Range Of                             Remaining        Average
       Exercise                           Contractual       Exercise
       Prices          Outstanding               Life          Price
       $ 1-$ 3              193,434               3.87         $ 2.28
       $12-$20            1,068,520               7.69         $17.91
       $21-$32            5,989,426               8.41         $25.78

Options Exercisable

                                       Weighted
       Range Of                         Average
       Exercise                        Exercise
       Prices          Outstanding        Price
       $ 1-$ 3            193,434       $ 2.28
       $12-$20            466,898       $16.45
       $21-$32          1,589,124       $26.12

Restricted Stock Plan

The Company has 490,000 shares of common stock outstanding as of December 31, 1997 under its Management Stock Incentive Plan. The stock issued under this plan ("Restricted Stock") is subject to the achievement of certain performance goals, the passage of time and continued employment restrictions. Participants in the plan may earn, without cost to them, Frontier common stock over three years. Shareowners' equity reflects unearned compensation for the unvested stock awarded. During 1997, the Company recognized related compensation expense of $1.6 million. The Company did not recognize compensation expense for restricted stock granted prior to 1997 as the market price of the common stock was significantly below the vesting prices.

11. Preferred Stock

In thousands of dollars, except share data
December 31,                                         1997      1996      1995
Frontier Corporation-850,000 shares authorized;
    par value $100
 5.00% Series-redeemable at $101 per share
    Shares outstanding                              100,000   100,000   100,000
    Amount outstanding                             $ 10,000  $ 10,000  $ 10,000
 5.65% Series-redeemable at $101 per share
    Shares outstanding                               50,000    50,000    50,000
    Amount outstanding                             $  5,000  $  5,000  $  5,000
 4.60% Series-redeemable at $101 per share
    Shares outstanding                               48,500    48,500    50,000
    Amount outstanding                             $  4,850  $  4,850  $  5,000
Frontier Communications of New York, Inc.
    40,000 shares authorized; par value $100
 5.875% Series A-redeemable at par
    Shares outstanding                                   --    18,694    18,694
    Amount outstanding                             $     --  $  1,869  $  1,869
 7.80% Series B-redeemable at $100.80-$105.00
    per share
    Shares outstanding                                   --     6,160     6,240
    Amount outstanding                             $     --  $    616  $    624
Frontier Communications of AuSable Valley, Inc.
    4,000 shares authorized; par value $100
 5.50% Series-redeemable at par
    Shares outstanding                                2,754     2,754     2,754
    Amount outstanding                             $    276  $    276  $    276
-------------------------------------------------------------------------------
Total shares outstanding                            201,254   226,108   227,688
Total amount outstanding                           $ 20,126  $ 22,611  $ 22,769

  Effective January 1, 1997, the Company redeemed all of the outstanding preferred stock of its wholly owned subsidiary, Frontier Communications of New York, Inc. at approximately par value.

  At the special meeting in December 1994, Frontier shareowners authorized 4,000,000 shares of a new class of preferred stock, having a par value of $100.00 per share and designated as Class A Preferred Stock. This class of stock will rank junior to the cumulative preferred stock as to dividends and distributions, and upon the liquidation, dissolution or winding up of the Company. As of December 31, 1997, no shares of this class have been issued.

  On April 9, 1995, the Board of Directors adopted a Shareowners Rights Plan (the "Plan"). This Plan provides for a dividend distribution on each outstanding common share of a right to purchase one one-hundredth of a share of Series A Junior Participating Class A Preferred Stock. The rights are designed to protect shareowners in the event of an unsolicited offer or initiative to acquire Frontier which the Board does not believe is fair to shareowners. The rights become exercisable under certain circumstances to purchase Frontier common stock at one-half market value.

12. Discontinuance of Regulatory Accounting

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

The components of the extraordinary charge follow:

                                                        Millions of Dollars
                                                        Pre-Tax   After-Tax
Increase to the accumulated depreciation balance        $(185.6)   $(115.4)
Elimination of other net regulatory liabilities             5.1        3.3
---------------------------------------------------------------------------
                                                        $(180.5)   $(112.1)

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

13. Other Accounting Pronouncements Adopted

Effective January 1, 1996, the Company adopted FAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." FAS 121 requires that certain long-lived assets and identifiable intangibles be written down to fair value whenever an impairment review indicates that the carrying value cannot be recovered on an undiscounted cash flow basis. The statement also requires that certain long-lived assets and identifiable intangibles to be disposed of be reported at fair value less selling costs. The Company's adoption of this standard resulted in a non-cash charge of $8.0 million (net of a tax benefit of $4.4 million) and is reported as a cumulative effect of a change in accounting principle. The charge represents the cumulative adjustment required by FAS 121 to remeasure the carrying amount of certain assets held for disposal as of January 1, 1996. These assets held for disposal consist principally of telephone switching equipment in the Company's Local Communications Services segment as a result of management's commitment, in late 1995, to a central office switch consolidation project primarily at Frontier Telephone of Rochester and Frontier Communications of New York subsidiaries.

  The Company adopted FAS 116, "Accounting for Contributions Received and Contributions Made" for all of its consolidated subsidiaries effective September 30, 1995. FAS 116 requires that the Company reflect in current expenses an accrual for the cost of multi-year charitable contributions. The net impact of adopting FAS 116 resulted in a post- tax charge of $1.5 million, net of taxes of $0.8 million.

14. Major Customer

The Company's revenues include the impact of a major carrier customer whose revenues comprise approximately 4%, 16% and 10% of consolidated revenues in 1997, 1996 and 1995 respectively.

15. Commitments, Contingencies and Other Matters

Operating Environment-The Company has evolved from being a provider of local and long distance services in certain areas of the country to being a nationwide provider of integrated communications services. As a result, the Company has formidable competitors of greater size and expects that, over time and due to the lifting of regulatory restrictions, there will be more entrants into the long distance business and its local markets.

  Legal Matters-The Company and a number of its subsidiaries in the normal course of business are party to a number of judicial, regulatory and administrative proceedings. The Company's management does not believe that any material liability will be imposed as a result of any of these matters.

  Leases and License Agreements-The Company leases buildings, land, office space, fiber optic network, computer hardware and other equipment, and has license agreements for rights-of-way for the construction and operation of a fiber optic communications system. Total rental expense amounted to $156.0 million in 1997, $164.6 million in 1996 and $77.8 million in 1995.

 Minimum annual rental commitments under non-cancelable operating leases and license agreements in effect on December 31, 1997 were as follows:


In thousands of dollars
                                                                  License
Years                            Buildings       Equipment       Agreements
1998                              $ 18,717          $2,122         $ 78,725
1999                                15,917           1,438           54,592
2000                                14,781           1,168           20,333
2001                                13,419             224           12,656
2002                                12,576              63            2,156
2003 and thereafter                 28,473              --            1,431
---------------------------------------------------------------------------
 Total                            $103,883          $5,015         $169,893

  Acquisition of GlobalCenter--On January 15, 1998, the Company announced that it had signed a definitive agreement to acquire GlobalCenter, Inc. ("GlobalCenter"), located in Sunnyvale, California. GlobalCenter is a provider of Internet, data and digital distribution services. Frontier will issue approximately 7.3 million shares of its common stock to acquire all the outstanding equity of GlobalCenter. The transaction, which is expected to be accounted for as a pooling of interests, is anticipated to close in early 1998.

  Sale of Minnesota Southern Cellular Telephone Company--On December 18, 1997, the Company announced that a definitive agreement had been signed with Hickory Tech Corporation to sell Minnesota Southern Cellular Telephone. The transaction, which is subject to regulatory approvals, is expected to close by the second quarter of 1998. The Company anticipates that a gain will be recognized as a result of this transaction.

 Other Matters--In connection with the Company's capital program, certain commitments have been made for the purchase of material and equipment. In October 1996, construction began on a nationwide fiber optic network. Frontier will be investing approximately $450.0 million in this project. As of December 31, 1997, the Company has invested approximately $260.0 million in this project which is primarily included in the "Deferred and other assets" caption in the Consolidated Balance Sheets. The network expansion will increase 1998 capital expenditures by over $170.0 million. Total capital expenditures for 1998 are estimated to be $500.0 million.

16. Business Segment Information

As of January 1996, Frontier simplified its business segment reporting to reflect the predominance of its two major operating segments: long distance and local communications services. The Company now reports its operating results in three segments: Long Distance Communications Services, Local Communications Services and Corporate Operations and Other. The Company's majority interest in certain wireless properties, which were previously reported as a Wireless Communications Segment, have been consolidated under Corporate Operations and Other. The change in the definition of the Company's segments has been made to better reflect the changing scope of the businesses in which Frontier operates.

  Revenues, operating income, depreciation, construction and identifiable assets by business segment are set forth in the Business Segment Information on page 26.

17. Quarterly Data (Unaudited)

1997                                                           Quarter
In thousands of dollars,                                                                  Full
except per share data                    1st           2nd     3rd           4th          Year
Revenues                              $   573,411   $584,712  $601,570   $   593,193   $2,352,886
Operating Income (Loss)               $(26,300)(1)  $ 77,080  $ 72,363   $(14,675)(2)  $  108,468
Consolidated Net Income (Loss)        $(13,561)(1)  $ 42,444  $ 40,104   $(14,425)(2)  $   54,562
Earnings (Loss) per share:
   Basic                              $      (.08)  $    .26  $    .24   $      (.09)  $      .33
   Diluted                            $   (.08)(3)  $    .26  $    .24   $   (.09)(3)  $      .33
Market Price:
   High                               $     23.25   $  20.50  $  24.19   $                  25.00
   Low                                $     17.75   $  15.38  $  19.00   $                  20.00
-------------------------------------------------------------------------------------------------

1996                                                           Quarter
In thousands of dollars,                                                                  Full
except per share data                    1st           2nd     3rd           4th          Year
Revenues                              $   655,149   $670,279  $669,069   $   581,072   $2,575,569
Operating Income                      $   111,852   $122,701  $129,218   $  24,113(5)  $  387,884
Consolidated Net Income               $  57,123(4)  $ 69,206  $ 73,777   $   9,820(5)  $  209,926
Earnings per share
 before cumulative effect:
   Basic                              $       .41   $    .42  $    .45   $       .06   $     1.34
   Diluted                            $       .40   $    .42  $    .45   $       .06   $   1.32(6)
Earnings per share:
   Basic                              $       .36   $    .42  $    .45   $       .06   $     1.29
   Diluted                            $       .36   $    .42  $    .45   $       .06   $   1.27(6)
Market Price:
   High                               $     33.25   $  33.38  $  31.25    $    31.88
   Low                                $     28.25   $  27.75  $  25.88    $    19.88
-------------------------------------------------------------------------------------------------

(1) Includes a pre-tax charge of $96.6 million primarily related to the write-off of certain leased network costs no longer necessary to support long distance traffic volumes.

(2) Includes a pre-tax charge of $86.8 million primarily related to a restructuring charge of $43.0 million and a provision for asset and lease impairment of $43.8 million.

(3) Due to the net loss incurred, the earnings per share calculation excludes common stock equivalents.

(4) Includes a post-tax cumulative effect charge related to change in accounting principle of $8.0 million.

(5)  Includes a pre-tax charge of $48.8 million as a result of the following:
     $28.0 million representing a one-time charge for the curtailment of certain company pension plans; $20.8 million is the result of a nonrecurring charge relating to the Company's conference calling product line.

(6) As a result of rounding, the total of the four quarters' earnings does not equal the earnings per share for the year.