Form 10-K405, Exhibit 13
period 1997-12-31
FRONTIER CORP /NY/
filed 1998-03-26
CIK 84567

                                 EXHIBIT 13.2


                         REPORT OF INDEPENDENT AUDITORS


Board of Directors
ALC Communications Corporation


We have audited the consolidated balance sheets of ALC Communications Corporation, and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, cash flows, and preferred stock and stockholders' equity for the years then ended (not included herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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