Form 10-K, Exhibit 13
period 1998-12-31
FRONTIER CORP /NY/
filed 1999-03-26
CIK 84567

Management's Discussion of Results of Operations
--------------------------------------------------------------------------------
and Analysis of Financial Condition

The information presented in this Management's Discussion of Results of Operations and Analysis of Financial Condition should be read in conjunction with the consolidated financial statements and accompanying notes of Frontier Corporation (the "Company" or "Frontier") for the three years ended December 31, 1998. The matters discussed throughout this report, except for historical financial results contained herein, may be forward-looking in nature or "forward-looking statements." Actual results may differ materially from the forecasts or projections presented. Forward-looking statements are identified by such words as "expects," "anticipates," "believes," "intends," "plans" and variations of such words and similar expressions. The Company believes its primary risk factors include, but are not limited to: changes in the overall economy, the nature and pace of technological change, the number and size of competitors in Frontier's markets, the increasing competitiveness of the business, changes in law and regulatory policy, our ability to respond to technological changes in the telecommunications industry, the mix of products and services offered in the Company's markets and risks associated with acquisitions. Any forward-looking statements in this report should be evaluated in light of these important risk factors. For additional disclosure regarding risk factors refer to the Company's Annual Report on Form 10-K for the year ended December 31, 1998.

DESCRIPTION OF THE BUSINESS

Frontier Corporation provides integrated telecommunications services including Internet, IP and data applications, long distance, local telephone and enhanced services to business, carrier, web-centric and targeted residential customers nationwide and in certain international countries. Following is a description of the Company's principal lines of business:


Business
Segments

Integrated Services

Through its Integrated Services segment, the Company is one of the nation's largest long distance companies. This segment provides domestic and international voice, data products, video and audio communications, digital distribution services, Internet service and other communications products to primarily small to mid-size business customers, carrier customers, web-centric customers and targeted consumer markets. Results for this segment also include competitive local exchange carrier ("CLEC") services, currently available in 32 states, plus Washington D. C. , providing Frontier with the ability to offer integrated local and long distance telephone service to approximately 71% of the United States.

Local Communications Services

The Company's Local Communications Services operation is one of the largest local exchange service providers in the United States. This segment includes the Company's local telephone operations, consisting of 34 telephone operating subsidiaries in 13 states. Also included in this segment are the revenues and expenses of Frontier Communications of Rochester, Inc. , a competitive telecommunications company formed on January 1, 1995. Frontier Telephone of Rochester, Inc. ("FTR") led the telecommunications industry by being the first to open its local market to competition in 1995 under the Open Market Plan. Consequently, the Local Communications Services segment includes both wholesale and retail local service provided in the Rochester, New York market. After four years of operating in a competitive marketplace, the Rochester local exchange carrier retains a market share of approximately 98% of wholesale, and approximately 96% of retail local service access lines in the Rochester, New York operating territory.

Corporate Operations and Other

Corporate Operations is comprised of expenses traditionally associated with a holding company, including executive and board of directors' expenses, corporate finance and treasury, investor relations, corporate planning, legal services and business development. The Other category includes Frontier Network Systems ("FNS"). FNS markets and installs telecommunications systems and equipment. This segment has also included wireless operations of Minnesota Southern Cellular Telephone Company ("Minnesota RSA No. 10") and the Company's 69.5% interest in South Alabama Cellular Communications Partnership RSAs No. 4 and No. 6 ("Alabama RSAs No. 4 and No. 6"). The sale of Minnesota RSA No. 10 was finalized April 30, 1998. The Alabama interest was sold in January 1997.

Telecom
Act

Telecommunications Law

The Telecommunications Act of 1996 was enacted on February 8, 1996. This landmark legislation significantly modified the Communications Act of 1934 and established a framework for increased competition in the Local and Integrated Services' segments of the Company's business. The Company views this legislation as favorable to its operations because Frontier has been able to enter new markets to provide local service as a CLEC, as well as derive other benefits from the elimination of barriers to competition. In addition to its established local telephone and long distance base, Frontier has been authorized to provide competitive local services in 33 states, plus Washington D. C, as of December 31, 1998. The Telecommunications Act incorporated many aspects of the Open Market Plan initiated by the Company in Rochester, New York in 1993 and implemented in 1995. The Company believes its experience in providing integrated services and its experience with the Rochester, New York Open Market Plan provides it with a competitive advantage.

  The Telecommunications Act has been substantially implemented by the Federal Communications Commission ("FCC"). In late 1996, the FCC released a First Report and Order (the "First Report and Order") establishing guidelines to promote local competition affecting the Company and all other competitors in local telecommunications markets. On July 18, 1997, the U. S. Circuit Court of Appeals for the Eighth Circuit reversed portions of the First Report and Order that provided for pricing based primarily on forward-looking, rather than historical costs, which would have provided the FCC with substantially more authority over the compliance by local telephone companies with provisions of the Telecommunications Act. On January 22, 1998, the same court issued a mandate compelling adherence to the decision. On January 23, 1998, the U. S. Supreme Court agreed to review this case. The case was argued on October 13, 1998. On January 25, 1999, the Court reversed the Eighth Circuit Court's decision and reinstated the rules.

  The Act also requires the FCC to restructure the manner in which universal service support payments are established and distributed. On May 7, 1997, the Commission substantially adopted the recommendation of a Federal-State Joint Board released on November 8, 1996 with respect to universal service. The FCC's order increased the amount of support to be dedicated to universal service programs. The Commission has released numerous subsequent orders that have modified its original decisions. These actions are subject to reconsideration and appeal. On May 16, 1997, the Commission adopted an order that substantially modified the structure by which local exchange carriers are compensated for access to and use of their networks. This order was implemented effective January 1, 1998. In general, this order encouraged the recovery of some costs that had previously been recovered in usage-based charges to be recovered in fixed charges. Both of these orders are subject to the possibility of Commission modification in light of market impacts. The Federal-State Joint Board issued a recommendation on November 23, 1998, outlining options for future high cost recovery and that could result in significant changes in the current relationship between carriers. This recommendation is currently being reviewed by the FCC. Any decision is subject to modification and review.

  On October 9, 1997, the FCC ordered carriers who receive "dial around" calls from payphones (certain calls sent without coins, such as 800 or other calls with special access codes) to compensate payphone owners at the rate of 28.4 cents per completed call. The per-call compensation rate became effective retroactive to October 7, 1997. The FCC subsequently lowered the rate to 24.0 cents. The FCC is still considering how it will address the payphone operator compensation issue for a preceding eleven month period. The Company has pursued challenges to the FCC order. However, the Company has also taken action to assess a surcharge to recover the amount of the compensation ordered and related costs or to allocate responsibility for the surcharge where it believes that is an appropriate course. This is believed to be consistent with the action taken by other long distance providers that handle similar calls through payphones. Some payphone providers have initiated proceedings seeking payphone compensation. They have also asked the FCC to find certain carriers responsible for unpaid surcharges of unaffiliated providers. The Company cannot predict the ultimate outcome of any of these proceedings.

  The Company's entry into the Internet distribution business through its Frontier GlobalCenter Inc. subsidiary ("GlobalCenter") has led it to accelerate its development of additional Internet related products including the provision of certain information or communications offerings over the Internet. Some parties have relied on the Telecommunications Act and other provisions of law to minimize regulatory cost and other burdens on some of these services. As these services develop, these issues will be resolved. A decision that causes access charges and universal service costs to be collected and paid on Internet-based communications during the course of their provision could drive up the price and make them less attractive.

Competitive Response To Changes in Telecommunications Law

Since the enactment of the Telecommunications Act of 1996, a number of fundamental changes in the business have occurred. Many companies in the industry, particularly among the largest companies, have announced or completed corporate consolidations or other acquisitions, partnerships or organizational transactions. As a result, a number of these competitors may be substantially larger in size and may possess financial resources substantially greater than Frontier's. This trend toward consolidation is expected to continue. There is ongoing regulatory activity at both the federal and state levels to implement the Telecommunications Act, and to put in place mechanisms to address new business relationships. If some of the more recently announced mergers are permitted to go forward, these firms will have greater ability to impact the provision of access and other services to the Company and could affect competition in one or more of the Company's markets.

  As new technological and business opportunities emerge, the pace of innovation and business activity will likely accelerate. New business relationships are developing and this also can be expected to continue. These relationships are partially the result of provisions in the law that require new forms of pricing agreements between facilities-based carriers and resellers, new interconnection agreements, and arrangements that replace long-standing tariff filing mechanisms. Many interconnection and resale agreements have been entered into between incumbent local exchange carriers and other firms. However, in the regions served by the Bell Operating Companies, there continue to be large numbers of customers who cannot obtain basic local services from competitors of the incumbent Bell Operating Company. The new law promotes broader competition among incumbent companies in traditional telecommunications lines of business and across such lines of business. While such competition is growing, the Company believes that the local telephone market has not yet achieved the level of competition that was anticipated at the time of the enactment of the Telecommunications Act. At some point, there will be sufficient competition and other actions taken within individual states such that one or more of the Bell Operating Companies will be able to justify entry into the interLATA long distance business within that state. Such an event is likely to have direct impacts on both the local telephone market and the long distance market in that state, and indirect impacts elsewhere.

  Frontier anticipated that public policy would continue to evolve in favor of greater competition. As a result, the Company has been positioning itself to confront a marketplace with numerous new competitors in each of its targeted business segments. This includes the development of sales, marketing, new products, provisioning, customer service, billing and information technology capabilities that are necessary to compete aggressively and successfully.

  Part of this activity has involved an analysis of the merits of owning additional amounts of long distance facilities. Ownership of facilities can provide a number of benefits, including the advantages of lower unit costs, new strategic pricing opportunities and the ability to offer new or unique services. Completion of the Company's nationwide Optronics network in 1999 will provide the Company with the infrastructure necessary to meet the increasing demands for bandwidth capacity and connectivity from both a wholesale and retail basis. The Optronics network will also result in reduced costs and unparalleled reliability. Frontier is installing Nortel DMS-500 switching systems in strategic locations across the country that will connect to the Optronics network. These switches will provide Frontier the ability to offer combined local and long distance telecommunications services to its customers through a single, cost-effective switching platform and will enable Frontier to accelerate offerings of its CLEC services. In the fourth quarter of 1997, Frontier introduced a nationwide frame relay product. This product complements the Company's voice services business with a portfolio of additional data services products. In addition, the acquisition of GlobalCenter, a provider of Internet, data and digital distribution services, completed in February 1998, further enhances Frontier's data product capability. The combined technology of the Optronics network, DMS-500 switches, frame relay and enhanced data service comprises a substantial part of the Company's strategic infrastructure that has made Frontier a nationwide, facilities-based provider of local, long distance and data services.

  The Company's customer base has been segmented to provide better focus for its sales efforts. Frontier targets four major customer segments: business customers, where Frontier offers customized products for vertical industry segments; wholesale carrier customers, which includes long distance resellers as well as Internet Service Providers ("ISPs"), CLECs and international telecommunications companies; selected data and Internet segments; and targeted consumer markets. Marketing efforts have been centralized. Frontier anticipates that brand awareness and product development will be critical to successful marketing in the future telecommunications marketplace. The Company committed resources in 1998 to diversify and improve its product lines and increase brand awareness, which is expected to continue into 1999.


Strategy

Strategic Developments

In the fourth quarter of 1997, the Company announced a restructuring plan designed to focus the Company on its core business. The restructuring plan included exiting certain non-strategic businesses; phasing out low margin, price-sensitive long distance consumer products; and targeting actions to reduce costs. In connection with these actions, a post-tax charge of $54.7 million was recorded in the fourth quarter of 1997, primarily associated with a workforce reduction, program cancellations, the exiting of certain product lines and miscellaneous asset and lease impairments. During 1997, the Company reduced its workforce by approximately 700 positions or 8%. These cost cutting measures were partially offset in 1998 by investments in sales and customer service, an acceleration of competitive local service expansion and increased product development costs. Frontier continues to redeploy its resources to respond quickly to opportunities to provide superior product offerings and customer service in its core business.

  The Company's strategy has been defined and actions have been taken to move toward the goal of becoming a market-driven business. During the fourth quarter of 1997, the Company began to divest certain nonstrategic assets, which has allowed for the redirection of resources into more strategic assets and operations. These actions included the sale of a portion of the Company's retail prepaid calling card business to SmarTalk Teleservices Inc. in December 1997 and the sale of the Minnesota and Alabama facilities-based cellular businesses in 1998 and 1997 as well as the sale of certain other nonstrategic assets during 1998. The Company continues to evaluate the strategic value of other assets and additional sales are expected from time to time.

  Construction of the nationwide Optronics network, which commenced in the fourth quarter of 1996, is near completion. The Company's service capacity and network reliability is increasing significantly as the Optronics network is put into service. The Company made a commitment to extend this network in 1998, and that extension is expected to be completed in late 1999. The combined technology of the Optronics network and the DMS-500 switches will enable the Company to expand its ability to provide integrated local and long distance services nationwide. In 1998, the Company added ATM and IP capabilities to the Optronics network which will provide a greater speed and service for data products. In the fourth quarter of 1997, the Company also introduced a nationwide frame relay product. This product will complement the Company's voice services business with a portfolio of additional data services products. This technology will make Frontier a nationwide facilities based provider of integrated local, long distance and data services.


Growth

Consolidated Results of Operations

Consolidated revenues in 1998 were $2.6 billion, a $218.7 million or 9.2%, increase from 1997. Revenues in 1997 were $2.4 billion, a $213.7 million or 8.3% decrease from 1996. The most significant growth in 1998 continues to be generated by the Integrated Services Segment's Carrier Services business. Carrier Services' revenues grew $220.7 million or 52.5% over 1997. Carrier Services' revenue normalized for the effect of a major carrier customer's one-plus traffic grew $23.0 million or 6.2% over 1996. The growth in Carrier Services reflects a growing and diverse base of telecommunications customers, such as Level 3 Communications. The Company's agreement with Level 3 Communications provides them with additional bandwidth for IP-based applications and is expected to generate $195.0 million in incremental revenue for the Company over the five year term of the agreement. The decrease in 1997 revenue is primarily attributed to the migration of the Company's major carrier customer's one-plus traffic from the Frontier network, a process that was essentially completed by the end of 1996.

  Normalized for other charges, total costs and expenses were $2.3 billion in 1998, $2.1 billion in 1997, and $2.2 billion in 1996. This resulted in an operating income before other charges increase of 20.2% in 1998, as compared with a decrease of 38.2% in 1997. Operating margins, before other charges, were 12.5%, 11.4%, and 16.8% during 1998, 1997 and 1996, respectively.

  Operating results in 1998 continue to be positively impacted by revenue growth in several areas including Carrier, Data and CLEC services which are all included in the Integrated Services segment. The downturn in operating income and operating margins for 1997 was attributable to the migration of the Company's largest long distance carrier customer discussed above as well as a higher level of primarily network expenses in the Integrated Services segment.

  Expenses in 1998 were driven primarily by an increase in service costs in the Local segment as well as a higher cost of access in the Integrated Services segment due to growth in Carrier Services, a historically lower margin product. These increases are offset by improvements in selling, general and administrative expenses as a percent of revenue, in part resulting from the restructuring plans announced in the fourth quarter of 1997, which entailed exiting of the Company's prepaid business, the phasedown of the Integrated Services residential consumer base, a refocusing of the Company's core product offerings, and centralization of marketing efforts.

  Diluted earnings per share were $1.01, $0.18, and $1.13 for the years ended 1998, 1997 and 1996, respectively. Excluding the impact of nonrecurring other charges discussed below, normalized diluted net income applicable to common stock amounted to $176.8 million, $137.0 million, and $238.9 million in 1998, 1997 and 1996, respectively. Diluted earnings per share, normalized for nonrecurring adjustments, were $1.02, $0.81, and $1.43 for the three years, representing an increase of 25.9% for 1998 and a decrease of 43.4% for 1997.

Nonrecurring Adjustments

Consolidated results for the years 1998 through 1996 were impacted by a number of nonrecurring adjustments. Net income for these years, normalized for nonrecurring adjustments, is summarized in the following chart and succeeding narrative.

-----------------------------------------------------------------------------------
(In thousands of dollars, except per share data)        1998       1997       1996
-----------------------------------------------------------------------------------
Diluted income applicable to common stock           $175,143   $ 30,782   $189,365
-----------------------------------------------------------------------------------
Adjustments, net of taxes:
Other charges                                          5,797    117,464     42,670
Gain on sale of assets                                (5,922)   (11,243)    (3,029)
Adoption of new accounting standards                   1,755         --      8,018
Work stoppage preparation costs                           --         --      1,861
-----------------------------------------------------------------------------------
 Total adjustments                                  $  1,630   $106,221   $ 49,520
-----------------------------------------------------------------------------------
Normalized income applicable to common stock        $176,773   $137,003   $238,885
-----------------------------------------------------------------------------------
Diluted earnings per share                          $   1.01   $   0.18   $   1.13
 Total adjustments                                      0.01       0.63       0.30
-----------------------------------------------------------------------------------
Normalized diluted earnings per share               $   1.02   $   0.81   $   1.43
-----------------------------------------------------------------------------------

1. Other Charges

During 1998, the Company recorded an after-tax charge of $5.8 million (net of taxes of $0.7 million) associated with the acquisition of GlobalCenter. These charges included investment banker, legal fees and other direct costs and were subsequently liquidated in the second quarter of 1998.

  In March 1997, the Company recorded a $62.8 million charge, net of a tax benefit of $33.8 million, primarily related to the write-off of certain network costs no longer required for the Company's long distance traffic volumes. As a result of the decline in long distance traffic, an evaluation of the existing network was performed and facilities deemed no longer necessary to support the Company's revenue and traffic levels were identified.

  In the fourth quarter of 1997, Frontier recorded a $54.7 million charge, net of a tax benefit of $32.1 million. This charge was primarily associated with a restructuring and refocusing of the business which included a workforce reduction, program cancellations, the exiting of certain product lines and miscellaneous asset and lease impairments.

  Operating results for 1996 included a $42.7 million charge, net of a tax benefit of $25.0 million, resulting from the curtailment of certain Company pension plans, a one-time charge associated with the Company's conference calling product line and the write-off of in-process product development costs. The pension curtailment comprises $17.3 million of the total post-tax charge and is a result of the Company's efforts to standardize pension benefits. The one-time charge associated with the Company's conference calling product line ($13.1 million, post-tax) primarily reflected an adjustment to write-off nonrecoverable product development costs relating to proprietary software. The write-off of in-process product development costs ($12.3 million, post-tax) related to the 1996 GlobalCenter merger with GCIS, an Internet management services company.

2. Gain on Sale of Assets

During November 1998, the Company sold certain non-strategic investments. The sales resulted in an after tax gain of $3.0 million.

  In April 1998, the Company completed the sale of Minnesota RSA No. 10, a wholly owned cellular partnership, and certain other properties. The sale of these properties resulted in a combined after-tax gain of $2.9 million, or $.02 per share. The income taxes in these transactions of $12.3 million are primarily driven by a low tax basis in the Minnesota RSA No. 10 investment which was acquired in a tax free stock transaction and resulted in nondeductible goodwill.

  Gain on sale of assets in 1997 reflects the sale of the Company's 69.5% equity interest in the South Alabama Cellular Communications Partnership which resulted in a post-tax gain of $11.2 million ($18.8 million pre-tax).

  In 1996, Frontier sold its minority investment in a Canadian long distance company ($5.0 million pre-tax gain, $3.0 million post-tax).

3. Adoption of New Accounting Standards

The Company adopted Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities." ("SOP 98-5") during 1998. The cumulative effect of adopting SOP 98-5 was an after-tax charge of $1.8 million, net of applicable income taxes of $0.8 million or $.01 per share. The charge is primarily attributed to unamortized start-up costs related to product development costs associated with new business ventures.

  Additionally in 1996, the Company recorded an $8.0 million charge, net of a tax benefit of $4.3 million, for the adoption of Financial Accounting Standards Board ("FAS") 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The assets held for disposal consisted principally of telephone switching equipment in the Local Communications segment as a result of a central office switch consolidation project in Frontier's New York markets.

4. Work Stoppage Preparation Costs

During the first quarter of 1996, operating costs increased $1.9 million, net of applicable income taxes of $0.9 million, at the Company's largest telephone subsidiary due to high labor and related expenses in connection with a union contract negotiation that was substantively settled during 1997.

[Graph of Revenues]

Results of Segment Operations

Integrated Services

Revenues were $1.9 billion, $1.7 billion, and $1.9 billion in 1998, 1997 and 1996, respectively, representing an 11.8% increase in 1998 and a 12.3% decrease in 1997. The increase in revenue from 1997 to 1998 is attributed to a growing base of carrier customers, CLEC services and Data revenue. Revenue increases are being offset from exiting the prepaid business and the de-emphasis of selected consumer programs. The decrease in revenue from 1996 to 1997 is attributable primarily to the migration of the one-plus long distance traffic of the Company's major carrier customer from the Frontier network as discussed below. Normalized for the effect of this major carrier customer's one-plus traffic, Integrated Services' revenue grew approximately 5% in 1997.

  Carrier Services' revenue grew 52.5% in 1998 and 6.2% in 1997, normalized for the effect of the major carrier customer's one-plus traffic in 1997. These increases are driven by both an increase in the customer base as well as higher levels of switched and dedicated traffic. As the Optronics network is completed, the Company anticipates further fiber capacity sales, swaps and exchanges such as the Level 3 Communications contract which includes a minimum commitment of $195.0 million over a five year contract term.

  In 1996, the Company renegotiated its contract with its then largest carrier customer as the customer was planning to install its own long distance switching capacity and diversify its traffic distribution to one or more additional carriers. Revenue from this carrier comprised approximately 4% of Frontier's Integrated Services revenue in 1998 as contrasted with 6% and 21% in 1997 and 1996, respectively. The loss of this customer's one-plus traffic contributed to lower operating income in 1997 due to lower overall traffic levels resulting in a higher level of fixed network costs than required by the remaining volume of business carried by the Company.


Sustain-
ability

  CLEC revenue growth was 107.2% for the year ended 1998. Frontier provides local service as a CLEC on both a resale and facility basis with a focus on providing integrated local, long distance and data services. At year end 1998, the Company was providing local services as a CLEC together with a complete range of long distance products in 32 states, plus Washington, D. C. Most of that coverage was provided via resale of services of incumbent local exchange carriers. Within that footprint, CLEC service also was provided initially from Frontier's own switches in New York, Boston and Minneapolis. Since then, Frontier expanded its coverage to approximately 71% of the United States and turned up facilities-based service in a total of thirteen metropolitan areas at the end of 1998. Facilities-based service is being offered in cities that are on the Company's Optronics network, which will provide Frontier with the opportunity to expand its offerings of combined local and long distance services into additional markets, control access costs, and leverage the Optronics network. As of the end of1998, Frontier is serving in excess of 208,000 CLEC ANIs, or access lines as compared to 100,000 CLEC ANIs at the end of 1997. Frontier's objective is to have the capability to offer local services in 33 states, plus Washington D. C., covering 74% of the United States by the end of 1999.

  Data Services' revenue was $97.6 million, $22.4 million and $12.9 million in 1998, 1997 and 1996, respectively, which led to increases of 335.7% in 1998 and 73.6% in 1997. The continued integration and growth of GlobalCenter largely led to the year over year increase. In general, growth in Data Services' revenue was driven by dedicated Internet, national frame relay and web hosting. GlobalCenter's major digital distribution service customers include Yahoo!, Motley Fool, and USA Today among others.

  Cost of access as a percentage of revenues was 64.0% in 1998, 64.1% in 1997, and 63.7% in 1996. The 1998 percentage has remained constant as compared to 1997 due to increased Carrier Services' traffic, which has lower margins, offset by network migration, favorable 1998 access rate reductions and a shift in the international traffic mix. Construction delays of the Optronics network impacted the level of savings expected during 1998. The higher cost of access percentages reported for 1997 compared to 1996 was driven by the growth and mix of international traffic and a higher proportion of fixed network costs than would have been required for the volume of minutes actually carried by the Company's network during these periods. Cost of access in 1997 was also impacted by increased costs related to the public payphone compensation order. In September 1996, an FCC ruling established a "per call compensation plan" that provides payphone service providers with compensation for calls completed using their payphones. The FCC substantially increased these charges in October 1997. In 1997, the Company began assessing a surcharge to its payphone users in order to recover the amount of compensation and related costs ordered by the FCC.

  Construction of the Company's Optronics network as originally announced in 1996, was on schedule through the first half of 1998. However, delays in the completion of a small number of segments have moved the expected completion date of the network into the first half of 1999. Cost benefits are expected to be realized as the SONET rings are closed, traffic is migrated, and redundant leased costs are eliminated. The Company has further enhanced its Optronics network by expanding its geographic coverage. Through swap agreements with Enron Communications and WTCI, Frontier will add approximately 4,000 additional route miles in the western half of the United States. These agreements will also provide the Company with additional redundant SONET rings, further enhancing the reliability and performance of the network. In addition, in July 1998, Frontier entered into an agreement with Williams Communications to construct an extension of Frontier's Optronics network into the southeast United States. In aggregate, the Company's Optronics network will have 20,000 route miles. As of December 31, 1998, approximately 74% of the original 13,000 route mile Optronics network is carrying traffic. Construction of the Optronics network and the continuing network integration efforts are expected to reduce future network costs as well as provide new revenue opportunities for the Company.

  Selling, general and administrative costs ("SG&A"), as a percentage of revenues, was 25.3% in 1998, 27.9% in 1997 and 19.8% in 1996. The 1998 decrease, as a percentage of revenues, is largely due to increased Carrier Services' revenue which carries lower SG&A costs as well as cost controls and a change in the revenue mix away from consumer businesses. The 1997 increase as a percentage of revenues is principally due to the decrease in revenues without corresponding proportional cost decreases. During the last half of 1996 and continuing through 1998, the Company intensified its investment in the sales and marketing areas with the intent of providing the Company with the resources necessary to expand into new markets, attract and retain new customers and provide superior customer service.

  Depreciation and amortization increased by $11.3 million and $14.5 million in 1998 and 1997, respectively due primarily to the impact of the Optronics network.

  Operating income for Integrated Services, excluding nonrecurring charges, increased 153.0% in 1998 and decreased 84.6% in 1997. Operating margin was 4.8% in 1998, 2.1% in 1997, and 12.1% in 1996. The Company anticipates improved operating margins during 1999 as higher revenue levels are achieved, higher cost routes are removed from the network, the Optronics network is completed and additional operating efficiencies are introduced. The growth in revenue is expected to be driven by expanded sales in the Company's targeted markets, and the introduction of new products and services, and the maintenance of superior customer service.

Local Communications Services

In addition to consistent profitability and strong cash flows, the local communications companies have been successful in marketing and selling integrated services to their customers. Local Communications' revenues were $701.9 million in 1998, $667.1 million in 1997, and $643.0 million in 1996, representing increases of 5.2% and 3.7%, respectively over the prior years. Revenue growth in each year was driven by the introduction of new products and features such as voice mail, caller ID and call waiting, and a higher demand for services such as second lines. Revenue growth in 1998 and 1997 was also influenced by an increased demand for Internet services and dedicated traffic growth. The growth in revenue is partially offset by the elimination of the surcharge on wholesale, flat rate local measured service, as ordered by the New York State Public Service Commission ("NYSPSC") in 1996, an increase in the discount to wholesale providers in the Rochester, NY market from 5% to 17%, also ordered by the NYSPSC, and a $1.5 million annual rate reduction as stipulated by the Open Market Plan for the Company's subsidiary, FTR. Total access lines increased 3.5% and 2.3% and minutes of use increased 3.4% and 5.3% in 1998 and 1997, respectively.

[Graph of Local Operations]

  Costs and expenses for the local communications segment, excluding nonrecurring charges, were $334.6 million in 1998, up slightly over 1997, but down as a percent of revenue. The increase in costs and expenses in 1998 is attributable to service quality improvement efforts during the year in response to continued scrutiny by the NYSPSC and the assessment of a $2.0 million service penalty at FTR. Service penalty assessments in 1999 could range up to $7.0 million if certain service metrics are not obtained. FTR met or exceeded service requirements in the fourth quarter of 1998. Costs are also up due to increased depreciation expense, higher operating costs for repair and maintenance and an increase in customer service costs due to access line growth. A portion of the repair and maintenance increase was caused by severe flooding and ice storms during the first half of 1998 as well as a severe windstorm during the third quarter at certain local properties. Costs and expenses for 1997 compared to 1996 were relatively consistent. During 1996, the Rochester telephone operation experienced increased costs and expenses related to incremental labor expenses resulting from work stoppage preparation costs. These expenses, which were incurred in connection with contract negotiations with the Communications Workers of America ("CWA" or "Union"), were necessary to ensure continued high standards of customer service levels in the event of a work stoppage or slowdown. The contract negotiations resulted in an agreement which expired at the end of 1998. A new three year agreement became effective on January 3, 1999. The result of these agreements provide several operational improvements and a more consistent alignment of benefits. Operating margins, excluding nonrecurring items, were 36.2% in 1998, 36.3% in 1997, 33.5% in 1996. This positive result is reflective of the continuing effort in maintaining operating efficiencies and consistent revenue growth.

  The Rochester, New York local communications subsidiary completed its fourth year of operations under the Open Market Plan in December 1998. The Open Market Plan promotes telecommunications competition in the Rochester, New York marketplace by providing for (1) interconnection of competing local networks including reciprocal compensation for terminating traffic, (2) equal access to network databases, (3) access to local telephone numbers, (4) service provider telephone number portability, and (5) certain wholesale discounts to resellers of local services. The Open Market Plan has undergone some modifications in light of the Telecommunications Act and other regulatory action of the NYSPSC. The Company believes that it has successfully maintained its competitiveness in the Rochester marketplace, as the Company's subsidiary still provides approximately 98% of the services in the wholesale market and approximately 96% of retail local services in the market.

Corporate Operations and Other

This segment includes the operations of FNS and expenses traditionally associated with a holding company, including executive and board of directors' expenses, corporate finance and treasury, investor relations, corporate planning, legal services and business development. Formerly, the wireless operations from Minnesota RSA No. 10 and the Company's 69.5% interest in Alabama RSAs No. 4 and No. 6 were included in this segment. The sale of the Company's interest in Alabama RSAs No. 4 and No. 6 was finalized January 31, 1997 and on April 30, 1998, the Company sold Minnesota RSA No. 10. The sale of wireless properties is a result of the Company's strategic decision to divest non-core assets. Wireless products, as a part of Frontier's integrated services, are offered to Frontier customers on a resale basis.

  In February 1997, the Company completed its purchase of R. G. Data Incorporated (renamed FNS). FNS was a privately held upstate New York based computer and data networking equipment and services company. A total of 110,526 shares of Frontier common stock held in treasury were reissued in exchange for all of the shares of FNS. The treasury shares were acquired through open market purchases.

Other Income Statement Items

Interest Expense

Interest expense was $55.3 million in 1998, an increase of $7.1 million or 14.7% over 1997. Interest expense was $48.2 million in 1997, an increase of $4.9 million or 11.4% over 1996. The overall increase in interest expense in both periods is the result of higher levels of debt outstanding primarily attributable to the Company's capital program. The amount of interest expense capitalized increased $18.2 million and $7.2 million in 1998 and 1997, respectively, also as a result of increased capital spending.

Equity Earnings from Unconsolidated Wireless Interests

The Company's minority interests in wireless operations and its 50% interest in the Frontier Cellular joint venture with Bell Atlantic are accounted for using the equity method. This method of accounting results in the Company's proportionate share of earnings being reflected in a single line item below operating income.

  Equity earnings from the Company's interests in wireless partnerships were $16.7 million in 1998, $12.0 million in 1997, and $9.0 million in 1996. The increase in equity earnings during 1998 and 1997 is attributable to increased customers, primarily at Frontier Cellular, and usage, as well as improved operating efficiencies as compared to 1996.

Income Taxes

The effective tax rate was 42.2% in 1998 versus 58.1% in 1997 and 41.8% in 1996. The increase in the effective tax rate for 1997 is attributable to the nonrecurring charges recorded by the Company, combined with the effect of recording additional valuation allowance for net operating loss deferred tax assets at GlobalCenter prior to the pooling of interests transaction. Use of the preacquisition net operating losses are limited by tax laws and the realization of these losses is uncertain at this time.

[Graph of EBITDA]

Financial Condition

Review of Cash Flow Activity

Cash provided from operations in 1998 amounted to $434.2 million as compared to $255.8 million in 1997 and $397.2 million in 1996. The increase in cash flow from operations is largely attributable to the increased operating income in the Integrated Services' segment during 1998. The accounts receivable allowance increase in 1998 is primarily due to revenue volume increases and a higher mix of carrier customers with larger account balances.

  Earnings before interest, taxes, depreciation and amortization ("EBITDA") is a common measurement of a company's ability to generate operating cash flow. EBITDA should be used as a supplement to, not in place of, cash from operating activities. The Company's EBITDA was $549.7 million, $482.1 million, and $626.9 million before other charges in 1998, 1997 and 1996, respectively.

  Cash used for investing activities was $597.6 million, $292.6 million, and $333.3 million in 1998, 1997 and 1996, respectively. Capital expenditures continue to be the largest recurring use of the Company's investing funds. Capital spending amounted to $646.9 million, $365.1 million, and $311.9 million in 1998, 1997 and 1996, respectively. The Company's total capital investment for 1998 was $696.4 million, including the $136.9 million accrued for the Company's new Optronics network and other capital programs. The $136.9 million obligation at December 31, 1998 is a non-cash transaction that is treated as debt in the Company's capital structure as the Company intends to finance this obligation through available credit facilities and unused commitments extending beyond one year. The increase in the 1998 capital program was due to long distance switch enhancements, additional investments intended to improve service at FTR, continued product enhancements and construction costs for the Optronics network. Cash utilized in 1998 for investing activities was partially funded by the proceeds received from the sale of Minnesota RSA No. 10 and the sale of other certain nonstrategic investments.

  Cash flows from financing activities amounted to inflows of $222.3 million and $25.7 million in 1998 and 1997, respectively, compared with an outflow of $58.0 million in 1996. The net inflow of cash is the result of increased borrowings during 1998 and 1997 driven by the Company's capital program. The Company's largest recurring financing activities are the payment of common and preferred dividends which totaled $151.8 million, $143.6 million, and $138.7 million in 1998, 1997 and 1996, respectively.

[Graph of Credit Ratings]

Liquidity and Capital Resources

The Company has a number of financing vehicles in place to ensure adequate liquidity in meeting its anticipated cash needs. Frontier has a commercial paper program of $350 million which is fully backed by committed revolving credit agreements. In November 1998, the Company established combined revolving credit agreements of $475 million which will serve as backup to the Company's commercial paper program. These facilities replaced the Company's existing $350 million credit facility which was due to expire in August 2000. At December 31, 1998, total borrowings and amounts available under these lines of credit were $197.7 million and $277.3 million, respectively. In September 1998, the Company completed a $200.0 million public offering of 6.00% Dealer remarketable securities ("Drs./SM/") which mature in 2013. In December 1997, the Company entered into an interest rate hedge agreement that effectively converts $200.0 million of the Company's fixed-rate debt into a floating rate, based on an index rate plus 2.88%. The agreement expires in May 2004 and caps the floating rate the Company pays at 7.25% through November 1999 and 9.00% through May 2004. In May 1997, the Company completed a $300.0 million public offering of 7.25% Notes which mature in 2004. In December 1997, the Company issued $100.0 million, 6.25% Pass-Through Asset Trust Securities ("PATS") due in 1999. The PATS securities were sold pursuant to Rule 144A under the Securities Act, and not under the shelf registration. Proceeds from these offerings were used to finance a portion of the nationwide Optronics network and to pay down commercial paper borrowings.

  At December 31, 1998, aggregate debt maturities amounted to $9.5 million for 1999, $16.9 million for 2000 and $273.4 million for 2001. The debt to total capital ratio at December 31, 1998 increased to 57.2%, as compared to 49.2% in the prior year and 39.1% in 1996. Pre-tax interest coverage, which measures the Company's ability to cover its financing costs, was 4.7 times in 1998 and 1997 versus 8.7 times in 1996 (excluding nonrecurring charges for all years).

  In May 1997, Duff and Phelps revised its rating on the Company's long-term debt from "A" to "A-", reflecting concern about the recent performance of the Company's integrated services operations, increased capital spending levels and rising uncertainty in the integrated services business. Standard & Poor's affirmed its "A" rating of the Company, although it revised its rating "outlook" from stable to negative. Rating outlooks serve as an assessment of long-term trends or risks, normally for periods covering one to three years, that have less certain credit implications, and are not necessarily a precursor to future rating changes. Moody's and Fitch affirmed their ratings of "A3" and "A", respectively. The Company does not anticipate that the revised rating or rating "outlook" will have a material impact on the future cost of borrowing.

  Total gross expenditures for property, plant and equipment in 1999 are anticipated to be consistent with 1998. The Company anticipates financing its capital program through a combination of internally generated cash from operations and external borrowings.

  Under the Company's Open Market Plan, dividend payments to the parent company are temporarily prohibited until FTR receives clearance from the NYSPSC that service requirements are being met. Cash restricted for dividend payments by FTR as of December 31, 1998 was approximately $53.0 million.

  In December 1998, the Company's Board of Directors declared a quarterly dividend on common stock of $0.2225 per share, payable February 1, 1999, to shareholders of record on January 15, 1999.

  On January 25, 1999, the Company's Board of Directors approved a dividend restructuring plan which reduces the annual common stock dividend from $0.89 to $0.20 per share annually. This change in dividend policy will be effective with the payment of the common stock cash dividend currently expected to be declared in March, 1999 and paid on May 1, 1999 to shareholders of record as of April 15, 1999. The reduction has no effect on the common stock dividend payable February 1, 1999 to shareholders of record on January 15, 1999, nor on any outstanding issues of the Company's preferred stock. This dividend restructuring was approved in order to place the Company more in line with growth-oriented integrated telecommunication services companies and to allow the Company to invest more heavily in its growth businesses and provide for greater strategic alternatives.


Y2K

Year 2000 Issues

The Company's Year 2000 ("Year 2K") project is intended to address potential processing errors in computer programs that use two digits (rather than four) to define the applicable year. The Company's assessment of Year 2K issues is essentially complete. Disclosure is warranted because the issues, if unresolved by the Company and by the many unaffiliated carriers and other firms with whom the Company interconnects its networks or does business, could have impacts that are material. The Company addresses Year 2K issues in four areas:

  State of Readiness. Frontier has developed plans to assess and remediate key internally-developed computer systems so they will be Year 2K compliant in advance of December 31, 1999 and has implemented those plans to a significant degree. The plans encompass all operating properties as well as Frontier's corporate headquarters. These include both information technology ("IT") and non-IT compliance. The plans cover the review, and either modification, or replacement, where necessary, of portions of the Company's computer applications, telecommunications networks, telecommunications equipment and building facility equipment that directly connect the Company's business with customers, suppliers and service providers. Implementation of the plan began in 1996 and the Company believes that substantially all of its internally-developed IT systems are now compliant. Final assessments and remediation are expected to be substantially complete by midyear 1999, leaving the remainder of 1999 for additional system testing, carrier interoperability testing and other remediation. These plans involve capital expenditures for new software and hardware, as well as costs to modify existing software. Initially, work with IT systems was given priority over work with non-IT systems, but the Company is comprehensively reviewing its non-IT Year 2K readiness as well, including communications with third parties who supply or maintain non-IT systems or significant non-IT subsystems.

  Costs. To date, the Company has committed approximately $7.5 million to Year 2K issues, and anticipates that it will spend an additional $3.0 to $4.6 million during 1999. This includes costs directly related to Year 2K assessment and remediation and the replacement of non-compliant systems, including acceleration of replacement of non-compliant systems due to Year 2K issues. A substantial portion of the total amount has been used for third party assistance in assessment and remediation. The source of these funds is cash generated from operations. The Year 2K projects have not caused the Company to forego or defer, to any material degree, other critical IT projects. To date, the costs of addressing potential Year 2K problems are not considered material to the Company's financial condition, results of operations or cash flows and have been consistent with planned expenditures, and future costs are not expected to be material in such respects.

  Risks. The Company is engaged primarily in telecommunications lines of business, and therefore connects directly and indirectly with thousands of other carriers, inside and outside the United States. These connections are made through switching offices of the Company and the other carriers. The switching offices were manufactured by and often maintained by third parties. While many other carriers have announced plans to engage independently in Year 2K assessment and remediation for their networks, there is a risk that some carriers (particularly smaller carriers and carriers outside the United States) will not address or resolve Year 2K issues, and that telecommunications will therefore be affected. If this were to occur, it is likely that the Company would be affected only to the same degree as the other carriers in the telecommunications industry. A Year 2K failure in the network of smaller carriers would not be likely to have a significant impact on telecommunications generally, or on the Company. However, addressing these risks is outside the Company's control. In addition, the Company is unable at this time to assess the degree to which the manufacturers of switches and similar equipment have completed their assessment and remediation of such equipment and its associated software with respect to any other carriers. The majority of the Company's switches are manufactured and supported by entities with a broad base of similarly situated customers, and who have a vested interest in assuring that their products will not be affected by Year 2K events, and if affected, will be remedied promptly. The Company has initiated an inquiry with its primary vendors and continues to engage in discussions related to Year 2K compliance with many of them. Another risk to the Company arises with respect to the timely completion of Year 2K remediation for the processing that occurs in the Company's IT and non-IT systems. If the Company or its vendors are unable to resolve such processing issues in a timely manner, it could pose independent risks to the Company's business that could be material. Accordingly, the Company has devoted resources it believes to be adequate to resolve all significant identified Year 2K issues in a timely manner, and has undertaken plans to make information available to customers and others related to its Year 2K activities. Consistent with the practice of other carriers, the Company generally has declined to provide Year 2K compliance warranties or other Year 2K-related contractual promises to customers or other persons. In addition, the Company is engaged in communications with third party equipment and software vendors and suppliers of services to verify their Year 2K readiness, and plans to engage in internetwork testing with other carriers during 1999. Since the Company's own Optronics network, including the recently announced southeast expansion,is expected to be substantially deployed before December 31, 1999, the Company anticipates that the impact of other carriers who may experience business interruptions would be lessened, and such interruptions are not currently expected to have material adverse impacts on the Company.

  Contingency Plans. The Company consistently monitors the progress of its Year 2K program. The Company currently anticipates that it will resolve its Year 2K issues before the end of 1999, with the exception of any issues that involve other carriers or suppliers and are outside of its control. During 1999, the Company will also monitor efforts undertaken through regulatory agencies and industry groups to assure that Year 2K preparations are completed in a timely manner. The Company has begun to evaluate whether there are areas for which contingency plans are appropriate (but has not identified any such areas to date). Any need for contingency planning will be identified over the next two quarters. Contingency plans (if necessary) will be developed for critical systems if conversion or replacement projects fall behind schedule, or if internetwork testing should identify significant risk issues, or if broader industry concerns emerge that management concludes require such action.

New Accounting Pronouncements

The Financial Accounting Standards Board ("FASB") issued FAS 130, "Reporting Comprehensive Income," effective for fiscal years beginning after December 15, 1997. This statement establishes standards for reporting and displaying of comprehensive income and its components in a full-set of general-purpose financial statements. Comprehensive income is defined as "the change in equity of a company during a period from transactions and other events and circumstances from nonowner sources." This statement requires reporting by major components and as a single total, the change in net assets during the period from non-shareholder sources. The Company adopted FAS 130 in the first quarter of 1998. Adoption of this standard does not have a material impact on Frontier.

  The Company has adopted the provisions of FAS 131, "Disclosures about Segments of an Enterprise and Related Information," effective December 31, 1998. This statement establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services, geographic areas and major customers. Adoption of this statement did not impact the Company's consolidated financial position, results of operations or cash flows.

  In April 1998, the American Institute of Certified Public Accountants issued SOP 98-5 which requires that start-up costs be expensed as incurred. The Company adopted the provisions of SOP 98-5 in 1998. Accordingly, $1.8 million, net of applicable income taxes of $.8 million of unamortized start-up costs at December 31, 1997, have been expensed in the accompanying Consolidated Statements of Income and is reported as cumulative effect of a change in accounting principle. These start-up costs are primarily related to product development costs associated with new business ventures.

  The Company adopted FAS 128, "Earnings Per Share," effective December 31, 1997. This statement simplifies the standards for computing earnings per share previously found in Accounting Principles Board Opinion No. 15, "Earnings Per Share", and makes them comparable to international earnings per share ("EPS") standards. FAS 128 requires dual presentation of basic and diluted EPS on the face of the income statement and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS calculation. Basic EPS excludes the effect of common stock equivalents and is computed by dividing income available to common shareholders by the weighted average of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could result if securities or other contracts to issue common stock were exercised or converted into common stock. The impact on EPS resulting from the adoption of FAS 128 was not material.

  The FASB issued FAS 133, "Accounting for Derivative Instruments and Hedging Activities" effective for fiscal years beginning after June 15, 1999. This statement standardizes the accounting for derivatives and hedging activities and requires that all derivatives be recognized in the statement of financial position as either assets or liabilities at fair value. Changes in the fair value of derivatives that do not meet the hedge accounting criteria are to be reported in earnings. Adoption of this standard is not expected to have a material effect on the Company's financial position, results of operations or cash flows.

Report of Independent Accountants
--------------------------------------------------------------------------------

To the Board of Directors and
Shareholders of Frontier Corporation

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, shareholders' equity and cash flows present fairly, in all material respects, the financial position of Frontier Corporation and its subsidiaries at December 31, 1998, 1997, and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

  As discussed in Note 12 to the financial statements, during 1998 the Company adopted the provisions of Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities."

  As discussed in Note 12 to the financial statements, during 1996 the Company adopted the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of."


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
January 25, 1999
Rochester, New York


Report of Management
--------------------------------------------------------------------------------

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

  PricewaterhouseCoopers LLP, an independent accounting firm, provides an objective assessment of the degree to which management meets its responsibility for financial reporting. They regularly evaluate the system of internal accounting controls and perform such tests and other procedures they consider necessary to express an opinion that the financial statements present fairly the financial position of the Company.


/s/ Rolla P. Huff

Rolla P. Huff
Executive Vice President and Chief Financial Officer
Frontier Corporation
January 25, 1999


Report of Audit Committee
--------------------------------------------------------------------------------

The Audit Committee of the Board of Directors is comprised of three independent directors who are not officers or employees of the corporation. The committee oversees the Company's financial reporting process on behalf of the Board of Directors. The Audit Committee recommends to the Board of Directors the election of the independent accountants and ratification by the shareholders. The committee also meets regularly with management, the independent accountants and internal auditors to review accounting, auditing, internal accounting controls, pending litigation and financial reporting matters. As a matter of policy, the internal auditors and independent accountants have unrestricted access to the Audit Committee.

/s/ Jairo A. Estrada

Jairo A. Estrada
Chairman, Audit Committee
Frontier Corporation
January 25, 1999

Business Segment  Information
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
In thousands of dollars      Years Ended December 31,                    1998          1997            1996
------------------------------------------------------------------------------------------------------------
Integrated Services:
Revenue
 Commercial                                                        $  981,977    $  924,779      $  938,030
 Consumer                                                             239,782       267,689         241,311
 Carrier                                                              641,361       420,670         702,590
 Exited business-Prepaid                                                   --        53,362          19,278
------------------------------------------------------------------------------------------------------------
  Total Revenue                                                     1,863,120     1,666,500       1,901,209
Cost of Access                                                      1,191,760     1,067,985       1,210,343
------------------------------------------------------------------------------------------------------------
Gross Margin                                                          671,360       598,515         690,866
Selling, General and Administrative Expense                           471,625       464,236         376,600
Depreciation and Amortization                                         110,097        98,844          84,336
------------------------------------------------------------------------------------------------------------
Operating Income:
 Operating Income Before Other Charges                                 89,638        35,435         229,930
 Other Charges                                                         (6,528)     (175,856)        (39,756)
------------------------------------------------------------------------------------------------------------
  Total Operating Income (Loss)                                    $   83,110    $ (140,421)     $  190,174
Capital Expenditures                                               $  487,403    $  316,901      $  189,604
Total Assets                                                       $1,740,320    $1,327,651      $1,059,951
============================================================================================================
Local Communications Services:
Revenue                                                            $  701,935    $  667,078      $  643,013
Costs and Expenses                                                    334,642       314,503         325,025
Depreciation and Amortization                                         112,925       110,104         102,350
------------------------------------------------------------------------------------------------------------
Operating Income:
 Operating Income Before Other Charges                                254,368       242,471         215,638
 Other Charges                                                             --        (4,174)        (23,100)
------------------------------------------------------------------------------------------------------------
  Total Operating Income                                           $  254,368    $  238,297      $  192,538
Capital Expenditures                                               $  153,901    $  108,782      $  101,342
Total Assets                                                       $1,033,655    $  931,438      $  941,629
============================================================================================================
Corporate Operations and Other:
Revenue                                                            $   28,503    $   41,231      $   44,297
Costs and Expenses                                                     45,801        46,011          49,612
Depreciation and Amortization                                           2,784         3,584           4,274
------------------------------------------------------------------------------------------------------------
Operating Loss:
 Operating Loss Before Other Charges                                  (20,082)       (8,364)         (9,589)
 Other Charges                                                             --        (3,354)         (4,900)
------------------------------------------------------------------------------------------------------------
  Total Operating Loss                                             $  (20,082)   $  (11,718)     $  (14,489)
Capital Expenditures                                               $   55,128    $   27,305      $   22,554
Total Assets                                                       $  284,768    $  228,831      $  227,812
============================================================================================================
Consolidated:
Revenue                                                            $2,593,558    $2,374,809      $2,588,519
Costs and Expenses                                                  2,043,828     1,892,735       1,961,580
Depreciation and Amortization                                         225,806       212,532         190,960
------------------------------------------------------------------------------------------------------------
Operating Income:
 Operating Income Before Other Charges                                323,924       269,542         435,979
 Other Charges                                                         (6,528)     (183,384)        (67,756)
------------------------------------------------------------------------------------------------------------
  Total Operating Income                                           $  317,396    $   86,158      $  368,223
Capital Expenditures                                               $  696,432    $  452,988      $  313,500
Total Assets                                                       $3,058,743    $2,487,920      $2,229,392
============================================================================================================

See accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Income
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
In thousands of dollars, except per share data        Years Ended December 31,                  1998          1997            1996
-----------------------------------------------------------------------------------------------------------------------------------
Revenue
 Integrated Services                                                                      $1,863,120    $1,666,500      $1,901,209
 Local Communications                                                                        701,935       667,078         643,013
 Corporate Operations and Other                                                               28,503        41,231          44,297
-----------------------------------------------------------------------------------------------------------------------------------
  Total Revenue                                                                            2,593,558     2,374,809       2,588,519
Costs and Expenses
Operating expenses                                                                         1,982,008     1,834,239       1,911,553
Depreciation and amortization                                                                225,806       212,532         190,960
Taxes other than income taxes                                                                 61,820        58,496          50,027
Other charges                                                                                  6,528       183,384          67,756
-----------------------------------------------------------------------------------------------------------------------------------
  Total Costs and Expenses                                                                 2,276,162     2,288,651       2,220,296
-----------------------------------------------------------------------------------------------------------------------------------
Operating Income                                                                             317,396        86,158         368,223
Interest expense                                                                              55,318        48,239          43,312
Other income:
 Gain on sale of assets                                                                       20,378        18,765           4,976
 Equity earnings from unconsolidated wireless interests                                       16,711        12,019           9,011
 Interest income                                                                               5,084         3,659           2,363
 Other income (expense)                                                                        2,852         3,627            (500)
-----------------------------------------------------------------------------------------------------------------------------------
Income Before Taxes and Cumulative Effect of
 Changes in Accounting Principles                                                            307,103        75,989         340,761
Income tax expense                                                                           129,560        44,188         142,556
-----------------------------------------------------------------------------------------------------------------------------------
Income Before Cumulative Effect of Changes in
 Accounting Principles                                                                       177,543        31,801         198,205
Cumulative effect of changes in accounting principles                                         (1,755)           --          (8,018)
-----------------------------------------------------------------------------------------------------------------------------------
Consolidated Net Income                                                                      175,788        31,801         190,187
Dividends on preferred stock                                                                  (1,005)       (1,019)         (1,182)
-----------------------------------------------------------------------------------------------------------------------------------
Basic Income Applicable to Common Stock                                                   $  174,783    $   30,782      $  189,005
Diluted earnings adjustment                                                                      360            --             360
-----------------------------------------------------------------------------------------------------------------------------------
Diluted Income Applicable to Common Stock                                                 $  175,143    $   30,782      $  189,365
-----------------------------------------------------------------------------------------------------------------------------------
Basic Earnings Per Common Share
Income before cumulative effect of changes in accounting principles                       $     1.03    $      .18      $     1.19
Cumulative effect of changes in accounting principles                                           (.01)           --            (.05)
-----------------------------------------------------------------------------------------------------------------------------------
Basic Earnings Per Common Share                                                           $     1.02    $      .18      $     1.14
Average Shares Outstanding                                                                   170,626       168,975         165,234
===================================================================================================================================
Diluted Earnings Per Common Share
Income before cumulative effect of changes in accounting principles                       $     1.02    $      .18      $     1.18
Cumulative effect of changes in accounting principles                                           (.01)           --            (.05)
-----------------------------------------------------------------------------------------------------------------------------------
Diluted Earnings Per Common Share                                                         $     1.01    $      .18      $     1.13
Average Shares Outstanding                                                                   173,941       169,967         167,508
===================================================================================================================================

See accompanying Notes to Consolidated Financial Statements.

Consolidated Balance Sheets
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
In thousands of dollars, except share data       December 31,                                   1998          1997            1996
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Current Assets
Cash and cash equivalents                                                                 $   85,143    $   26,302      $   37,411
Accounts receivable (less allowance for uncollectibles of
 $37,956, $25,100 and $31,519, respectively)                                                 422,724       380,324         365,486
Materials and supplies                                                                         9,924        12,312          13,421
Deferred income taxes                                                                         13,320        33,948          30,617
Prepayments and other                                                                         35,563        37,419          30,826
-----------------------------------------------------------------------------------------------------------------------------------
 Total Current Assets                                                                        566,674       490,305         477,761
Property, plant and equipment, net                                                         1,677,559     1,046,884         975,982
Goodwill and customer base, net                                                              484,015       517,754         538,296
Deferred and other assets                                                                    330,495       432,977         237,353
-----------------------------------------------------------------------------------------------------------------------------------
 Total Assets                                                                             $3,058,743    $2,487,920      $2,229,392
===================================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable                                                                          $  449,041    $  343,606      $  326,938
Dividends payable                                                                             38,508        36,798          35,966
Debt due within one year                                                                       9,466         6,443           7,929
Taxes accrued                                                                                 26,128        16,023          34,968
Other liabilities                                                                             44,554        90,108          18,596
-----------------------------------------------------------------------------------------------------------------------------------
 Total Current Liabilities                                                                   567,697       492,978         424,397
Long-term debt                                                                             1,350,821       934,681         677,570
Deferred income taxes                                                                         40,046        10,927           2,542
Deferred employee benefits obligation                                                         81,925        74,965          57,573
-----------------------------------------------------------------------------------------------------------------------------------
 Total Liabilities                                                                         2,040,489     1,513,551       1,162,082
-----------------------------------------------------------------------------------------------------------------------------------
Shareholders' Equity
Preferred stock                                                                               18,770        20,126          22,611
Common stock, par value $1.00, authorized 300,000,000 shares;
 171,635,518 shares, 170,503,300 shares, and 168,649,955
 shares issued in 1998, 1997, and 1996                                                       171,636       170,503         168,649
Capital in excess of par value                                                               578,946       550,423         523,011
Retained earnings                                                                            274,870       253,042         365,651
Accumulated other comprehensive income:
 Minimum pension liability adjustment and other                                               (4,249)       (2,546)         (1,076)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                           1,039,973       991,548       1,078,846
Less-
 Treasury stock, 10,849 shares in 1998 and 1997
  and 6,375 shares in 1996, at cost                                                              231           231             147
 Unearned compensation                                                                        21,488        16,948          11,389
-----------------------------------------------------------------------------------------------------------------------------------
  Total Shareholders' Equity                                                               1,018,254       974,369       1,067,310
-----------------------------------------------------------------------------------------------------------------------------------
   Total Liabilities and Shareholders' Equity                                             $3,058,743    $2,487,920      $2,229,392
===================================================================================================================================

See accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Cash Flows
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

In thousands of dollars      Years Ended December 31,                                             1998         1997           1996
------------------------------------------------------------------------------------------------------------------------------------

Operating Activities
Net income                                                                                   $ 175,788    $  31,801      $ 190,187
------------------------------------------------------------------------------------------------------------------------------------
Adjustments to reconcile net income to net cash provided by operating activities:
 Other charges                                                                                   6,528      183,384         67,756
 Cumulative effect of changes in accounting principles                                           2,564           --         12,396
 Depreciation and amortization                                                                 225,806      212,532        190,960
 Gain on sale of assets                                                                        (20,378)     (18,765)        (4,976)
 Equity earnings from unconsolidated wireless interests                                        (16,711)     (12,019)        (9,011)
 Other, net                                                                                      6,768        4,474             92
 Changes in operating assets and liabilities,
  exclusive of impacts of dispositions and acquisitions:
   (Increase) decrease in accounts receivable                                                  (43,388)     (26,057)        36,137
   Decrease (increase) in material and supplies                                                  2,183       (1,315)        (1,378)
   Decrease (increase) in prepayments and other current assets                                   1,779       (7,047)        (2,295)
   Increase in deferred and other assets                                                       (32,896)      (7,646)       (12,970)
   Increase (decrease) in accounts payable                                                      85,717        3,482        (77,532)
   (Decrease) increase in taxes accrued and other current liabilities                          (15,589)    (120,416)         1,582
   Increase (decrease) in deferred employee benefits obligation                                  5,916        8,323         (1,298)
   Increase in deferred income taxes                                                            50,113        5,054          7,545
------------------------------------------------------------------------------------------------------------------------------------

 Total adjustments                                                                             258,412      223,984        207,008
------------------------------------------------------------------------------------------------------------------------------------

 Net cash provided by operating activities                                                     434,200      255,785        397,195
------------------------------------------------------------------------------------------------------------------------------------

Investing Activities
Expenditures for property, plant and equipment                                                (629,815)    (286,947)      (249,231)
Deposits for capital projects                                                                  (17,060)     (78,109)       (62,694)
Proceeds from asset sales                                                                       49,216       67,889         13,841
Investment in cellular partnerships                                                                 29        4,524        (29,422)
Purchase of companies, net of cash acquired                                                         --           --         (5,791)
------------------------------------------------------------------------------------------------------------------------------------

 Net cash used in investing activities                                                        (597,630)    (292,643)      (333,297)
------------------------------------------------------------------------------------------------------------------------------------

Financing Activities
Proceeds from issuance of long-term debt                                                       380,910      401,450         58,335
Repayments of debt                                                                             (13,840)    (236,386)       (15,120)
Dividends paid                                                                                (151,812)    (143,638)      (138,697)
Issuance of common stock                                                                         8,433        9,289         33,407
Other financing activities                                                                      (1,420)      (4,966)         4,103
------------------------------------------------------------------------------------------------------------------------------------

 Net cash provided by (used in) financing activities                                           222,271       25,749        (57,972)
------------------------------------------------------------------------------------------------------------------------------------

Net Increase (Decrease) in Cash and Cash Equivalents                                            58,841      (11,109)         5,926
Cash and Cash Equivalents at Beginning of Year                                                  26,302       37,411         31,485
------------------------------------------------------------------------------------------------------------------------------------

Cash and Cash Equivalents at End of Year                                                     $  85,143    $  26,302      $  37,411
====================================================================================================================================


See accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Shareholders' Equity
--------------------------------------------------------------------------------

                                                                                       Accumulated
                                                                                             Other
                                                                   Capital                 Compre-            Unearned
                                           Preferred     Common  In Excess   Retained      hensive  Treasury   Compen-
In thousands of dollars                        Stock      Stock     of Par   Earnings       Income     Stock    sation       Total
-----------------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1996                    $ 22,769   $160,754   $418,848  $ 317,575   $     (842)  $  (147) $ (6,511) $  912,446
 Comprehensive Income:
  Net income                                                                  190,187                                      190,187
  Minimum pension liability
   adjustment and other
   (net of tax of $261)                                                                       (234)                           (234)
-----------------------------------------------------------------------------------------------------------------------------------
 Comprehensive Income                                                                                                      189,953
-----------------------------------------------------------------------------------------------------------------------------------
 Acquisitions                                             1,645     19,984                                                  21,629
 Redemptions                                    (158)                   53                                                    (105)
 Exercise of stock options                                5,482     27,355                                                  32,837
 Exercise of warrants                                        87        131                                                     218
 Restricted stock plan activity, net                        100      4,089                                      (4,878)       (689)
 Tax benefit from exercise of
  stock options                                                     48,531                                                  48,531
 Common and preferred dividends                                              (141,416)                                    (141,416)
 Equity offering of pooled subsidiary                       574      3,675                                                   4,249

 Other                                                        7        345       (695)                                        (343)

-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                  $ 22,611   $168,649   $523,011  $ 365,651   $   (1,076)  $  (147) $(11,389) $1,067,310
 Comprehensive Income:
  Net income                                                                   31,801                                       31,801
  Minimum pension liability
   adjustment and other
   (net of tax of $868)                                                                     (1,470)                         (1,470)
-----------------------------------------------------------------------------------------------------------------------------------
 Comprehensive Income                                                                                                       30,331
-----------------------------------------------------------------------------------------------------------------------------------
 Acquisitions                                               616      8,146                             2,384                11,146
 Redemptions                                  (2,485)                  (13)                                                 (2,498)
 Exercise of stock options                                  162        752                                                     914
 Exercise of warrants                                        44         65                                                     109
 Restricted stock plan activity, net                        190      3,933                                      (2,556)      1,567
 Incentive stock plan, net                                           4,964                                      (3,003)      1,961
 Tax benefit from exercise of
  stock options                                                        982                                                     982
 Common and preferred dividends                                              (144,470)                                    (144,470)
 Purchases for acquisition                                                                            (2,468)               (2,468)
 Equity offering of pooled subsidiary                       813      8,215                                                   9,028

 Other                                                       29        368         60                                          457

-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997                  $ 20,126   $170,503   $550,423  $ 253,042   $   (2,546)  $  (231) $(16,948) $  974,369
 Comprehensive Income:
  Net income                                                                  175,788                                      175,788
  Minimum pension liability
   adjustment and other
   (net of tax of $365)                                                                     (1,703)                         (1,703)
-----------------------------------------------------------------------------------------------------------------------------------
 Comprehensive Income                                                                                                      174,085
-----------------------------------------------------------------------------------------------------------------------------------
 Redemptions                                  (1,356)                 (102)                                                 (1,458)
 Exercise of stock options                                  548      7,885                                                   8,433
 Restricted stock plan activity, net                        344     15,847                                      (5,380)     10,811
 Incentive stock plan, net                                                                                         840         840
 Tax benefit from exercise of
  stock options                                                      4,505                                                   4,505
 Common and preferred dividends                                              (153,522)                                    (153,522)
 Other                                                      241        388       (438)                                         191

-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998                   $18,770   $171,636   $578,946  $ 274,870   $   (4,249)  $  (231) $(21,488) $1,018,254
===================================================================================================================================

See accompanying Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

1. Summary of Significant Accounting Policies

Description of Business and Organization--Frontier Corporation ("Frontier" or "the Company"), headquartered in Rochester, New York, is a leading provider of integrated telecommunications services, including Internet, IP and data applications, long distance, local telephone and enhanced services to more than two million business, carrier, web-centric and targeted residential customers nationwide, and in certain international countries. It is one of the largest long distance carriers and local exchange service providers in the United States. The Company provides domestic and international voice, data products, video and audio communications, digital distribution services, and Internet service and other communications products to primarily small to mid-sized business customers, carrier customers, web-centric customers and targeted consumer markets.

  Consolidation--The consolidated financial information includes the accounts of Frontier and its majority-owned subsidiaries after elimination of all significant intercompany transactions. Investments in entities in which the Company does not have a controlling interest are accounted for using the equity method.

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

  Property, Plant and Equipment--The investment in property, plant and equipment is recorded at cost. Improvements that significantly add to productive capacity or extend useful life are capitalized. Maintenance and repairs are expensed as incurred. The Company's provision for depreciation of property, plant and equipment is based on the straight-line method using estimated service lives of the various classes of plant. The range of service lives for buildings is 10 to 40 years. The range of service lives for local and fiber service lines is 12 to 25 years, central office equipment and switching facilities is 3 to 20 years, station equipment is 10 to 21 years and for office equipment and other is 2 to 20 years.

  The cost of depreciable telephone property units (assets of the Local Communications segment) retired, plus removal costs, less salvage is charged to accumulated depreciation. When non-telephone property, plant and equipment is retired or sold, the resulting gain or loss is recognized currently as an element of other income.

  Goodwill and Customer Base--The excess of the cost of companies purchased over the net assets acquired is amortized using a straight-line basis over 7 to 40 years. The purchase price of customer bases acquired is amortized using a straight-line basis over principally 5 to 7 years. Accumulated amortization is $142.8 million, $131.6 million, and $106.5 million at the end of 1998, 1997 and 1996, respectively.

  Investment in Cellular Partnerships--Financial results for the Company's cellular joint venture with Bell Atlantic Corporation have been reported using the equity method of accounting. Accordingly, Frontier's 50% share of the joint venture's earnings is reflected in the "Other income" section of the Consolidated Statements of Income. The partnership investment balances of $83.5 million in 1998, $69.3 million in 1997, and $58.6 million in 1996 are included in "Deferred and other assets" in the Consolidated Balance Sheets.

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

  Fiber Exchange Agreements--In connection with its Optronics network expansion, the Company has entered into various agreements to sell or exchange fiber usage rights. Sales of fiber usage rights are recorded as unearned revenue. Revenue is recognized over the terms of the related agreements. Non-monetary exchanges of fiber usage rights (swaps of fiber usage with other long distance carriers) are recorded at the cost of the asset transferred or, if applicable, the fair value of the asset received.

  Market Risk Disclosure--As of December 31, 1998, the Company does not have any significant concentration of business transacted with a particular customer, supplier or lender that could, if suddenly eliminated, severely impact its operations. However, a portion of the Company's revenues is derived from services provided to others in the telecommunications industry, mainly resellers of long distance telecommunications service. Accordingly, the Company periodically performs ongoing credit evaluations of its larger customers' financial condition to limit credit risk to the extent possible.

  The Company is also exposed to market risk from changes in interest rates on long-term debt obligations that impact the fair value of these obligations. The Company's policy is to manage interest rates through the use of a combination of fixed and variable rate debt, and to periodically use interest rate swaps to manage its risk profile.

  Cash Flows--For purposes of the Statements of Cash Flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

  The tax benefit realized from the exercise of stock options of $4.5 million, $1.0 million, and $48.5 million for 1998, 1997 and 1996, respectively, is reflected as an adjustment to capital in excess of par value and taxes accrued.

  Actual interest paid was $53.8 million in 1998, $59.6 million in 1997, and $49.7 million in 1996. Actual income taxes paid were $64.2 million in 1998, $61.3 million in 1997, and $70.1 million in 1996. Interest costs associated with the construction of capital assets, including the nationwide Optronics network project, are capitalized. Total amounts capitalized during 1998, 1997 and 1996 were $18.2 million, $13.4 million, and $6.2 million, respectively.

  Reclassifications--Certain reclassifications have been made to previously reported balances for 1996 and 1997 to conform to the 1998 presentation.

2.  Acquisitions, Mergers and Divestitures

Acquisitions and Mergers

On February 27, 1998, the Company acquired GlobalCenter Inc. (renamed "Frontier GlobalCenter Inc." or "GlobalCenter"), a leading provider in digital distribution, Internet and data services headquartered in Sunnyvale, California. Under the terms of the merger agreement, the Company acquired all of the outstanding shares of GlobalCenter. The total shares issued by the Company to effect the merger were 6.4 million. At the time of the merger, GlobalCenter had
1.1 million stock options and warrants outstanding as converted into Frontier equivalents. This transaction was accounted for using the pooling of interests method of accounting and, accordingly, historical information has been restated to include GlobalCenter.

Combined and separate results of Frontier Corporation and GlobalCenter were as follows:

--------------------------------------------------------------------------------
                                     Frontier
In Millions                         Corporation  GlobalCenter   Combined
--------------------------------------------------------------------------------
One month ended January 31, 1998
Revenues                               $  205.5        $  2.5   $  208.0
Net income (loss)                      $   14.7        $ (1.0)  $   13.7
--------------------------------------------------------------------------------
Year ended December 31, 1997
Revenues                               $2,352.9        $ 21.9   $2,374.8
Net income (loss)                      $   54.6        $(22.8)  $   31.8
--------------------------------------------------------------------------------
Year ended December 31, 1996
Revenues                               $2,575.6        $ 12.9   $2,588.5
Net income (loss)                      $  209.9        $(19.7)  $  190.2
================================================================================

  In November 1997, the Company, through GlobalCenter, acquired Voyager Networks, Inc. ("Voyager"), a New York City-based provider of content management and distribution services. The Company issued .6 million shares of Frontier equivalent common stock in exchange for all of Voyager's issued and outstanding shares of common stock. Additionally, .1 million outstanding options for common stock of Voyager, as converted into Frontier equivalents, were assumed by the Company in connection with the acquisition. This transaction was accounted for as a purchase.

  In May 1997, the Company, through GlobalCenter, merged with ISI, Inc. ("ISI"), a Sunnyvale, California-based provider of web hosting and digital distribution services. The Company issued 1.7 million shares of Frontier equivalent common stock in exchange for all of ISI's issued and outstanding voting stock. Additionally, .1 million outstanding options for common stock of ISI, as converted into Frontier equivalents, were assumed by the Company in connection with the merger. The ISI merger was accounted for as a pooling of interests and, accordingly, the Company's consolidated financial statements have been restated for all periods prior to the merger to include the accounts and operations of ISI.

  In February 1997, the Company completed its purchase of R.G. Data Incorporated (renamed "Frontier Network Systems Corp." or "FNSC"), a privately held upstate New York based computer and data networking equipment and services company. A total of 110,526 shares of Frontier common stock held in treasury were reissued in exchange for all of the shares of R.G. Data Incorporated. The treasury shares were acquired through open market purchases. This transaction was accounted for as a purchase.

  In December 1996, the Company, through GlobalCenter, merged with GCIS, Inc. ("GCIS"), a Sunnyvale, California-based provider of business Internet management services. The Company issued 1.6 million shares of Frontier equivalent common stock in exchange for all of the issued and outstanding voting stock of GCIS. Additionally, .1 million outstanding options for the common stock of GCIS, as converted into Frontier equivalents, were assumed by the Company in connection with the merger. This transaction was accounted for as a purchase.

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

Divestitures

During November 1998, the Company sold certain non-strategic investments. The sales resulted in an after-tax gain of $3.0 million.

  In April 1998, the Company completed the sale of Minnesota Southern Cellular Telephone Company ("Minnesota RSA No. 10"), a wholly owned cellular partnership, and certain other properties. The sale of these properties resulted in a combined pre-tax gain of $15.2 million and an after-tax gain of $2.9 million. The income tax effect on these gains of $12.3 million is primarily impacted by the sale of Minnesota RSA No. 10 which resulted in nondeductible goodwill.

  On December 9, 1997, the Company completed the sale of a portion of its retail prepaid calling card business to SmarTalk Teleservices Inc. for $36.6 million. The net proceeds from this sale were offset by costs necessary to phase out the remainder of the Company's prepaid business.

  On January 31, 1997, the Company completed the sale of its 69.5% equity interest in the South Alabama Cellular Communications Partnership. The sale resulted in a pre-tax gain of $18.8 million.

3. Other Charges

In the first quarter of 1998, the Company recorded a pre-tax charge of $6.5 million associated with the acquisition of GlobalCenter. These charges included investment banker, legal fees and other direct costs and were subsequently liquidated in 1998.

  In October 1997, the Company recorded a pre-tax charge of $86.8 million consisting of a restructuring charge of $43.0 million and a provision for asset and lease impairments of $43.8 million. The restructuring charge was primarily associated with a workforce reduction, program cancellations and the exiting of certain product lines. During 1997, the Company reduced its work force by approximately 700 positions, or 8%, and the restructuring charge of $43.0 million was subsequently liquidated during 1998. The provision for asset and lease impairments primarily relates to long term assets and certain lease obligations the Company is in the process of disposing of, or exiting.

  In March 1997, the Company recorded a $96.6 million pre-tax charge primarily related to the write-off of certain leased network facilities no longer required as a result of the migration of the Company's major carrier customer's one-plus traffic volume to other networks and the Company's overall network integration efforts. The Company completed the decommissioning of these redundant facilities during the first quarter of 1998.

  In December 1996, the Company, through GlobalCenter, recorded a pre-tax charge of $18.9 million related to the write-off of in-process product development costs associated with the 1996 merger with GCIS, an Internet management services company.

  In November 1996, the Company recorded a $48.8 million pre-tax charge. This charge included $28.0 million for the curtailment of certain Company pension plans and a $20.8 million charge primarily to write-off unrecoverable product development costs for its conference calling product line.

4. Property, Plant and Equipment

Major classes of property, plant, and equipment are summarized below:

--------------------------------------------------------------------------------
In thousands of dollars    At December 31,         1998        1997        1996
--------------------------------------------------------------------------------
Land and buildings                           $  111,948  $  117,750  $  116,876
Local and fiber service lines                   857,699     817,645     795,855
Central office equipment                        677,380     614,021     580,217
Station equipment                                43,293      40,608      38,770
Switching facilities and Optronics network      720,019     412,067     390,779
Office equipment and other                      370,959     266,223     233,737
Plant under construction                        424,153     171,756     126,140
 Less: Accumulated Depreciation               1,527,892   1,393,186   1,306,392
--------------------------------------------------------------------------------
                                             $1,677,559  $1,046,884  $  975,982
================================================================================

Depreciation expense was $189.8 million, $167.7 million and $147.6 million for the years ending December 31, 1998, 1997 and 1996, respectively.


5. Long-Term Debt

---------------------------------------------------------------------------------------
In thousands of dollars    At December 31,               1998         1997         1996
---------------------------------------------------------------------------------------
Frontier Communications of Minnesota, Inc.
 Senior Notes, 7.61%, due 2003                     $   35,000     $ 35,000     $ 35,000
Rural Utilities Service Debt,
 2%-9% due 1999 to 2026                                50,313       53,239       64,654
---------------------------------------------------------------------------------------
                                                       85,313(a)    88,239       99,654
---------------------------------------------------------------------------------------
Debentures
 10.46% convertible, due 2008                           5,300(b)     5,300        5,300
 9%, due 2021                                         100,000      100,000      100,000
---------------------------------------------------------------------------------------
                                                      105,300      105,300      105,300
---------------------------------------------------------------------------------------
9% Senior Subordinated Notes, due 2003                     --(c)     3,061        3,180
Medium-term notes, 7.51% - 9.3%, due 2000 to 2004     219,000      219,000      219,000
8.25% Notes, due 2011                                      --        2,225        2,600
7.25% Notes, due 2004                                 300,000      300,000(d)        --
6.25% 12-2 Putable Notes ("PATS"), due 1999           100,000      100,000(e)        --
6.00% 15-5 Putable Notes, due 2013                    200,000(f)        --           --
Revolving Credit Agreements                           197,719(g)    21,705      248,570
Capitalized lease obligations                          12,519        8,795        9,051
Other debt                                            136,914(h)    92,888          996
---------------------------------------------------------------------------------------
Sub-total                                           1,356,765(i)   941,213      688,351
Less: Discount/(Premium) on long-term debt             (3,522)          89        2,852
   Current portion of long-term debt                    9,466        6,443        7,929
---------------------------------------------------------------------------------------
Total Long-Term Debt                               $1,350,821     $934,681     $677,570
=======================================================================================

(a) Certain assets of the Local Communications Services' segment are pledged as security.

(b) The debenture is convertible into common stock at any time after October 26, 1998 at $10.5375 per share. A total of 502,966 shares of common stock are reserved for such conversion.

(c) The Company exercised its option to call the remaining balance of its 9% 2003 Senior Subordinated Notes in May 1998.

(d) In December 1997, the Company entered into an interest rate hedge agreement that effectively converts $200.0 million of the Company's 7.25% fixed-rate notes due May 2004 into a floating rate based on a "basket" London Interbank Offered Rate ("LIBOR") index rate plus 2.88%. The agreement expires in May 2004 and caps the floating rate the Company pays at 7.25% through November 1999 and 9.00% through May 2004. Interest expense and the related cash flows under the agreement are accounted for on an accrual basis. The Company periodically enters into such agreements to balance its floating rate and fixed rate obligations to insulate against interest rate risk and maximize savings.

(e) The Company issued $100.0 million face value of putable notes in December, 1997 as a 144A offering. These notes have an initial maturity of two years, at which time the notes will be either put back to the Company for redemption or effectively remarketed by the trust as 10 year debt, depending on the interest rate environment at that time. In the event that the notes are put back for redemption in 1999, the Company intends to finance this obligation through available credit facilities and unused commitments extending beyond one year; therefore, the obligation is classified as long-term debt.

(f) The Company issued $200.0 million face value of putable notes in September 1998. These notes may be put back to the Company in October 2003, depending on the interest rate environment at that time.

(g) The Company has credit facilities totaling $475.0 million which are available through commercial paper borrowings or through draws under Revolving Credit Agreements. At December 31, 1998, the Company had outstanding $197.7 million in commercial paper issuances. Commercial paper is classified as long-term debt as the Company intends to refinance the debt through continued short-term borrowing or available credit facilities with unused commitments extending beyond one year. The Company established a $275.0 million three-year revolving credit facility and a $200.0 million 364 day facility in November 1998 with a group of ten commercial banks. The Agreements are unsecured and have commitment fees of .09 percent per year on the entire commitment, with interest on amounts drawn down based upon LIBOR plus .16 percent

(h) This amount includes the Company's obligation to pay $136.9 million related to its Optronics network build ($57.9 million) and other capital initiatives ($79.0 million). As of December 31, 1997, the Company was obligated to pay $92.9 million related to its Optronics network. These amounts are classified as long-term as the Company intends to finance this obligation through available credit facilities and unused commitments extending beyond one year.

(i) In accordance with FAS 107, "Disclosures about Fair Value of Financial Instruments," the Company estimates that the fair value of the debt, based on rates currently available to the Company for debt with similar terms and remaining maturities, is $1.41 billion, as compared to the carrying value of $1.36 billion.

At December 31, 1998, aggregate debt maturities were:

----------------------------------------------------------------------------
In thousands of dollars          1999     2000      2001     2002       2003
----------------------------------------------------------------------------
                             $  9,466  $16,942  $273,355  $43,249   $ 37,991
============================================================================

6. Income Taxes

The provision for income taxes consists of the following:

-----------------------------------------------------------------------------------
In thousands of dollars     Years Ended December 31,     1998       1997       1996
-----------------------------------------------------------------------------------
Federal:
 Current                                              $ 64,057   $24,189   $114,402
 Deferred                                               47,144    11,101      5,996
-----------------------------------------------------------------------------------
                                                       111,201    35,290    120,398
-----------------------------------------------------------------------------------
State:
 Current                                                11,327    11,234     19,757
 Deferred                                                7,032    (2,336)     2,401
-----------------------------------------------------------------------------------
                                                        18,359     8,898     22,158
-----------------------------------------------------------------------------------
Total income taxes                                    $129,560   $44,188   $142,556
===================================================================================

  The reconciliation of the federal statutory income tax rate with the effective income tax rate reflected in the financial statements is as follows:

-----------------------------------------------------------------------------------
In thousands of dollars    Years Ended December 31,   1998        1997         1996
-----------------------------------------------------------------------------------
Federal income tax expense at statutory rate          35.0%       35.0%        35.0%
State income tax (net of federal benefit)              3.9         7.6          4.2
Net operating loss carryforwards                      (1.1)        4.7         (1.0)
Research and development costs                          --          --          1.9
Goodwill amortization                                  3.4         7.0          1.3
Other                                                  1.0         3.8           .4
-----------------------------------------------------------------------------------
Total income tax                                      42.2%       58.1%        41.8%
===================================================================================

Deferred tax liabilities (assets) are comprised of the following at December 31:

----------------------------------------------------------------------------------------
In thousands of dollars                                    1998        1997         1996
----------------------------------------------------------------------------------------
Accelerated depreciation                              $ 121,038   $ 111,657    $  87,612
Research and development costs                            9,376       4,712        1,447
Other                                                    36,924      19,206       21,468
----------------------------------------------------------------------------------------
Gross deferred tax liabilities                          167,338     135,575      110,527
----------------------------------------------------------------------------------------
Basis adjustment - purchased
 telephone companies                                    (25,296)    (23,120)     (25,477)
Employee benefits obligation                            (15,498)    (13,509)     (11,136)
Net operating loss carryforwards                        (54,589)    (56,494)     (46,066)
Acquisition related and other charges                   (20,255)    (46,944)     (27,630)
Bad debt expense                                         (3,486)     (4,463)     (11,232)
Other                                                   (40,927)    (36,972)     (38,127)
----------------------------------------------------------------------------------------
Gross deferred tax assets                              (160,051)   (181,502)    (159,668)
Valuation allowance                                      19,439      22,906       21,066
----------------------------------------------------------------------------------------
Total deferred tax assets                              (140,612)   (158,596)    (138,602)
----------------------------------------------------------------------------------------
Net deferred tax liabilities (assets)                 $  26,726   $ (23,021)   $ (28,075)
========================================================================================

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

7. Service Pensions and Benefits

The Company has contributory and noncontributory plans providing for service pensions and certain death benefits for substantially all employees. In 1995 and 1996, defined benefit plans sponsored by the Company were frozen. On an annual basis, contributions are remitted to the trustees to ensure proper funding of the plans.

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

----------------------------------------------------------------------------------------
In thousands of dollars                                     1998        1997        1996
----------------------------------------------------------------------------------------
Change in Benefit Obligation
Benefit obligation at beginning of year                 $487,702    $437,954    $409,563
Service cost                                                 162       1,551       6,487
Interest cost                                             32,820      32,983      30,100
Actuarial loss (gain)                                     14,663      35,947      (5,692)
Benefits paid                                            (36,085)    (28,413)    (22,110)
Curtailments                                                  --         737      19,606
Special termination benefits                                  --       6,943          --
----------------------------------------------------------------------------------------
Benefit obligation at end of year                       $499,262    $487,702    $437,954
----------------------------------------------------------------------------------------
Change in Plan Assets
Fair value of plan assets at beginning of year          $550,866    $493,894    $451,024
Actual return on plan assets                              73,667      83,775      63,806
Employer contribution                                      2,000       1,610       1,174
Benefits paid                                            (36,085)    (28,413)    (22,110)
----------------------------------------------------------------------------------------
Fair value of plan assets at end of year                $590,448    $550,866    $493,894
----------------------------------------------------------------------------------------
Funded status                                             91,186      63,164      55,940
Unrecognized net transition asset                         (1,479)     (1,801)     (2,837)
Unrecognized prior service cost                            9,916      10,556      11,097
Unrecognized net gain                                    (66,702)    (57,616)    (52,354)
Adjustment required to recognize minimum liability        (5,632)     (4,588)     (2,109)
----------------------------------------------------------------------------------------
Prepaid benefit cost, net                               $ 27,289    $  9,715    $  9,737
========================================================================================

  The net periodic pension cost consists of the following:

----------------------------------------------------------------------------------------
In thousands of dollars   Years Ended December 31,          1998        1997        1996
----------------------------------------------------------------------------------------
Service cost                                            $    162    $  1,551    $  6,487
Interest cost on projected benefit obligation             32,820      32,983      30,100
Expected return on plan assets                           (47,174)    (83,775)    (63,807)
Net amortization and deferral                             (4,110)     40,715      25,723
Amount expensed due to curtailment                            --       6,943      28,000
----------------------------------------------------------------------------------------
Net periodic pension (benefit) cost                     $(18,302)   $ (1,583)   $ 26,503
========================================================================================

  The following rates and assumptions were used to calculate the projected benefit obligation:

----------------------------------------------------------------------------------------
Years Ended December 31,                               1998          1997           1996
----------------------------------------------------------------------------------------
Weighted average discount rate                         6.8%          7.0%           7.5%
Rate of salary increase                                5.0%          5.0%           5.0%
Expected return on plan assets                         9.5%          9.5%           9.0%
========================================================================================

  The projected benefit obligation and accumulated benefit obligation for the pension plans with accumulated benefit obligations in excess of plan assets were $25.8 million and $25.2 million, respectively, as of December 31, 1998, $24.6 million and $24.1 million, respectively, as of December 31, 1997, and $14.9 million and $13.8 million, respectively, as of December 31, 1996. As of December 31, 1998, 1997 and 1996, the fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets was zero.

  The Company's funding policy is to make contributions for pension benefits based on actuarial computations which reflect the long-term nature of the pension plan. However, under FAS 87, "Employers' Accounting for Pensions," the development of the projected benefit obligation essentially is computed for financial reporting purposes and may differ from the actuarial determination for funding due to varying assumptions and methods of computation. The Company changed its assumptions used in 1998 and 1997. These changes in assumptions did not have a material effect on pension expense in the respective years.

  In 1997, the Company recognized a curtailment loss of $6.9 million related to the restructuring of the workforce. In 1996, the Company recognized a curtailment loss of $28.0 million reflecting the enhancement and freezing of defined benefit plans sponsored by Frontier Corporation, primarily for certain bargaining unit employees.

  The Company also sponsors a number of defined contribution plans. The most significant plan covers non-bargaining employees, who can elect to make contributions through payroll deduction. Effective January 1, 1996, the Company provides a contribution of .5 percent of gross compensation in common stock for every employee eligible to participate in the plan. The common stock used for matching contributions is purchased on the open market by the plan's trustee. The Company also provides 100% matching contributions in its common stock up to three percent of gross compensation, and may, at the discretion of the Management Benefit Committee, provide additional matching contributions based upon Frontier's financial results. The total cost recognized for all defined contribution plans was $9.7 million for 1998, $8.8 million for 1997, and $8.4 million for 1996.

8. Postretirement Benefits Other Than Pensions

The Company provides health care and life insurance benefits to most employees. Plan assets consist principally of life insurance policies and money market instruments. In adopting FAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions", the Company elected to defer the recognition of the accrued obligation of $125.0 million over a period of twenty years. During 1996, the Company amended its health care benefits plan to cap the cost absorbed by the Company for health care and life insurance for its bargaining unit employees who retire after December 31, 1996. The effect of this amendment was to reduce the December 31, 1996 accumulated postretirement obligation by $11.2 million. Additionally, during 1996, special termination benefits were offered to certain employees with 25 years of service or more who were already entitled to reduced or full retirement benefits and who voluntarily terminated their employment with the Company prior to December 31, 1996.

  The status of the plans is as follows:

----------------------------------------------------------------------------------------
December 31, 1998                                         1998          1997        1996
----------------------------------------------------------------------------------------
Change in Benefit Obligation
Benefit obligation at beginning of year              $ 118,587     $ 104,273    $110,394
Service cost                                               671           755         642
Interest cost                                            8,080         7,734       7,735
Amendments                                                 412        (2,810)    (11,191)
Actuarial loss                                           9,473        15,676       2,560
Special termination benefit                                 --            --         360
Benefits paid                                           (7,473)       (7,041)     (6,227)
----------------------------------------------------------------------------------------
Benefit obligation at end of year                    $ 129,750     $ 118,587    $104,273
----------------------------------------------------------------------------------------
Change in Plan Assets
Fair value of plan assets at beginning of year       $   5,039     $   5,322    $  5,716
Actual return on plan assets                                79           360        (120)
Employer contribution                                    6,786         6,398       5,953
Benefits paid                                           (7,473)       (7,041)     (6,227)
----------------------------------------------------------------------------------------
Fair value of plan assets at end of year             $   4,431     $   5,039    $  5,322
----------------------------------------------------------------------------------------
Funded status                                        $(125,319)    $(113,548)   $(98,951)
Unrecognized transition obligation                      73,292        78,586      84,764
Unrecognized prior service cost                          1,516         1,262          90
Unrecognized net loss (gain)                             2,196        (8,958)    (24,235)
----------------------------------------------------------------------------------------
Accrued benefit cost                                 $ (48,315)    $ (42,658)   $(38,332)
========================================================================================

  The components of the estimated postretirement benefit cost are as follows:

---------------------------------------------------------------------------------------------------
In thousands of dollars    Years Ended December 31,                  1998          1997        1996
---------------------------------------------------------------------------------------------------
Service cost                                                    $     671     $     755    $    642
Interest on accumulated postretirement benefit obligation           8,080         7,734       7,735
Amortization of transition obligation                               5,294         5,276       5,512
Return on plan assets                                                (447)         (476)       (457)
Amortization of prior service cost                                    165           217          69
Amortization of gains and losses                                   (1,259)       (1,891)     (2,024)
Special termination benefit                                            --            --         360
---------------------------------------------------------------------------------------------------
Net postretirement benefit cost                                 $  12,504     $  11,615    $ 11,837
===================================================================================================

  The following assumptions were used to value the postretirement benefit obligation:

---------------------------------------------------------------------------------------------------
Years Ended December 31,                                       1998            1997            1996
---------------------------------------------------------------------------------------------------
Weighted average discount rate                                 6.8%            7.0%            7.5%
Expected return on plan assets                                 9.5%            9.5%            9.0%
Rate of salary increase                                        5.0%            5.0%            5.0%
Assumed rate of increase in cost
 of covered health care benefits                               6.4%            6.6%            7.1%
===================================================================================================

  Increases in health care costs were assumed to decline consistently to a rate of 5.0% by 2006 and remain at that level thereafter. If the health care cost trend rates were increased by one percentage point, the accumulated postretirement benefit health care obligation as of December 31, 1998 would increase by $10.0 million while the sum of the service and interest cost components of the net postretirement benefit health care cost for 1998 would increase by $.7 million. If the health care cost trend rates were decreased by one percentage point, the accumulated postretirement benefit health care obligations as of December 31, 1998 would decrease by $9.4 million while the sum of the service and interest cost components of the net postretirement benefit health care cost for 1998 would decrease by $.7 million.

  The Company changed its assumptions used in 1998 and 1997 for the weighted average discount rate. This change in assumption did not have a material effect on the 1998 or 1997 postretirement expense.

9. Earnings Per Share

The Company adopted the provisions of FAS 128, "Earnings Per Share" effective December 31, 1997. This statement simplifies the standards for computing earnings per share previously found in Accounting Principles Board ("APB") Opinion No. 15, "Earnings Per Share", and makes them comparable to international earnings per share ("EPS") standards. Basic EPS excludes the effect of common stock equivalents and is computed by dividing income available to common shareholders by the weighted average of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could result if securities or other contracts to issue common stock were exercised or converted into common stock. Historical earnings per share have been restated to conform with the provisions of FAS 128.

-----------------------------------------------------------------------------------------
In thousands of dollars,
except per share data              Years Ended December 31,      1998      1997      1996
-----------------------------------------------------------------------------------------
Basic Earnings Per Share
Income Applicable to Common Stock                            $174,783  $ 30,782  $189,005
Average Common Shares Outstanding                             170,626   168,975   165,234
-----------------------------------------------------------------------------------------
Basic Earnings Per Common Share                              $   1.02  $   0.18     $1.14
=========================================================================================
Diluted Earnings Per Share
Income Applicable to Common Stock                            $174,783  $ 30,782  $189,005
Interest Expense on Convertible Debentures(1)                     360        --       360
-----------------------------------------------------------------------------------------
                                                             $175,143  $ 30,782  $189,365
=========================================================================================
Average Common Shares Outstanding                             170,626   168,975   165,234
Options and Warrants                                            2,812       992     1,771
Convertible Debentures(1)                                         503        --       503
-----------------------------------------------------------------------------------------
                                                              173,941   169,967   167,508
=========================================================================================
Diluted Earnings Per Common Share                            $   1.01  $   0.18     $1.13
=========================================================================================

(1) Convertible debentures are anti-dilutive in 1997.

10. Stock Option Plans and Other Common Stock Transactions

The Company has stock option plans for its directors, executives and certain employees. The exercise price for all plans is the fair market value of the stock on the date of the grant. The options expire ten years from the date of the grant. The options vest over a period from one to three years. The maximum number of shares which may be granted under the executive plan is limited to one percent of the number of issued shares, including treasury shares, of the Company's common stock during any calendar year. The maximum number of shares which may be granted under the employee plan is a total of 8,000,000 shares over a 10 year period. The maximum number of shares which may be granted under the directors plan is 1,000,000 shares. In connection with the GlobalCenter merger, the Company assumed all the outstanding options of GlobalCenter. The plans provide for discretionary grants of stock options which are subject to the passage of time and continued employment restrictions.

Information with respect to options under the above plans follows:

-----------------------------------------------------------------
                                                 Weighted Average
                                      Shares      Exercise Price
-----------------------------------------------------------------
Outstanding at January 1, 1996       8,441,386             $11.24
Granted in 1996                      3,165,878             $30.02
Cancelled in 1996                     (800,329)            $28.26
Exercised in 1996                   (5,481,681)            $ 5.99
-----------------------------------------------------------------
Outstanding at December 31, 1996     5,325,254             $25.25
Granted in 1997                      4,679,587             $17.83
Cancelled in 1997                   (1,529,340)            $23.77
Exercised in 1997                     (162,421)            $ 5.58
-----------------------------------------------------------------
Outstanding at December 31, 1997     8,313,080             $21.49
Granted in 1998                      4,884,020             $27.23
Cancelled in 1998                     (855,618)            $23.55
Exercised in 1998                     (547,467)            $13.76
-----------------------------------------------------------------
Outstanding at December 31, 1998    11,794,015             $24.24
=================================================================

  At December 31, 1998, 5,466,372 shares were available for future grant.

  The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans other than for restricted stock awards and for GlobalCenter stock options issued with an exercise price below fair market value. During 1997, the Company recorded deferred compensation of $5.0 million related to the majority of these options which represents the difference between the exercise price of the options and the fair market value at the time of issuance. As of December 31, 1998 and 1997, the Company recognized related compensation expense of $0.8 million and $2.0 million. The remaining balance will continue to be amortized over the four year term of these options.

  During 1996 the Company adopted the disclosure requirements of FAS 123, "Accounting for Stock-Based Compensation". In accordance with FAS 123, the Company has elected not to recognize compensation cost related to stock options with exercise prices equal to the market price at the date of issuance. If the Company had elected to recognize compensation cost based on the fair value of the options at grant date as prescribed by FAS 123, the following results would have occurred using the Black-Scholes option valuation model:

----------------------------------------------------------------------------------------------
In thousands of dollars,
except per share data       Years Ended December 31,          1998          1997          1996
----------------------------------------------------------------------------------------------
Post-Tax Compensation Cost                                $ 14,038       $12,049      $  5,358
Pro Forma Net Income                                      $161,750       $19,752      $184,829
Pro Forma Basic EPS                                       $   0.95       $  0.11      $   1.11
Pro Forma Diluted EPS                                     $   0.93       $  0.11      $   1.10
Fair Value of Options Granted                             $   7.77       $  5.85      $   8.50
Volatility                                                   33.9%         33.2%         28.4%
Dividend Yield                                                3.3%          3.5%          3.0%
Risk-Free Interest Rates                              4.2% to 6.7%  5.7% to 6.7%  5.5% to 7.0%
==============================================================================================

  Due to the difference in vesting requirements in each of the plans, the expected lives of the options range from 5 to 7 years. Forfeitures are recognized as they occur.

Options Outstanding
---------------------------------------------------------
                                       Weighted
                                        Average  Weighted
    Range Of                          Remaining   Average
    Exercise                Number  Contractual  Exercise
    Prices             Outstanding         Life     Price
---------------------------------------------------------
    $ 1 - $ 5              630,512         7.79    $ 2.23
    $12 - $20            1,278,981         7.22    $17.37
    $21 - $50            9,884,522         8.25    $26.53
=========================================================

Options Exercisable
-----------------------------------------------
    Range Of                            Average
    Exercise                Number     Exercise
    Prices             Exercisable        Price
-----------------------------------------------
    $ 1 - $ 5              178,241       $ 3.46
    $12 - $20              683,285       $17.23
    $21 - $50            3,124,776       $27.36
===============================================

Restricted Stock Plan

The Company has 691,669 shares of common stock outstanding as of December 31, 1998 under its Management Stock Incentive Plan. The stock issued under this plan ("Restricted Stock") is subject to the achievement of certain performance goals, the passage of time and continued employment restrictions. Participants in the plan may earn, without cost to them, Frontier common stock over three years. Shareholders' equity reflects unearned compensation for the unvested stock awarded. During 1998, the Company recognized related compensation expense of $5.9 million, net of cancellations, and $1.6 million during 1997. The Company did not recognize compensation expense for restricted stock granted prior to 1997 as the market price of the common stock was significantly below the vesting prices.

11. Preferred Stock

----------------------------------------------------------------------------------------------------
In thousands of dollars, except share data                December 31,      1998      1997      1996
----------------------------------------------------------------------------------------------------
Frontier Corporation-850,000 shares authorized;
 par value $100
5.00% Series-redeemable at $101 per share
 Shares outstanding                                                       95,276   100,000   100,000
 Amount outstanding                                                     $  9,527  $ 10,000  $ 10,000
5.65% Series-redeemable at $101 per share
 Shares outstanding                                                       48,219    50,000    50,000
 Amount outstanding                                                     $  4,822  $  5,000  $  5,000
4.60% Series-redeemable at $101 per share
 Shares outstanding                                                       41,514    48,500    48,500
 Amount outstanding                                                     $  4,151  $  4,850  $  4,850
Frontier Communications of New York, Inc.
 40,000 shares authorized; par value $100
5.875% Series A-redeemable at par
 Shares outstanding                                                           --        --    18,694
 Amount outstanding                                                           --        --  $  1,869
7.80% Series B-redeemable at $100.80-$105.00 per share
 Shares outstanding                                                           --        --     6,160
 Amount outstanding                                                           --        --  $    616
Frontier Communications of AuSable Valley, Inc.
 4,000 shares authorized; par value $100
5.50% Series-redeemable at par
 Shares outstanding                                                        2,702     2,754     2,754
 Amount outstanding                                                     $    270  $    276  $    276
----------------------------------------------------------------------------------------------------
Total shares outstanding                                                 187,711   201,254   226,108
Total amount outstanding                                                $ 18,770  $ 20,126  $ 22,611
====================================================================================================

  Effective January 1, 1997, the Company redeemed all of the outstanding preferred stock of its wholly-owned subsidiary, Frontier Communications of New York, Inc. at approximately par value.

  At the special meeting in December 1994, Frontier shareholders authorized 4,000,000 shares of a new class of preferred stock, having a par value of $100.00 per share and designated as Class A Preferred Stock. This class of stock will rank junior to the cumulative preferred stock as to dividends and distributions, and upon the liquidation, dissolution or winding up of the Company. As of December 31, 1998, no shares of this class have been issued.

  On April 9, 1995, the Board of Directors adopted a Shareholders' Rights Plan (the "Plan"). This Plan provides for a dividend distribution on each outstanding common share of a right to purchase one one-hundredth of a share of Series A Junior Participating Class A Preferred Stock. The rights are designed to protect shareholders in the event of an unsolicited offer or initiative to acquire Frontier which the Board does not believe is fair to shareholders. The rights become exercisable under certain circumstances to purchase Frontier common stock at one-half market value.

12. New Accounting Pronouncements

The Company adopted the provisions of FAS 130, "Reporting Comprehensive Income" as of January 1, 1998. This statement establishes standards for reporting and displaying of comprehensive income and its components. This statement requires reporting, by major components and as a single total, the change in net assets during the period from nonshareholder sources. Adoption of this standard did not materially impact the Company's consolidated financial position, results of operations or cash flows.

  In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-up Activities" ("SOP 98-5") which requires that start-up costs be expensed as incurred. The Company adopted the provisions of SOP 98-5 in 1998. Accordingly, $1.8 million, net of applicable income taxes of $.8 million of unamortized start-up costs at December 31, 1997, have been expensed in the accompanying Consolidated Statements of Income and is reported as a cumulative effect of a change in accounting principle. These start-up costs are primarily related to product development costs associated with new business ventures.

  On June 17, 1998, the Financial Accounting Standards Board issued FAS 133, "Accounting for Derivative Instruments and Hedging Activities" effective for fiscal years beginning after June 15, 1999. This statement standardizes the accounting for derivatives and hedging activities and requires that all derivatives be recognized in the statement of financial position as either assets or liabilities at fair value. Changes in the fair value of derivatives that do not meet the hedge accounting criteria are to be reported in earnings. Adoption of this standard is not expected to have a material effect on the Company's financial position, results of operations or cash flows.

  Effective January 1, 1996, the Company adopted FAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". FAS 121 requires that certain long-lived assets and identifiable intangibles be written down to fair value whenever an impairment review indicates that the carrying value cannot be recovered on an undiscounted cash flow basis. The statement also requires that certain long-lived assets and identifiable intangibles to be disposed of be reported at fair value less selling costs. The Company's adoption of this standard resulted in a non-cash charge of $8.0 million (net of a tax benefit of $4.4 million) and is reported as a cumulative effect of a change in accounting principle. The charge represents the cumulative adjustment required by FAS 121 to remeasure the carrying amount of certain assets held for disposal as of January 1, 1996. These assets held for disposal consist principally of telephone switching equipment in the Company's Local Communications Services segment as a result of management's commitment, in late 1995, to a central office switch consolidation project primarily at Frontier Telephone of Rochester and Frontier Communications of New York subsidiaries.

13. Major Customer

The Company's revenues include the impact of a major carrier customer whose revenues comprised approximately 3%, 4%, and 15% of consolidated revenues in 1998, 1997 and 1996, respectively.

14. Commitments, Contingencies And Other

Operating Environment--The Company has evolved from being a provider of local and long distance services in certain areas of the country to being a nationwide provider of integrated communications services. As a result, the Company has formidable competitors of greater size and expects that, over time and due to the lifting of regulatory restrictions, there will be more entrants into the long distance business and its local markets.

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

  Total rental expense amounted to $133.9 million in 1998, $156.5 million in 1997, and $164.7 million in 1996.

  Minimum annual rental commitments under non-cancelable operating leases and license agreements in effect on December 31, 1998 were as follows:

In thousands of dollars
-----------------------------------------------------------
                                                  License
Years                      Buildings  Equipment  Agreements
-----------------------------------------------------------
1999                        $ 18,417     $2,330    $ 54,526
2000                          16,893      1,835      29,381
2001                          15,666        280      16,928
2002                          14,882        128       5,047
2003                          14,118         --       1,647
2004 and thereafter           48,450         --          --
-----------------------------------------------------------
 Total                      $128,426     $4,573    $107,529
===========================================================

  Other Matters--In connection with the Company's capital program, certain commitments have been made for the purchase of material and equipment. Total capital expenditures for 1999 are currently projected to be consistent with 1998. In October 1996, construction began on the Optronics network. At December 31, 1998 and 1997, the Company has recorded $114.0 million and $238.2 million, respectively, of deposits for the Optronics network and other projects which are included in the "Deferred and other assets" caption in the Consolidated Balance Sheets.

  Under the Company's Open Market Plan, dividend payments to the parent company are temporarily prohibited until Frontier Telephone of Rochester, Inc. ("FTR") receives clearance from the New York State Public Service Commission that service requirements are being met. Cash restricted for dividend payments by FTR, as of December 31, 1998, was approximately $53.0 million.

  Change in dividend policy--On January 25, 1999, the Company's Board of Directors approved a dividend restructuring plan which reduces the annual common stock dividend from $0.89 to $0.20 per share annually. This change in dividend policy will be effective with the payment of the common stock cash dividend currently expected to be declared in March, 1999 and paid on May 1, 1999 to shareholders of record as of April 15, 1999. The reduction has no effect on the common stock dividend payable February 1, 1999 to shareholders of record on January 15, 1999, nor on any outstanding issues of the Company's preferred stock.

15. Business Segment Information

Effective December 31, 1998, the Company has adopted the provisions of FAS 131, " Disclosures about Segments of an Enterprise and Related Information." This statement establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services, geographic areas and major customers. Adoption of this statement had no impact on the Company's consolidated financial position, results of operations or cash flows. Comparative information for earlier years has been restated.

  The Company reports its operating results in three segments: Integrated Services, Local Communications Services and Corporate Operations and Other. The Company's majority interest in certain wireless properties are consolidated under Corporate Operations and Other. The change in the definition of the Company's segments has been made to better reflect the changing scope of the businesses in which Frontier operates.

  Revenue and sales, operating income, depreciation, construction and identifiable assets by business segment are set forth in the Business Segment Information on page 29.

16. Quarterly Data (Unaudited)

------------------------------------------------------------------------------------------------
1998                                                     Quarter
In thousands of dollars,              ------------------------------------------            Full
except per share data                      1st           2nd       3rd       4th            Year
------------------------------------------------------------------------------------------------
Revenue                               $631,998      $648,316  $658,208  $655,036      $2,593,558
Operating Income                      $ 68,014(1)   $ 80,835  $ 81,155  $ 87,392      $  317,396
Income before taxes and
     cumulative effect of changes
     in accounting principles         $ 59,131(1)   $ 89,199  $ 75,638  $ 83,135      $  307,103
Consolidated Net Income               $ 33,914(1)   $ 45,908  $ 45,757  $ 50,209      $  175,788
Earnings Per Share:
     Basic                            $    .20      $    .27  $    .27  $    .29      $     1.02(2)
     Diluted                          $    .20      $    .26  $    .26  $    .29      $     1.01
Market Price:
     High                             $  33.44      $  33.00  $  36.75  $  34.13
     Low                              $  24.44      $  28.31  $  24.13  $  24.81
================================================================================================

------------------------------------------------------------------------------------------------
1997                                                     Quarter
In thousands of dollars,              ------------------------------------------            Full
except per share data                      1st           2nd       3rd       4th            Year
------------------------------------------------------------------------------------------------
Revenue                               $577,576      $590,116  $606,521  $600,596      $2,374,809
Operating (Loss) Income               $(28,566)(3)  $ 74,019  $ 64,871  $(24,166)(4)  $   86,158
Income (loss) before taxes and
     cumulative effect of changes
     in accounting principles         $(18,108)(3)  $ 66,335  $ 58,162  $(30,400)(4)  $   75,989
Consolidated Net
     (Loss) Income                    $(15,902)(3)  $ 39,334  $ 32,451  $(24,082)(4)  $   31,801
(Loss) Earnings Per Share:
     Basic                            $   (.10)     $    .23  $    .19  $   (.14)     $      .18
     Diluted                          $   (.10)(5)  $    .23  $    .19  $   (.14)(5)  $      .18(6)
Market Price:
     High                             $  23.25      $  20.50  $  24.19  $  25.00
     Low                              $  17.75      $  15.38  $  19.00  $  20.00
================================================================================================

(1) Includes a pre-tax charge of $6.5 million comprised of investment banker, legal fees and other direct costs associated with the acquisition of GlobalCenter.

(2) As a result of rounding, the total of the four quarters' earnings does not equal the earnings per share for the year.

(3) Includes a pre-tax charge of $96.6 million primarily related to the write-off of certain leased network costs no longer necessary to support long distance traffic volumes.

(4) Includes a pre-tax charge of $86.8 million primarily related to the divestiture of certain product lines and businesses.

(5) Due to the net loss incurred, the earnings per share calculation excludes common stock equivalents.

(6) Convertible debentures are anti-dilutive in 1997.